   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 2001
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                              DJ ORTHOPEDICS, LLC
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    3842                                   52-2165554
    (State or other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                       DJ ORTHOPEDICS CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    3842                                   52-2157537
    (State or other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                              DJ ORTHOPEDICS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    3842                                   33-0978270
    (State or other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                               2985 SCOTT STREET
                            VISTA, CALIFORNIA 92083
                                 (800) 336-5690
         (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                                LESLIE H. CROSS
                     President and Chief Executive Officer
                              dj Orthopedics, Inc.
                               2985 Scott Street
                            Vista, California 92083
                                 (800) 336-5690
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                WITH A COPY TO:
                              JAMES M. LURIE, ESQ.
                                 O'Sullivan LLP
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 408-2400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED              BE REGISTERED          PER NOTE          OFFERING PRICE      REGISTRATION FEE
12 5/8% Senior Subordinated Notes due 2009...    $100,000,000(1)          100%(1)          $100,000,000(1)          (2)(3)
Guarantee of 12 5/8% Senior Subordinated
  Notes due 2009.............................          (4)                  (4)                  (4)                  (4)

(1) Pursuant to Rule 429 of the general rules and regulations under the Securities Act, the prospectus that is a part of this registration statement relates to $100,000,000 of 12 5/8% Senior Subordinated Notes due 2009 (and the related guarantees) previously registered under Registration Statement Nos. 333-86835, 333-86835-01 and 333-86835-02 filed by dj Orthopedics, LLC,
    DJ Orthopedics Capital Corporation and DonJoy, L.L.C. On November 20, 2001, DonJoy, L.L.C. was merged with and into dj Orthopedics, Inc. which assumed all of DonJoy, L.L.C.'s obligations under its guarantee of the Senior Subordinated Notes.
(2) Registration fee of $27,800 previously paid in connection with Registration Statement No. 333-86835.
(3) The prospectus that is a part of this registration statement will only be used by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions of an indeterminate amount of 12 5/8% Senior Subordinated Notes due 2009; accordingly, pursuant to Rule 457(g) of the General Rules and Regulations under the Securities Act, no filing fee is required.
(4) dj Orthopedics, Inc. as successor to DonJoy, L.L.C. has guaranteed the obligations of dj Orthopedics, LLC and DJ Orthopedics Capital Corporation under the 12 5/8% Senior Subordinated Notes due 2009. Pursuant to
    Rule 457(n), no additional registration fee has been paid in respect of the guarantee.
                         ------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(C) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(C), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these Securities in any state where the offer or sale is not permitted.

                    Subject to Completion, December 12, 2001          Prospectus

                              dj Orthopedics, LLC
                       DJ Orthopedics Capital Corporation
                   12 5/8% Senior Subordinated Notes due 2009

We issued our 12 5/8% Senior Subordinated Notes due 2009 which have been registered under the Securities Act of 1933 in exchange for our 12 5/8% Senior Subordinated Notes due 2009 in an exchange offer consummated in December 1999.

Maturity

       - The notes will mature on June 15, 2009.

Interest

       - Interest on the notes will be payable on June 15 and December 15 of each year, beginning December 15, 1999.

Redemption

       - We may redeem some or all of the notes at any time after June 15, 2004.

       - We may also redeem up to $35,000,000 of the notes before June 15, 2002 using the proceeds of certain equity offerings. On November 30, 2001, we gave notice to the trustee that we would redeem $25,000,000 principal amount of notes pursuant to this provision on December 31, 2001.

       - The redemption prices are described on page 124.

Change of control

       - If we experience a change of control, we must offer to purchase the notes.

Security and ranking

       - The notes are unsecured. The notes will be subordinated to all of our existing and future senior debt, will rank equally with all of our other senior subordinated debt and will rank senior to all of our future subordinated debt.

Guarantees

       - If we fail to make payments on the notes, our parent company must make them instead. This guarantee will be a senior subordinated obligation of our parent company. Our existing subsidiary will not guarantee the notes.

We prepared this prospectus for use by J.P. Morgan Securities, Inc. (JPMSI) in connection with offers and sales related to market-making transactions of the notes. JPMSI may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE NOTES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is           , 2001

                               Table of contents

                                           Page
Prospectus summary...................      1

Risk factors.........................     12

Forward-looking statements...........     31

Industry data........................     32

The reorganization and initial public
  offering...........................     32

Use of proceeds......................     34

Capitalization.......................     35

Selected historical consolidated
  financial data.....................     36

Unaudited pro forma consolidated
  financial information..............     39

Management's discussion and analysis
  of financial condition and results
  of operations......................     49

                                           Page

Business.............................     69

Management...........................     94

Principal stockholders...............    107

Related party transactions...........    110

Description of credit facility.......    119

Description of the notes.............    122

Book-entry; delivery and form........    169

Plan of distribution.................    172

Legal matters........................    173

Experts..............................    173

Additional information...............    173

Index to consolidated financial
  statements.........................    F-1

                       ----------------------------------

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT US OR THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                               Prospectus summary

This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk factors" and the financial statements contained herein, carefully before making an investment decision. Unless otherwise indicated, the information contained in this prospectus gives effect to the initial public offering by our parent company, dj Orthopedics, Inc., the successor to DonJoy, L.L.C., and the transactions described herein under the heading "The reorganization and initial public offering."

The financial data included in this prospectus comes from the financial statements of DonJoy, L.L.C. which, effective November 20, 2001, merged with and into dj Orthopedics, Inc. DonJoy, L.L.C. was, and dj Orthopedics, Inc. is, a guarantor of the notes and of our bank borrowings. DonJoy, L.L.C. did not have, and dj Orthopedics, Inc. does not have, any material assets or operations other than its ownership of 100% of the equity interests of dj Orthopedics, LLC. As a result, the consolidated financial position and results of operations of DonJoy, L.L.C. are, and the consolidated financial position and results of operations of dj Orthopedics, Inc. will be, substantially the same as dj Orthopedics, LLC. No financial information of DJ Orthopedics Capital Corporation, the co-issuer of the notes, is included in this prospectus because management believes such information would not be material given DJ Capitals' lack of assets and activities.

OUR BUSINESS

We are a global orthopedic sports medicine company specializing in the design, manufacture and marketing of surgical and non-surgical products and services that repair, regenerate and rehabilitate soft tissue and bone, help protect against injury, and treat osteoarthritis of the knee. Our broad range of over 600 existing products, many of which are based on proprietary technologies, includes rigid knee braces, soft goods, specialty and other complementary orthopedic products and our recently introduced line of surgical products. These products provide solutions for patients and orthopedic sports medicine professionals throughout the patient's continuum of care.

We sell our products in over 44 countries, primarily under the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand names, each of which has achieved a high level of brand name recognition within the orthopedic sports medicine market. Our surgical products are marketed under the Alaron Surgical-TM- brand name. Numerous professional and amateur athletes, including participants in the NFL, NBA and NCAA, and members of the U.S. Ski and Snowboard Teams of which we are a sponsor, choose to use our products. We believe that our strong relationships with orthopedic sports medicine professionals, leading market positions, strong brand names, reputation for quality, broad product lines, established distribution networks and commitment to research and development provide significant opportunities to grow revenues and earnings. For 2000 and the first nine months of 2001, our net revenues were $143.6 million and $127.4 million, respectively, our EBITDA was $28.9 million and $24.8 million, respectively, and our net income, adjusted to give effect to the tax effects of the reorganization of our parent into corporate form, would have been $3.3 million and $2.7 million, respectively.

THE ORTHOPEDIC SPORTS MEDICINE MARKET

The orthopedic products industry generated estimated worldwide sales of $13.1 billion in 2000. We estimate that the segments of the orthopedic sports medicine market that we are targeting accounted for over $3 billion of these sales. The orthopedic sports medicine market encompasses a broad range of product segments addressing the repair, regeneration and rehabilitation of soft tissue and bone and the treatment of osteoarthritis. This market is served by over 5,000 orthopedic surgeons in the United States who cite sports medicine as an area of concentration and practice focus. In addition, we believe that outside the United States another approximately 5,000 orthopedic surgeons are actively engaged in orthopedic sports medicine.

The repair segment of the orthopedic sports medicine market includes reconstructive implants, joint replacements, fracture fixation and arthroscopy and soft tissue repair products. The regeneration segment includes bone growth stimulation and orthobiologic materials, which are used to replace damaged or diseased bone and soft tissue and to stimulate natural growth. The rehabilitation segment includes braces and supports for the knee, ankle, back and upper extremities and specialty and other complementary orthopedic products. We estimate that the portions of the repair, regeneration and rehabilitation segments that we target represent approximately 60%, 10%, and 30% of the orthopedic sports medicine market, based on worldwide sales in 2000. We believe revenues in the U.S. orthopedic sports medicine market grew at a rate of 7% to 9% in 1999 and 2000 and that they will continue to grow at a similar rate for the next several years.

PRODUCTS

Our product lines support a range of treatments throughout the orthopedic patient's continuum of care. Our products include rigid knee braces and other specialty products, which are generally prescribed for use after surgery and during and after rehabilitation, and soft goods, which are generally used after injury, whether or not surgery is contemplated. These products are also used to reduce the risk of new and repeat injuries. In addition, Alaron Surgical-TM-products address the repair stage of the patient's continuum of care. In the future, we plan to pursue the development of an additional line of products for the regeneration of bone and soft tissue, including a bone growth stimulator and a cartilage regeneration product.

      REHABILITATION

      - RIGID KNEE BRACES. Our rigid knee braces include ligament braces, which provide support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion, and osteoarthritic braces, which provide relief of knee pain due to osteoarthritis. These technologically advanced products are generally prescribed by orthopedic sports medicine surgeons.

      - SOFT GOODS. Our soft goods products, most of which are constructed from fabric or neoprene materials, provide support and/or heat retention and compression of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist.

      - SPECIALTY AND OTHER COMPLEMENTARY ORTHOPEDIC PRODUCTS. Our portfolio of specialty and other complementary orthopedic products includes two post-surgery systems: a continuous cold therapy system to assist in the reduction of pain and swelling and a pain management delivery system that employs ambulatory infusion pumps for the delivery of local anesthetic to the surgical site. Also included within this product category are lower extremity walkers, which are an alternative to lower extremity casting, and upper extremity shoulder and arm braces and slings.

      REPAIR

      - SURGICAL PRODUCTS. Our recently introduced Alaron Surgical-TM- products are used to repair soft tissue and cartilage. Products used during ACL reconstruction include surgical screws made from a next-generation composite bioabsorbable material, titanium surgical screws, hamstring graft anchors designed to reduce surgical procedure time and a suture fixation device that allows the surgeon to adjust the tension of the graft. We have also introduced a cartilage repair system used for transplanting the patient's own healthy knee cartilage into damaged areas of the knee joint. We recently received FDA clearance to market an adjustable high tibial osteotomy plate used to surgically realign, and reduce pain in, the osteoarthritic knee.

      REGENERATION

      - BONE AND CARTILAGE GROWTH STIMULATION. Our bone growth stimulator is undergoing the regulatory approval process. The bone growth stimulator utilizes electromagnetic field technology to aid in healing fractures and, unlike competitors' products, is intended to be worn by patients continuously as part of a bracing or cast system. Our cartilage regeneration product is in an early stage of development.

STRATEGIC OBJECTIVES

Our strategic objectives are to strengthen our leadership position in the orthopedic sports medicine market and to increase our revenues and profitability. We plan to do this by:

      - expanding existing and developing new relationships with orthopedic sports medicine surgeons and their allied health care professionals;

      - applying our research and development expertise to introduce new products and product enhancements;

      - capitalizing on the breadth and market focus of the sales representatives in our U.S. distribution networks and their experience with the higher margin products we have and will introduce;

      - growing international revenues and profits through the selective replacement of our third-party distributors with direct representation in key countries;

      - increasing margins by capitalizing on the recent investments in our infrastructure and operating efficiencies; and

      - pursuing strategic growth opportunities by acquiring or licensing complementary products and technologies.

CORPORATE INFORMATION AND BACKGROUND

dj Orthopedics, LLC is a Delaware limited liability company formed in March 1999 and is a wholly-owned subisidiary of dj Orthopedics, Inc., the successor to DonJoy, L.L.C., a Delaware limited liability company formed in December 1998 which acquired the assets and certain liabilities of the Bracing and Support Systems division of Smith & Nephew, Inc. DJ Orthopedics Capital Corporation
(DJ Capital), a wholly owned subsidiary of dj Orthopedics, LLC, is a Delaware corporation formed in March 1999 to serve as a co-issuer of the notes.
dj Orthopedics, Inc., was incorporated in Delaware on August 16, 2001 and became our parent company on November 20, 2001. See "The reorganization and initial public offering."

Our principal executive offices are located at 2985 Scott Street, Vista, California 92083 and our telephone number is 800-336-5690. Our website is located at www.djortho.com. Information contained on our website does not constitute a part of this prospectus.

We are the successor to a corporation established in December 1982 as DonJoy, Inc. which was acquired in 1987 by Smith & Nephew, Inc. (Smith & Nephew), a wholly-owned subsidiary of Smith & Nephew plc., a United Kingdom company. Effective December 29, 1998, Smith & Nephew contributed our net assets and shares of our Mexican subsidiary to DonJoy, L.L.C. and became its sole member. On June 30, 1999, DonJoy, L.L.C. consummated a recapitalization pursuant to which J.P. Morgan DJ Partners, LLC, formerly Chase DJ Partners LLC (JPMDJ Partners), obtained a controlling interest in DonJoy, L.L.C.

DONJOY-REGISTERED TRADEMARK-, PROCARE-REGISTERED TRADEMARK-, ALARON SURGICAL-TM-, TIMAX-TM-, DEFIANCE-REGISTERED TRADEMARK-,
GOLDPOINT-REGISTERED TRADEMARK-, MONARCH-REGISTERED TRADEMARK-, ROCKETSOC-REGISTERED TRADEMARK-, ICEMAN-REGISTERED TRADEMARK-, AIR DONJOY-REGISTERED TRADEMARK-, QUADRANT-REGISTERED TRADEMARK-, LEGEND-TM-, TROM-TM-, OPAL-TM-, 4TITUDE-REGISTERED TRADEMARK-, OADJUSTER-TM-, OFFICECARE-REGISTERED TRADEMARK-, ORTHOTECH-TM-,
PLAYMAKER-REGISTERED TRADEMARK-, KNEE GUARANTEE-TM-, DONJOY VISTA-TM-, DRYTEX-REGISTERED TRADEMARK-, NEVER STOP GETTING BETTER-TM-, IROM-TM-, ELS-TM-, DJ ORTHO-REGISTERED TRADEMARK-, MC WALKER-REGISTERED TRADEMARK-, MONTANA-REGISTERED TRADEMARK-, NEXTEP-TM-, PROSTEP-TM-, REHAB
3-REGISTERED TRADEMARK-, ULTRA-4-TM-, ULTRASLING-REGISTERED TRADEMARK-, COMFORTFORM-TM-, SURROUND-REGISTERED TRADEMARK-, ENDOLOK-TM-, DURAFIX-TM-, ENDOLOK TPS-TM-, TWISTER-TM- AND WALKABOUT-TM- ARE CERTAIN OF OUR REGISTERED TRADEMARKS AND TRADEMARKS FOR WHICH WE HAVE APPLICATIONS PENDING OR COMMON LAW RIGHTS. PAINBUSTER-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF I-FLOW CORPORATION. ONTRACK-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK OF ORTHO RX, INC. ORTHOPULSE-TM- IS A TRADEMARK OF I.M.D., B.V. AIR-GEL-TM- ANKLE IS A TRADEMARK OF NORTHEAST EMS. BILOK-TM- IS A TRADEMARK OF BIOCOMPOSITES, LTD.

                       Summary of the terms of the notes

Issuers.....................  dj Orthopedics, LLC and DJ Orthopedics Capital Corporation.

Notes outstanding...........  $100,000,000 aggregate principal amount of 12 5/8% Senior
                              Subordinated Notes due 2009. The notes were issued in
                              exchange for $100,000,000 aggregate principal amount of
                              12 5/8% Senior Subordinated Notes (the old notes) pursuant to an exchange offer effected December 1999.

Maturity....................  June 15, 2009.

Interest....................  Annual rate: 12 5/8%.

                              Payment frequency: every six months on June 15 and December 15.

Optional redemption.........  On and after June 15, 2004, we may redeem some or all of the notes at the redemption prices listed in the section
                              entitled "Description of the notes--optional redemption."
                              Prior to such date, we may not redeem the notes, except as described in the following paragraph.

                              At any time prior to June 15, 2002, we may redeem up to 35%
                              of the original aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a
                              redemption price equal to 112.625% of the principal amount thereof, plus accrued interest, so long as (a) at least 65%
                              of the original aggregate amount of the notes remains
                              outstanding after each such redemption and (b) any such
                              redemption by us is made within 90 days of such equity
                              offering. On November 30, 2001, we gave notice to the
                              trustee that we would redeem $25 million aggregate principal amount of the notes on December 31, 2001 pursuant to this
                              provision with a portion of the net cash proceeds received by our parent and contributed by it to us from the initial public offering of common stock of our parent company.

Change of control...........  Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the notes as described above, you will have the right to require us to repurchase all or a portion of your notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. See "Description of the notes--change of control."

Guarantees..................  The notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by dj Orthopedics, Inc.
                              and certain of our future subsidiaries. None of our current subsidiaries guarantee the notes. If we fail to make
                              payments on the notes, dj Orthopedics, Inc. and our future subsidiaries that are guarantors, if any, must make them
                              instead.

                              Our foreign subsidiaries, currently our only subsidiaries
                              besides DJ Capital, do not guarantee the notes. As of
                              September 29, 2001, the aggregate amount of the liabilities of our foreign subsidiaries as reflected on our balance
                              sheet was $1.1 million and such subsidiaries accounted for less than 1% of our assets.

                              Guarantees of the notes are subordinated to the guarantees of our senior indebtedness under our credit facility issued by dj Orthopedics, Inc. and certain of our future
                              subsidiaries.

Ranking.....................  The notes are unsecured and:

                              - subordinate to all of our existing and future senior debt;

                              - rank equally with all of our other future senior subordinated debt;

                              - rank senior to all of our future subordinated debt;

                              - effectively subordinated to our secured indebtedness to
                              the extent of the value of the assets securing such
                              indebtedness; and

                              - effectively subordinated to all liabilities of our foreign subsidiaries and any other future subsidiary which does not guarantee the notes.

                              Similarly, the guarantees of the notes by dj Orthopedics,
                              Inc. and our future guarantor subsidiaries, if any, will be unsecured and:

                              - subordinate to all of the applicable guarantor's existing and future senior debt;

                              - rank equally with all of the applicable guarantor's other future senior subordinated debt;

                              - rank senior to all of the applicable guarantor's future
                              subordinated debt; and,

                              - effectively subordinated to any secured indebtedness of
                              such guarantor to the extent of the value of the assets
                              securing such indebtedness.

                              After giving effect to the reorganization of our parent and the consummation by our parent of its initial public
                              offering and the application of the proceeds thereof, as of
                              September 29, 2001 on a pro forma basis:

                              - we had $37.4 million of senior debt to which the notes
                              were subordinated (which amount does not include
                              $25.0 million available under the revolving credit portion of our credit facility);

                              - dj Orthopedics, Inc. and DJ Capital had no senior debt
                              (other than their respective guarantees of our indebtedness under our credit facility);

                              - we and DJ Capital did not have any senior subordinated
                              debt other than the notes, and dj Orthopedics, Inc. did not have any senior subordinated debt other than its guarantee on the notes;

                              - we and dj Orthopedics, Inc. did not have had any subordinated debt; and

                              - our foreign subsidiaries, which are not a guarantor of the notes, had $1.1 million of liabilities as reflected on our balance sheet.

                              As of the date of this prospectus, the indenture relating to the notes would permit us to incur additional senior
                              indebtedness if we satisfy certain ratio tests.

Certain covenants...........  The indenture, among other things, restricts our ability and the ability of our subsidiaries to:

                              - borrow money;

                              - make distributions, redeem equity interests or redeem
                              subordinated debt;

                              - make investments;

                              - use assets as security in other transactions;

                              - sell assets;

                              - guarantee other indebtedness;

                              - enter into agreements that restrict dividends from subsidiaries;

                              - merge or consolidate; and

                              - enter into transactions with affiliates.

                              These covenants are subject to a number of important
                              exceptions. For more details, see "Description of the
                              notes--certain covenants."

                Summary historical and pro forma financial data

The following table presents summary historical and pro forma consolidated financial data of DonJoy, L.L.C. Prior to the reorganization described under "The reorganization and initial public offering," DonJoy, L.L.C. was, and as a result of the reorganization, dj Orthopedics, Inc. is, a guarantor of the notes and of our credit facility. DonJoy, L.L.C. did not have, and dj Orthopedic, Inc. does not have, any material assets or operations other than its ownership of 100% of the equity interests of dj Orthopedics, LLC. As a result, the consolidated financial position and results of operations of DonJoy, L.L.C. are, and the consolidated financial position and results of operations of dj Orthopedics, Inc. will be, substantially the same as ours. The summary historical consolidated financial data at December 31, 1999 and 2000 and for the three years ended December 31, 2000 come from DonJoy, L.L.C.'s audited consolidated financial statements included elsewhere in this prospectus. The summary historical financial data at December 31, 1998 comes from DonJoy, L.L.C.'s audited consolidated financial statements which are not included in this prospectus. The summary historical financial data at September 29, 2001 and for the nine months ended September 29, 2001 and September 30, 2000 have been derived from DonJoy, L.L.C.'s unaudited consolidated financial statements included elsewhere in this prospectus. These unaudited financial statements include, in the opinion of our management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for interim periods are not necessarily indicative of operating results for the full year.

The pro forma consolidated statement of income data for the year ended
December 31, 2000 gives effect to our July 2000 acquisition of a portion of the assets of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson, the reorganization and the initial public offering of common stock of dj Orthopedics, Inc. as if they had occurred on January 1, 2000. In this prospectus, we refer to that acquisition as the Orthotech acquisition. The pro forma consolidated statement of income data for the nine months ended
September 29, 2001 gives effect to the reorganization and the initial public offering of common stock of dj Orthopedics, Inc. as if they had occurred on January 1, 2000. The pro forma consolidated balance sheet data at September 29, 2001 gives effect to the reorganization and the initial public offering of the common stock of dj Orthopedics, Inc. as if they had occurred on September 29, 2001. The summary pro forma financial data does not purport to represent what our financial position or results of operations would have been if the Orthotech acquisition, the reorganization and the initial public offering of the common stock of dj Orthopedics, Inc. and the application of the proceeds thereof had been completed as of the dates indicated, nor do such data purport to represent our financial position or results of operations for any future date or period.

We urge you to read the financial data set forth below together with our historical consolidated financial statements and the information included under "Selected historical consolidated financial data," "Unaudited pro forma consolidated financial information" and "Management's discussion and analysis of financial condition and results of operations," all of which are included elsewhere in this prospectus.

--------------------------------------------------------------------------------------------------------------
                                                                       Historical                    Pro forma
                      -----------------------------------------------------------  ---------------------------
                                                                Nine months ended                         Nine
                          Years ended December 31,  -----------------------------    Year ended   months ended
(In thousands except  ----------------------------   September 30,  September 29,  December 31,  September 29,
per share data)           1998      1999      2000            2000           2001          2000           2001
--------------------------------------------------------------------------------------------------------------
Statement of income
  data:
  Net revenues...     $103,643  $116,418  $143,586   $    102,186   $    127,361   $   165,858   $    127,361
  Cost of goods
    sold(a)...          46,466    51,744    60,178         43,050         53,856        71,400         53,856
                      ----------------------------------------------------------------------------------------
  Gross profit...       57,177    64,674    83,408         59,136         73,505        94,458         73,505
  Operating
    expenses(a):
    Sales and
      marketing...      27,633    28,902    38,653         26,751         35,661        44,309         35,661
    General and
   administrative...    16,484    16,755    19,761         14,529         18,270        22,896         18,270
    Research and
      development...     2,248     2,115     2,465          1,678          1,813         2,711          1,813
    Merger and
      integration
      costs(b)..            --        --       400            400             --           400             --
    Restructuring
      costs(c)...        2,467        --        --             --             --            --             --
                      ----------------------------------------------------------------------------------------
      Total
        operating
        expenses...     48,832    47,772    61,279         43,358         55,744        70,316         55,744
                      ----------------------------------------------------------------------------------------
  Income from
    operations...        8,345    16,902    22,129         15,778         17,761        24,142         17,761
  Interest
    expense...              --    (7,568)  (16,958)       (12,245)       (13,701)      (14,733)       (10,136)
  Interest income...        --       181       437            348            230           437            230
  Discontinued
    acquisition
    costs...                --        --      (449)            --             --          (449)            --
                      ----------------------------------------------------------------------------------------
  Income before
    income taxes...      8,345     9,515     5,159          3,881          4,290         9,397          7,855
  Provision for
    income
    taxes(d)...          3,394     2,387        --             --             --         3,477          2,906
                      ----------------------------------------------------------------------------------------
  Net income...          4,951     7,128     5,159          3,881          4,290         5,920          4,949
  Less: Preferred
    unit dividends
    and accretion of
    preferred unit
    fees...                N/A    (2,343)   (5,415)        (3,908)        (4,738)           --             --
                      ----------------------------------------------------------------------------------------
  Net income (loss)
    available to
    members/stockholders.............      N/A $  4,785 $   (256)  $        (27) $       (448) $     5,920(e)(g) $      4,949(e)(g)
                      ----------------------------------------------------------------------------------------
  Pro forma net
    income (loss)...                      $ (2,165)(f)              $     (2,035)(f)
                      ----------------------------------------------------------------------------------------
  Pro forma net
    income (loss)
    per share:
    Basic...                              $  (0.25)(f)              $      (0.22)(f) $      0.36(g) $       0.29(g)
                      ----------------------------------------------------------------------------------------
    Diluted...                            $  (0.25)(f)              $      (0.22)(f) $      0.35(g) $       0.28(g)
                      ----------------------------------------------------------------------------------------
  Pro forma weighted
    average shares
    outstanding:
    Basic...                                 8,631(f)                      9,465(f)      16,431(g)       17,265(g)
                      ----------------------------------------------------------------------------------------
    Diluted...                               8,631(f)                      9,465(f)      17,044(g)       17,955(g)
--------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                                                        Historical
                                                              ----------------------------------------------------
                                                                                                       Nine months
                                                                                                             ended
                                                                    Years ended December 31,         September 29,
                                                              ------------------------------   -------------------
(in thousands except per share data)                              1998       1999       2000       2000       2001
------------------------------------------------------------------------------------------------------------------
Other data:
  EBITDA(h).................................................  $15,665    $21,854    $ 28,894   $ 20,805   $ 24,762
  Adjusted EBITDA(i)........................................   21,957     25,082      29,162     21,073     24,762
  Depreciation and amortization.............................    4,853      4,952       6,365      4,627      7,001
  Capital expenditures and acquired intangibles.............    4,149      4,706       7,722      4,635      5,641
  Cash interest expense.....................................      N/A      6,530      15,716      8,167      9,853
  Ratio of earnings to fixed charges(j).....................     8.84x      2.12x       1.29x      1.30x      1.29x
  Ratio of Adjusted EBITDA to cash interest expense.........      N/A       3.84x       1.86x      2.58x      2.51x
  Ratio of total debt to Adjusted EBITDA....................      N/A       4.52x       5.40x      7.09x      6.03x
Cash flows provided by (used in):
  Operating activities......................................  $ 3,748    $16,065    $  1,229   $  5,758   $  3,537
  Investing activities......................................   (4,049)    (4,776)    (57,015)   (54,551)    (6,984)
  Financing activities......................................      200     (6,171)     53,965     46,410      1,395
==================================================================================================================

---------------------------------------------------------------------------------------------------------------------------
                                                                                             Historical           Pro forma
                                                   ----------------------------------------------------   -----------------
                                                                    At December 31,
                                                   --------------------------------    At September 29,    At September 29,
(dollars in thousands)                                 1998        1999        2000                2001                2001
---------------------------------------------------------------------------------------------------------------------------
Balance sheet data:
  Cash and cash equivalents......................  $   809    $  5,927    $  4,106    $           1,886   $          32,418
  Working capital................................   15,625      27,413      38,695               45,406              78,613
  Total assets...................................   77,056      89,416     155,672              164,924             249,084
  Long-term obligations..........................       --     113,305     157,222              149,418             111,215(k)
  Redeemable preferred units of DonJoy, L.L.C....       --      32,539      41,660               46,610                  --
  Total equity (deficit).........................  $12,832    $(70,429)   $(63,625)   $         (55,098)  $         116,550
===========================================================================================================================

N/A Not applicable.

            Notes to summary historical and pro forma financial data

(a) 1998 and 1999 historical amounts include various charges and overhead allocations from Smith & Nephew. See note (i) below.

(b) We recorded merger and integration costs in 2000 associated with the consolidation of the Orthotech operations into our existing facilities including merger integration and information systems consulting.

(c) We recorded restructuring costs in 1998 relating to the consolidation of our operations at our Vista, California facility. See note 10 of the notes to DonJoy, L.L.C.'s consolidated financial statements, and "Management's discussion and analysis of financial condition and results of operations--Overview--Manufacturing cost reduction initiatives".

(d) Because DonJoy, L.L.C. operated as a limited liability company from the date of its recapitalization in June 1999 through November 20, 2001, the date the reorganization was consummated, in accordance with federal, state and local income tax regulations which provide that no income taxes are levied on U.S. limited liability companies and each member of DonJoy, L.L.C. was individually responsible for reporting the member's share of our net income or loss, we have not provided for income taxes in our historical consolidated financial statements.

(e) The pro forma statements of income do not reflect: (a) the deferred tax asset benefit of $54,794 for the difference between the book and the tax basis of DonJoy, L.L.C.'s assets, and (b) an extraordinary charge (net of tax) of $3.3 million for the write-off of unamortized deferred debt issuance costs, debt discount and prepayment premiums on the redemption of $25.0 million principal amount of the notes. These amounts will be reflected in dj Orthopedics, Inc.'s financial statements in the quarter or quarters in which the reorganization, the repayment of the revolving credit facility and the redemption of the redeemable preferred units and a portion of the notes occur.

(f) Pro forma net income (loss) gives effect to the conversion of our parent into a corporation in the reorganization and is provided for comparability assuming we were a taxable entity for the pro forma periods presented. Pro forma net income (loss) per share is based on the weighted average shares outstanding after giving effect to the issuance of 9,063,641 and 10,055,566 shares of common stock of dj Orthopedics, Inc. in the reorganization as of December 31, 2000 and September 29, 2001, respectively.

(g) Pro forma net income (loss) gives effect to the conversion of our parent into a corporation in the reorganization and to the initial public offering of common stock of dj Orthopedics, Inc. and in 2000 to the Orthotech acquisition and is provided for comparability assuming we were a taxable entity for the pro forma periods presented. Pro forma net income (loss) per share is based on the weighted average shares outstanding after giving effect to the issuance of 9,063,641 and 10,055,566 shares of common stock of dj Orthopedics, Inc. in the reorganization as of December 31, 2000 and September 29, 2001, respectively, and 7,800,000 shares in the initial public

---------------------------------------------------------------------------------------------------------------------------
                                                                                             Historical           Pro forma
                                                   ----------------------------------------------------   -----------------
                                                                    At December 31,
                                                   --------------------------------    At September 29,    At September 29,
(dollars in thousands)                                 1998        1999        2000                2001                2001
---------------------------------------------------------------------------------------------------------------------------

offering. For a description of the method used to compute the weighted average shares outstanding, see the notes to the unaudited pro forma statements of income included elsewhere in this prospectus.

(h) EBITDA is defined as income from operations plus restructuring costs, merger and integration costs and depreciation and amortization. Discontinued acquisition costs are excluded from income from operations because the charge is not considered a direct cost of operating the business. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Our definition of EBITDA differs from the definition of EBITDA under our credit agreement in that our definition of EBITDA excludes discontinued acquisition costs. Under both the credit agreement definition of EBITDA and our definition of EBITDA, we were in compliance with all debt covenants under the credit agreement at September 29, 2001. Our definition of EBITDA may not be comparable to that of other companies.

(i) Adjusted EBITDA represents EBITDA, as defined above, adjusted to eliminate those direct charges from Smith & Nephew as well as those allocations of Smith & Nephew's overhead and other expenses that we have not incurred on a stand-alone basis. These amounts were charged or allocated to us on the basis of direct usage where identifiable, with the remainder allocated to us on the basis of its annual sales or the capital employed by Smith & Nephew in our business. See note 9 of the notes to our consolidated financial statements. These charges and allocations include:

        (1) charges for brand royalties we paid to Smith & Nephew for use of the Smith & Nephew trademarks and trade names, which amounts are no longer paid following the recapitalization since we no longer have the right to use Smith & Nephew trademarks and trade names;

        (2) foreign sales corporation commissions that we paid on sales to foreign sales corporations established by Smith & Nephew for tax planning purposes, which amounts are no longer paid following the recapitalization;

        (3) Smith & Nephew overhead allocations for corporate managed accounts and new business expense and corporate management expense, which were not incurred or replaced following consummation of the recapitalization;

        (4) Smith & Nephew overhead allocations for research and development and for amounts charged by Smith & Nephew for services provided to us for finance (risk management, treasury, audit and taxes), human resources and payroll and legal services;

        (5) the incremental adjustment to the carrying value of acquired inventories associated with the Orthotech acquisition to state them at fair market value;

and adjusted to include the estimated costs we expected to incur to replace the services described in note (4) above previously provided by Smith & Nephew. On a stand-alone basis, we have replaced these services provided by Smith & Nephew following the recapitalization and we have incurred additional expenses associated with external auditing and periodic filings with the SEC.

--------------------------------------------------------------------------------------------
                                                                    Years ended December 31,
                                                              ------------------------------
(dollars in thousands)                                            1998       1999       2000
--------------------------------------------------------------------------------------------
    EBITDA..................................................  $15,665    $21,854    $28,894
    Brand royalties.........................................    3,249      1,817         --
    Foreign sales corporation commissions...................      439         --         --
    Amounts eliminated as set forth in note (3) above.......    1,726        979         --
    Amounts eliminated as set forth in note (4) above.......    1,678        832         --
    Estimated costs to replace Smith & Nephew services......     (800)      (400)        --
    Step-up in inventory....................................       --         --        268
                                                              ------------------------------
    Adjusted EBITDA.........................................  $21,957    $25,082    $29,162
============================================================================================

     Adjusted EBITDA does not reflect adjustments for Smith & Nephew allocations for bonus, pension and insurance or payroll taxes and benefits or charges for direct legal expenses incurred by Smith & Nephew on our behalf, which costs and expenses we believe we would have incurred in approximately the same amounts on a stand-alone basis, and are of a nature we have continued to incur following the recapitalization. Accordingly, no adjustments for these items have been made. For a more complete description of the corporate charges and allocations and the services performed by Smith & Nephew after the recapitalization, see note 9 of the notes to DonJoy, L.L.C.'s consolidated financial statements, "Management's discussion and analysis of financial condition and results of operations--Overview--Smith & Nephew allocations and sales" and "Related party transactions--Other agreements with Smith & Nephew--Transition services agreement."

(j) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized,
(ii) amortization of debt issuance costs, whether expensed or capitalized, and
(iii) an allocation of one-third of the rental expense from operating leases which management considers to be a reasonable approximation of the interest factor of rental expense.

(k) Reflects the repayment of borrowing under our revolving credit facility. In addition, reflects the redemption of $25.0 million principal amount of notes for which we gave irrevocable notice of redemption on November 30, 2001.

                                  Risk factors

In addition to the matters described in this prospectus, you should carefully consider the specific factors set forth below before making an investment in the notes.

Risks related to our debt level

Our substantial indebtedness could limit our ability to operate our business, obtain additional financing, pursue other business opportunities and fulfill our obligations under the notes.

We are highly leveraged, which means we have a large amount of indebtedness in relation to our stockholders' equity. The following chart shows certain important credit statistics and is presented on an historical and pro forma basis. The pro forma data at September 29, 2001 assumes the reorganization, the initial public offering by our parent and the application of the proceeds therefrom had been consummated as of September 29, 2001. The pro forma data with respect to the ratio of earnings to fixed charges assumes that the Orthotech acquisition, the reorganization, the initial public offering by our parent and the application of the proceeds thereof had occurred as of January 1, 2000.

---------------------------------------------------------------------------------------------
                                                                  Historical        Pro forma
                                                               September 29,    September 29,
(in thousands)                                                          2001             2001
---------------------------------------------------------------------------------------------
Long-term debt..............................................  $      149,418   $      111,215
Redeemable preferred units..................................  $       46,610   $           --
Members' deficit/Stockholders' equity (pro forma)...........  $      (55,098)  $      116,550
---------------------------------------------------------------------------------------------

                                                                           Year ended         Nine months ended
                                                                    December 31, 2000        September 29, 2001
                                                              -----------------------   -----------------------
                                                              Historical    Pro forma   Historical    Pro Forma
---------------------------------------------------------------------------------------------------------------
Ratio of earnings to fixed charges..........................    1.29x(a)        1.59x       1.29x         1.72x
---------------------------------------------------------------------------------------------------------------

------------------------

(a) Reflects indebtedness incurred to finance the Orthotech acquisition from the date of acquisition.

We may incur additional indebtedness from time to time to finance acquisitions, as we did in connection with the Orthotech acquisition, investments or strategic alliances or capital expenditures or for other purposes subject to the restrictions contained in our credit facility and the indenture relating to the notes.

Our high degree of leverage could have negative consequences for us, including the following:

      - our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

      - we will need a substantial portion of our cash flow to pay the principal and interest on our indebtedness, including indebtedness that we may incur in the future;

      - payments on our indebtedness will reduce the funds that would otherwise be available for our operations and future business opportunities;

      - a substantial decrease in our net operating cash flows could make it difficult for us to meet our debt service requirements and force us to modify our operations;

      - we may be more highly leveraged than our competitors, which may place us at a competitive disadvantage;

      - our debt level may make us more vulnerable than our competitors to a downturn in our business or the economy generally;

      - our debt level reduces our flexibility in responding to changing business and economic conditions;

      - some of our debt has a variable rate of interest, which exposes us to the risk of increased interest rates; and

      - there would be a material adverse effect on our business and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

Our debt agreements certain operating and financial restrictions which may restrict our business and financing activities.

The operating and financial restrictions and covenants in our credit agreement, the indenture and any future financing agreements may adversely affect our ability to finance future operations, meet our capital needs or engage in our business activities. Currently, our existing debt agreements restrict our ability to:

      - incur additional indebtedness;

      - issue redeemable equity interests and preferred equity interests;

      - pay dividends or make distributions, repurchase equity interests or make other restricted payments;

      - redeem indebtedness that is subordinated in right of payment to the notes;

      - make capital expenditures;

      - create liens;

      - enter into certain transactions with affiliates;

      - make investments;

      - sell assets; or

      - enter into mergers or consolidations.

With respect to mergers or acquisitions, our credit agreement and the indenture governing our senior subordinated notes limit our ability to finance acquisitions through additional borrowings. In addition, our credit agreement prohibits us from acquiring assets or the equity of another company without the consent of the lenders if:

      - we acquire less than 100% of the equity of the acquired company, in the case of an acquisition of equity;

      - the assets or entity acquired are in a different line of business from ours;

      - after giving effect to the acquisition, a pro forma consolidated leverage ratio and pro forma interest coverage ratio are not satisfied; and

      - the purchase price exceeds $30 million in the case of any one acquisition or $50 million in the aggregate of which no more than $10 million may involve acquisitions outside the United States.

The credit agreement also limits investments in joint ventures to an aggregate limit of $3,000,000, and limits other investments to $1,000,000.

Our credit facility also requires us to satisfy specified financial ratios and prohibits us from prepaying our other indebtedness (including the notes) while indebtedness under the credit facility is outstanding. Our ability to comply with such provisions may be affected by events beyond our control.

Restrictions contained in the indenture and the credit agreement could:

      - limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

      - adversely affect our ability to finance our operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

A breach of any of these covenants, ratios, tests or other restrictions could result in an event of default under the credit agreement and/or the indenture. Upon the occurrence of an event of default under the credit agreement, the lenders could elect to declare all amounts outstanding under the credit agreement, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure such indebtedness. If the lenders under the credit agreement accelerate the payment of the indebtedness, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the notes.

We may not have sufficient cash to service our indebtedness.

Our ability to pay principal and interest on the notes and to satisfy our other obligations will depend upon, among other things:

      - our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

      - the future availability of borrowings under our revolving credit facility or any successor facility, the availability of which depends or may depend on, among other things, our complying with covenants in our credit facility.

Based on our current and expected levels of operations, we expect that our operating cash flow and borrowings under the revolving credit facility should be sufficient for us to meet our operating expenses, to make necessary capital expenditures and to service our debt requirements as they become due for at least the next twelve months. However, our operating results and borrowings under the revolving credit facility may not be sufficient to service our current and future indebtedness, including the notes. In addition, we may incur additional indebtedness in order to make acquisitions, investments or strategic alliances. If we cannot service our indebtedness, we will be forced to take actions such as reducing or delaying acquisitions, investments, strategic alliances and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness (which could include the notes), or seeking additional equity capital or bankruptcy protection. We can not assure you that any of these remedies can be effected on satisfactory terms, if at all. In addition, the terms of existing or future debt agreements, including the credit facility and the indenture, may restrict us from adopting any of these alternatives.

The notes and the guarantee by dj Orthopedics, Inc. are, and guarantees by any of our future subsidiaries will be, effectively subordinated to all senior debt of our subsidiaries.

The notes are subordinated in right of payment to the prior payment in full of all our existing and future senior indebtedness and the guarantee of the notes by dj Orthopedics, Inc. and any future subsidiaries providing a guarantee of the notes will be subordinated in right of payment to all senior indebtedness of the applicable guarantor. The indenture requires each of our domestic subsidiaries that is formed or acquired in the future to guarantee the notes, unless we designate the subsidiary as an Unrestricted Subsidiary (as defined in the indenture). As of September 29, 2001, we had approximately $37.4 million of senior indebtedness outstanding (excluding $25.0 million available on a pro forma basis under the revolving credit facility), all of which is secured, and our parent company had no senior indebtedness outstanding (other than its guarantee of our borrowings under the credit facility). In addition, the indenture permits us and our Restricted Subsidiaries (as defined in the indenture) to incur additional senior indebtedness, including indebtedness under the credit facility. We or the applicable guarantor may not pay principal, premium (if any), interest or other amounts on account of the notes or the guarantee by dj Orthopedics, Inc. or any subsidiary in the event of a payment default on, or another default that has resulted in the acceleration of, certain senior indebtedness (including debt under the credit facility) unless such indebtedness has been paid in full or the default has been cured or waived. In the event of certain other defaults with respect to certain senior indebtedness, we or the applicable guarantor may not be permitted to pay any amount on account of the notes or the guarantee by our parent company or any subsidiary for a designated period of time. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or a guarantor, our assets or a guarantor's assets, as the case may be, will be available to pay obligations on the notes or the guarantor's guarantee, as applicable, only after our senior indebtedness or the senior indebtedness of that guarantor has been paid in full, and there can be no assurance that there will be sufficient assets remaining to pay amounts due on all or any of the notes or any guarantee of the notes.

Our right to receive assets of any subsidiary which is not a guarantor upon the liquidation or reorganization of that subsidiary (and thus the rights of the holders of notes to realize any value with respect to those assets) will be subject to the prior claims of creditors of that subsidiary (including trade creditors). Accordingly, since our foreign subsidiaries are not a guarantor of the notes, the notes are effectively subordinated to all liabilities (including trade payables and contingent liabilities) of our foreign subsidiaries and any of our future subsidiaries that do not provide a guarantee of the notes except to the extent that we are recognized as a creditor of such subsidiary. However, even if we were recognized as a creditor of a subsidiary that does not guarantee the notes, our claims would still be subordinate to any security interest in the assets of that subsidiary, and any indebtedness of that subsidiary senior to that held by us. As of September 29, 2001, the aggregate amount of the liabilities of our foreign subsidiaries as reflected on our balance sheet was $1.1 million.

You should not rely on the guarantee by dj Orthopedics, Inc. in the event we cannot make payments upon the notes.

All of the operations of dj Orthopedics, Inc. are conducted through us and dj Orthopedics, Inc. has no material assets other than its ownership of 100% of our equity interests. Accordingly, dj Orthopedics, Inc.'s cash flow and, consequently, its ability to service debt, including its guarantee of the notes and our credit facility, depends on our operations. As a result, you should not rely on the guarantee by dj Orthopedics, Inc. for repayment of the notes.

Indebtedness under our credit facility is secured while our obligations under the notes are not secured and if we default under our senior debt, our senior lenders can foreclose on the assets we have pledged to secure payment of the senior debt to your exclusion.

In addition to being contractually subordinated to all existing and future senior indebtedness, our obligations under the notes (and dj Orthopedics, Inc.'s obligations under its guarantee) are unsecured while our obligations under the credit facility (and dj Orthopedics, Inc.'s obligations under its guarantee of our indebtedness under the credit facility) are secured by a security interest in substantially all of our assets and the assets of dj Orthopedics, Inc. (which consist principally of 100% of our equity interests) and each of our existing and subsequently acquired or organized U.S. and, subject to certain limitations, non-U.S. subsidiaries, including a pledge of all of the issued and outstanding equity interests in our existing or subsequently acquired or organized U.S. subsidiaries and 65% of the equity interests in each of our subsequently acquired or organized non-U.S. subsidiaries. If we are declared bankrupt or insolvent or if we default under the credit facility, the lenders could declare all of the funds borrowed under the credit facility, together with accrued interest, immediately due and payable. If we were unable to repay that indebtedness, the lenders could foreclose on our equity interests pledged by dj Orthopedics, Inc., on the pledged equity interests of our subsidiaries and on the assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at such time. Furthermore, if all equity interests of any future subsidiary guarantor are sold to persons pursuant to an enforcement of the pledge of equity interests in that subsidiary guarantor for the benefit of the senior lenders, then the applicable subsidiary guarantor will be released from its guarantee of the notes automatically and immediately upon such sale.

Our credit agreement requires us to make mandatory payments which could limit our ability to grow our business.

We are required to make annual mandatory payments of the term loans under the credit agreement in an amount equal to 50% of our excess cash flow (75% if our ratio of total debt to EBITDA exceeds 4 to 1). Excess cash flow represents our net income adjusted for extraordinary gains or losses, depreciation, amortization and other non-cash charges, changes in working capital, changes in deferred revenues, payments for capital expenditures, and repayment of indebtedness. In addition, the term loans are subject to mandatory prepayments in an amount equal to:

      - 100% of the net cash proceeds of equity and debt issuances by us, dj Orthopedics, Inc. or any of our other subsidiaries; and

      - 100% of the net cash proceeds of asset sales or other dispositions of property by us, dj Orthopedics, Inc. or any of our other subsidiaries,

in each case subject to certain exceptions. If we have to use cash to make our annual prepayments, we may not have sufficient funds to grow our business to make acquisitions, enter into joint ventures or make capital expenditures.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon a change of control, we are required to offer to purchase all of the notes then outstanding at 101% of the principal amount thereof plus accrued interest. If a change of control were to occur, we may not have sufficient funds to pay the purchase price for the outstanding notes tendered, and we expect that we would require third-party financing. However, we may not be able to obtain such financing on favorable terms, if at all. In addition, the credit facility restricts our ability to repurchase the notes, including pursuant to an offer in connection with a change of control. A change of control under the indenture may also result in an event of default under the credit facility and may cause the acceleration of other senior indebtedness, if any, in which case the subordination provisions of the notes would require payment in full of the credit facility and any other senior indebtedness before repurchase of the notes. Our future indebtedness may also contain restrictions on our ability to repay the notes upon certain events or transactions that could constitute a change of control under the indenture. The inability to repay senior indebtedness upon a change of control or to purchase all of the tendered notes, would each constitute an event of default under the indenture.

The change of control provision in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such transaction may not involve a change in voting power or beneficial ownership, or, even if it does, may not involve a change of the magnitude required under the definition of change of control in the indenture to trigger these provision. Except as described under "Description of the notes--Change of control," the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Federal and state laws permit a court to void the notes and guarantees under certain circumstances.

The notes were issued in exchange for the old notes which were issued in June 1999 in connection with the recapitalization of DonJoy, L.L.C. The obligations we incurred under the indenture and the old notes and the obligations incurred by DonJoy, L.L.C. under the indenture and its guarantee of the notes and assumed by dj Orthopedics, Inc. in the reorganization may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance and similar statutes in a bankruptcy or reorganization case or lawsuit commenced by or on behalf of our or our parent's unpaid creditors. Under these laws, if a court were to find that, at the time we issued the old notes or DonJoy, L.L.C. issued its guarantee of the old notes we or DonJoy, L.L.C., as the case may be:

      - incurred such indebtedness with the intent of hindering, delaying or defrauding present or future creditors; or

      - received less than the reasonably equivalent value or fair consideration for incurring such indebtedness; and

             - were insolvent or rendered insolvent by reason of any of the recapitalization transactions;

             - were engaged or about to engage in a business or transaction for which our or DonJoy's, L.L.C. assets constituted unreasonably small capital to carry on our or its business; or

             - intended to incur, or did incur, or believed that we or DonJoy, L.L.C. would incur, debts beyond our or DonJoy's, L.L.C. ability to pay as they matured or became due;

then, such court might:

      - subordinate the notes or our parent's guarantee of the notes to our or our parent's presently existing or future indebtedness;

      - void the issuance of the notes (in our case) or our parent's guarantee;
      or

      - take other actions detrimental to holders of the notes.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. However, we or our parent generally would be considered insolvent at the time we incurred indebtedness under the old notes or DonJoy, L.L.C. issued its guarantee, as the case may be, if either:

      - the fair salable value of our or DonJoy's, L.L.C. assets, as applicable, were less than the amount required to pay our or DonJoy's, L.L.C. probable liability on our or its total existing debts and liabilities (including contingent liabilities) as they become absolute or mature; or

      - the sum of our or DonJoy's, L.L.C. debts (including contingent liabilities) were greater than our or DonJoy's, L.L.C. assets, at fair valuation.

We cannot predict:

      - what standard a court would apply in order to determine whether we or DonJoy were insolvent as of the date we or DonJoy issued the old notes or the guarantee, or that regardless of the method of valuation a court would determine that we or DonJoy were insolvent on that date; or

      - whether a court would not determine that the payments constituted fraudulent transfers on another ground.

In rendering their opinions in connection with the June 1999 recapitalization transactions, our counsel and counsel to the initial purchaser of the old notes did not express any opinion as to the applicability of federal bankruptcy or state fraudulent transfer and conveyance laws.

To the extent a court voids our parent's guarantee as a fraudulent conveyance or holds it unenforceable for any other reason, holders of the notes would cease to have any claim in respect of dj Orthopedics, Inc. and would be creditors solely of us.

Based upon financial and other information available to us, we believe that we and DonJoy issued the old notes and the guarantee of the old notes for proper purposes and in good faith and that at the time we and DonJoy issued the old notes and the guarantee of the old notes, we and DonJoy were not insolvent or rendered insolvent thereby, had sufficient capital to run our business, and were able to pay our debts as they mature or become due. In reaching these conclusions, we relied on various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. However, a court may not adopt the assumptions and methodologies we have chosen or concur with our conclusion as to our solvency.

Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us or dj Orthopedics, Inc. within 90 days after any payment by us with respect to the notes or by dj Orthopedics, Inc. under its guarantee of the notes, or if we or dj Orthopedics, Inc. anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer and the recipient of such payment could be required to return such payment.

In the event there are any subsidiary guarantors in the future, the foregoing would apply to their guarantees.

Risks related to our business

If we cannot successfully implement our business strategy, our business, results of operations and potential for growth will be adversely effected.

Our ability to achieve our business objectives is subject to a variety of factors, many of which are beyond our control. For example, our business strategy contemplates that existing customers for some of our current products will buy new products from us in the future and that we can sell our products to more orthopedic sports medicine professionals than we do now. Similarly, we believe our revenues will increase with the aging of the general population and as individuals engage in increasingly active lifestyles. Our business strategy further contemplates a growth in international sales through the development of direct distribution capabilities in a number of foreign jurisdictions. If our assumptions regarding these trends prove to be incorrect, we may not be successful in implementing our strategy. In addition, the implementation of our strategy may not improve our operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently foreseen, such as the introduction of new products by our competitors and new medical technologies that would make our products obsolete. Any failure to successfully implement our business strategy may adversely affect our business, results of operations and potential for growth.

We have limited experience in designing, manufacturing and marketing products for the repair and regeneration segments of the orthopedic sports medicine market and the failure of our products for these segments to achieve acceptance by orthopedic sports medicine surgeons would adversely affect our ability to enter these new markets and grow our business.

Historically, our principal focus has been the market for orthopedic rehabilitation products. Prior to commencing sales of the first six of our Alaron Surgical-TM- products on August 1, 2001, we had limited experience in the market for orthopedic repair products. We have never sold any products for the regeneration segment of the orthopedic sports medicine market, although we are currently undergoing FDA review of the OrthoPulse-TM- bone growth stimulator for which we will have exclusive North American distribution rights. We cannot assure you that our existing Alaron Surgical-TM- products or, if FDA approval is obtained, the OrthoPulse-TM- bone growth stimulator or any additional repair or regeneration products that we may introduce in the future will achieve wide acceptance by orthopedic sports medicine surgeons. In addition, the repair and regeneration segments of the orthopedic sports medicine market may have different competitive characteristics from those we have experienced in the market for our rehabilitation products. If our repair and regeneration products do not receive market acceptance by orthopedic sports medicine surgeons, our ability to successfully grow our business will be materially and adversely affected. In addition, our quarterly operating results could be adversely affected if we are not able to introduce new products for these markets in a timely manner due to delays in receiving FDA approval or otherwise.

If we are not able to develop or license and market new products or product enhancements we will not remain competitive.

Our future success and the ability to grow our revenues and earnings require the continued development or licensing of new products and the enhancement of our existing products. We may not be able to:

      - continue to develop successful new products and enhance existing products;

      - obtain required regulatory clearances and approvals for such products;

      - market such products in a commercially viable manner; or

      - gain market acceptance for such products.

Our failure to develop or license and market new products and product enhancements could have a material adverse effect on our business, financial condition and results of operations.

In addition, our competitors may develop new medical procedures, technologies or products that are more effective than ours or that would render our technology or products obsolete or uncompetitive, which could have a material adverse effect on us. For example, the development and use of joint lubricants to treat osteoarthritis in the knee may prove to be an effective alternative to the use of our osteoarthritic braces. Additionally, we expect the development of surgical products to be more costly and entail greater development time than we have experienced with rehabilitation products, such as knee braces, and soft goods.

Our transition to direct distribution of our products in selected foreign countries could adversely affect our revenues and income in these countries.

Our strategy to selectively replace our third party international distributors with wholly or partially owned distributorships may adversely affect our revenue and net income in those countries. We are currently selling products in Germany, our largest foreign market, the United Kingdom and Austria, which together aggregated $6.5 million in 2000 and represented 36% of our 2000 international sales and 5% of total sales, through an independent third party distributor. On May 18, 2001, we notified that distributor that we will not renew the distributor arrangement at the end of its current term on December 31, 2001. Accordingly, commencing January 1, 2002, we will need to have fully implemented a direct distribution capability in these countries. We cannot assure you that our direct distribution capabilities will be fully implemented by that date. Additionally, this distributor has the right to return to us the remainder of our products then in its inventory. In the case of products that are in their original packaging, correctly numbered and labeled and less than one year old, we must pay the distributor the full invoiced price, plus duty and freight. In the case of all other products, we will pay a price to be agreed upon at the time. This distributor typically carries approximately one month of purchases from us in its ending inventory balance, which as of the date of termination of December 31, 2001 at our cost is estimated to be approximately $0.3 million. As a result, we will not record revenues on sales to this distributor in the fourth quarter 2001, unless the products are sold by the distributor to third party end users. Therefore, the financial impact to us for any returns is expected to be nominal. This distributor will remain in those markets as an experienced competitor and may take actions designed to limit or undercut our ability to sell our products or otherwise restrict our ability to successfully operate in those countries. Such actions could include discounting sales of our products in those countries prior to December 31, 2001 and replacement products beginning January 1, 2002, the effect of which could make it harder for us to sell our products in those countries beginning January 1, 2002 for a period of time. Accordingly, our transition to direct distribution in Germany, the United Kingdom and Austria could have a material adverse effect on our revenues and earnings in those countries during the fourth quarter of this year and at least through the first six months of next year. To the extent that we decide to replace our independent distributors in other countries, we may experience similar disruptions to our business in those countries. Moreover, we have no experience in managing a large international operation and the creation of direct distribution capabilities in Germany, the United Kingdom and

Austria and other selected foreign countries will require changes in our organization and the implementation of additional financial and operational controls.

We rely heavily on our relationships with orthopedic professionals, agents and distributors for marketing our products and our failure to maintain these relationships would adversely effect our business and operating results.

The sales of our rigid knee braces and our recently introduced line of surgical products depend to a significant extent on the prescription and/or recommendation of such products by orthopedic sports medicine surgeons and other sports medicine professionals. Sales of our rigid knee braces represented approximately 41.8% of our net revenues and approximately 49.9% of our gross profit in 2000 excluding freight revenue and other cost of goods sold not allocable to segments. We have developed and maintain close relationships with a number of widely recognized orthopedic sports medicine surgeons and sports medicine specialists who assist in product research, development and marketing. These professionals often become product champions, speaking about our products at medical seminars, assisting in the training of other professionals in the use and/or fitting of our products and providing us with feedback on the industry's acceptance of our new products. The failure of our existing rigid knee braces and surgical products to retain the support of those surgeons and specialists, or the failure of our new rigid knee braces, new bone growth stimulator product, OrthoPulse-TM-, and new surgical products to secure and retain similar support from leading surgeons and specialists, could have a material adverse effect on our business, financial condition and results of operations.

Our marketing success in the United States also depends largely upon marketing arrangements with independent agents and distributors. Our success depends upon our agents' and distributors' sales and service expertise and their relationships with the customers in the marketplace. Our failure to maintain relationships with agents and distributors could have a material adverse effect on our business, financial condition and results of operations.

If the technology license and distribution agreements relating to some of our key products, including our new surgical products, were terminated, we would not be able to sell those products, which would adversely affect our business, results of operations and prospects for future growth.

We have distribution rights to certain of our products that are manufactured by others and hold licenses from third parties to utilize selected patents, patents pending and technology utilized in the design of some of our existing products and products under development, including the IceMan-Registered Trademark-device, the DonJoy Vista-TM- Rehabilitation System, the
PainBuster-Registered Trademark- Pain Management Systems and our new ACL surgical screws. We also license OrthoPulse-TM-, which will be subject to premarket approval review by the FDA. The revenues from these distribution agreements and licenses represented less than 7% of our net revenues for each of the year ended December 31, 2000 and 6% of our net revenues for the nine months ended September 29, 2001. However, if any of the distribution agreements were terminated or if we lost any of these licenses, we would not be able to manufacture and/or sell the related products, which could have an adverse effect on our future business, financial condition and results of operations. In particular, the loss of the licenses relating to our new ACL surgical screws would significantly limit our ability to grow our Alaron Surgical-TM- division. Similarly, the loss of our license for OrthoPulse-TM- would significantly impair our ability to enter the regeneration market and to grow our revenues in this area in the future.

We intend to pursue, but may not be able to identify, finance or successfully complete strategic growth opportunities.

One element of our growth strategy is to pursue acquisitions, such as our Orthotech and Alaron acquisitions, as well as investments and strategic alliances that either expand or complement our business. We may not be able to identify acceptable opportunities, complete any additional acquisitions, investments or strategic alliances, or license products or technologies on favorable terms or in a timely manner. Acquisitions and, to a lesser extent, investments and strategic alliances involve a number of risks, several of which impacted our business in connection with our Orthotech acquisition, including:

      - the diversion of our management's attention from our existing business while evaluating acquisitions, and thereafter while assimilating the operations and personnel of the new business;

      - adverse short-term effects on our operating results;

      - the inability to successfully and rapidly integrate the new businesses, personnel and products with our existing business, including financial reporting, management and information technology systems;

      - higher than anticipated costs of integration;

      - unforeseen operating difficulties and expenditures;

      - the need to manage a significantly larger business;

      - the lack of prior experience in new markets or countries we may enter;

      - loss of employees of an acquired business, including employees who may have been instrumental to the success or growth of that business; and

      - the use of a substantial amount of our available cash to consummate the acquisition.

In addition, as was required in connection with the Orthotech acquisition, we may require additional debt or equity financing for future acquisitions, investments or strategic alliances. Such financing may not be available on favorable terms, if at all. We may not be able to successfully integrate or operate profitably any new business we acquire and we cannot assure you that any other investments we make, or strategic alliances we enter into, will be successful.

Our international sales may be adversely affected by foreign currency exchange fluctuations and other risks.

Excluding freight revenue, sales in foreign markets, primarily Europe, Canada and Japan, represented approximately 13% of our net revenues for the year ended December 31, 2000 and 12% for the nine months ended September 29, 2001, with Germany and Austria together representing approximately 31% and 42% of international net revenues in 2000 and the first nine months of 2001, respectively. Since our international sales have historically been denominated in U.S. dollars, our operating results have not been directly impacted by foreign currency exchange fluctuations. However, the volume and product mix of our international sales has been and may continue to be adversely impacted by foreign currency exchange fluctuations as changes in the rate of exchange between the U.S. dollar and the applicable foreign currency affect the cost of our products to our foreign customers and thus may impact the overall level of customer purchases or result in the customer purchasing less expensive, lower margin products. In addition, as we begin to directly distribute our products in selected foreign markets, we expect that future sales of our products in these markets will be denominated in the applicable foreign currencies which would cause currency fluctuations to more directly impact our operating results.

We are also subject to other risks inherent in international operations including, foreign regulatory requirements relating to healthcare reimbursement, exposure to different legal requirements and standards governing the introduction or distribution of medical devices, potential difficulties in protecting our intellectual property in foreign jurisdictions where intellectual property protection laws may not be as developed as in the United States, import and export restrictions, increased costs of transportation or shipping, difficulties in staffing and managing international operations, labor disputes, difficulties in collecting accounts receivable, longer collection periods and potentially adverse tax consequences. As we continue to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these risks. These factors may have a material adverse effect on our international operations or on our business, financial condition and results of operations.

We operate in a very competitive business environment.

The orthopedic sports medicine market is highly competitive and fragmented. Our competitors include a few large, diversified general orthopedic products companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Accordingly, we may be at a competitive disadvantage with respect to these competitors. Our primary competitors in the rigid knee brace product line include Bledsoe Brace Systems (a division of Medical Technology, Inc.), Breg, Inc., Generation II USA, Inc., Innovation Sports Incorporated and Townsend Industries Inc. Our competitors in the soft goods products segment include DeRoyal Industries, Tecnol Orthopedics (a division of Encore Medical Corporation) and Zimmer Holdings, Inc. Our competitors in the surgical products market include Arthrex, Inc., Biomet, Inc., Johnson & Johnson, Linvatec (a division of Conmed), Smith & Nephew and Stryker, Inc. We compete with a variety of manufacturers of specialty and other complementary orthopedic products, depending on the type of product. In addition, in certain foreign countries, we compete with one or more local competitors such as Bauerfeind in Germany and FGP in Italy. As competition in any of these markets becomes stronger, we may not realize profit margins at the same rate as today.

Our quarterly operating results are subject to substantial fluctuations and you should not rely on them as an indication of our future results.

Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

      - demand for our products, which historically has been higher in the first and fourth quarters when scholastic sports and ski injuries are more frequent;

      - our ability to meet the demand for our products;

      - our transition to direct distribution of our products in foreign countries such as Germany and the United Kingdom;

      - the number, timing and significance of new products and product introductions and enhancements by us and our competitors, including delays in obtaining government review and clearance of medical devices;

      - our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

      - changes in pricing policies by us and our competitors and reimbursement rates by third party payors, including government health care agencies;

      - changes in the treatment practices of orthopedic sports medicine surgeons and their allied health care professionals; and

      - the timing of significant orders and shipments.

Accordingly, we believe that our quarterly sales and operating results may vary significantly in the future and that period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indications of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period.

We rely on a supplier in China for a portion of our finished soft goods products, which makes us susceptible to supply shortages of these products.

Some of our important suppliers are in China and other parts of Asia. We obtain approximately 10% of our total purchased materials from a supplier in China providing us predominately finished soft goods products. Political and economic instability and changes in government regulations in these areas could affect our ability to continue to receive materials from our suppliers there. The loss of our supplier in China or any other interruption or delay in the supply of our required materials or our inability to obtain these materials at acceptable prices and within a reasonable amount of time could impair our ability to meet scheduled product deliveries to our customers and could hurt our reputation and cause customers to cancel orders.

Our results of operations and financial condition could be adversely affected if a product liability claim is brought against us and we do not have adequate insurance.

The manufacturing and marketing of our products entails risks of product liability and from time to time we have been subject to product liability claims. In the future, we may be subject to additional product liability claims, which may have a negative impact on our business. Our existing product liability insurance coverage may be inadequate to protect us from any liabilities we might incur. If a product liability claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage, our business could suffer. In addition, as a result of a product liability claim, we may have to recall some of our products, which could result in significant costs to us. In addition, our entry into the surgical products market may increase our exposure to product liability claims in the future. This year we introduced the Knee Guarantee-TM- program, in relation to our Defiance-Registered Trademark-knee brace. The Knee Guarantee-TM- will, in specified instances, cover a patient's insurance deductible up to $1,000, or give uninsured patients $1,000, towards surgery should an ACL re-injury occur while wearing the brace. We have not yet had any claims under this program, but we cannot be certain that we will not have claims under it in the future.

Our lack of manufacturing operations outside the United States may cause our products to be less competitive in international markets.

We currently have no manufacturing operations in any foreign country other than Mexico. The cost of transporting our products to foreign countries is currently borne by our customers, who are also often required to pay foreign import duties on our products. As a result, the cost of our products to customers who use or distribute them outside the United States is often greater than products manufactured in that country. In addition, foreign manufacturers of competitive products often receive various local tax concessions which lower their overall manufacturing costs. In order to compete successfully in international markets, we may be required to open or acquire manufacturing operations abroad, which would be costly to implement and would increase our exposure to the risks of doing business in international countries. We may not be able to successfully operate off-shore manufacturing operations, which could have a material adverse effect on our international operations or on our business, financial condition and results of operations.

We may be adversely affected if we lose any member of our senior management.

We are dependent on the continued services of our senior management team, including Leslie H. Cross, our President and Chief Executive Officer, Cyril Talbot III, our Senior Vice President, Finance and Chief Financial Officer, Michael R. McBrayer, our Senior Vice President, Professional Relations and Business Development and Paul K. Nichols, our Senior Vice President, Global Sales and Marketing. These executives have substantial experience and expertise in our business and have made significant contributions to our growth and success. Mr. Cross, Mr. Talbot and Mr. McBrayer are the key management personnel who led our 1999 recapitalization and transition from ownership by Smith & Nephew to a stand-alone company. Mr. Nichols, who became the principal executive of our new surgical products division when we acquired Alaron Technologies, has significant experience in the orthopedic surgical industry. The loss of one or more of these key personnel could have a material adverse effect on us.

If a natural or man-made disaster strikes our manufacturing facilities, we will be unable to manufacture our products for a substantial amount of time and our sales will decline.

We have relied to date solely on our manufacturing facilities in Vista, California and Tijuana, Mexico. These facilities and the manufacturing equipment we use to produce our products would be difficult to replace and could require substantial lead-time to repair or replace. Our facilities may be affected by natural or man-made disasters. If one of our facilities were affected by a disaster, we would be forced to rely on third-party manufacturers or shift production to another manufacturing facility. Although we believe we possess adequate insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Risks related to government regulation

Our failure to receive regulatory clearance or approval for our products or operations in the United States or abroad would adversely affect our revenues and potential for future growth.

Our products and operations are subject to extensive regulation in the United States by the Food and Drug Administration. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution, and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In particular, in order for us to market selected products for clinical use in the United States, we generally must first obtain clearance from the FDA, pursuant to Section 510(k) of the Federal Food, Drug and Cosmetic Act (FFDCA). Clearance under Section 510(k) requires demonstration that a new device is substantially equivalent to another legally marketed device. In addition, if we develop products in the future that are not considered to be substantially equivalent to a legally marketed device, we will be required to obtain FDA approval by submitting a premarket approval application (PMA). All of our currently manufactured products hold the relevant exemption or premarket clearance under the FFDCA. However, OrthoPulse-TM-, a bone growth stimulation product under development will undergo PMA review. We anticipate that the OrthoPulse-TM- PMA submission will be submitted to the FDA by the end of 2001. Failure to obtain FDA clearance or approvals of new products we develop in the future, any limitations imposed by the FDA on new product development or use, or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business, financial condition and results of operations.

In addition to clearance or approval requirements, our medical device products are subject to other rigorous FDA regulatory requirements, including the Quality System Regulation (QSR) recordkeeping regulations, labeling requirements and adverse event reporting regulations. Failure to comply with applicable FDA medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications, and criminal prosecution. Any of these actions, in combination or alone, could have a material adverse effect on our business, financial condition, and results of operations.

In many of the foreign countries in which we market our products, we are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our devices and products in such countries are similar to those of the FDA, including those in Germany, our largest foreign market. In addition, in many countries the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility. Failure to receive, or delays in the receipt of, relevant foreign qualifications could also have a material adverse effect on our business, financial condition, and results of operations. Due to the movement towards harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

Changes in reimbursement policies for our products by third party payors or reductions in reimbursement rates for our products could adversely affect our business and results of operations.

The ability of orthopedic sports medicine surgeons and their allied health care professionals (or persons to whom they sell our products) to receive reimbursement for the cost of our products from private third party payors and, to a lesser extent, Medicare, Medicaid and other governmental programs, is important to our business.

Congress and certain state legislatures are considering reforms in the health care industry that may modify reimbursement practices, including controls on health care spending through limitations on the growth of Medicare and Medicaid spending. In addition to extensive existing government healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare products and services, including some proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect these proposals would have on our business.

Private health insurance plans generally establish their coverage and reimbursement policies after Medicare policies are enacted. If enacted, Congressional or regulatory measures that reduce Medicare reimbursement rates could cause private health insurance plans to reduce their reimbursement rates for our products, which could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to use less expensive products introduced by us and our competitors.

Failure by users of our products to obtain sufficient reimbursement from third party payors for our products or adverse changes in governmental and private payors' policies toward reimbursement for our products could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that third party reimbursement for our products will continue to be available or at what rate such products will be reimbursed.

Similar to our domestic business, our success in international markets also depends upon the eligibility of our products for reimbursement through government sponsored health care payment systems and third party payors, particularly in Europe and Japan, our principal international markets. Reimbursement practices vary significantly by country, with certain countries, most notably France, requiring products to undergo a lengthy regulatory review in order to be eligible for reimbursement. In addition, health care cost containment efforts similar to those we face in the United States are prevalent in many of the foreign countries in which our products are sold and these efforts are expected to continue. For example, in Germany, our largest foreign market, which in 2000 represented approximately 31% of international sales, exclusive of freight revenue, reimbursement by government sponsored health care payment systems for some categories of our products was decreased in 1997. Under the current formula, the German government reimburses 80% of the cost of the affected products and patients bear the remaining 20% of the cost. In Italy, our rigid knee bracing products and cold therapy systems, among others, are no longer eligible for reimbursement. In the United Kingdom, while reimbursement for our products through the National Health Service (NHS), is currently available, the cost of our products is not reimbursed by private health insurance plans and orthopedic professionals are being pressured by the NHS to reduce or eliminate the number of rigid knee braces prescribed for orthopedic patients. Any developments in our foreign markets that eliminate or reduce reimbursement rates for our products could have an adverse effect on our ability to sell our products or cause our orthopedic professional customers to use less expensive products, which could have a material adverse effect on our results of operations.

Healthcare reform, managed care and buying groups have put downward pressure on the prices of our products.

Within the United States, health care reform and managed care are changing the dynamics of the health care industry in response to the need to control rising health care costs. As a result of health care reform, the U.S. health care industry has seen a rapid expansion of managed care at the expense of traditional private insurance. The development of managed care programs in which the providers contract to provide comprehensive health care to a patient population at a fixed cost per person (referred to as capitation) has put pressure on, and is expected to continue to lead, health care providers to lower costs. The advent of managed care has also resulted in greater attention to the tradeoff between patient need and product cost, so-called demand matching, where patients are evaluated as to age, need for mobility and other parameters and are then matched with an orthopedic product that is cost effective in light of such evaluation. One result of demand matching has been, and is expected to continue to be, a shift toward lower priced products, and any such shift in our product mix to lower margin, off-the-shelf products could have an adverse impact on our operating results. For example, in our rigid knee bracing segment, we and many of our competitors are offering lower priced, off-the-shelf products in response to managed care.

A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States. Such buying groups enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. The extent to which such buying groups are able to obtain compliance by their members with such preferred supplier agreements varies considerably depending on the particular buying groups. In response to the organization of new buying groups, we have entered into national contracts with selected groups and believe that the high levels of product sales to such groups and the opportunity for increased market share have the potential to offset the financial impact of discounting. We believe that our ability to maintain our existing arrangements will be important to our future success and the growth of our revenues. In addition, we may not be able to obtain new preferred supplier commitments for major buying groups, in which case we could lose significant potential sales, to the extent these groups are able to command a high level of compliance by their members. On the other hand, if we receive preferred supplier commitments from particular groups which do not deliver high levels of compliance, we may not be able to offset the negative impact of lower per unit prices or lower margins with any increases in unit sales or in market share, which could have a material adverse effect on our business, financial condition and results of operations.

In international markets, where the movement toward health care reform and the development of managed care are generally not as advanced as in the United States, we have experienced downward pressure on product pricing and other effects of health care reform similar to that which we have experienced in the United States. We expect health care reform and managed care to continue to develop in our primary international markets, including Europe and Japan, which we expect will result in further downward pressure in product pricing. The timing and the effects on us of health care reform and the development of managed care in international markets cannot currently be predicted.

Proposed laws that would limit the types of orthopedic professionals who can fit, sell or seek reimbursement for our products could, if adopted, adversely affect our business and results of operations.

Congress and state legislatures have from time to time, in response to pressure from certain orthopedic professionals, considered proposals which limit the types of orthopedic professionals who can fit and/or sell our products or who can seek reimbursement for our products. In particular, Texas, Florida, New Jersey, Illinois and Washington have adopted legislation which prohibits the practice of orthotics and prosthetics, including the measuring, fitting and adjusting of certain medical devices, without a license. Such laws could substantially limit our potential customers in those jurisdictions in which such legislation or regulations are enacted and could provide the authorized providers of our products with greater purchasing power. We may not be successful in responding to such laws and therefore the adoption of such laws could have a material adverse effect on our business, financial condition and results of operations.

We may need to change our business practices to comply with health care fraud and abuse regulations.

We are subject to various federal and state laws pertaining to health care fraud and abuse, including antikickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, Veterans Administration health programs and TRICARE. We have not been challenged by a governmental authority under any of these laws and believe that our operations are in compliance with such laws. However, because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Health care fraud and abuse regulations are complex and even minor, inadvertent irregularities in submissions can potentially give rise to claims that the statute has been violated. Any violations of these laws could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations.

We could become subject to false claims litigation under federal statutes, which can lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federal and state health care programs. These false claims statutes include the False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years and have increased the risk that a health care company will have to defend a false claim action, pay fines or be excluded from the Medicare program, Medicaid programs or other federal and state health care programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation or, if we are not successful in defending against such actions, that such actions will not have a material adverse effect on our business, financial condition and results of operations.

Denied claims from government agencies could reduce our revenue or profits.

Medicare contractors and Medicaid agencies periodically conduct pre- and post-payment review and other audits of claims, and are under increasing pressure to scrutinize more closely health care claims. We cannot assure you that such reviews and/or similar audits of our claims will not result in material recoupments or denials, which could have a material adverse effect on our business, results of operations or financial condition.

Risks related to our intellectual property

We rely on intellectual property to develop and manufacture our products and our business could be adversely affected if we lose our intellectual property rights.

We hold U.S. and foreign patents relating to a number of our components and products and have patent applications pending with respect to other components and products. We also expect to apply for additional patents as we deem appropriate. We believe that several of our existing patents are, and will continue to be, extremely important to our success. These include the patents relating to our:

      - "Four Points of Leverage" system, the critical element in the design of all of our ligament braces;

      - Custom Contour Measuring System, which serves as an integral part of the measurement process for patients ordering our customized ligament and osteoarthritic braces;

      - series of hinges for our post-operative braces;

      - pneumatic pad design and production technologies which utilize air inflatable cushions that allow the patient to vary the location and degree of support provided by braces such as the Defiance-Registered Trademark-;

      - osteoarthritis bracing concepts;

      - ankle bracing, both rigid and soft; and

      - rigid shoulder bracing.

However, we cannot assure you that:

      - our existing or future patents, if any, will afford us adequate protection;

      - our patent applications will result in issued patents; or

      - our patents will not be circumvented or invalidated.

The patent for our "Four Points of Leverage" system is registered only in the United States and expires in January 2005. Products using the "Four Points of Leverage" system represented approximately 27% our net revenues, excluding freight revenue, in 2000. The expiration of this patent could have a material adverse effect on our business, financial condition and results of operations.

Our success also depends on non-patented proprietary know-how, trade secrets, processes and other proprietary information. We employ various methods to protect our proprietary information, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information. However, these methods may not provide us with adequate protection. Our proprietary information may become known to, or be independently developed by, competitors, or our proprietary rights in intellectual property may be challenged, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our operating results and financial condition could be adversely affected if we become involved in litigation regarding our patents or other intellectual property rights.

The orthopedic products industry has experienced extensive litigation regarding patents and other intellectual property rights. We or our products may become subject to patent infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office or the foreign equivalents thereto to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings or the foreign equivalents thereto and related legal and administrative proceedings are both costly and time-consuming. An adverse determination in litigation or interference proceedings to which we may become a party could:

      - subject us to significant liabilities to third parties;

      - require disputed rights to be licensed from a third party for royalties that may be substantial; or

      - require us to cease using such technology.

Any one of these outcomes could have a material adverse effect on us. Furthermore, we may not be able to obtain necessary licenses on satisfactory terms, if at all. Accordingly, adverse determinations in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition and results of operations. Moreover, even if we are successful in such litigation, the expense of defending such claims could have a material adverse effect on our financial condition and results of operations.

In addition, we have from time to time needed to, and may in the future need to, litigate to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Such prosecution of our intellectual property rights could involve counterclaims against us. Any future litigation or interference proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel.

Risks related to the ownership of our parent, dj Orthopedics, Inc.

Our parent has a single stockholder who can substantially influence the outcome of all matters voted upon by its stockholders and the interests of that stockholder may not be aligned with yours.

JPMDJ Partners beneficially owns approximately 45.7% of the outstanding common stock of our parent. As a result, JPMDJ Partners will be able to substantially influence all matters requiring the approval of its stockholders, including the election of directors and the approval of significant corporate transactions, such as acquisitions. The managing member of JPMDJ Partners is J.P. Morgan Fairfield Partners, LLC (formerly Fairfield Chase Medical Partners, LLC), which is controlled by Charles T. Orsatti, our chairman of the board of directors. Accordingly, JPMDJ Partners and JPM Fairfield Partners, which as the managing member initially controls JPMDJ Partners, and their members have the power, subject to certain exceptions, to control dj Orthopedics, Inc. and us. The interests of JPMDJ Partners, JPM Fairfield Partners and their members may not in all cases be aligned with yours.

Risks related to the trading market for the notes

You cannot be sure that an active trading market will develop for the notes.

We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities, Inc. (JPMSI) that as of the date of this prospectus JPMSI intends to make a market in the notes. JPMSI is not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, this market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because JPMSI is our affiliate, JPMSI is required to deliver a current market-making prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of JPMSI to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus.

The liquidity of the trading market in the notes, and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.

                           Forward-looking statements

This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including, in particular, statements that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, our competitive position and the effects of competition, the projected growth of the markets in which we operate, and the benefits and synergies to be obtained from our completed and any future acquisitions. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these statements by forward-looking words such as anticipate, believe, could, estimate, expect, intend, may, should, will, plan, intend, would and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, the forward-looking statements we make in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are discussed under "Risk factors" and elsewhere in this prospectus.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

                                 Industry data

Information contained in this prospectus concerning the orthopedic products industry, including the orthopedic sports medicine market, our general expectations concerning that industry and market, the historic growth rate of the orthopedic sports medicine market, and our market position and market share within the orthopedic sports medicine market and with respect to certain product lines in that market, both domestically and internationally, are based on estimates that we prepared using data from various sources (primarily Frost & Sullivan, an international market consulting firm, and Knowledge
Enterprises, Inc., a market research consulting firm focusing on the orthopedic industry, as well as data from our internal research) and on assumptions made by us, based on that data and other similar reliable sources and our knowledge of the orthopedic products industry and its segments, which we believe to be reasonable. We believe data regarding the orthopedic products industry and the orthopedic sports medicine market and our market position and market share within that market and with respect to certain of the product lines in that market is inherently imprecise, but is generally indicative of their size and our market position and market share within that industry or its segments. Our estimates, in particular as they relate to our general expectations concerning the orthopedic products industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk factors" in this prospectus.

The information in this prospectus relating to our estimated U.S. market share and market position for certain of our core rehabilitation products comes from a Frost & Sullivan study commissioned by us and Frost & Sullivan has consented to our use of that information in this prospectus. This study is not otherwise available to the investing public. The data that we have relied upon regarding 2000 global sales in the orthopedic products market was contained in a general industry report prepared by Knowledge Enterprises, Inc. We did not commission Knowledge Enterprises to prepare the report, and it was not required to, and did not, consent to our use of this data in this prospectus.

                 The reorganization and initial public offering

The reorganization

    dj Orthopedics, Inc. was formed on August 16, 2001 and has had no operations or revenues since that date. Pursuant to an Agreement and Plan of Merger dated as of October 26, 2001, on November 20, 2001 a newly formed, wholly-owned subsidiary of dj Orthopedics, Inc. was merged with and into DonJoy, L.L.C. with DonJoy, L.L.C. remaining as the surviving entity of the merger and becoming a wholly-owned subsidiary of dj Orthopedics, Inc. Pursuant to the merger agreement:

      - each outstanding common unit of DonJoy, L.L.C. was converted into the right to receive 10.812 shares of common stock;

      - each outstanding preferred unit of DonJoy, L.L.C. was converted into the right to receive:

           - an amount in cash equal to approximately $1,044, representing the liquidation preference of the preferred unit, plus accrued and unpaid distributions thereon to but excluding the date that the reorganization was effective; and

           - 10.812 shares of common stock; and

      - each outstanding option and right to purchase common units of DonJoy, L.L.C. was assumed by dj Orthopedics, Inc. and became an option or right, as applicable, to purchase that number of shares of common stock of dj Orthopedics, Inc. equal to the number of common units of DonJoy, L.L.C. subject to the option or right multiplied by 10.812 at an exercise or purchase price proportionately adjusted.

Immediately following the consummation of the foregoing merger, and pursuant to a separate merger agreement, DonJoy, L.L.C. merged with and into dj Orthopedics, Inc., which was the surviving entity of this second merger. Both mergers were consummated immediately prior to the consummation of the initial public offering of common stock of dj Orthopedics, Inc.

The structure and ownership of our parent both before and after the initial public offering, are described in the diagrams set forth below, which do not give effect to the exercise of any options.

[GRAPH]

    Two side-by-side box graphs appear under the labels "Pre-Offering" (left) and "Post Offering" (right).

Pre-Offering graph depicts a box around the word "DonJoy, L.L.C." Under the box is an arrow with the notation 100% over a box around the word "dj Orthopedics, LLC". Under the box is an arrow with the notation 100%, which breaks into two arrows over two boxes. The first box to the left contains the word "dj Orthopedics Capital Corporation". The second box contains the word "Foreign Subsidiaries*"

To the left of the DonJoy, L.L.C. box appear: "JPMDJ Partners (92.6%), Other Institutional Investors (4.8%), Management (2.6%)"

Post-Offering graph depicts a box around the word "dj Orthopedics, Inc." Under the box is an arrow with the notation 100% over a box around the word "dj Orthopedics, LLC". Under the box is an arrow with the notation 100%, which breaks into two arrows over two boxes. The first box to the left contains the word "dj Orthopedics Capital Corporation". The second box contains the word "Foreign Subsidiaries*"

To the right of the dj Orthopedics, Inc. box appears: "JPMDJ Partners (45.7%), Other Institutional Investors (2-4%), Management (1.5%), Public Shareholders (50.4%)."

Under the box graphs appears the notation "*All foreign subsidiaries are 100% owned except dj Australia, which is 50% owned."

Upon consummation of the reorganization, dj Orthopedics, Inc. became a guarantor under the credit agreement and the indenture for the notes.

The initial public offering

    On November 20, 2001, our parent consummated an initial public offering of 9,000,000 shares of common stock at $17.00 per share, of which 7,800,000 shares were sold by our parent and 1,200,000 shares were sold by certain stockholders of our parent. In addition, the selling stockholders granted the underwriters of the offering an option, exercisable through December 14, 2001, to purchase an additional 1,350,000 shares of common stock to cover over-allotments. The net proceeds from the offering to our parent are estimated to be approximately $119.6 million, based on the initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated expenses of the offering. Our parent did not receive any proceeds from the sale of shares in the offering by the selling stockholders.

Of such net proceeds:

      - approximately $10.6 million was used and $3.0 million will be used to repay outstanding borrowings under our revolving credit facility and interest accrued on those borrowings through December 14, 2001, the date of repayment, a portion of which was received by affiliates of certain of the selling stockholders;

      - approximately $47.3 million was used to pay the cash portion of the consideration received by the holders of preferred units of DonJoy, L.L.C. in the reorganization, representing the liquidation preference of the preferred units and accrued and unpaid distributions thereon through November 20, 2001 the date of repayment, all of which was received by the selling stockholders or their affiliates; and

      - approximately $29.1 million will be used to redeem $25 million principal amount of the notes at a redemption price of 112.625% of their principal amount as permitted by the terms of the indenture for the notes plus accrued interest on the notes so redeemed through the expected date of repayment, a portion of which will be received by a selling stockholder.

At September 29, 2001, outstanding borrowings under our revolving credit agreement totaled approximately $13.6 million. Borrowings under the revolving credit facility bore interest at the rate of 5.3% per annum and mature on June 30, 2004.

The remaining net proceeds from the offering of approximately $29.6 million will be used to fund working capital and for other general corporate purposes, including, if consummated, the possible acquisitions of European manufacturers and distributors as discussed under "Management's discussion and analysis of financial condition and results of operations--Overview--Possible acquisitions". The reduction in indebtedness under our revolving credit facility as a result of the application of a portion of the net proceeds of the offering as described above will enhance our ability to make acquisitions and investments to expand our current product offerings through research and development and acquisitions of our investments in, companies, products, technologies and processes. We currently have no commitments or agreements with respect to any future acquisitions or investments and no portion of these remaining net proceeds has been allocated for acquisitions or investments. However, we evaluate acquisition opportunities on an on-going basis. Pending their use for these purposes, the net proceeds of the offering will be invested in short-term interest bearing investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States government.

In the aggregate, the selling stockholders and their affiliates will receive approximately $74.4 million of the net proceeds of the offering, including
$19.0 million of net proceeds received by them from the sale of their common stock in the offering, assuming no exercise of the underwriters' overallotment option. See "Related party transactions--Proceeds of offering to be received by the selling stockholders and their affiliates." Two of the selling stockholders, JPMDJ Partners and JPMP (23A SBIC), are our affiliates, and the other selling stockholders may be considered our affiliates under applicable SEC rules.

                                Use of proceeds

This prospectus is delivered in connection with the sale of the notes by JPMSI in market-making transactions. We will not receive any of the proceeds from these transactions.

                                 Capitalization

The following table sets forth the capitalization of our parent as of September 29, 2001:

      - on an actual basis; and

      - on a pro forma basis to give effect to the reorganization and the sale of 7,800,000 shares of the common stock of dj Orthopedics, Inc. in its initial public offering at an initial public offering price of $17.00 per share, after deducting underwriting discounts and commissions and estimated expenses of the offering.

You should read this table in conjunction with the consolidated and pro forma financial statements and notes to those financial statements appearing elsewhere in this prospectus.

--------------------------------------------------------------------------------------
                                                              ------------------------
                                                                 At September 29, 2001
(dollars in thousands)                                           Actual   Pro forma(1)
--------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $   1,886   $     32,418
                                                              ------------------------
Long-term debt, including current portion:
  Credit facility:(2)
    Term loans..............................................  $  37,405   $     37,405
    Revolving credit facility...............................     13,600             --
  Senior subordinated notes(3)..............................     98,413         73,810
                                                              ------------------------
    Total long-term debt....................................    149,418        111,215
Redeemable preferred units..................................     46,610             --
Minority interest...........................................        144            144
Members'/stockholders' equity:
  Common units..............................................     84,517             --
  Preferred Stock, $0.01 par value, 25,000,000 shares
    authorized and pro forma; none issued and outstanding
    (pro forma).............................................         --             --
  Common Stock, $0.01 par value, 100,000,000 shares
    authorized; 17,855,566 issued and outstanding (pro
    forma)..................................................         --            179
  Additional paid-in capital................................         --        118,453
  Less: Notes receivable from officers......................     (2,082)        (2,082)
  Accumulated deficit.......................................   (137,533)            --
                                                              ------------------------
  Total members'/stockholders' equity (deficit).............    (55,098)       116,550
                                                              ------------------------
Total capitalization........................................  $ 141,074   $    227,909
--------------------------------------------------------------------------------------

(1) For a discussion of the pro forma adjustments, see "Unaudited pro forma consolidated financial information."

(2) For a description of the senior credit facility, see "Description of credit agreement."

(3) Net of unamortized debt discount of approximately $0.4 million at September 29, 2001.

The foregoing table excludes:

      - 1,911,550 shares of common stock issuable upon exercise of options outstanding under our parent's stock incentive plans as of September 29, 2001 after giving effect to the reorganization and options issued through the date of the initial public offering, at exercise prices ranging from $9.25 to $16.00 per share, with a weighted average exercise price of $10.58 per share;

      - 6,321,624 shares of common stock reserved for future grant under our parent's employee stock incentive plans; and

      - rights to purchase 43,248 shares of common stock of our parent at an exercise price equal to their fair market value at the time of exercise.

                Selected historical consolidated financial data

The following table presents selected historical consolidated financial and other data of DonJoy, L.L.C. Prior to the reorganization, DonJoy, L.L.C. was, and as a result the reorganization, dj Orthopedics, Inc. is, a guarantor of the notes and of our credit facility. DonJoy, L.L.C. did not have, and dj Orthopedics, Inc. does not have, any material assets or operations other than its ownership of 100% of the equity interests of dj Orthopedics, LLC. As a result, the consolidated financial position and results of operations of DonJoy, L.L.C. are, and the consolidated financial position and results of operations of dj Orthopedics, Inc. will be, substantially the same as ours. The historical consolidated financial data at December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000 are derived from the audited consolidated financial statements of DonJoy, L.L.C. and the related notes thereto included elsewhere in this prospectus. The historical financial data at December 31, 1996, 1997 and 1998 and for the two years ended December 31, 1997 are derived from the audited consolidated financial statements of DonJoy, L.L.C. that are not included in this prospectus. The selected consolidated financial data at September 29, 2001 and for the nine-month periods ended September 30, 2000 and September 29, 2001 come from the unaudited consolidated financial statements of DonJoy, L.L.C. included elsewhere in this prospectus. The balance sheet data at September 30, 2000 comes from the unaudited consolidated financial statements of DonJoy, L.L.C. which are not included in this prospectus. The unaudited financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the full year. The consolidated financial data set forth below should be read in conjunction with the historical consolidated financial statements and the related notes thereto, "Unaudited pro forma consolidated financial information" and "Management's discussion and analysis of financial condition and results of operations," all included elsewhere in this prospectus.

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  -------------------------------
                                                                                                                Nine months ended
                                        -------------------------------------------------------
                                                                       Years ended December 31,
                                                                                                   September 30,    September 29,
(in thousands except per share data)        1996       1997        1998        1999        2000             2000             2001
---------------------------------------------------------------------------------------------------------------------------------
Statement of Income Data:
  Net revenues........................  $85,264    $94,855    $103,643    $116,418    $143,586    $     102,186    $     127,361
  Cost of goods sold(a)...............   36,916     39,393      46,466      51,744      60,178           43,050           53,856
                                        -----------------------------------------------------------------------------------------
  Gross profit........................   48,348     55,462      57,177      64,674      83,408           59,136           73,505
  Operating expenses(a):
    Sales and marketing...............   21,699     24,629      27,633      28,902      38,653           26,751           35,661
    General and administrative........   12,941     15,802      16,484      16,755      19,761           14,529           18,270
    Research and development..........    1,766      2,055       2,248       2,115       2,465            1,678            1,813
    Merger and integration costs(b)...       --         --          --          --         400              400               --
    Restructuring costs(c)............       --         --       2,467          --          --               --               --
                                        -----------------------------------------------------------------------------------------
    Total operating expenses..........   36,406     42,486      48,832      47,772      61,279           43,358           55,744
                                        -----------------------------------------------------------------------------------------
  Income from operations..............   11,942     12,976       8,345      16,902      22,129           15,778           17,761
  Interest expense....................   (2,459)    (2,072)         --      (7,568)    (16,958)         (12,245)         (13,701)
  Interest income.....................       --         --          --         181         437              348              230
  Discontinued acquisition costs......       --         --          --          --        (449)              --               --
                                        -----------------------------------------------------------------------------------------
  Income before income taxes..........    9,483     10,904       8,345       9,515       5,159            3,881            4,290
  Provision for income taxes(d).......    3,828      4,367       3,394       2,387          --               --               --
                                        -----------------------------------------------------------------------------------------
  Net income..........................  $ 5,655    $ 6,537    $  4,951    $  7,128    $  5,159    $       3,881    $       4,290
  Less: Preferred unit dividends and
    accretion of preferred unit
    fees..............................      N/A        N/A         N/A      (2,343)     (5,415)          (3,908)          (4,738)
                                        -----------------------------------------------------------------------------------------
  Net income (loss) available to
  members.............................      N/A        N/A         N/A    $  4,785    $   (256)   $         (27)   $        (448)
                                        -----------------------------------------------------------------------------------------
  Pro forma net income (loss)(e)......                                                $ (2,165)                    $      (2,035)
                                        -----------------------------------------------------------------------------------------
  Pro forma net income (loss)
    per share(e):
    Basic.............................                                                $  (0.25)                    $       (0.22)
                                                                                      --------                     -------------
    Diluted...........................                                                $  (0.25)                    $       (0.22)
                                                                                      --------                     -------------
  Pro forma weighted average shares
    outstanding(e):
    Basic.............................                                                   8,631                             9,465
                                                                                      --------                     -------------
    Diluted...........................                                                   8,631                             9,465
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  -------------------------------
                                                                                                                Nine months ended
                                        -------------------------------------------------------
                                                                       Years ended December 31,
                                                                                                   September 30,    September 29,
(dollars in thousands)                      1996       1997        1998        1999        2000             2000             2001
---------------------------------------------------------------------------------------------------------------------------------
Other data:
  EBITDA(f)...........................  $16,584    $17,779    $ 15,665    $ 21,854    $ 28,894    $      20,805    $      24,762
  Adjusted EBITDA(g)..................   19,187     22,090      21,957      25,082      29,162           21,073           24,762
  Depreciation and amortization.......    4,642      4,803       4,853       4,952       6,365            4,627            7,001
  Capital expenditures and acquired
    intangibles.......................    1,848      2,273       4,149       4,706       7,722            4,635            5,641
  Ratio of earnings to fixed charges
    (h)...............................     3.94x      4.83x       8.84x       2.12x       1.29x            1.30x            1.29x

Cash flow provided by (used in):
  Operating activities................  $ 9,631    $11,076    $  3,748    $ 16,065    $  1,229    $       5,758    $       3,537
  Investing activities................   (1,860)    (2,322)     (4,049)     (4,776)    (57,015)         (54,551)          (6,984)
  Financing activities................   (7,932)    (8,401)        200      (6,171)     53,965           46,410            1,395

Balance sheet data (at end of period):
  Cash and cash equivalents...........  $   557    $   910    $    809    $  5,927    $  4,106    $       3,544    $       1,886
  Working capital.....................    9,675      9,749      15,625      27,413      38,695           30,268           45,406
  Total assets........................   70,787     71,288      77,056      89,416     155,672          148,610          164,924
  Long-term obligations...............       --         --          --     113,305     157,222          149,490          149,418
  Redeemable preferred units of
  DonJoy, L.L.C.......................       --         --          --      32,539      41,660           40,086           46,610
  Obligations to Smith & Nephew
    (including current portion).......   53,428     45,027      45,227          --          --               --               --
  Total equity (deficit)..............    1,344      7,881      12,832     (70,429)    (63,625)         (63,203)         (55,098)
---------------------------------------------------------------------------------------------------------------------------------

N/A not applicable.

(a) Amounts in 1999 and prior years include various charges and overhead allocations from Smith & Nephew. See note (g) below.

(b) We recorded merger and integration costs in 2000 associated with the consolidation of the Orthotech operations into our existing facilities including merger and integration and information systems consulting.

(c) We recorded restructuring costs in 1998 relating to the consolidation of our operations at our Vista, California facility. See note 10 of the notes to DonJoy, L.L.C.'s consolidated financial statements, and "Management's discussion and analysis of financial condition and results of operations--Overview--Manufacturing cost reduction initiatives."

(d) Because DonJoy, L.L.C. operated as a limited liability company from the date of its recapitalization in June 1999 through November 20, 2001, the date the reorganization was consummated its initial public offering, in accordance with federal, state and local income tax regulations which provide that no income taxes are levied on U.S. limited liability companies and each member of DonJoy, L.L.C. was individually responsible for reporting the member's share of our net income or loss, we have not provided for income taxes in our consolidated financial statements.

(e) Pro forma net income (loss) gives effect to the conversion of our parent into a corporation in the reorganization and is provided for comparability assuming we were a taxable entity for the pro forma periods presented. Pro forma income (loss) per share is based on the weighted average shares outstanding after giving effect to the issuance of 9,063,641 and 10,055,566 shares of common stock of dj Orthopedics, Inc. in the reorganization as of December 31, 2000 and September 29, 2001, respectively.

(f) EBITDA is defined as income from operations plus restructuring costs, merger and integration costs and depreciation and amortization. Discontinued acquisition costs are excluded from income from operations since the charge is not considered a direct cost of operating the business. EBITDA is not a measure of performance under generally accepted accounting principles. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. However, management has included EBITDA because it may be used by certain investors to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. Our definition of EBITDA differs from the definition of EBITDA under our credit agreement in that our definition of EBITDA excludes discontinued acquisition costs. Under both the credit agreement definition of EBITDA and our definition of EBITDA, we were in compliance with all debt covenants under the credit agreement at September 29, 2001. Our definition of EBITDA may not be comparable to that of other companies.

(g) Adjusted EBITDA represents EBITDA, as defined above, adjusted to eliminate those direct charges from Smith & Nephew as well as those allocations of Smith & Nephew's overhead and other expenses that we have not incurred on a stand-alone basis. These amounts were charged or allocated to us on the basis of direct usage where identifiable, with the remainder allocated to us on the basis of its annual sales or the capital employed by Smith & Nephew in our business. See note 9 of the notes to our consolidated financial statements. These charges and allocations include:

        (1) charges for brand royalties that we paid to Smith & Nephew for use of the Smith & Nephew trademarks and trade names which amounts are no longer paid following the recapitalization since we no longer have the right to use Smith & Nephew trademarks and trade names;

        (2) foreign sales corporation commissions that we paid on sales to foreign sales corporations established by Smith & Nephew for tax planning purposes which amounts are no longer paid following the recapitalization;

        (3) Smith & Nephew overhead allocations for corporate managed accounts and new business expense and corporate management expense which were not incurred or replaced following consummation of the recapitalization;

        (4) Smith & Nephew overhead allocations for research and development and for amounts charged by Smith & Nephew for services provided to us for finance (risk management, treasury, audit and taxes), human resources and payroll and legal services;

        (5) the incremental adjustment to the carrying value of acquired inventories associated with the Orthotech acquisition to state them at fair market value;

        and adjusted to include the estimated costs we expected to incur to replace the services described in note (4) above previously provided by Smith & Nephew. On a stand-alone basis, we have replaced these services provided by Smith & Nephew following the recapitalization and we have incurred additional expenses associated with external auditing and periodic filings with the SEC.

         ------------------------------------------------------------------------------------------------------------------------
                                                                                                  -------------------------------
                                                                                                                Nine months ended
                                           ----------------------------------------------------
                                                                       Years ended December 31,
                                                                                                   September 30,    September 29,
         (dollars in thousands)                1996       1997       1998       1999       2000             2000             2001
         ------------------------------------------------------------------------------------------------------------------------
         EBITDA data:
         Income from operations..........  $11,942    $12,976    $ 8,345    $16,902    $22,129    $      15,778    $      17,761
         Restructuring costs.............       --         --      2,467         --         --               --               --
         Merger and integration costs....       --         --         --         --        400              400               --
         Depreciation and amortization...    4,642      4,803      4,853      4,952      6,365            4,627            7,001
                                           --------------------------------------------------------------------------------------
         EBITDA (as defined).............   16,584     17,779     15,665     21,854     28,894           20,805           24,762

         Brand royalties.................    1,274      1,605      3,249      1,817         --               --               --
         Foreign sales corporation
           commissions...................      492        661        439         --         --               --               --
         Amounts eliminated as set forth
           in note (3) above.............      836      1,652      1,726        979         --               --               --
         Amounts eliminated as set forth
           in note (4) above.............      801      1,193      1,678        832         --               --               --
         Step-up in inventory............       --         --         --         --        268              268               --
         Estimated costs to replace Smith
           & Nephew services.............     (800)      (800)      (800)      (400)        --               --               --
                                           --------------------------------------------------------------------------------------
         Adjusted EBITDA.................  $19,187    $22,090    $21,957    $25,082    $29,162    $      21,073    $      24,762
         ------------------------------------------------------------------------------------------------------------------------

        Adjusted EBITDA does not reflect adjustments for Smith & Nephew allocations for bonus, pension and insurance or payroll taxes and benefits or charges for direct legal expenses incurred by Smith & Nephew on our behalf, which costs and expenses we believe we would have incurred in approximately the same amounts on a stand-alone basis, and are of a nature we have continued to incur following the recapitalization. Accordingly, no adjustments for these items have been made. For a more complete description of the corporate charges and allocations and the services performed by Smith & Nephew after the recapitalization, see note 9 of the notes to DonJoy, L.L.C.'s consolidated financial statements, "Management's discussion and analysis of financial condition and results of operations--Overview--Smith & Nephew allocations and sales" and "Related party transactions--Other agreements with Smith & Nephew--Transition services agreement."

(h) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs, whether expensed or capitalized, and (iii) an allocation of one-third of the rental expense from operating leases which management considers to be a reasonable approximation of the interest factor of rental expense.

             Unaudited pro forma consolidated financial information

dj Orthopedics, Inc. was incorporated in Delaware on August 16, 2001 with nominal capital. dj Orthopedics, Inc. has nominal assets, no liabilities and has had no operations or revenues since that date. Concurrently with and contingent upon the completion of the initial public offering of common stock of dj Orthopedics, Inc., a wholly-owned subsidiary of dj Orthopedics, Inc. merged with and into DonJoy, L.L.C., with DonJoy, L.L.C. being the surviving entity of the merger, and the holders of the common and preferred units of DonJoy, L.L.C. received shares of common stock of dj Orthopedics, Inc. See "The reorganization and initial public offering."

The following unaudited pro forma consolidated financial information of dj Orthopedics, Inc. is based on DonJoy, L.L.C.'s historical financial statements for the year ended December 31, 2000 and the six months ended June 29, 2001 and Orthotech's historical financial statements for the nine months ended
September 30, 2000, each appearing elsewhere in this prospectus, as adjusted to illustrate the estimated effects of the Orthotech acquisition completed on July 7, 2000, reclassifications to Orthotech's financial statements to conform with DonJoy, L.L.C.'s presentation and financial statement classifications, the reorganization and the initial public offering. The Orthotech historical financial statements relate to our acquisition of a portion of the assets of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson.

The unaudited pro forma consolidated balance sheet gives effect to the reorganization and the initial public offering as if they occurred on September 29, 2001. The unaudited pro forma consolidated statement of income for the year ended December 31, 2000 gives effect to the Orthotech acquisition, the reorganization and the initial public offering as if they had occurred on January 1, 2000. The unaudited pro forma consolidated statement of income for the nine months ended September 29, 2001 gives effect to the reorganization and the initial public offering as if they had occurred as of January 1, 2000. The reorganization and the initial public offering were consummated on November 20, 2001. On that date our parent paid the cash portion of the consideration receivable by the holders of perferred units of DonJoy, L.L.C. in the reorganization. On November 30, 2001 we repaid $10.6 million of borrowings under our revolving credit facility and $0.5 million of accrued interest thereon. On November 30, 2001, we gave irrevocable notice of our intent to redeem
$25 million principal amount of the notes at 112.625% of the principal amount thereof on December 31, 2001. On December 14, 2001, we will repay $3.0 million of borrowings under our revolving credit facility and $0.01 million of accrued interest thereon.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma consolidated financial data does not purport to represent what our financial position or results of operations would have actually been if the Orthotech acquisition, the reorganization and the initial public offering had in fact occurred on the dates indicated and are not necessarily representative of our consolidated financial position or results of operations for any future date or period. The unaudited pro forma consolidated financial data should be read in conjunction with the above-referenced historical financial statements and the notes thereto of DonJoy, L.L.C. and Orthotech included elsewhere in this prospectus.

Possible Acquisitions

The unaudited pro forma financial statements do not reflect adjustments for, or the use of a portion of the net proceeds of the initial public offering to consummate, our possible acquisitions for which letters of intent have been executed of two European manufacturers and distributors for an estimated aggregate initial purchase price of $9.5 million in cash. Consummation of these acquisitions is subject to completion of our due diligence, execution of definitive agreements, the receipt of financing and the receipt of necessary regulatory approvals. See "Management's discussion and analysis of financial condition and results of operations--Overview--Possible acquisitions."

Orthotech acquisition overview and integration plan

We did not acquire any of Orthotech's facilities or many of its employees and instead integrated the Orthotech operations into our existing business. Upon closing of the Orthotech acquisition, DePuy Orthopaedic Technology, Inc. retained all responsibility with regards to lease obligations on the Orthotech facilities and severance obligations for terminated Orthotech employees. The synergies from the Orthotech acquisition were due primarily to reduction of headcount, the transfer of the majority of Orthotech's sales force to independent distributors and the consolidation of Orthotech's operations into our manufacturing facilities.

In accordance with a transition services agreement, DePuy Orthopaedic Technology, Inc. provided various transitional services to us through October 2000 while the operations of Orthotech were integrated into ours. Such services included continued operation of Orthotech's manufacturing facilities, employee payroll service and benefits, and computer services and other administrative services.

We integrated Orthotech into our business over a period of 90 days. The majority of Orthotech's manufactured products were rationalized against our product lines, with the remaining manufactured products either offered as new products or discontinued. In addition, Orthotech product offerings were rationalized into the DonJoy-Registered Trademark-, ProCare-Registered Trademark-, international and OfficeCare-Registered Trademark- distribution channels.

Historically, Orthotech sold its products internationally to affiliated companies who then re-sold the Orthotech products to the end user consumer. Orthotech's historical combined financial statements include the operating results of its affiliated companies which reflect revenues based on the sales value to the end user consumer. We did not purchase Orthotech's international affiliated companies in the acquisition. We sell products internationally at a transfer price to third-party distributors that is less than the amount realized on sales to the end customer. We recognize revenue when products are shipped to the international distributor.

      dj Orthopedics, Inc. unaudited pro forma consolidated balance sheet
                               September 29, 2001

-------------------------------------------------------------------------------------------------------
                                                                             Pro forma
(in thousands except unit/share information)                 Historical    adjustments        Pro forma
-------------------------------------------------------------------------------------------------------
                                                                          (unaudited)       (unaudited)
Assets
Current assets:
  Cash and cash equivalents................................  $   1,886    $     30,532 (1)  $    32,418
  Accounts receivable, net discounts and allowances........     44,235                           44,235
  Inventories, net.........................................     21,771                           21,771
  Other current assets.....................................      2,638                            2,638
                                                             ------------------------------------------
  Total current assets.....................................     70,530          30,532          101,062
Property, plant and equipment, net.........................     14,880                           14,880
Intangible assets, net.....................................     72,029                           72,029
Debt issuance costs, net...................................      5,857          (1,166)(2)        4,691
Deferred income taxes......................................         --          54,794 (3)       54,794
Other assets...............................................      1,628                            1,628
                                                             ------------------------------------------
Total assets...............................................  $ 164,924    $     84,160      $   249,084
-------------------------------------------------------------------------------------------------------

Liabilities and members'/stockholders' equity (deficit)
Current liabilities:
  Accounts payable.........................................  $   9,430                      $     9,430
  Accrued compensation.....................................      2,398                            2,398
  Accrued commissions......................................      1,360                            1,360
  Long-term debt, current portion..........................      1,274                            1,274
  Accrued interest.........................................      3,690            (929)(4)        2,761
  Other accrued liabilities................................      6,972          (1,746)(5)        5,226
                                                             ------------------------------------------
  Total current liabilities................................     25,124          (2,675)          22,449
12 5/8% senior subordinated notes..........................     98,413         (24,603)(6)       73,810
Long-term debt, less current portion.......................     49,731         (13,600)(7)       36,131
Redeemable preferred units; 100,000 units authorized,
  44,405 units issued and outstanding at September 29,
  2001; liquidation preference of $46,383 at September 29,
  2001.....................................................     46,610         (46,610)(8)           --
Minority interest..........................................        144                              144
Members'/stockholders' equity (deficit):
  Common units; 2,900,000 units authorized, 885,633 units
    issued and outstanding at September 29, 2001...........     84,517         (84,517)(9)           --
  Common stock, $0.01 par value; 100,000,000 shares
    authorized and 17,855,566 shares issued and
    outstanding, pro forma.................................         --             179 (9)          179
  Additional paid in capital...............................         --         118,453 (10)     118,453
  Notes receivable from officers...........................     (2,082)                          (2,082)
  Retained earnings (deficit)..............................   (137,533)        137,533 (11)          --
                                                             ------------------------------------------
Total members'/stockholders' equity (deficit)..............    (55,098)        171,648          116,550
                                                             ------------------------------------------
Total liabilities and members'/stockholders' equity
  (deficit)................................................  $ 164,924    $     84,160      $   249,084
-------------------------------------------------------------------------------------------------------

  dj Orthopedics, Inc. notes to unaudited pro forma consolidated balance sheet
                             (dollars in thousands)

(1) Reflects the increase in cash resulting from the initial public offering and the application of the net proceeds as follows:

----------------------------------------------------------------------
Proceeds from the sale of 7,800,000 shares of common stock
  of dj Orthopedics, Inc. at an initial offering price of
  $17.00 per share, after deducting underwriting discounts
  and commissions and estimated costs of the initial public
  offering of $13,000.......................................  $119,600

Less:
Repayment of principal on the revolving credit facility of
  $13,600 and accrued interest of $8........................   (13,608)
Redemption of the notes, comprised of principal of $25,000,
  a prepayment premium of $3,156 (see note 4 of notes to
  DonJoy's consolidated financial statements) and accrued
  interest of $921..........................................   (29,077)
Redemption of redeemable preferred units (see note 5 of
  notes to DonJoy's consolidated financial statements)......   (46,383)
                                                              --------
Net increase in cash........................................  $ 30,532
----------------------------------------------------------------------

The net increase in cash does not reflect the $9,500 of funds which would be required to consummate our two possible acquisitions for which letters of intent have been executed.

(2) Reflects the write-off of unamortized debt issuance costs of $1,166 following the redemption of a portion of the notes.

(3) In connection with the reorganization, we will record a deferred tax asset benefit of $54,794 related to the difference between the book and the tax basis of certain assets and liabilities of DonJoy, L.L.C. at September 29, 2001 as the related amortization will be deductible for tax purposes. The tax basis differences arose at the time of the recapitalization when for income tax purposes we elected to increase the basis of certain assets in an amount equal to the gain recognized by our former parent. See "income taxes" in note 1 of notes to DonJoy, L.L.C.'s consolidated financial statements.

(4) Reflects payment of accrued interest:

------------------------------------------------------------------
Revolving credit facility...................................  $  8
12 5/8% senior subordinated notes...........................   921
                                                              ----
                                                              $929
------------------------------------------------------------------

(5) Records tax benefit of $1,746 for the prepayment premium on the portion of senior subordinated notes redeemed of $3,156, the write-off of unamortized debt issuance costs of $1,166 and debt discount of $397 based on dj Orthopedics, Inc.'s estimated effective tax rate of 37%.

(6) Reflects the redemption of a portion of the senior subordinated notes:

---------------------------------------------------------------------
Principal...................................................  $25,000
Unamortized discount........................................     (397)
                                                              -------
                                                              $24,603
---------------------------------------------------------------------

(7) Records the payment of the principal balance on the revolving credit facility of $13,600.

(8) Reflects the redemption of the redeemable preferred units as follows:

----------------------------------------------------------------------
Redemption amount...........................................  $ 46,383
Add: 2000 and 2001 tax distributions........................       763
Add: allocation of earnings for book purposes...............       682
Less: unamortized accretion of preferred unit fees..........    (1,218)
                                                              --------
                                                              $ 46,610
----------------------------------------------------------------------

(9) Reflects the exchange of membership units of DonJoy, L.L.C. at the exchange ratio of 10.812 shares of common stock of dj Orthopedics, Inc. and the issuance of common stock in the initial public offering as follows:

--------------------------------------------------------------------------
Common units................................................       885,633
Preferred units.............................................        44,405
                                                              ------------
                                                                   930,038
Exchange ratio..............................................        10.812
                                                              ------------
Shares*.....................................................    10,055,566
Shares issued in offering...................................     7,800,000
                                                              ------------
                                                                17,855,566
Par value per share.........................................  $       0.01
                                                              ------------
Par value...................................................  $        179
--------------------------------------------------------------------------

* Fractional shares resulting from the merger exchange ratio were paid in cash.

(10) Reflects the change in additional paid-in-capital as a result of the following:

-----------------------------------------------------------------------
Net proceeds from the sale of shares in the initial public
  offering..................................................  $ 119,600
Conversion of membership units of DonJoy, L.L.C. in the
  reorganization and the shares issued in the initial public
  offering, less par value of $179..........................     84,338
Reclassification of accumulated deficit of DonJoy, L.L.C. to
  additional paid-in-capital at the reorganization date.....    (85,485)
                                                              ---------
                                                              $ 118,453
-----------------------------------------------------------------------

(11) Reflects the adjustment to retained earnings (deficit) as follows:

----------------------------------------------------------------------
Write-off of unamortized debt issuance costs for the portion of the senior subordinated notes redeemed.................  $ (1,166)
Deferred tax asset benefit..................................    54,794
Write-off of debt discount for the portion of the notes
  redeemed..................................................      (397)
Prepayment premium on the redemption of the portion of the
  notes.....................................................    (3,156)
Tax benefit of the write-off of unamortized debt issuance
  costs and debt discount and prepayment premium on the
  redemption of the portion of the notes....................     1,746
Acceleration of recognition of unamortized accretion of
  preferred unit fees.......................................    (1,218)
Add back of the 2000 and 2001 tax distributions.............       763
Add back of the earnings allocation to holders of preferred
  units of DonJoy, L.L.C....................................       682
Reclassification of retained earnings to additional paid in
  capital...................................................    85,485
                                                              --------
                                                              $137,533
----------------------------------------------------------------------

 dj Orthopedics, Inc. unaudited pro forma consolidated statement of income year ended December 31, 2000

-----------------------------------------------------------------------------------------------------------
                                                                      Pro forma adjustments
                                    DonJoy,                 -------------------------------
(in thousands,                       L.L.C.     Orthotech       Orthotech    Reorganization
except per share data)           historical    historical     acquisition      and offering       Pro forma
-----------------------------------------------------------------------------------------------------------
                                                              (unaudited)       (unaudited)     (unaudited)
Total net revenues.........   $     143,586   $    23,978   $      (1,706)(1)                 $     165,858
Cost of goods sold.........          60,178        13,326          (2,104)(2)                        71,400
                              -----------------------------------------------------------------------------
Gross profit...............          83,408        10,652             398                            94,458
Operating expenses
  Sales and marketing......          38,653         6,130            (474)(3)                        44,309
  General and
    administrative.........          19,761         3,775            (640)(4)                        22,896
  Research and
    development............           2,465           246                                             2,711
  Merger and integration
    costs..................             400                                                             400
                              -----------------------------------------------------------------------------
Total operating expenses...          61,279        10,151          (1,114)                           70,316
Income from operations.....          22,129           501           1,512                            24,142
Interest expense...........         (16,958)                       (1,786)(5)           4,011(7)       (14,733)
Interest income............             437                                                             437
Discontinued acquisition
  costs....................            (449)                                                           (449)
                              -----------------------------------------------------------------------------
Income before income
  taxes....................           5,159           501            (274)            4,011           9,397
Provision (benefit) for
  income taxes.............              --           461            (461)(6)           3,477(8)         3,477
                              -----------------------------------------------------------------------------
Net income.................           5,159            40             187               534           5,920
                              -----------------------------------------------------------------------------
Less: Preferred unit
  dividends and accretion
  of preferred unit fees...          (5,415)           --              --             5,415(9)            --
                              -----------------------------------------------------------------------------
Net income (loss) available
  to members/stockholders..   $        (256)  $        40   $         187   $         5,949   $       5,920(10)
                              -----------------------------------------------------------------------------
Pro forma net income
  (loss)...................   $      (2,165)                                                  $       5,920
                              -----------------------------------------------------------------------------
Pro forma net income (loss)
  per share:
  Basic....................   $       (0.25)                                                  $        0.36
                              -----------------------------------------------------------------------------
  Diluted..................   $       (0.25)                                                  $        0.35
                              -----------------------------------------------------------------------------
Pro forma weighted average
  shares outstanding:
  Basic....................           8,631                                                          16,431(11)
                              -----------------------------------------------------------------------------
  Diluted..................           8,631                                                          17,044(11)
-----------------------------------------------------------------------------------------------------------

 dj Orthopedics, Inc. unaudited pro forma consolidated statement of income nine months ended September 29, 2001

------------------------------------------------------------------------------------------------------
                                                                  DonJoy,
                                                                   L.L.C.      Pro forma
(in thousands, except per share data)                          historical    adjustments     Pro forma
------------------------------------------------------------------------------------------------------
                                                                             (unaudited)   (unaudited)
Total net revenues..........................................  $   127,361                  $   127,361
Cost of goods sold..........................................       53,856                       53,856
                                                              ----------------------------------------
Gross profit................................................       73,505                       73,505
Operating expenses
  Sales and marketing.......................................       35,661                       35,661
  General and administrative................................       18,270                       18,270
  Research and development..................................        1,813                        1,813
                                                              ----------------------------------------
Total operating expenses....................................       55,744                       55,744

Income from operations......................................       17,761                       17,761
Interest expense............................................      (13,701)         3,565(7)     (10,136)
Interest income.............................................          230                          230
                                                              ----------------------------------------
Income before income taxes..................................        4,290          3,565         7,855
Provision (benefit) for income taxes........................           --          2,906(8)       2,906
                                                              ----------------------------------------
Net income..................................................        4,290            659         4,949
Less: Preferred unit dividends and accretion of preferred
  unit fees.................................................       (4,738)         4,738(9)          --
                                                              ----------------------------------------
Net income (loss) available to members/stockholders.........  $      (448)  $      5,397   $     4,949(10)
                                                              ----------------------------------------
Pro forma net income (loss).................................  $    (2,035)                 $     4,949
                                                              ----------------------------------------
Pro forma net income (loss) per share:
  Basic.....................................................  $     (0.22)                 $      0.29
                                                              ----------------------------------------
  Diluted...................................................  $     (0.22)                 $      0.28
                                                              ----------------------------------------
Pro forma weighted average shares outstanding:
  Basic.....................................................        9,465                       17,265(11)
                                                              ----------------------------------------
  Diluted...................................................        9,465                       17,955(11)
------------------------------------------------------------------------------------------------------

  dj Orthopedics, Inc. notes to unaudited pro forma consolidated statements of income
                             (dollars in thousands)

(1) Entry records (i) reclassification to make treatment of Orthotech's accounts receivable adjustments consistent with our presentation and (ii) the elimination of incremental revenues Orthotech realized by selling to end customers through their international sales affiliates directly as compared to revenues we would realize by selling through third party distributors, as follows:

-------------------------------------------------------------------------------
                                                                     Year ended
                                                              December 31, 2000
-------------------------------------------------------------------------------
Reclassification of accounts receivable adjustments.........  $              10
Elimination of incremental sales revenue....................             (1,716)
                                                              -----------------
                                                              $          (1,706)
-------------------------------------------------------------------------------

(2) Entry records the (i) elimination of cost of goods sold associated with Orthotech international affiliated companies which we did not purchase in the acquisition, (ii) elimination of salaries, wages and benefits for specifically identified employees whose positions were eliminated as a result of the consolidation of the Orthotech operations into our existing facilities in Vista, California, net of additional specifically identified positions required to be added in our existing facility to handle the increased operations,
(iii) elimination of discontinued building costs for the Orthotech facility, and
(iv) estimated incremental depreciation of the fair market value of acquired property, plant and equipment on a straight-line basis over the estimated economic lives of the underlying fixed assets ranging from three to seven years, as follows:

-------------------------------------------------------------------------------
                                                                     Year ended
                                                              December 31, 2000
-------------------------------------------------------------------------------
Cost of sales associated with Orthotech international
  affiliated companies......................................  $          (1,002)
Elimination of salaries, wages and benefits.................             (1,052)
Elimination of discontinued building costs..................               (102)
Incremental depreciation on fair market value of property,
  plant and equipment.......................................                 52
                                                              -----------------
                                                              $          (2,104)
-------------------------------------------------------------------------------

(3) Reclassification entry to eliminate selling costs associated with Orthotech international affiliated companies which we did not purchase in the acquisition, as follows:

-------------------------------------------------------------------------------
                                                                     Year ended
                                                              December 31, 2000
-------------------------------------------------------------------------------
Elimination of selling costs associated with Orthotech
  international affiliated companies........................  $            (474)
-------------------------------------------------------------------------------

(4) Entry records (i) reclassification to make treatment of Orthotech's accounts receivable adjustments consistent with our presentation, (ii) elimination of administrative expenses associated with Orthotech international affiliated companies which we did not purchase in the acquisition, (iii) elimination of salaries, wages and benefits for specifically identified employees whose positions were eliminated as a result of the consolidation of Orthotech into our existing facilities, net of additional specifically identified positions required to be added in our existing facility to handle the increased operations, (iv) elimination of discontinued building costs for the Orthotech facility, (v) elimination of amortization historically recorded by Orthotech on its goodwill, and (vi) amortization of the estimated fair value of goodwill and other intangible assets acquired over economic lives ranging from 3 to 15 years, as follows:

-------------------------------------------------------------------------------
                                                                     Year ended
                                                              December 31, 2000
-------------------------------------------------------------------------------
Reclassification of accounts receivable adjustments.........  $              10
Elimination of administrative expenses related to Orthotech
  international affiliated companies........................                (90)
Elimination of salaries, wages and benefits.................               (960)
Elimination of discontinued building costs..................                (42)
Elimination of amortization recorded by Orthotech...........             (1,020)
Amortization of intangibles recorded at fair market value...              1,462
                                                              -----------------
                                                              $            (640)
-------------------------------------------------------------------------------

(5) Adjustment to interest expense to reflect additional borrowings under our amended credit agreement to consummate the Orthotech acquisition, as follows:

-------------------------------------------------------------------------------
                                                                     Year ended
                                                              December 31, 2000
-------------------------------------------------------------------------------
Term loan ($24,000 at assumed weighted average rate of
  9.57%)....................................................  $           1,148
Revolving credit facility ($12,600 at assumed
  weighted average rate of 9.07%)...........................                571
Commitment fee on unused portion of revolving credit
  facility ($12,400 at 0.5%)................................                 31
Amortization of debt issuance costs.........................                 36
                                                              -----------------
                                                              $           1,786
-------------------------------------------------------------------------------

(6) Eliminates the provision for income taxes recorded by Orthotech. On
June 30, 1999, DonJoy, L.L.C. became a stand-alone limited liability company. As such, the earnings of DonJoy, L.L.C. and its subsidiaries were included in the taxable income of its members.

-------------------------------------------------------------------------------------------------
                                                                 Year ended     Nine months ended
                                                               December 31,         September 29,
                                                                       2000                  2001
-------------------------------------------------------------------------------------------------
(7)  Eliminates historical interest expense and amortization of debt issuance costs and debt discount that would not
     have been incurred had the initial public offering and
     repayment of debt occurred at the beginning of the
     periods presented:
      Revolving credit facility.............................  $         585   $             1,047
      12 5/8% senior subordinated notes.....................          3,426                 2,518
                                                              -----------------------------------
                                                              $       4,011   $             3,565
-------------------------------------------------------------------------------------------------

(8)  Records tax provision at our estimated effective
    tax rate of 37%, which is composed of the federal
statutory rate of 34%, the average state rate of 4.2%, less
the tax benefit from tax planning initiatives...............  $       3,477   $             2,906
-------------------------------------------------------------------------------------------------

(9)  Eliminates preferred unit dividends and accretion of
     preferred unit fees....................................  $       5,415   $             4,738
-------------------------------------------------------------------------------------------------

(10) Does not reflect: (a) the deferred tax asset benefit of $54,794 for the difference between the book and the tax basis of DonJoy, L.L.C.'s assets, and
(b) an extraordinary charge (net of tax) of $3.3 million for the write-off of unamortized deferred debt issuance costs, debt discount and prepayment premiums on the redemption of the portion of the notes. These amounts will be reflected in dj Orthopedics, Inc.'s financial statements in the quarter or quarters in which the reorganization, the repayment of the revolving credit facility and the redemption of the redeemable preferred units and a portion of the notes occur.

(11) The pro forma net income (loss) per common share is computed based on the weighted average number of shares of common stock outstanding for each period presented assuming the reorganization and the offering occurred as of the beginning of the respective period. The dilutive effect of common stock equivalents (options to purchase common stock) for the periods ended
December 31, 2000 and September 29, 2001, respectively, which is computed using the treasury stock method, were not considered in calculating diluted net income
(loss) per share, because the effect is antidilutive. The following table reconciles the denominators used in computing basic and diluted earnings (loss) per share:

-------------------------------------------------------------------------------------------------------
                                                                       Year ended     Nine months ended
(in thousands)                                                  December 31, 2000    September 29, 2001
-------------------------------------------------------------------------------------------------------
Pro forma weighted average common shares outstanding after
  the reorganization........................................                8,631                 9,465
Effect of the issuance of shares in the offering............                7,800                 7,800
                                                              -----------------------------------------
Pro forma basic weighted average shares outstanding.........               16,431                17,265
Effect of dilutive stock options............................                  613                   690
                                                              -----------------------------------------
Pro forma diluted weighted average shares outstanding.......               17,044                17,955
-------------------------------------------------------------------------------------------------------

               Management's discussion and analysis of financial
                      condition and results of operations

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH DONJOY, L.L.C.'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE FINANCIAL STATEMENTS AS WELL AS THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION AND THE OTHER FINANCIAL DATA INCLUDED ELSEWHERE IN THIS PROSPECTUS.

dj Orthopedics, Inc. is, and prior to the reorganization, DonJoy, L.L.C. was, a guarantor of the notes and of the credit facility. Neither DonJoy, L.L.C. had, nor dj Orthopedics, Inc. has, any material assets or operations other than its ownership of all of the equity interests of dj Orthopedics, LLC. As a result, the discussion of the historical consolidated financial position and results of operations of DonJoy, L.L.C. is substantially the same as dj Orthopedics, LLC's. No financial information of DJ Capital, the co-issuer of the notes, is included in this prospectus because management believes such information would not be material given DJ Capital's lack of assets and liabilities.

Overview

Recapitalization

On June 30 1999, DonJoy, L.L.C. consummated a $215.3 million recapitalization. In connection with the recapitalization transactions, DonJoy, L.L.C. established dj Orthopedics, LLC and DJ Orthopedics Capital Corporation (DJ Capital), a co-issuer of the senior subordinated notes with no material assets or operations. DonJoy, L.L.C. sold all of its net assets to dj Orthopedics, LLC for cash which was funded with the net proceeds of $100.0 million principal amount of senior subordinated notes issued by dj Orthopedics, LLC and DJ Capital, as co-issuers, and the remainder by funds borrowed by dj Orthopedics, LLC under a senior credit facility. In addition, new investors, including three members of our senior management, invested new capital of $94.6 million in equity in DonJoy, L.L.C. The proceeds of the equity investment together with debt financings were used as follows:

      - approximately $199.1 million as consideration paid to redeem a portion of members' equity from DonJoy's former parent, and

      - approximately $8.8 million to pay costs and fees in connection with the recapitalization.

As part of the recapitalization agreement, immediately prior to the recapitalization, DonJoy's former parent made a capital contribution in an amount equal to our then existing cash balance. In addition, it canceled current and deferred liabilities due to our former parent and assumed a then existing restructuring reserve which resulted in an additional capital contribution in those amounts. These amounts aggregated $47.9 million and were treated as a capital contribution by our former parent to DonJoy's members' equity.

Acquisitions and other recent transactions

In accordance with a unit purchase agreement dated as of June 28, 2000, DonJoy's former parent sold its remaining interest in 54,000 common units in DonJoy, L.L.C. to JPMDJ Partners and certain members of management for $5.9 million. JPMDJ Partners purchased 52,495 common units for a total consideration of $5.7 million and the members of management purchased the remaining 1,505 units for a total consideration of $0.2 million, which they financed by cash and promissory notes issued to us. Upon consummation of the reorganization, these units purchased by JPMDJ Partners and the members of management were exchanged for 567,575 and 16,272 shares of common stock of dj Orthopedics, Inc., respectively, reflecting an effective purchase price of $10.08 per share.

On July 7, 2000, we completed the purchase of specified assets and assumed specified liabilities related to the rehabilitation business, referred to in this prospectus as Orthotech or the Orthotech business, of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson. We acquired Orthotech for a purchase price of $46.4 million in cash, exclusive of transaction fees and expenses. Orthotech developed, manufactured, and marketed an array of orthopedic products for the orthopedic sports medicine market including braces, soft goods and specialty products which were similar to the products offered by us. Orthotech also had an inventory management and billing program that complemented our OfficeCare-Registered Trademark- program. We purchased primarily inventory, equipment and certain intellectual property. We were not required to assume any liabilities existing prior to the closing date. The Orthotech acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values.

Effective March 5, 2001, we invested in an Australian joint venture, dj Orthopaedics Pty Ltd (dj Australia) which is 60% owned by dj Orthopedics, LLC. dj Australia has replaced our Smith & Nephew distributor in Australia and also sells two new product lines.

On June 1, 2001, we completed the acquisition of substantially all of the assets and liabilities of Alaron Technologies, L.L.C. for an aggregate purchase price of $500,000 in cash, payable in four equal installments of $125,000 each, all of which has been paid. Alaron provided product development, manufacturing and supply chain management services related to medical and surgical devices. We purchased primarily equipment and acquired technology. The Alaron acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market values. The acquisition also provided order fulfillment and supply chain management systems and software for our new Alaron Surgical-TM- division. These systems will allow us to better serve the overall sports medicine market by offering our surgical products in procedure-specific kits. In connection with the Alaron acquisition, we entered into an employment agreement with Paul K. Nichols, a principal owner of Alaron Technologies, L.L.C., who serves as a Senior Vice President and head of the Alaron Surgical-TM- division.

Possible acquisitions

We have executed letters of intent to acquire two European orthopedic products manufacturers and distributors, Ro+Ten SRL, a manufacturer of soft goods and our current distributor in Italy, and its Swiss affiliate, Orthoservice AG, which manufactures orthopedic products for Ro+Ten. The expected aggregate purchase price is approximately $9.5 million in cash and an expected additional
$0.5 million, if specified performance targets are met. Consummation of the acquisitions is subject to completion of our due diligence, execution of definitive agreements, receipt of necessary financing and the receipt of necessary regulatory approvals and, accordingly, we cannot assure you that either of these acquisitions will be consummated. If consummated, we anticipate that these transactions would close during the first quarter of 2002. We are also negotiating to acquire a European manufacturer of rigid knee braces that is one of our current European distributors. We do not expect that the purchase price of this company would exceed $2.5 million. Our acquisition of these companies, if consummated, is part of our strategy to expand our direct distribution capability in selected international markets where we believe that there is significant potential to increase sales due to high per capita health care expenditures.

Segments

We are a global designer, manufacturer and marketer of products for the orthopedic sports medicine market. Our product lines include rigid knee braces, soft goods, a portfolio of specialty and other complementary orthopedic products and our recently introduced line of surgical products. Our rigid knee braces include ligament braces, which provide durable support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion, and osteoarthritic braces, which provide relief of knee pain due to osteoarthritis. Our soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for injuries to the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. Our portfolio of specialty and other complementary orthopedic products, which are designed to facilitate orthopedic rehabilitation, include lower extremity walkers, upper extremity braces, cold therapy systems and pain management delivery systems. Our recently introduced surgical products include fixation devices for soft tissue repair in the knee as well as to address cartilage damage due to trauma or osteoarthritis. These products are reported in the specialty and other complementary products segment. The rigid knee brace product lines and the soft goods product lines constitute reportable segments under generally accepted accounting principles. See note 7 of the notes to DonJoy, L.L.C.'s consolidated financial statements. We began selling our Alaron Surgical-TM- products in the third quarter of 2001.

Set forth below is revenue and gross profit information for our product lines for the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000 and 2001. Gross profit information is presented before brand royalties charged by Smith & Nephew for use of Smith & Nephew trademarks and trade names for periods prior to the June 1999 recapitalization (which charges are no longer incurred by us following the recapitalization), certain other cost of goods sold, primarily manufacturing variances and royalty expenses, which have not been directly allocated to any of the product lines, and freight revenue. See note 9 of the notes to DonJoy, L.L.C.'s consolidated financial statements.

--------------------------------------------------------------------------------------------------
                                                                                 Nine months ended
                                        Years ended December 31,   -------------------------------
                                     ---------------------------    September 30,    September 29,
(Dollars in thousands)                  1998      1999      2000             2000             2001
--------------------------------------------------------------------------------------------------
Rigid knee bracing:
  Net revenues.....................  $52,473   $52,953   $58,115   $       42,640   $       50,190
  Gross profit.....................   36,669    37,994    41,189           30,372           35,551
  Gross profit margin..............     69.9%     71.8%     70.9%            71.2%            70.8%
Soft goods:
  Net revenues.....................  $32,010   $38,606   $51,412   $       35,592   $       46,194
  Gross profit.....................   15,707    18,723    24,662           16,903           19,997
  Gross profit margin..............     49.1%     48.5%     48.0%            47.5%            43.3%
Specialty and other complementary
  orthopedic products:
  Net revenues.....................  $15,653   $21,344   $29,647   $       20,733   $       27,371
  Gross profit.....................    7,050     9,447    16,635           11,648           15,060
  Gross profit margin..............     45.0%     44.3%     56.1%            56.2%            55.0%
--------------------------------------------------------------------------------------------------

Our total gross profit margin was 55.2%, 55.6%, 58.1%, 57.9% and 57.7% for the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively. Total gross profit margins for 1998 and 1999 are lower due to charges for brand royalties charged by Smith & Nephew which charges are no longer incurred by us following the recapitalization. Excluding these charges, gross profit margins for 1998 and 1999 were 58.3% and 57.1%, respectively.

Our products are marketed under the DonJoy-Registered Trademark-, ProCare-Registered Trademark- and Alaron Surgical-TM- brand names through several distribution channels. DonJoy-Registered Trademark- brand product sales represented approximately 75% and 71% of total net revenues, excluding freight revenue, in 2000 and the first nine months of 2001, respectively. Excluding freight revenue, we marketed substantially all of our rigid knee braces, approximately 84% of our specialty and other complementary orthopedic products and approximately 41% of our soft goods products under the DonJoy-Registered Trademark- brand name in 2000. ProCare-Registered Trademark-brand product sales represented approximately 25% and 27% of total net revenues, excluding freight revenue, in 2000 and the first nine months of 2001, respectively. Excluding freight revenue, we sold approximately 59% of our soft goods products, approximately 16% of our specialty and other complementary orthopedic products and a nominal percentage of our rigid knee braces under the ProCare-Registered Trademark- brand name in 2000. Following the Orthotech acquisition, we sold products under the Orthotech brand; however, in 2000 we integrated Orthotech products into the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brands. Our recently introduced surgical products are marketed under the Alaron Surgical-TM- brand name.

Domestic sales

In the United States, DonJoy-Registered Trademark- brand products are marketed to orthopedic sports medicine surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and athletic trainers. Our surgical products, which are sold under the Alaron Surgical-TM- brand name, are marketed to orthopedic sports medicine surgeons, hospitals and surgery centers. Both DonJoy-Registered Trademark- and Alaron Surgical-TM- products are sold by 38 commissioned sales agents who employ approximately 210 sales representatives. After a product order is received by a sales representative, we generally ship the product directly to the orthopedic professional and we pay a sales commission to the agent on sales of such products, which commissions are reflected in sales and marketing expense in our consolidated financial statements. Excluding freight revenue, domestic sales of DonJoy-Registered Trademark- brand products represented approximately 63% and 64% of total net revenues in 1999 and 2000, respectively, and 63% and 61% of total net revenues in the first nine months of 2000 and 2001, respectively.

Our ProCare-Registered Trademark- products are sold in the United States to third party distributors, including large, national distributors, regional specialty dealers and medical products buying groups who generally purchase such products at a discount from list prices. These distributors then resell ProCare-Registered Trademark- products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patients. Excluding freight revenue, domestic sales of ProCare-Registered Trademark-products represented approximately 22% and 24% of total net revenues in 1999 and 2000, respectively, and 25% and 26% of total net revenues in the first nine months of 2000 and 2001, respectively.

The change in the mix of domestic sales between the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brands has been a direct result of the Orthotech acquisition. A majority of the Orthotech products were soft goods and have been integrated into the ProCare-Registered Trademark- brands, thus increasing the percent of domestic sales sold under the ProCare-Registered Trademark- brand while decreasing the percent of domestic sales sold under the DonJoy-Registered Trademark- brand.

International sales

Excluding freight revenue, international sales accounted for approximately 17%, 16%, 13%, 13% and 13% of our net revenues, in 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively. Excluding freight revenue, total sales in Europe, Germany/Austria and Canada accounted for

62%, 31% and 11%, respectively, of our 2000 international net revenues and 68%, 42% and 11%, respectively, of our international revenues in the first nine months of 2001, with no other country accounting for 10% or more of our international net revenues in 2000 or the first nine months of 2001. The decrease in international net revenues as a percentage of total revenues in 2000 and the first nine months of 2001 as compared to prior years is a direct result of the Orthotech business, which historically consisted primarily of domestic sales.

International sales are currently made primarily through two distinct channels: independent third party distributors (such as in Germany) and Smith & Nephew sales organizations within certain major countries (such as Canada). We distribute our products in Australia through dj Australia. Distributors in these channels buy and resell the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand products within their designated countries. Excluding freight revenue, DonJoy-Registered Trademark- brand products constituted approximately 90%, 86%, 85%, 89% and 89% of international net revenues in 1998, 1999, 2000 and the first nine months of 2000 and 2001, respectively. A significant amount of 2000 sales were transferred from Smith & Nephew sales organizations to independent distributors. International sales made through Smith & Nephew sales organizations were 52%, 40%, 20% and 13% of our international sales, exclusive of freight revenue, in 1998, 1999 and 2000 and the first nine months of 2001, respectively. We believe future opportunities for sales growth within international markets are significant. We intend to selectively replace our third-party independent distributors with wholly or partially owned distributors in key countries where we believe the opportunity for growth is significant due to higher per capita health care spending. We believe that more direct control of the distribution network in these countries will allow us to accelerate the launch of new products and product enhancements, to benefit from the sale of our higher margin products and to capture the distributor's margin. Our possible acquisitions, if completed, the establishment of our Australian subsidiary and our recent decision not to renew the distribution agreement with our existing distributor in Germany, the United Kingdom and Austria effective December 31, 2001 represent our initial steps in pursuing this strategy.

Since our international sales have historically been made in U.S. dollars, our results of operations have not been directly impacted by foreign currency exchange fluctuations. However, as was the case in 2000, the volume and product mix of international sales has been and may continue to be adversely impacted by foreign currency exchange fluctuations as changes in the rate of exchange between the U.S. dollar and the applicable foreign currency will affect the cost of our products to our customers and thus may impact the overall level of customer purchases. International sales in 2000 were adversely impacted by foreign currency exchange fluctuations as the strengthening of the U.S. dollar against the Euro effectively increased the cost of our products to our European customers. In addition, as we begin to directly distribute our products in selected foreign countries, we expect that future sales of our products in these markets will be denominated in the applicable foreign currencies which would cause currency fluctuations to more directly impact our operating results. We may seek to reduce the potential impact of currency fluctuations on our business through hedging transactions.

We are also subject to other risks inherent in international operations including political and economic conditions, foreign regulatory requirements, exposure to different legal requirements and standards, potential difficulties in protecting intellectual property, import and export restrictions, increased costs of transportation or shipping, difficulties in staffing and managing international operations, labor disputes, difficulties in collecting accounts receivable and longer collection periods and potentially adverse tax consequences. As we continue to expand our international business, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. These and other factors may have a material adverse effect on our international operations or on our business, financial condition and results of operations.

Third party reimbursement; health care reform; managed care

While national health care reform and the advent of managed care has impacted the orthopedic sports medicine market, its impact has not been as dramatic as experienced by other sectors of the health care market, such as long term care, physician practice management and managed care (capitation) programs. In recent years, efforts to control medical costs within the United States have been directed towards scrutiny of medical device reimbursement codes, whereby devices are classified to determine the reimbursement levels including reimbursement for products packaged with related orthopedic procedures. Reimbursement codes covering certain of our products have been redefined, thereby reducing the breadth of products for which reimbursement can be sought under recognized codes. We expect that reduction in the total dollar value eligible for reimbursement will occur in the future as the reform process continues.

In international markets, while the movement toward health care reform and the development of managed care are generally not as advanced as in the United States, we have experienced some downward pressure on the pricing of certain of our products and other effects of health care reform similar to those we have experienced in the United States. We expect health care reform and managed care to continue to develop in primary international markets, including Europe and Japan, which will result in further downward pressure on product pricing.

A further result of managed care and the related pressure on costs has been the advent of buying groups in the United States which enter into preferred supplier arrangements with one or more manufacturers of orthopedic or other medical products in return for price discounts. Price discounting with buying groups is an integral aspect of the competitive bid process in the marketplace. The impact on our operating results is expected to be offset by increased volume commitments offered by such buying groups and the opportunity to market products not included in the request for bids. We have entered into national contracts with selected buying groups and expect to enter into additional national contracts in the future. We believe that the high level of product sales to such groups, to the extent such groups are able to command a high level of compliance by their members with the preferred supplier arrangements, and the opportunity for increased market share can offset the financial impact of the price discounting under such contracts. Revenues from group buying organizations accounted for approximately 21% and 20% of our net revenues for the year ended December 31, 2000 and the nine months ended September 29, 2001, respectively, with the largest organization accounting for less than 5% of our net revenues. Accordingly, although we cannot assure you, we believe that such price discounting will not have a material adverse effect on our operating results in the future. See "Risk factors--Healthcare reform, managed care and buying groups have put downward pressure on the prices of our products" and "Business--Sales, distribution and marketing--United States."

OfficeCare-Registered Trademark- program

In 1996, in response to the needs of our customers, we launched OfficeCare-Registered Trademark-, an inventory management and insurance billing program for our U.S. orthopedic sports medicine surgeons. Under the OfficeCare-Registered Trademark- program, we provide the orthopedic sports medicine surgeon with an inventory of orthopedic products for immediate disbursement to the patient. We then seek reimbursement directly from the patient's insurance company or other third party payor or from the patient where self-pay is applicable. The majority of these billings are performed by an independent third-party contractor.

Since its inception, the OfficeCare-Registered Trademark- program has been promoted specifically to provide our orthopedic sports medicine surgeons with a broad array of soft goods and certain other specialty products for immediate patient use. The OfficeCare-Registered Trademark- program is also intended to facilitate the introduction of our products to the orthopedic sports medicine surgeons who had not previously been our customers.

The OfficeCare-Registered Trademark- program represented approximately 6%, 10%, 9% and 13% of our net revenues, excluding freight revenue, for 1999 and 2000 and the first nine months of 2000 and 2001, respectively, with sales of soft goods and specialty and other complementary orthopedic products representing the majority of such sales. The OfficeCare-Registered Trademark- program involves our lower margin soft goods products, but is designed to also strengthen our relationship with the customer, and serves to provide a pull-through effect for both existing and planned sales of our higher margin products. The OfficeCare-Registered Trademark- program has historically experienced a strong growth rate, with an increase of sales, of 42% in 1999 over 1998, 99% in 2000 over 1999 and 69% for the first nine months of 2001 over the first nine months of 2000. The increases in 2000 and the first nine months of 2001 are primarily due to the Orthotech acquisition.

As a result of the growth of the program, our working capital needs have significantly increased due to higher levels of accounts receivable and inventories necessary to operate the program. In addition, OfficeCare-Registered Trademark- has increased our involvement in the third-party reimbursement process, or in certain cases, our direct billings to the patient. The collection period for these receivables as compared to other portions of our business is significantly longer and has also resulted in a need to increase our accounts receivable discounts and allowance requirements. The increase in the accounts receivable discounts and allowances for OfficeCare-Registered Trademark- is the primary reason for the increase in our accounts receivable discounts and allowances at December 31, 2000 and September 29, 2001. Through December 31, 2000, we reflected allowances and discounts applicable to the OfficeCare-Registered Trademark- program as selling and marketing expense. With the growth in the program, management believes that these charges are more appropriately presented as adjustments to revenues, rather than as operating expense. As a result, we reclassified $0.6 million, $1.3 million, $3.9 million and $2.3 million of charges for the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000, respectively, which were previously included in selling and marketing expenses, against revenues related to our OfficeCare-Registered Trademark- program.

Smith & Nephew allocations and sales

Prior to December 29, 1998, our business was operated as the Bracing and Support Systems Division of Smith & Nephew. Effective December 29, 1998, Smith & Nephew contributed the Division's net assets and shares of a Mexican subsidiary to DonJoy, L.L.C., then a newly formed Delaware limited liability company, the sole member of which was Smith & Nephew. Accordingly, the contribution has been accounted for on a predecessor basis for financial reporting purposes.

As a result of formerly being a division of Smith & Nephew, our historical results of operations prior to the June 1999 recapitalization reflect certain direct charges from Smith & Nephew as well as certain allocations of Smith & Nephew's overhead and other expenses. These amounts were charged or allocated to us on the basis of direct usage where identifiable, with the remainder allocated to us on the basis of its annual sales or the capital employed by Smith & Nephew in our business. See note 9 of the notes to DonJoy, L.L.C.'s consolidated financial statements.

The following is a summary of such charges and allocations and their applicability to us on a stand-alone basis following the recapitalization:

      (1) Charges for brand royalties historically included in cost of goods sold resulting from our use of the Smith & Nephew trademarks and trade name. These charges were $3.2 million and $1.8 million in 1998 and 1999, respectively. As a result of the recapitalization on June 30,

      1999, we no longer have the right to use the Smith & Nephew trademarks and trade names and, accordingly, these charges are no longer incurred by us.

      (2) Foreign sales corporation commissions historically included in general and administrative expense paid by us on sales to foreign sales corporations established by Smith & Nephew. The use of sales corporations was a tax planning strategy for Smith & Nephew. These charges were $0.4 million in 1998. As of January 1999, we no longer incurred these charges.

      (3) Smith & Nephew allocations for a portion of its corporate managed accounts and new business expense and corporate management expense historically were included in general and administrative expense. These allocations were $1.7 million and $1.0 million in 1998 and 1999, respectively. These allocations were for a portion of Smith & Nephew's overhead expenses that we have not incurred or replaced following the recapitalization.

      (4) Smith & Nephew allocations for research and development and for finance (risk management, treasury, audit and taxes), human resources and payroll, and legal services historically provided by Smith & Nephew to us were included in general and administrative expense. These allocations were $1.7 million and $0.8 million in 1998 and 1999, respectively. These allocations were for a portion of Smith & Nephew's overhead expenses. On a stand-alone basis, we have replaced these services provided by Smith & Nephew following the recapitalization and we have incurred additional expenses associated with external auditing and periodic filings with the SEC. We estimate that the aggregate annual cost of replacing these services and such additional expenses that we replaced after the recapitalization was approximately $0.8 million.

      (5) Other allocations relating to bonuses, pension and insurance historically included in cost of goods sold, sales and marketing expense and general and administrative expense, and charges for payroll taxes and benefits and direct legal expenses incurred by Smith & Nephew on our behalf were included in general and administrative expense. These costs and expenses are of a nature we continue to incur on a stand-alone basis following the recapitalization.

Under a transition services agreement entered into in connection with the recapitalization, Smith & Nephew continued to provide certain of the administrative services referred to in paragraph (4) above as required by us through November 30, 2000. We have replaced the services provided by Smith & Nephew with internal staff, including the addition of new employees and through arrangements with third party providers.

For the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000 and 2001, sales to Smith & Nephew and its affiliates (including Smith & Nephew's sales organizations) were $8.9 million, $7.2 million, $4.6 million, $2.8 million and $2.1 million, respectively, or 9%, 6%, 3%, 3% and 2% respectively, of total sales, excluding freight revenue, for these periods. International sales made through Smith & Nephew sales organizations were 52%, 40%, 20% 22% and 13% of international sales, excluding freight revenue, in 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively. In connection with the recapitalization, Smith & Nephew and its sales organizations, which distribute our products internationally, entered into agreements with us regarding the purchase of our products following consummation of the recapitalization. However, neither Smith & Nephew nor such sales organizations have any obligation to purchase any specific or minimum quantity of products pursuant to such agreements. See "Related party transactions--Other agreements with Smith & Nephew--Supply agreement" and "--Distribution agreement".

Manufacturing cost reduction initiatives

Over the past several years, we have undertaken initiatives designed to further strengthen our overall manufacturing cost structure and improve operating efficiency. In order to take advantage of the lower labor costs in Mexico, in 1993 we began manufacturing certain of our labor intensive operations, principally sewing, final assembly and packaging, in Tijuana, Mexico. In 1998, we completed the consolidation of our domestic operations into one location in Vista, California. As a result, we incurred $2.5 million of restructuring costs in 1998, substantially all of which related to lease termination costs on the vacated facility. Pursuant to the recapitalization agreement, the remainder of the restructuring reserve, which amounted to $0.9 million at June 29, 1999 and consisted of the remaining lease obligations on the vacated facility, was assumed by Smith & Nephew. In addition, in 1998 general and administrative expense included $0.2 million of costs related to moving costs resulting from the consolidation of the facilities. Operating results for the first three quarters of 1998 were adversely affected by the consolidation and integration of the manufacturing operations of the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brands which were previously separate and distinct, but returned to prior levels in the fourth quarter of 1998 and sustained these levels through the remainder of 1999 and 2000.

In 2000, we completed the consolidation of the Orthotech operations into our Vista, California location. Operating results for the last two quarters of 2000 were adversely affected by the consolidation and integration of the manufacturing operations of the Orthotech brands which were previously separate and distinct.

We have identified additional opportunities to reduce manufacturing costs and improve operating efficiency. In 2001 we consolidated our two separate Mexican operations into one campus location and have listed the vacated facility for sale. We have recently leased additional space in Mexico, directly within the current campus. Consolidation of these facilities will enable us to continue to take advantage of the lower labor costs in Mexico and utilize the resulting additional capacity in our U.S. facilities to manufacture our more technologically advanced, high value products. We have begun to take advantage of our operating efficiencies by moving our post operative and walker lines to Mexico. By upgrading our computer systems to achieve more efficient production, we expect to achieve material and labor cost reductions as well as economies of scale across our entire manufacturing operation. We have converted our manufacturing scheduling to produce finished goods upon customer demand. We will further convert our procurement process to enable us to replenish our supply of raw materials upon usage. Both processes will allow us to decrease the level of inventory necessary to operate the business and reduce the risk of excess and obsolete inventory. We have also reorganized our manufacturing facility into product focused groups. The reorganization and streamlining of the manufacturing facility is expected to reduce the total manufacturing costs, principally overhead costs. In addition, we intend to further automate our manufacturing operations in the rigid knee brace product line through the use of more technologically advanced fabrication and equipment systems. We will continue to rationalize raw materials used in the production of our existing products, thereby enabling us to leverage our purchasing power. Finally, in order to achieve further cost savings, we intend to further reduce the number of stock keeping units (SKUs) without impacting service or breadth of our product range.

Basis of presentation; taxes

Our former parent files a consolidated federal income tax return which includes all of its eligible subsidiaries and divisions, which included us prior to the recapitalization. The provision for income taxes has been presented assuming we filed a separate federal income tax return. The recapitalization had no impact on the historical basis of our assets and liabilities as reflected in our consolidated financial statements except for the elimination of the remaining restructuring reserve and the intercompany accounts. However, as a result of the recapitalization, for federal income tax purposes, we have recorded an increase in the tax basis of our fixed and intangible assets in an amount approximately equal to the taxable gain recognized by Smith & Nephew on the sale of its interest in us. As a result, after the recapitalization, for tax purposes we are able to depreciate assets with a higher tax basis than for financial reporting purposes. The increase in tax basis as of December 31, 1999 was as follows (in thousands):

----------------------------------------------------------------------
Inventory...................................................  $  3,670
Property, plant & equipment.................................     4,145
Goodwill....................................................   130,543
                                                              --------
                                                              $138,358
----------------------------------------------------------------------

The Orthotech acquisition also resulted in an increase in the tax basis due to the fixed and intangible assets acquired. The increase in tax basis due to the Orthotech acquisition is equal to the amounts we recorded under purchase accounting. See note 2 of the notes to DonJoy, L.L.C.'s consolidated financial statements.

Prior to the recapitalization, our results of operations were included in the consolidated federal income tax returns that Smith & Nephew filed in the United States and the historical financial statements reflect a provision for income taxes assuming that we had filed a separate federal income tax return. As limited liability companies, DonJoy, L.L.C. and dj Orthopedics, LLC were not subject to income taxes following the recapitalization. Instead, DonJoy, L.L.C.'s earnings following the recapitalization were allocated to its members and included in the taxable income of the members. The indenture governing the notes and the credit facility currently permit dj Orthopedics, LLC to make distributions to dj Orthopedics, Inc. in amounts required for dj Orthopedics, Inc. to pay federal, state and local income taxes to the extent such income taxes are attributable to the income of dj Orthopedics, LLC and its subsidiaries.

Effects of the reorganization

Upon the consummation of the initial public offering and the reorganization, our parent, dj Orthopedics, Inc., became subject to the payment of federal income taxes and is required to file a separate federal tax return. In addition, we will record a deferred tax asset of approximately $54.8 million, representing the difference at September 29, 2001 between the book basis and tax basis of the assets of DonJoy, L.L.C. We will also incur an extraordinary charge, net of tax, of approximately $3.3 million for the write-off of unamortized deferred debt issuance costs, debt discount and prepayment premiums as a result of the redemption of a portion of the notes. These amounts will be reflected in dj Orthopedics, Inc.'s financial statements in the quarter or quarters in which the reorganization, the repayment of the revolving credit facility and the redemption of the redeemable preferred units and a portion of the notes occur. See "Unaudited pro forma consolidated financial information."

Results of operations

We operate our business on a manufacturing calendar, with our fiscal year always ending on December 31. Each quarter is 13 weeks, consisting of one five-week and two four-week periods. The first and fourth quarters may have more or less working days from year to year based on what day of the week holidays fall on. The first nine months of 2001 contained one less business day than the first nine months of 2000, which resulted in approximately $0.7 million less revenue in the first nine months of 2001 as compared to the first nine months of 2000.

In the fourth quarter of 2000, we adopted Emerging Issues Task Force (EITF) Issue 00-10 "Accounting for Shipping and Handling Fees and Costs." As a result, we have reclassified $3.5 million, $3.5 million, $4.4 million, and $3.2 million for December 31, 1998, 1999 and 2000 and the first nine months of 2000, respectively, of freight revenue from sales and marketing expenses into net revenues. We continue to include freight expenses in sales and marketing expense.

The following table sets forth our operating results as a percentage of net revenues:

-------------------------------------------------------------------------------------------------------
                                                          Years ended                 Nine months ended
                                                         December 31,   -------------------------------
                                             ------------------------    September 30,    September 29,
                                               1998     1999     2000             2000             2001
-------------------------------------------------------------------------------------------------------
Net revenues:
  Rigid knee bracing.......................    50.6%    45.5%    40.5%            41.7%            39.4%
  Soft goods...............................    30.9     33.2     35.8             34.8             36.3
  Specialty and other complementary
    orthopedic products....................    15.1     18.3     20.6             20.3             21.5
                                             ----------------------------------------------------------
Revenues from product lines................    96.6     97.0     96.9             96.8             97.2
  Freight revenue..........................     3.4      3.0      3.1              3.2              2.8
                                             ----------------------------------------------------------
Total consolidated net revenues............   100.0    100.0    100.0            100.0            100.0
Cost of goods sold.........................    44.8     44.4     41.9             42.1             42.3
                                             ----------------------------------------------------------
Gross profit...............................    55.2     55.6     58.1             57.9             57.7
  Sales and marketing......................    26.7     24.9     26.9             26.2             28.0
  General and administrative...............    15.9     14.4     13.8             14.2             14.3
  Research and development.................     2.2      1.8      1.7              1.6              1.4
  Merger and integration costs.............      --       --      0.3              0.4               --
  Restructuring costs......................     2.3       --       --               --               --
                                             ----------------------------------------------------------
Income from operations.....................     8.1     14.5     15.4             15.5             14.0
Interest expense...........................      --     (6.5)   (11.8)           (12.0)           (10.8)
Interest income............................      --      0.2      0.3              0.3              0.2
Discontinued acquisition costs.............      --       --     (0.3)              --               --
                                             ----------------------------------------------------------
Income before income taxes.................     8.1      8.2      3.6              3.8              3.4
Provision for income taxes.................    (3.3)    (2.1)      --               --               --
                                             ----------------------------------------------------------
Net income.................................     4.8%     6.1%     3.6%             3.8%             3.4%
-------------------------------------------------------------------------------------------------------

The following table summarizes certain of our operating results by quarter for 1999 and 2000 and the first nine months of 2001:

--------------------------------------------------------------------------------------------
                                                                Year ended December 31, 1999
                                            ------------------------------------------------
                                              First    Second     Third    Fourth      Total
(in thousands)                              quarter   quarter   quarter   quarter       year
--------------------------------------------------------------------------------------------
Net revenues..............................  $29,030   $26,400   $30,717   $30,271   $116,418
Gross profit..............................   15,517    14,364    17,711    17,082     64,674
Income from operations....................    3,080     2,739     5,637     5,446     16,902
Number of operating days..................       64        61        66        60        251
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                                                Year ended December 31, 2000
                                            ------------------------------------------------
                                              First    Second     Third    Fourth      Total
(in thousands)                              quarter   quarter   quarter   quarter       year
--------------------------------------------------------------------------------------------
Net revenues..............................  $31,881   $30,432   $39,873   $41,400   $143,586
Gross profit..............................   18,997    18,111    22,028    24,272     83,408
Income from operations....................    5,809     5,386     4,583     6,351     22,129
Number of operating days..................       65        63        63        61        252
--------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
                                                                        Nine months ended
                                                                       September 29, 2001
                                                              ---------------------------
                                                                First    Second     Third
(in thousands)                                                quarter   quarter   quarter
-----------------------------------------------------------------------------------------
Net revenues................................................  $40,295   $42,988   $44,078
Gross profit................................................   23,528    25,075    24,902
Income from operations......................................    5,994     5,731     6,036
Number of operating days....................................       64        63        63
-----------------------------------------------------------------------------------------

Several factors impacted our business during the four quarters following the Orthotech acquisition. The closing of the Orthotech facility shortly after the acquisition required that significant resources be allocated to the integration of Orthotech manufacturing operations into our Vista facility. We also decided to pursue another strategic acquisition. These matters diverted resources from a planned significant implementation of a new company-wide enterprise resource planning (ERP) system and led to a decision to delay completion of the ERP system implementation. The proposed acquisition was terminated in the fourth quarter of 2000 and the ERP system implementation was completed in March 2001, approximately seven months later than originally planned. These factors, together with the increased debt leverage resulting from Orthotech acquisition, affected our operating results during the second half of 2000 and the first six months of 2001. With both the full integration of Orthotech into our business and the ERP system implementation now having been completed, the synergies and operating efficiencies originally expected from the Orthotech acquisition and the ERP system are beginning to be realized.

Nine months ended September 29, 2001 compared to nine months ended September 30, 2000

Net revenues. Net revenues increased $25.2 million, or 24.6%, to $127.4 million for the first nine months of 2001 from $102.2 million for the first nine months of 2000. Net revenues, excluding freight revenue, for the rigid knee bracing segment increased $7.6 million over the prior period due to growth in the domestic sales of the OA and ligament product lines. We introduced the DonJoy Vista-TM- Rehabilitation System in April 2001, the SE Four Point Brace in March 2001, and a low cost ACL off-the-shelf brace and a new post-operative brace line with telescoping bars in February 2001. Soft goods sales, excluding freight revenue, increased by $10.6 million over the prior period due primarily to the Orthotech acquisition, a $2.4 million growth in the OfficeCare-Registered Trademark- program, a substantial portion of which was due to the Orthotech acquisition, and $7.5 million from increased sales volumes of wrist splints, ankle braces and knee braces, including those sold through the OfficeCare-Registered Trademark- program. Specialty and other complementary orthopedic products sales, excluding freight revenue, increased by $6.6 million over the prior period due primarily to a $6.4 million increase in sales of lower extremity walkers, cold therapy units, and shoulder braces, as well as the growth of the OfficeCare-Registered Trademark- program. Specialty and other complementary products sales in the first nine months of 2001 included less than $50,000 from sales of our Alaron Surgical-TM- products, which were introduced in August 2001.

Gross profit. Gross profit increased $14.4 million, or 24.3%, to $73.5 million for the first nine months of 2001 from $59.1 million for the first nine months of 2000. Gross profit margin decreased from 57.9% for the first nine months of 2000 to 57.7% for the first nine months of 2001 primarily as a result of increased soft goods sales which carry a lower gross profit margin. The decrease in gross profit margin primarily reflects the effects of the Orthotech acquisition, which occurred in July 2000, and the related increase in soft goods in the mix of products sold. Our gross profit margin subsequent to the Orthotech acquisition has remained relatively constant. Gross profit for the rigid knee bracing segment increased $5.2 million, with gross profit margins at 70.8% for the first nine months of 2001 versus 71.2% for the comparable period in 2000. Gross profit for the soft goods segment increased $3.1 million, with gross profit margin decreasing to 43.3% for the first nine months of 2001 from 47.5% for the comparable period in 2000. This decrease in gross profit margin is a result of the change in product mix, primarily related to sales of Orthotech products. Gross profit for the specialty and other complementary orthopedic products segment increased $3.4 million, with gross profit margin decreasing to 55.0% for the first nine months of 2001 from 56.2% for the comparable period in 2000. The decrease in the gross profit margin is a result of the change in product mix, primarily related to sales of Orthotech products.

Sales and marketing expenses.  Sales and marketing expenses increased
$8.9 million, or 33.3%, to $35.7 million for the first nine months of 2001 from $26.8 million for the first nine months of 2000. The increase primarily reflects increased commissions ($1.9 million) due to higher sales of domestic products, increased freight expenses ($1.8 million), increased costs ($2.9 million) related to OfficeCare-Registered Trademark- volumes and an increase in salaries and benefits ($2.6 million) due to increased headcount. Headcount increased due to the Orthotech acquisition and growth in the OfficeCare-Registered Trademark-program. In addition, amortization expense related to the intangibles acquired in the Orthotech acquisition was $0.3 million in the first nine months of 2001 and minimal during the 2000 period. Overall, sales and marketing expense increased as a percentage of revenues to 28.0% for the first nine months of 2001 from 26.2% for the comparable period in 2000.

General and administrative expenses. General and administrative expenses increased $3.7 million, or 25.7%, to $18.2 million for the first nine months of 2001 from $14.5 million for the first nine months of 2000. The increase was primarily due to amortization associated with the intangible assets acquired as part of the July 2000 acquisition of Orthotech. These amortization expenses were $1.0 million in the 2001 period and $0.7 million in the 2000 period. To a lesser extent, the increase in general and administrative expenses reflected expenses related to these acquisitions and the creation of

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dj Australia and depreciation associated with our new enterprise software system. Overall, general and administrative expenses increased slightly as a percentage of revenues to 14.3% for the first nine months of 2001 compared to 14.2% for the first nine months of 2000.

Research and development expenses. Research and development expenses increased $0.1 million, or 8.0%, to $1.8 million for the first nine months of 2001 from $1.7 million for the first nine months of 2000. During the second quarter of 2001, we introduced the DonJoy VISTA-TM- Rehabilitation System. In addition, we developed a low cost ACL off-the-shelf brace, a new post operative brace line with telescoping bars along with other competitive products, and the SE Brace II. We have also continued to focus on the development of our new bone growth stimulation product, Orthopulse-Registered Trademark-.

Merger and integration costs. In the 2000 period, we incurred $0.4 million in one-time merger and integration costs associated with the consolidation of the Orthotech operations into our existing facilities including merger and integration and information systems consulting costs. Other integration costs are included in the operating expenses above.

Interest expense. Interest expense increased approximately $1.5 million, or 11.9% to $13.7 million in the first nine months of 2001 from $12.2 million in the first nine months of 2000. The 2001 interest expense reflects the additional interest expense on the $24.0 million term loan and the $12.6 million borrowing under the revolving credit facility, both of which were incurred in July 2000 to partially finance the Orthotech acquisition. There were additional borrowings of $8.0 million under the revolving credit facility in December 2000 which also contributed to the increase in interest expense, offset in part by our $5.0 million and $2.0 million repayments under the revolving credit facility in June 2001 and July 2001, respectively.

Year ended December 31, 2000 compared to year ended December 31, 1999

Net revenues. Net revenues increased $27.2 million, or 23.3%, to $143.6 million in 2000 from $116.4 million in 1999. Net revenues, excluding freight revenue, for the rigid knee-bracing segment increased $5.2 million over the prior year due to growth in the domestic sales for the OA and post-operative product lines including the introduction of the OAdjuster-TM- brace in March 2000. Soft goods sales, excluding freight revenue, increased by $12.8 million over the prior year due primarily to the Orthotech acquisition, including $10.5 million from increased sales volumes of wrist splints, ankle braces and knee braces. The increases also reflected a $3.2 million growth in the OfficeCare-TM- program. Specialty and other complementary orthopedic product sales, excluding freight revenue, increased by $8.3 million over the prior year due primarily to the PainBuster-Registered Trademark- Pain Management system, cold therapy units, shoulder bracing and to increased sales of lower extremity walkers, as well as the growth in the OfficeCare-Registered Trademark- program.

Gross profit. Gross profit increased $18.7 million, or 29.0%, to $83.4 million in 2000 from $64.7 million in 1999 primarily as a result of the Orthotech acquisition. Gross profit margin increased to 58.1% in 2000 from 55.6% in 1999, primarily as a result of the elimination of Smith & Nephew charges for brand royalties which totalled $1.8 million in 1999 and were not incurred in 2000. As a result of the consummation of the recapitalization on June 30, 1999, we no longer have the right to use the Smith & Nephew trademarks and trade names and, accordingly, charges for brand royalties are no longer incurred by us. In addition, gross profit margin increased as a result of increased walker sales combined with the implementation of efficient manufacturing techniques in the United States and Mexico. Gross profit, excluding freight revenue, for the rigid knee bracing segment increased $3.2 million, with gross profit margin decreasing to 70.9% from 71.7%. The margin decrease reflects

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the change in product mix. Gross profit, excluding freight revenue, for the soft goods segment increased $5.9 million as a result of increased sales volume, with gross profit decreasing to 48.0% from 48.5% in 1999. Gross profit, excluding freight revenue, for the specialty and other complementary orthopedic products segment increased $7.2 million, with gross profit margin increasing to 56.1% from 44.3%. The increase in gross profit margin reflects lower costs associated with the production of walkers, which resulted from the production of these walkers moving to our facilities in Mexico in the first quarter of 2000 to take advantage of labor cost savings. Other cost of goods sold not allocable to specific product lines increased $0.3 million from 1999 primarily due to the step-up in inventory acquired in the Orthotech acquisition to fair market value, and various facility costs incurred as part of the Orthotech acquisition.

Sales and marketing expenses.  Sales and marketing expenses increased
$9.8 million, or 33.7%, to $38.7 million in 2000 from $28.9 million in 1999. The increase primarily reflected a $2.7 million increase in commissions associated with higher sales of DonJoy products in the United States and increased costs of $1.6 million associated with the OfficeCare-TM- program. In addition, as a result of the Orthotech acquisition, we incurred higher than anticipated freight expenses along with amortization expense related to the acquired intangibles.

General and administrative expenses. General and administrative expenses increased $3.0 million, or 17.9%, to $19.8 million in 2000 from $16.8 million in 1999. In 2000, we completed the consolidation of the Orthotech operations into our Vista, California location. As a result, we incurred $0.5 million in consolidation costs consisting primarily of consulting, information systems, travel and moving expenses. The increase was also due to a $1.6 million increase in salaries and benefits, $0.5 million in consulting expenses related to the implementation of a new Enterprise Resource Planning (ERP) System in the 2000 period with minimal expense in the 1999 period and human resources support combined with a $0.9 million increase in amortization associated with the intangible assets acquired as part of the Orthotech acquisition.

Research and development expenses. Research and development expenses increased $0.4 million, or 16.5%, to $2.5 million in 2000 from $2.1 million in 1999. The increase was primarily due to investment in clinical trials associated with new product development, licensed products, as well as continued studies in core product efficacy.

Merger and integration costs. We incurred $0.4 million in one-time merger and integration costs associated with the consolidation of the Orthotech operations into our existing facilities including merger and integration and information systems consulting. Other integration costs are included in the operating expenses above.

Interest expense. Interest expense increased $9.4 million, or 124.1% to $17.0 million in 2000 from $7.6 million in 1999. The recapitalization occurred in June 1999 and thus 1999 includes only six months of interest expense on the $100.0 million principal amount of senior subordinated notes and the $15.5 million term loan borrowed under the credit agreement to partially finance the recapitalization. Additionally, 2000 includes additional interest expense on the $24.0 million term loan and the $12.6 million borrowing under the revolving credit facility, both of which were incurred to partially finance the Orthotech acquisition.

Year ended December 31, 1999 compared to year ended December 31, 1998

Net revenues. Net revenues increased $12.8 million, or 12.3%, to $116.4 million in 1999 from $103.6 million in 1998. Net revenues, excluding freight revenue, for the rigid knee bracing segment

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increased $0.5 million over the prior year due to increased sales of ligament braces, including the introduction of the 4TITUDE-Registered Trademark- brace and post-operative braces in June 1999. Soft goods sales, excluding freight revenue, increased $6.6 million over the prior year due primarily to increased sales volumes of neoprene bracing products, wrist splints, ankle braces and other soft good supports, including the introduction of the On-Track-Registered Trademark- system. These increases primarily reflect the effect of national contracts entered into in the second half of 1998 as well as the $0.8 million growth of the OfficeCare-Registered Trademark- program. Specialty and other complementary orthopedic products sales, excluding freight revenue, increased by $5.7 million over the prior year due primarily to the recently introduced PainBuster-Registered Trademark- Pain Management Systems, cold therapy units and to increased sales of lower extremity walkers as well as growth of the OfficeCare-Registered Trademark- program.

Gross profit. Gross profit increased $7.5 million, or 13.1%, to $64.7 million in 1999 from $57.2 million in 1998. Gross profit margin increased to 55.6% in 1999 from 55.2% in 1998. The 1999 period included only six months of charges for brand royalties paid to Smith & Nephew, which were $1.8 million, as compared to a full twelve months of such charges in 1998, which were $3.2 million. Gross profit, excluding freight revenue, for the rigid knee bracing segment increased $1.3 million, with gross profit margin increasing to 71.7% from 69.9%. These increases reflected the improved product mix. Gross profit, excluding freight revenue, for the soft goods segment increased $3.0 million as a result of increased sales volume, with gross profit margin decreasing to 48.5% from 49.1%. Gross profit, excluding freight revenue, for the specialty and other complementary orthopedic products segment increased $2.4 million, with gross profit margin decreasing to 44.3% from 45.0%, reflecting increased sales of lower margin products. As a result of the consummation of the recapitalization on June 30, 1999, we no longer have the right to use the Smith & Nephew trademarks and trade names and, accordingly, charges for brand royalties are no longer incurred by us. Other cost of goods sold not allocable to specific product lines increased to $3.2 million in 1999 from $2.5 million in 1998. This increase is primarily due to costs associated with support of the SKU reduction plan, the OfficeCare-Registered Trademark- program and the amortization of the PainBuster-Registered Trademark- Pain Management System distribution rights.

Sales and marketing expenses.  Sales and marketing expenses increased
$1.3 million, or 4.6%, to $28.9 million in 1999 from $27.6 million in 1998. The increase primarily reflected a $0.6 million increase in commissions associated with higher sales of DonJoy-Registered Trademark- products in the United States and a $0.7 million increase in costs associated with the OfficeCare-Registered Trademark- program.

General and administrative expenses. General and administrative expenses increased $0.3 million, or 1.6%, to $16.8 million in 1999 from $16.5 million in 1998. The increase was primarily due to a $1.3 million increase in salaries and benefits offset by a reduction in corporate allocations from Smith & Nephew of $1.9 million. General and administrative expenses declined as a percentage of net revenues to 14.4% from 15.9% primarily due to the reduction in Smith & Nephew allocations.

Research and development expenses. Research and development expenses were approximately equal over the two periods. Significant resources within the department were re-deployed to focus primarily on the development of the DonJoy Vista-TM- Rehabilitation System as well as the development and release of the new 4TITUDE-Registered Trademark- brace in June 1999.

Restructuring costs. In March 1998, we combined our two operating facilities into one location in Vista, California and accrued $2.5 million in costs resulting from the restructuring which had no future economic benefit. These costs related primarily to remaining lease obligations on the vacated facility, net of projected sublease income, and severance costs associated with the termination of twelve employees.

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Interest expense.  Interest expense in 1999 was $7.6 million. The recapitalization occurred in June 1999 and thus 1999 includes only six months of interest expense on the $100.0 million principal amount of senior subordinated notes and the $15.5 million term loan borrowed under the credit agreement to partially finance the recapitalization.

Liquidity and capital resources

Our principal liquidity requirements are to service our debt and meet our working capital and capital expenditure needs. Long-term indebtedness at September 29, 2001 was $149.4 million. After giving effect to the initial public offering of common stock of dj Orthopedics, Inc. and the application of the proceeds thereof to repay borrowings under our revolving credit facility and to redeem $25.0 million principal amount of the senior subordinated notes, our pro forma long-term indebtedness would have been $111.2 million.

Net cash provided by operating activities was $3.7 million, $16.1 million, $1.2 million, $5.8 million and $3.5 million in 1998, 1999, 2000, and the first nine months of 2000 and 2001, respectively. The decrease of $2.3 million in the first nine months of 2001 primarily reflects increased inventory levels in conjunction with the working capital needs associated with the Orthotech acquisition combined with decreased levels of accrued liabilities. The decrease of $14.9 million in 2000 primarily reflects the increased levels in accounts receivable and inventories during 2000 as compared to 1999, primarily as a result of the working capital needs associated with the Orthotech acquisition (which did not include the purchase of the Orthotech historical accounts receivables).

Cash flows used in investing activities were $4.0 million, $4.8 million, $57.0 million, $54.6 million and $7.0 million for 1998, 1999, 2000 and the first nine months of 2000 and 2001, respectively. Capital expenditures in the first nine months of 2001 primarily reflected an increase in the capitalization of costs directly associated with our acquisition and implementation of an enterprise resource planning system which was completed in March 2001, investments in manufacturing equipment, and the Alaron acquisition in June 2001. Included in investing activities in 2000 is the $46.4 million investment in Orthotech, exclusive of transaction fees and expenses of $3.0 million. Capital expenditures in 2000 primarily reflect an increase in construction in progress related to the capitalization of costs directly associated with our acquisition and implementation of an enterprise resource planning system and investments in manufacturing equipment.

Capital expenditures for the remainder of 2001 are estimated at $2.6 million, substantially all of which are maintenance capital expenditures. We also purchased in October 2001 5% of the equity in a licensor of one of our products for an aggregate purchase price of $0.5 million.

Cash flows provided by (used in) financing activities were $0.2 million, $(6.2) million, $54.0 million, $46.4 million and $1.4 million in 1998, 1999, and 2000 and the first nine months of 2000 and 2001, respectively. The increase in the first nine months of 2001 is the primarily the result of the $9.6 million in net proceeds from an equity investment in June 2001 net of $8.0 million repaid under our credit facility. The sources of funds in 2000 primarily reflect the $24.0 million term loan and $12.6 million of borrowings under the revolving credit facility during the third quarter of 2000 and the net proceeds from the issuance by DonJoy, L.L.C. of common and preferred units in the third quarter of 2000, all related to the Orthotech acquisition. We borrowed an additional
$8.0 million at the end of 2000 as a result of the increase in working capital associated with the Orthotech acquisition. Prior to the recapitalization, we participated in Smith & Nephew's central cash management program, wherein all of our cash receipts were remitted to Smith & Nephew and all cash disbursements were funded by Smith &

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Nephew. Following the recapitalization, we no longer participate in Smith &
Nephew's cash management program.

Interest payments on the senior subordinated notes and on borrowings under the credit facility have significantly increased our liquidity requirements. The $100.0 million of senior subordinated notes, due 2009, bear interest at 12 5/8%, payable semi-annually on June 15 and December 15. The credit facility provides for two term loans totaling $39.5 million, of which $37.4 million was outstanding at September 29, 2001. The first term loan, in the amount of $15.5 million, was borrowed in connection with the recapitalization and the second term loan, in the amount of $24.0 million, was borrowed to finance the Orthotech acquisition. We also have available up to $25.0 million under the revolving credit facility, which is available for working capital and general corporate purposes, including financing of acquisitions, investments and strategic alliances. As of September 29, 2001, we had $13.6 million outstanding under that facility, primarily due to the Orthotech acquisition. Borrowings under the term loans and on the revolving credit facility bear interest at variable rates plus an applicable margin. At September 29, 2001, the effective interest rate on the term loans and the revolving credit facility was 5.7% and 5.3%, respectively.

The following table sets forth the principal payments on the term loans for the last three months of 2001 through their maturity in 2005:

-----------------------------------------------------------------------
                                                              Principal
Year                                                           payment
-----------------------------------------------------------------------
2001........................................................  $    317
2002........................................................     1,274
2003........................................................     1,274
2004........................................................    17,202
2005........................................................    17,338
-----------------------------------------------------------------------

We repaid $13.6 million of borrowings under the revolving credit facility with a portion of the net proceeds of the initial public offering. Such repayment can be reborrowed.

In addition, we are required to make annual mandatory prepayments of the term loans under the credit facility in an amount equal to 50% of excess cash flow (as defined in the credit facility) (75% if our leverage ratio exceeds a certain level). We had no excess cash flow at December 31, 2000 or December 31, 1999. In addition, the term loans are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain equity and debt issuances by us, our parent company or any of our other subsidiaries and (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property by us, our parent company or any of our other subsidiaries, in each case subject to certain exceptions. No mandatory prepayments were required at December 31, 2000 or December 31, 1999. In August 2001, we obtained a waiver from our bank lenders with respect to our obligation to prepay the term loans with the proceeds of the $10.0 million equity investment.

The credit facility and the indenture impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the credit facility requires us to maintain certain financial ratios. At September 29, 2001, we were in compliance with all of these covenants. Indebtedness under the credit facility is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property and other intangibles.

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We incurred fees and costs of $8.8 million in connection with the recapitalization. Approximately $7.4 million, principally relating to financing fees and expenses, has been capitalized and are being amortized over the terms of the related debt instruments.

As part of our strategy, we intend to pursue acquisitions, such as the Orthotech and Alaron acquisitions, investments and strategic alliances. We may require new sources of financing to consummate any such transactions, including additional debt or equity financing. We cannot assure you that such additional sources of financing will be available on acceptable terms, if at all.

Our ability to satisfy our debt obligations and to pay principal and interest on our indebtedness, fund working capital requirements and make anticipated capital expenditures will depend on our future performance, which is subject to general economic, financial and other factors, some of which are beyond our control. Management believes that based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds including the availability of borrowings under the revolving credit facility, will be adequate for at least the next twelve months to make required payments of principal and interest on our indebtedness, to fund anticipated capital expenditures and for working capital requirements. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under the revolving credit facility in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. In such event, we may need to raise additional funds through public or private equity or debt financings. We cannot assure you that any such funds will be available to us on favorable terms or at all.

Market risk

We are exposed to certain market risks as part of our ongoing business operations. Primary exposure includes changes in interest rates. We are exposed to interest rate risk in connection with the term loans and borrowings under the revolving credit facility which bear interest at floating rates based on London Inter-Bank Offered Rate (LIBOR) or the prime rate plus an applicable borrowing margin. We manage our interest rate risk by balancing the amount of fixed and variable debt. For fixed rate debt, interest rate changes affect the fair market value but do not impact earnings or cash flows. Conversely, for variable rate debt, interest rate changes generally do not affect the fair market value but do impact future earnings and cash flows, assuming other factors are held constant. As of September 29, 2001, we had $100.0 million principal amount of fixed rate debt represented by the senior subordinated notes and $51.0 million of variable rate debt represented by borrowings under the credit facility (at interest rates ranging from 5.19% to 5.81% at September 29, 2001). Based on our current balance outstanding under the credit facility, an immediate change of one percentage point in the applicable interest rate would cause an increase or decrease in interest expense of approximately $0.5 million on an annual basis. At
September 29, 2001, up to $11.4 million of variable rate borrowings was available under the revolving credit facility. We may use derivative financial instruments, where appropriate, to manage our interest rate risks. However, as a matter of policy, we do not enter into derivative or other financial investments for trading or speculative purposes. As all of our sales have historically been denominated in U.S. dollars; we have not been subject to foreign currency exchange risk. However, as we begin to directly distribute our products in selected foreign markets, we expect that future sales of our products in these markets will be denominated in the applicable foreign currencies which would cause currency fluctuations to more directly impact our operating results. We may seek to reduce the potential impact of currency fluctuations on our business through hedging transactions.

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Seasonality

We generally record our highest net revenues in the first and fourth quarters due to the greater number of orthopedic surgeries and injuries resulting from increased sports activity, particularly football and skiing. In addition, during the fourth quarter, a patient has a greater likelihood of having satisfied his annual insurance deductible than in the first three-quarters of the year, and thus there is an increase in the number of elective orthopedic surgeries. Conversely, we generally have lower net revenues during the second and third quarters as a result of decreased sports activity and fewer orthopedic surgeries. Our results of operations would be adversely and disproportionately affected if our sales were substantially lower than those normally expected during the first and fourth quarters. Increases in our net revenues beginning in the third quarter of 2000 reflect the Orthotech acquisition.

Recent accounting pronouncements

We adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," of the Financial Accounting Standards Board (FASB) in the first quarter of 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities and requires the recognition of all derivatives on our balance sheet at fair market value. The adoption of SFAS No. 133 on our financial statements for the first nine months of 2001 was not material.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and
No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No.142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually, or more frequently in some circumstances, for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. We are required to adopt SFAS No. 142 effective January 1, 2002 at which time we will be required to reassess the intangible assets, including goodwill, previously recorded in connection with previous purchase acquisitions, as well as the useful lives of such intangible assets. Upon adoption of SFAS 142, we will stop amortizing goodwill and certain other intangibles resulting from acquisitions prior to July 1, 2001, which has been estimated to reduce annual amortization expense by approximately $3.4 million. Goodwill and intangibles with indefinite lives will be assigned to reporting units as determined by us for purposes of impairment testing and tested using a two-step approach for impairment annually or whenever there is an impairment indicator. The impact of stopping goodwill amortization has been estimated to increase our annual net income by approximately $2.0 million.

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                                    Business

Overview

We are a global orthopedic sports medicine company specializing in the design, manufacture and marketing of surgical and non-surgical products and services that repair, regenerate and rehabilitate soft tissue and bone, help protect against injury, and treat osteoarthritis of the knee. Osteoarthritis is a form of damage to or degeneration of the articular surface of a joint. Our broad range of over 600 existing products, many of which are based on proprietary technologies, includes rigid knee braces, soft goods, specialty and other complementary orthopedic products and our recently introduced line of surgical products. These products provide solutions for patients and orthopedic sports medicine professionals throughout the patient's continuum of care.

We sell our products in over 44 countries, primarily under the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand names, each of which has achieved a high level of brand name recognition within the orthopedic sports medicine market. Our surgical products are marketed under the Alaron Surgical-TM- brand name. Numerous professional and amateur athletes, including participants in the NFL, NBA and NCAA, and members of the U.S. Ski and Snowboard Teams of which we are a sponsor, choose to use our products. We believe that our strong relationships with orthopedic sports medicine professionals, leading market positions, strong brand names, reputation for quality, broad product lines, established distribution networks and commitment to research and development provide significant opportunities to grow revenues and earnings. For 2000 and the first nine months of 2001, our net revenues were $143.6 million and $127.4 million, respectively, our EBITDA was $28.9 million and $24.8 million, respectively, and our net income, adjusted to give effect to the tax effect of the reorganization into corporate form, would have been $3.3 million and $2.7 million, respectively.

Our product lines provide a range of treatment during the orthopedic recovery process, from rigid knee braces and other specialty products which are generally prescribed for use after surgery and during and after rehabilitation to soft goods which are generally used after injury, whether or not surgery is contemplated. These products are also used to reduce the risk of new and repeat injuries. In addition, we now offer products for the repair stage of the patient's continuum of care with our Alaron Surgical-TM- products. In the future, we plan to pursue the development of an additional line of products for the regeneration of bone and soft tissue, including a bone growth stimulator and a cartilage regeneration product.

Rehabilitation

      - RIGID KNEE BRACES. Our rigid knee braces include ligament braces, which provide support for knee ligament instabilities, post-operative braces, which provide both knee immobilization and a protected range of motion, and osteoarthritic braces, which provide relief of knee pain due to osteoarthritis. These technologically advanced products are generally prescribed by orthopedic sports medicine surgeons. Our rigid knee braces are either customized braces, utilizing basic frames which are then custom-manufactured to fit a patient's particular measurements, or are standard braces which are available "off-the-shelf" in various sizes and can be easily adjusted to fit the patient in the orthopedic professional's office. We also offer a complete rehabilitation system that facilitates the progression of patient rehabilitation in a home or clinical setting by motivating and improving patient compliance through continuous feedback and recorded home exercise sessions. Substantially all of our rigid knee braces are marketed under the DonJoy-Registered Trademark- brand name. These products represented approximately 42% and 41% of our net revenues,

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
      excluding freight revenue, for the year ended December 31, 2000 and the first nine months of 2001.

      - SOFT GOODS. Our soft goods products, most of which are constructed from fabric or neoprene materials, provide support and/or heat retention and compression of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. For the year ended December 31, 2000 and the first nine months of 2001, approximately 59% and 62%, respectively, of our revenues from soft goods products, excluding freight revenue, were derived from products marketed under the ProCare-Registered Trademark-brand name, with the remainder marketed under the DonJoy-Registered Trademark- brand name. Soft goods represented approximately 37% of our net revenues, excluding freight revenue, for each of the year ended December 31, 2000 and the first nine months of 2001.

      - SPECIALTY AND OTHER COMPLEMENTARY ORTHOPEDIC PRODUCTS. Our portfolio of specialty and other complementary orthopedic products includes two post-surgery systems: a continuous cold therapy system to assist in the reduction of pain and swelling and a pain management delivery system that employs ambulatory infusion pumps for the delivery of local anesthetic to the surgical site. Also included within this product category are lower extremity walkers, which are an alternative to lower extremity casting, and upper extremity shoulder and arm braces and slings. For the year ended December 31, 2000 and the first nine months of 2001, approximately 84% of our revenues from specialty and other complementary orthopedic products, excluding freight revenue, were derived from products marketed under the DonJoy-Registered Trademark- brand name, with the remainder marketed under the ProCare-Registered Trademark- brand name. Specialty and other complementary products represented approximately 21% and 22% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and the first nine months of 2001, respectively.

Repair

      - SURGICAL PRODUCTS. Our recently introduced Alaron Surgical-TM- products are used to repair soft tissue and cartilage. Products used during ACL reconstruction include surgical screws made from a next-generation composite bioabsorbable material, titanium surgical screws, hamstring graft anchors designed to reduce surgical procedure time and a suture fixation device that allows the surgeon to adjust the tension of the graft. We have also introduced a cartilage repair system used for transplanting the patient's own healthy knee cartilage into damaged areas of the knee joint. We recently received FDA clearance to market an adjustable high tibial osteotomy plate used to surgically realign, and reduce pain in, the osteoarthritic knee.

Regeneration

      - BONE AND CARTILAGE GROWTH STIMULATION. Our bone growth stimulator is undergoing the regulatory approval process. The bone growth stimulator utilizes electromagnetic field technology to aid in healing fractures and, unlike competitors' products, is intended to be worn by patients continuously as part of a bracing or cast system. Our cartilage regeneration product is in an early stage of development.

We sell our DonJoy-Registered Trademark- products primarily to orthopedic sports medicine surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers to meet the specific needs of their patients. We sell our ProCare-Registered Trademark- products under private label brand names primarily to third party distributors who generally resell our products to large hospital chains, hospital buying groups, primary

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care networks and orthopedic physicians. Our recently introduced Alaron
Surgical-TM- brand of products is being marketed to orthopedic sports medicine surgeons, hospitals and surgery centers.

The orthopedic sports medicine market

The orthopedic products industry generated estimated worldwide sales of $13.1 billion in 2000. We estimate that the segments of the orthopedic sports medicine market that we are targeting accounted for over $3 billion of these sales. This market is served by over 5,000 orthopedic surgeons in the United States who cite sports medicine as an area of concentration and practice focus. In addition, we believe that outside the United States another approximately 5,000 orthopedic surgeons are actively engaged in orthopedic sports medicine. The orthopedic sports medicine market encompasses a broad range of product segments addressing the repair, regeneration and rehabilitation of soft tissue and bone and the treatment of osteoarthritis, as described below:

REPAIR. The repair segment is comprised of products and services used during a surgical procedure to repair bone or soft tissue or to reconstruct joints in the treatment of osteoarthritis. Major product categories in the repair segment include:

      - suture anchors, tissue anchors, interference screws, and other soft tissue repair devices;

      - arthroscopy equipment and surgical instruments;

      - bone pins, screws, bone graft materials and other fracture fixation devices; and

      - total joint implants.

REGENERATION. Products in this segment are used to stimulate the body to regenerate bone or cartilage. For example, bone growth stimulators apply an electromagnetic field to facilitate the healing of fractures. Similar technology may assist the body in forming new cartilage for the treatment of osteoarthritis.

REHABILITATION. These products are used to assist the patient in the recovery from an injury or a surgical procedure and/or to protect against re-injury or damage to the surgical repair site. Rehabilitation products include:

      - knee, shoulder, ankle and wrist braces;

      - neoprene supports; and

      - physical therapy equipment.

We estimate that the portions of the repair, regeneration and rehabilitation segments that we are targeting represent approximately 60%, 10% and 30% of the orthopedic sports medicine market, based on worldwide sales in 2000. We believe revenues in the U.S. orthopedic sports medicine market grew at a rate of 7% to 9% in 1999 and 2000 and that they will continue to grow at a similar rate for the next several years.

The growth of the orthopedic sports medicine market is being driven by:

      - increased participation in exercise, sports and other physical activity by all age groups;

      - the aging "baby boomer" population, including adults suffering from osteoarthritis;

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      - heightened expectations for less intrusive therapies and more rapid and complete recoveries to highly active lifestyles and high quality of life expectations;

      - a growing awareness of the importance of prevention and rehabilitation of orthopedic injuries; and

      - growth in the number of orthopedic surgery fellowship programs specializing in sports medicine from 10% in 1991 to 21% in 2001.

According to the American Association of Orthopedic Surgeons approximately 11% of all injuries in the United States, or 6.6 million annually, are sports injuries and nearly three out of four orthopedic patients are under the age of 65.

Competitive strengths

We believe that our competitive strengths will enable us to grow our revenues and profitability. Our competitive strengths are:

Broad product offering in the orthopedic sports medicine market with leading U.S. market positions for a number of our core rehabilitation products. We offer a broad range of over 600 products to orthopedic sports medicine surgeons and their allied health care professionals. Our existing and planned future products provide solutions to patients and orthopedic professionals in addressing the various stages of the orthopedic repair, regeneration and rehabilitation process. Over 90% of our 2000 revenues are derived from our concentrated focus on the orthopedic sports medicine market.

Our dedication to quality has contributed to achievement of a leading market position within the United States in a number of our core rehabilitation products. The following table sets forth our leading U.S. market positions for certain of our core rehabilitation products based on 2000 U.S. non-retail sales.

------------------------------------------------------------------------------------
                                                                Estimated
                                                              U.S. market     Market
Product                                                             share   position
------------------------------------------------------------------------------------
Ligament braces.............................................      38%          1
Post-operative braces.......................................      24%          1
Fracture boots..............................................      27%          2
Pain management systems.....................................      26%          2
Osteoarthritic braces.......................................      21%          2
Soft goods..................................................      18%          2
Rigid ankle supports........................................       9%          2
====================================================================================

LONG STANDING, LOYAL RELATIONSHIPS WITH ORTHOPEDIC SPORTS MEDICINE SURGEONS AND THEIR ALLIED HEALTH CARE PROFESSIONALS. Our company is focused exclusively on serving orthopedic sports medicine surgeons and their allied health care professionals. We have established long-standing and loyal relationships with our orthopedic sports medicine customers by expanding and enhancing our product lines, as well as through our focused sales, customer service and research and development efforts. These relationships have contributed to the revenue growth we have achieved in each of the last five years and our current leading U.S. market position in a number of our core rehabilitation products. We host numerous orthopedic sports medicine surgeons at our biomechanical laboratory and our surgical techniques laboratory, which allows us to further enhance our relationships with our primary customers.

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Our OfficeCare-Registered Trademark- program further allows us to continue to build our relationships with orthopedic sports medicine surgeons.

The strength of our relationships with orthopedic sports medicine surgeons is also evident in the use of our products by 39 accredited sports medicine fellowship programs in North America. We maintain close relationships with 34 of these programs and supply all or a significant portion of the bracing and soft goods products to these programs, including four through the OfficeCare-Registered Trademark- program. These centers are important in setting standards of care in the field of sports medicine, because the fellowships they sponsor enable new orthopedic surgeons to learn the latest techniques, treatments, products and tools. On average, these centers have been our customers for at least five years.

ESTABLISHED GLOBAL MARKETING AND DISTRIBUTION NETWORKS. In the United States, our DonJoy-Registered Trademark- and Alaron Surgical-TM- product lines and services are marketed by 38 commissioned sales organizations (referred to in this prospectus as agents) which employ approximately 210 sales representatives who are primarily dedicated to the sale of our products to the orthopedic sports medicine market. We believe these sales representatives undergo the most focused sales training program specializing in the orthopedic sports medicine market. Our sales representatives use their technical expertise to market our products to orthopedic sport medicine surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and trainers. We sell our ProCare-Registered Trademark- products to some of the largest national third party distributors, including Owens & Minor Inc., McKesson/HBOC, Allegiance Healthcare, a subsidiary of Cardinal Health Inc., and PSS World Medical Inc., as well as to regional medical surgical dealers and medical products buying groups. We believe that our strong distribution networks in the United States provide us with an established base from which to introduce new or enhanced products and expand sales of existing product lines. Our products are currently sold through a global network of independent distributors which employs 105 sales representatives who focus on building strong relationships with our target customers. Internationally, we expect to distribute our products through a network of partially or wholly-owned distributors in key countries.

STRONG BRAND NAME RECOGNITION AND REPUTATION FOR QUALITY. We believe DonJoy-Registered Trademark- is the most recognized brand name of knee braces in the orthopedic sports medicine market. In addition, our ProCare-Registered Trademark- brand name is well recognized by third party distributors of soft goods in the orthopedic sports medicine market. Our other trademarks include product names that are well known among sports medicine professionals which we believe provide us with a significant competitive advantage. Our products are known for their design, quality construction and durability. Our braces are used by a number of high profile professional and amateur athletes and NCAA athletic programs. We are also the official and exclusive supplier of braces and supports to the U.S. Ski and Snowboard Teams and we believe we are the leading supplier of knee braces to players in the NFL.

SUCCESSFUL RECORD OF NEW PRODUCT INNOVATION AND DEVELOPMENT. We have developed a reputation as an innovator of orthopedic sports medicine products. During 2000, 24.6%, 6.3% and 17.6% of our net revenues, excluding freight revenues in the rigid knee, soft goods and specialty and other complementary product segments, respectively, were comprised of products introduced since 1998. Our recently introduced line of Alaron Surgical-TM- products reflects our continuing commitment to the orthopedic sports medicine surgeon. We own or have licensing rights to more than 50 U.S. and foreign patents, including a U.S. patent covering the "Four Points of Leverage" system, which is a unique element in the design of our ligament braces. In addition, we maintain close relationships with a number of widely recognized orthopedic sports medicine surgeons and sports medicine specialists who assist in product research and development. These professionals often become product champions, speaking about our products at medical seminars, assisting in the training of other professionals in the

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use and/or fitting of the products and providing us with feedback on the industry's acceptance of the new products.

SCALABLE, EFFICIENT INFRASTRUCTURE TO SUPPORT OUR GROWTH. Through implementation of an advanced enterprise resource planning system, continuing implementation of lean manufacturing techniques designed to reduce lead times and work-in-process inventory, and expansions of our facilities in Vista, California and Tijuana, Mexico, we have developed a manufacturing and operational infrastructure that is scalable to meet our expected growth. Our investments in our infrastructure have allowed us to become a high-volume, low cost producer for a number of our core rehabilitation products in which we have achieved substantial market share. This infrastructure will also allow us to continue to move portions of our manufacturing operations to our facilities in Mexico to generate additional labor cost savings and utilize the resulting additional capacity in our U.S. facility to manufacture our more technologically advanced products.

SENIOR MANAGEMENT TEAM EXPERIENCED IN THE CORE ELEMENTS OF OUR STRATEGY. Our three management investors, Messrs. Cross, Talbot and McBrayer, have an average of 14 years of experience with our company and, together with the two other members of our senior management team, have an average of over 21 years of experience within the medical device industry. In particular, Mr. Cross, our Chief Executive Officer, has 20 years of experience in the design, manufacture and marketing of surgical and non-surgical orthopedic products. While at Smith & Nephew, he developed and successfully commercialized products, including a market-leading soft tissue fixation device currently sold by Smith & Nephew. Upon completion of the initial public offering, management owned or had the right to acquire pursuant to options, subject to certain conditions, up to approximately 748,588 shares of common stock on a fully diluted basis.

Strategic objectives

Our strategic objectives are to strengthen our leadership position in the orthopedic sports medicine market and to increase our revenues and profitability. We intend to pursue the following strategic initiatives:

      - broaden our market penetration and reach;

      - enhance and grow our core business; and

      - expand our business platform.

The key elements of our business strategy include:

EXPANDING EXISTING AND DEVELOPING NEW RELATIONSHIPS WITH ORTHOPEDIC SPORTS MEDICINE SURGEONS AND THEIR ALLIED HEALTH CARE PROFESSIONALS. Our continuum of care strategy provides a broad product offering to meet the complete product needs of orthopedic sports medicine surgeons and their allied health care professionals. We expect to increase our revenues and profitability by leveraging our relationships with our existing orthopedic sports medicine surgeon customers and by developing relationships with additional orthopedic sports medicine surgeons. We believe that our new Alaron Surgical-TM- products will allow us to expand our relationships with our existing orthopedic sports medicine surgeon customers and will give us a new point of entry with orthopedic sports medicine surgeons who are not currently our customers.

APPLYING OUR RESEARCH AND DEVELOPMENT EXPERTISE TO INTRODUCE NEW PRODUCTS AND PRODUCT ENHANCEMENTS. We intend to remain an innovator of orthopedic sports medicine products through

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our commitment to research and development and our close working relationships with orthopedic professionals by designing, developing and introducing products in each of the repair, regeneration and rehabilitation segments of the orthopedic sports medicine market. Using our materials, process and design expertise in bracing and supports, we will continue to enhance our current range of products to address changing customer needs, emphasizing high quality product designs that will reduce labor and material costs. In addition, we intend to add complementary products through our own research and development efforts and arrangements with third parties. For example, we have introduced two pain management systems, the IceMan-Registered Trademark- device, a cold therapy system, which we developed, and, more recently, the PainBuster-Registered Trademark- Pain Management System, a range of ambulatory infusion pumps, which we distribute under a licensing arrangement and which represented our initial entry into the surgical market. We have recently expanded our efforts in this market by introducing new surgical products all of which we distribute under licensing arrangements and have plans to introduce additional surgical products, subject to receipt of necessary FDA approval, over the next several years. In 2001, we released the DonJoy Vista-TM- Rehabilitation System, a computerized, post-surgical brace designed to optimize a patient's rehabilitation in the treatment of knee injuries.

CAPITALIZING ON OUR EXTENSIVE U.S. DISTRIBUTION NETWORKS. We intend to capitalize on the breadth and market focus of our U.S. distribution networks and their experience in selling our DonJoy-Registered Trademark- and ProCare-Registered Trademark- products to sell our higher margin products and product enhancements, including our new Alaron Surgical-TM- line of products. Substantially all of our agents employ sales representatives who have experience in selling surgical products.

GROWING INTERNATIONAL REVENUES AND PROFITS THROUGH THE SELECTIVE REPLACEMENT OF OUR THIRD-PARTY DISTRIBUTORS WITH DIRECT REPRESENTATION IN KEY COUNTRIES. We intend to increase our international revenues and profits by selectively replacing our third-party independent distributors with wholly or partially-owned distributorships or joint ventures in key countries where we believe the opportunity for growth is significant due to high per capita health care spending. We believe that more direct control of the distribution networks in these countries will allow us to accelerate the launch of new products and product enhancements, to benefit from the sale of our higher margin, value added products and to capture the distributor's margin. Our possible acquisitions, if completed, the establishment of our Australian subsidiary and our planned transition to direct distribution in Germany, the United Kingdom and Austria effective January 1, 2002, represent our initial steps in pursuing this strategy. We market products in over 44 countries, primarily in Europe, Canada and Japan, under the DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand names. International sales accounted for approximately 13% of our net revenues, excluding freight revenue, in each of 2000 and the first nine months of 2001. We sell and distribute our products in foreign markets through 30 independent distributors, including in Australia, through our 60% owned subsidiary and nine remaining Smith & Nephew sales organizations in Canada and in some smaller markets.

INCREASING MARGINS BY CAPITALIZING ON THE RECENT INVESTMENTS IN OUR INFRASTRUCTURE AND OPERATING EFFICIENCIES. We intend to capitalize on the recent investments in our infrastructure and build upon improved operating efficiencies to enhance gross margins. By upgrading our computer systems to achieve more efficient business processes, we expect to achieve more efficient customer order fulfillment and reduced overhead and working capital requirements. We have recently completed the process of converting our manufacturing into product focused work teams, which we describe as lean manufacturing, which will reduce direct labor and overhead costs. We are also in the process of further vertical integration and are automating our manufacturing operations through the use of more technologically advanced fabrication and assembly equipment. In addition, we will continue to move

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
portions of our labor intensive operations to our facilities in Mexico to generate labor cost savings, thereby allowing us to use the resulting additional capacity in our U.S. facility to manufacture our more technologically advanced products. We have converted our manufacturing scheduling to produce finished goods on customer demand and are in the process of converting our procurement process to enable us to replenish our supply of raw materials upon usage. Both processes will allow us to decrease the level of inventory necessary to operate the business as well as reduce the risk of excess and obsolete inventory. We will continue to rationalize the raw materials used in the production of our existing products, thereby enabling us to leverage our purchasing power. We also plan to achieve cost savings by further reducing the number of stock keeping units (SKUs) without impacting service or breadth of our product range.

PURSUING STRATEGIC GROWTH OPPORTUNITIES BY ACQUIRING OR LICENSING COMPLEMENTARY PRODUCTS AND TECHNOLOGIES. We intend to continue to acquire or license complementary products and technologies applicable to the orthopedic sports medicine market that will allow us to broaden our product lines and leverage our existing infrastructure, distribution networks, brand name recognition and expertise in research and development. We believe our Orthotech and Alaron acquisitions demonstrate our ability to identify, evaluate and rapidly integrate acquisitions. We will seek growth opportunities through acquisitions, investments or strategic alliances that will:

      - expand our core rehabilitation business,

      - enable us to offer complementary products, and

      - further diversify into the repair and expand research and development efforts in the regeneration segments of the orthopedic sports medicine market.

Products

We currently offer products in the repair and rehabilitation segments of the orthopedic sports medicine market and intend to offer, subject to necessary FDA approvals, products in the regeneration segment of the orthopedic sports medicine market. Our broad offering of over 600 products provides a range of solutions for patients and orthopedic professionals during various stages of the orthopedic treatment and rehabilitation. Our reportable segments are rigid knee braces and soft goods rehabilitation products. In addition, we offer a growing number of specialty and other complementary orthopedic products. Our product lines provide a range of treatment during the orthopedic recovery process, from rigid knee braces and other specialty products which are generally prescribed for use after surgery and during and after rehabilitation to soft goods which are generally used after injury, whether or not surgery is contemplated. In addition, our recently introduced Alaron Surgical-TM- line of products now allows us to offer products for the repair stage of the patient's continuum of care.

We market our products under the DonJoy-Registered Trademark-, ProCare-Registered Trademark- and, since August 1, 2001, Alaron Surgical-TM-brand names. Based on net revenues, excluding freight revenue, we marketed substantially all of our rigid knee braces, 84% of our specialty and other complementary orthopedic products and 41% of our soft goods products under the DonJoy-Registered Trademark- brand name during the year ended December 31, 2000. We believe DonJoy-Registered Trademark- is the most recognized brand name of knee braces in the orthopedic sports medicine market. Based on net revenues, excluding freight revenue, we marketed approximately 59% of our soft goods products, 16% of our specialty and other complementary orthopedic products and a nominal percentage of our rigid knee braces under the ProCare-Registered Trademark- brand name during the year ended December 31, 2000. The ProCare-Registered Trademark- brand name is well recognized by third party distributors of soft goods in the orthopedic sports medicine market.

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Rehabilitation

Rigid knee bracing

We design, manufacture and market a broad range of rigid knee bracing products, including ligament braces, post-operative braces and osteoarthritic braces. These technologically advanced products are generally prescribed to a patient by an orthopedic sport medicine surgeon. Our rigid knee braces are either customized braces, utilizing basic frames which are then custom-manufactured to fit a patient's particular measurements, or are standard braces which are available "off-the-shelf" in various sizes and can be easily adjusted to fit the patient in the orthopedic professional's office. Rigid knee bracing products represented approximately 42% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and 41% for the nine months ended
September 29, 2001.

LIGAMENT BRACES. Ligament braces provide durable support for moderate to severe knee ligament instabilities to help patients regain range of motion capability so they can successfully complete rehabilitation and resume the activities of daily living after knee surgery or injury. They are generally prescribed six to eight weeks after knee surgery, often after use of a more restrictive post-operative brace. Our ligament braces can also be used to support the normal functioning of the knee. Our ligament bracing product line includes premium customized braces generally designed for strenuous athletic activity and off-the-shelf braces generally designed for use in less rigorous activity. All of our ligament braces are designed using our patented "Four Points of Leverage" system. This system exerts a force on the upper portion of the tibia, which, in turn, reduces strain on the damaged, reconstructed or torn ligament. Our U.S. patent covering the "Four Points of Leverage" system expires in January 2005.

POST-OPERATIVE BRACES. Post-operative braces limit a patient's range of motion after knee surgery and protect the repaired ligaments/joints from stress and strain which would slow or prevent a healthy healing process. The products within this line provide both immobilization and a protected range of motion, depending on the rehabilitation protocol prescribed by the orthopedic sports medicine surgeon. Our post-operative bracing product line includes a range of premium to lower-priced off-the-shelf braces and accessory products.

OSTEOARTHRITIC BRACES. Osteoarthritic braces are used to treat patients suffering from osteoarthritis. Our line of customized and off-the-shelf osteoarthritic braces is designed to shift the resultant load going through the knee, providing additional stability and reducing pain, and in some cases may serve as a cost-efficient alternative to total knee replacement.

DONJOY VISTA-TM- REHABILITATION SYSTEM. The patented DonJoy Vista-TM-Rehabilitation System facilitates patient rehabilitation in a home or clinical setting by motivating and improving compliance of patients through continuous feedback and recorded home exercise sessions. It is the first and only system using a unique hand-held patient device to monitor home rehabilitation exercise programs and assist clinicians and patients in assessing individual rehabilitation. The DonJoy Vista-TM- Rehabilitation System is comprised of three main components: customized clinician software, a hand-held patient device and an instrumental telescoping post-operative brace. The customized clinician software allows surgeons or physical therapists to create individual exercise programs that are transferred to the patient device. The hand-held device guides patients through a prescribed exercise with visual cues and feedback. The instrumental telescoping device is equipped to measure the range of motion and load while reporting data to the hand-held patient device during exercises.

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The following table sets forth information on our primary products within the three rigid knee bracing product lines, all of which are sold under the DonJoy brand name and a new product category for the DonJoy Vista-TM- technology:


                                                        Year
          Product                   Category           Introduced                Function/Description

 Defiance-Registered Trademark- Ligament Instability      1992       Our flagship knee brace, custom fitted to
                            Osteoarthritis                           patient measurements. Available in a broad
                                                                     range of colors and patterns. Designed for
                                                                     strenuous athletic and work activity.
 Legend-TM-                 Ligament Instability          1995       Sturdy, patient ready brace available in
                                                                     seven sizes with a rugged rubberized coating.
                                                                     Designed for both athletic and work activity.
 4TITUDE-Registered Trademark- Ligament Instability       1999       Our premium patient ready knee brace
                                                                     available in seven sizes and two length
                                                                     options to suit a wider variety of patient
                                                                     requirements. Features include an low
                                                                     profile, light weight, and high durability.
 Enhanced                   Ligament Instability          2000       Multi-purpose non-rigid brace widely used to
 Playmaker-Registered Trademark-                                     address mild to moderate instabilities.
 SE 4-point-TM-             Ligament Instability          2001       Lower cost, patient ready brace addressing
                                                                     targeted market needs while still delivering
                                                                     DonJoy performance and support.
 DonJoy CE-TM-              Ligament Instability          2001       Low cost custom knee product targeted for
                                                                     specialty markets and managed care.
 IROM-TM- Brace             Post-operative Motion         1992       Used for post-operative management of various
   (Improved Range Of       Control and Stability                    knee procedures. Allows for immobilization
   Motion)                                                           and/or protected range of motion.
 DonJoy ELS-TM-             Post-operative knee           1996       Designed to accommodate aggressive
   (Extension Lock Splint)  support with selective                   rehabilitation, the ELS features a simple
                            immobilization                           slide lock mechanism that can be easily
                                                                     manipulated by the patient.
 TROM-TM- Brace             Post-operative Motion         1998       Allows for both immobilization and for
   (Total Range Of Motion)  Control and Stability                    protected range of motion after surgery.
                                                                     Features a patented hinge adjustment system
                                                                     for ease of use and patient convenience.
 IROM,-TM- ELS-TM-, and     Post-operative Motion         2001       Adjustable length post-op braces in all hinge
   TROM-TM-                 Control and Stability                    designs introduced to reduce customer
   Braces with Telescoping                                           inventory requirements and offer improved fit
   Bars                                                              and performance features.
 OPAL-TM-                   Osteoarthritis                1998       Comfortable, lightweight, low profile slip-on
                                                                     brace using DonJoy Drytex material, yet
                                                                     delivering substantial support. Designed for
                                                                     patients with mild to moderate
                                                                     osteoarthritis, or those who are not sure
                                                                     they need a brace.
 OAdjuster-TM-              Osteoarthritis                2000       The unique OAdjuster brace is designed to be
                                                                     patient ready, easy to fit and comfortable to
                                                                     wear. OAdjuster features a bi-axial hinge
                                                                     that provides ability to shift pressures and
                                                                     load in the knee.
 Montana-Registered Trademark- Osteoarthritis             2000       Custom cast molded brace acquired from
                                                                     Orthotech provides pain relief for
                                                                     osteoarthritis patients with large cuffs for
                                                                     hard-to-fit patients, a multi-vector hinge
                                                                     and diagonal loading straps for patient
                                                                     adjustment to address pain.
 DonJoy Vista-TM-           Rehabilitation System for     2001       Features a TROM post-op brace, a hand-held
   Rehabilitation System    patient education, brace,                patient data device similar in look and feel
                            coaching, and real time                  to a personal digital device, and custom
                            biofeedback                              clinician computer software used to design
                                                                     rehabilitation protocols. Using the system
                                                                     for ligament reconstruction procedures, total
                                                                     joint replacements, and other knee procedures
                                                                     can help the patient, therapist and physician
                                                                     better monitor and measure rehabilitation
                                                                     progress. This system allows for daily
                                                                     rehabilitation sessions for patients with
                                                                     limited medical insurance.

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Soft goods

Our soft goods products, most of which are fabric or neoprene-based, provide support and/or heat retention and compression for afflictions of the knee, ankle, back and upper extremities, including the shoulder, elbow, neck and wrist. We currently offer products ranging from simple neoprene knee sleeves to complex products that incorporate advanced materials and features such as air-inflated cushions and metal alloy hinge components. Our soft goods products include the RocketSoc-Registered Trademark-, an ankle support designed for chronic sprains, the Playmaker-Registered Trademark-, a neoprene knee brace for mild to moderate ligament instabilities, and the Air
DonJoy-Registered Trademark-, a line of knee sleeves with air inflatable cushions designed to treat and ease pain from knee malalignment. Soft goods products represented approximately 37% of our net revenues, excluding freight revenue, for each of the year ended December 31, 2000 and the nine months ended September 29, 2001.

                                                Year
        Product               Category         Introduced                      Function/Description
 Walker                  Post-trauma and          1993       Low profile orthotic device designed to provide
                         post-casting                        comfortable stability for acute ankle sprains, soft
                         applications for                    tissue and stress fractures to the lower leg and ankle,
                         lower leg                           and stable fractures of the ankle. Low profile design
                                                             allows for proper, natural stride.
 ProSTEP-TM-             Post-trauma and          1996       Low cost orthotic device is a one-piece design with open
                         post-casting                        heel to meet specific market needs. Provides stability
                         applications for                    for acute ankle sprains, soft tissue and stress fractures
                         lower leg                           to the lower leg and ankle, and stable fractures of the
                                                             ankle.
 Stabilizing Ankle       Chronic ankle            1997       Low profile, lace-up design with figure eight strapping
 Support                 instabilities                       locks in heel and provides compressive support to help
                                                             prevent injury during athletic or daily activities.
 COMFORTFORM-TM- Wrist   Ligament and             1997       Provides comfortable support for the wrist to help reduce
                         cumulative trauma                   pain and inflammation from conditions such as sprains,
                         applications                        strains, arthritis and cumulative trauma injuries such as
                                                             carpal tunnel.
 Air-Gel-TM- Ankle       Post-trauma and          1999       Functional ankle stirrup design provides rigid ankle
                         chronic ankle                       support with cold therapy. Removable pre-inflated air and
                         instabilities                       gel liner provides support and cold therapy as needed.
 Surround-Registered Trademark- Post-trauma and    2001      Rigid ankle stirrup design with pre-inflated air bladder
 w/Air Ankle             chronic ankle                       lined with compressive foam to provide support and
                         instabilities                       compression to swollen tissue. While walking, air bladder
                                                             compresses the joint to reduce swelling.

Specialty and other complementary orthopedic products

We have a portfolio of specialty and other complementary orthopedic products designed to facilitate orthopedic rehabilitation, including cold therapy systems, pain management systems, lower extremity walkers, upper extremity braces, and other related products and accessories. These products represented approximately 21% and 22% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and the nine months ended September 29, 2001, respectively.

COLD THERAPY SYSTEMS. We manufacture, market and sell the IceMan-Registered Trademark- device, a cold therapy product, which was introduced in 1996, as well as other cold therapy products such as ice packs and wraps. The IceMan-Registered Trademark- product is a portable device used after surgery or injury to reduce swelling, minimize the need for post-operative pain medications and accelerate the rehabilitation process. The product consists of a durable quiet pump and control system, which is used to circulate cold water from a reservoir to a pad which is designed to fit the injured area, such as the ankle, knee or shoulder. The IceMan-Registered Trademark- product uses

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a patented circulation system to provide constant fluid flow rates, thereby minimizing temperature fluctuations which can reduce device effectiveness and create the potential for tissue or nerve damage.

PAIN MANAGEMENT SYSTEMS. We are a North American orthopedic distributor of the PainBuster-Registered Trademark- Pain Management Systems, which are used after surgical procedures. These pain management and relief systems provide a continuous infusion of local anesthetic dispensed by the physician directly into the surgical site following surgical procedures. The portable PainBuster-Registered Trademark- Pain Management Systems consist of a range of introducer needles, catheters for easy insertion and connection during surgery and pumps for continuous infusion for up to 72 hours. The
PainBuster-Registered Trademark- Pain Management Systems are intended to provide direct pain relief, reduce hospital stays and allow earlier and greater ambulation. Our distribution rights for these products terminate at the end of 2005, unless extended.

LOWER EXTREMITY WALKERS. These products are boots which fit on a patient's foot and provide comfort and stability for ankle and foot injuries. Because they can be removed for bathing or therapy, our walkers are used as an alternative to traditional casts. Sales of walkers represented approximately 56% and 61% of the net revenues, excluding freight revenue, of specialty and other complementary orthopedic products for the year ended December 31, 2000 and the nine months ended September 29, 2001, respectively.

UPPER EXTREMITY BRACES. We offer a line of shoulder and arm braces and slings, including the Quadrant Shoulder Brace and the UltraSling. The Quadrant Shoulder Brace is technologically advanced and designed for immobilization after shoulder surgery and allows for controlled motion. The UltraSling is a durable oversized sling, which offers lower-priced immobilization and support for mild shoulder sprains and strains.

Repair

Surgical products

On August 1, 2001 we introduced a line of surgical products for ligament and cartilage repair. These products are sold primarily through our DonJoy-Registered Trademark- salesforce, supported by the procedure specific kit program system obtained in the Alaron acquisition.

SOFT TISSUE REPAIR. We have exclusive U.S. distribution rights until April 2006, unless extended, for knee ligament fixation screws manufactured from a next-generation bioabsorbable material offering improved graft healing over existing bioabsorbable technology. On August 1, 2001 we introduced two graft fixation screws under the BiLok-TM- name for ACL repair. We also introduced a line of titanium graft fixation screws for surgeons who prefer a metallic device, as well as a suture anchor that allows for post-fixation tensioning of the graft. These fixation devices are supported with a high quality set of surgical instruments for performing ACL repair that we purchase from a German manufacturer. Other graft fixation devices are planned for introduction in the near future.

CARTILAGE REPAIR. On August 1, 2001, we also introduced the ProCart-TM- system for transplanting healthy knee cartilage to repair a cartilage defect in the knee. The ProCart-TM- system consists of the surgical instruments needed to perform the procedure and single use devices used in the transplantation

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process. We market the ProCart-TM- system in the United States for a German surgical products manufacturer.


                                                                  Year
            Product                        Category              Introduced       Function/Description

 BiLok-TM-                       Interference Screw-                2001      Composite absorbable
                                 Bioabsorbable                                interference screw for
                                                                              ACL/PCL repair. Offered in
                                                                              femoral (tapered/headed) and
                                                                              tibial
                                                                              (non-tapered/parallel-sided)
                                                                              configurations.

 EndoLok-TM-                     Interference Screw-Titanium        2001      Titanium interference screw
                                                                              for ACL/PCL repair. Tubular,
                                                                              tapered, with rounded head
                                                                              and thread design.

 DuraFix-TM-                     Graft Anchor for ACL               2001      Anchoring system for fixation
                                 Reconstruction                               of hamstring grafts in ACL
                                                                              repair.

 EndoLok TPS-TM-                 Graft Anchor for ACL               2001      Post screw for graft fixation
                                 Reconstruction                               in ACL repair.

 Twister-TM- Suture Disk         Suture/Graft Anchor for ACL        2001      Suture disk for fixation of
                                 Reconstruction                               ACL repair. Tensioning device
                                                                              allows for adjustment of
                                                                              graft tension.

 Cruciate Ligament Repair        ACL Repair Support System          2001      Flexible instrument and
   System                                                                     accessory system for ACL
                                                                              repair.

 ProCart-TM- System              Cartilage Transplantation          2001      Instruments and single use
                                 System                                       devices for cartilage repair.

Research and development

Our internal research and development program is aimed at developing and enhancing products, processes and technologies in order to remain an innovator in the orthopedic sports medicine market. Our research and development expenditures were $2.2 million, $2.1 million, $2.5 million and $1.8 million in 1998, 1999 and 2000 and the first nine months of 2001, respectively.

Our research and development activities are conducted in our Vista facility by a group of 11 product engineers and designers who have an average of 12 years experience in developing and designing products using advanced technologies, processes and materials. The research and development team uses computational tools and computer aided design (CAD) systems during the development process which allow a design to be directly produced on computer-based fabrication equipment, reducing both production time and costs.

Our current research and development activities are focused on using new materials, innovative designs and state of the art manufacturing processes to develop new products and to enhance our existing products. We are also pursuing strategic initiatives to identify areas for technological innovation and to develop products that improve rehabilitation by utilizing advanced technologies. We have engineers focused on the development of products for the repair and regeneration segments.

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We have developed and maintain close relationships with a number of widely recognized orthopedic sports medicine surgeons and sports medicine specialists who assist in product research, development and marketing. These professionals often become product champions, speaking about our products at medical seminars, assisting in the training of other professionals in the use and/or fitting of the products and providing us with feedback on the industry's acceptance of the new products. Some of these surgeons and specialists who participate in the design of products and/or provide consulting services have contractual relationships with us under which they receive royalty payments or consultant fees in connection with the development of particular products with which they have been involved.

We maintain the Clinical Education Research Facility (CERF) Laboratory in the Vista facility, which is used by orthopedic sports medicine surgeons to evaluate our soft tissue repair products in a simulated surgical setting and practice surgical techniques. These surgeons often provide us with feedback which assists us in the development and enhancement of products. In addition, we utilize our biomechanical laboratory in the Vista facility to test the effectiveness of our products. U.S. based and international surgeons/researchers collaborate with the research staff to perform biomechanical testing. The tests are designed to demonstrate the functionality of new products and the effectiveness of new surgical procedures. State of the art mechanical models are used to simulate behavior of normal, injured and osteoarthritic knees and look at the performance of new product designs as well as competitive products. We host numerous orthopedic sports medicine surgeons at our biomechanical laboratory and our surgical techniques laboratory, which allows professionals to practice procedures and then to measure the effectiveness of those procedures. In addition, we provide external clinical and academic research grants to leading health care professionals and institutions. The focus of these projects is to evaluate treatments on specific patient populations, for example, patients who have completed knee surgery or who have osteoarthritis. Recent projects include measurement of ACL strain with and without brace use, patient outcome after ACL surgery with and without brace use, strength of ACL fixation devices, and cold therapy effectiveness.

In addition to our internal research and development efforts, we have entered into a number of technology licensing arrangements with third parties that provide us innovative technologies and processes for the manufacture and development of our products. Finally, we also act as the exclusive U.S. distributor of a number of products that are manufactured by others.

Sales, marketing and distribution

We distribute our products in the United States and international markets primarily through networks of agents and distributors who market and sell to orthopedic sports medicine surgeons, orthotic and prosthetic centers, third party distributors, hospitals, surgery centers, physical therapists and trainers within the orthopedic sports medicine community. Our products are used by people who have sustained an orthopedic injury. In addition, our products are used by people who have recently completed an orthopedic surgical procedure and/or suffer from osteoarthritis and to help protect against injury. In addition, a number of high profile professional and amateur athletes who participate in sports such as football, basketball and skiing, choose to use our products. We are the official and exclusive supplier of braces and supports to the U.S. Ski and Snowboard Teams. In addition, we believe we are the leading supplier of knee braces to players in the NFL. No individual agent or distributor accounted for 10% or more of our net revenues for the year ended December 31, 2000.

We are committed to providing our customers with a superior standard of customer service. Our 34 customer care representatives strive for prompt product processing and delivery by coordinating between

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the customer and our sales, operations and shipping departments. In addition, customer care representatives also provide support regarding order status, product information, returns and general information.

United States

We market products in the United States under the DonJoy-Registered Trademark-, ProCare-Registered Trademark- and, since August 1, 2001, Alaron Surgical-TM-brands through two distinct sales and distribution channels as well as under national contracts and through the OfficeCare-Registered Trademark- program. Sales in the United States accounted for approximately 87% and 88% of our net revenues, excluding freight revenue, for the year ended December 31, 2000 and the nine month period ended September 29, 2001, respectively.

DONJOY-REGISTERED TRADEMARK- AND ALARON SURGICAL-TM-. These products are marketed by 38 commissioned sales agents which employ approximately 210 sales representatives who are primarily dedicated to the sale of our products to the orthopedic sports medicine market. These sales representatives market to orthopedic sports medicine surgeons, orthotic and prosthetic centers, hospitals, surgery centers, physical therapists and athletic trainers. Because the DonJoy-Registered Trademark- and Alaron Surgical-TM- product lines generally require customer education on the application and use of the product, the sales representatives are technical specialists who receive extensive training both from us and the agent and use their technical expertise to help fit the patient with our product and assist the orthopedic professional in choosing the appropriate product to meet the patient's needs. After a product order is received by a sales representative, we ship and bill the product directly to the orthopedic professional and we pay a sales commission to the agent.

We enjoy long-standing relationships with most of our 38 agents and 210 sales representatives, many of whom have marketed DonJoy-Registered Trademark-products for over 10 years. Under the arrangements with the agents, each agent is granted an exclusive geographic territory for sales of our products and is not permitted to market products, or represent competitors who sell or distribute products, that compete with our existing products. The agents receive a commission which varies based on the type of product being sold. If an agent fails to achieve specified sales quotas during any quarter, we may terminate the agent, as we have done in the past.

We also provide supply chain management services to orthopedic sports medicine surgeons, hospitals and surgery centers by providing procedure-specific orthopedic surgery kits to the surgeon, hospital or surgery with as little as 24 hours notice before a scheduled surgery. This service allows the surgeon, hospital or surgery center to eliminate inventory requirements and administrative costs.

PROCARE-REGISTERED TRADEMARK-. These products are sold in non-exclusive territories under private label brand names to third party distributors. These distributors include large, national third party distributors such as Owens & Minor Inc., McKesson/HBOC, Allegiance Healthcare and PSS World Medical Inc.; regional medical surgical dealers; and medical products buying groups which consist of a number of dealers who make purchases through the buying group. These distributors generally resell the ProCare-Registered Trademark- products to large hospital chains, hospital buying groups, primary care networks and orthopedic physicians for use by the patient. Unlike
DonJoy-Registered Trademark- products, ProCare-Registered Trademark- products generally do not require significant customer education for their use.

NATIONAL CONTRACTS. In response to the emergence of managed care and the formation of buying groups, national purchasing contracts and various bidding procedures imposed by hospitals and buying groups, we have entered into national contracts for DonJoy-Registered Trademark- and ProCare-Registered Trademark-products to large health care

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providers and buying groups, such as AmeriNet Inc., US Government/Military hospitals, National Purchasing Alliance, Magnet, and Hospital Purchasing Services and, we are also currently selling our products to HealthSouth Corp., Hanger Orthopedic Group, Premier Purchasing Partners, L.P., and Shared Services HealthCare pending renegotiation of contracts with them. Under these contracts, we provide discounted pricing to the buying group and are generally designated as one of several preferred purchasing sources for the members of the buying group for specified products, although the members are not obligated to purchase our products. We are also sole supplier for HCA and Novation. We expect that in the future we will enter into additional national contracts with other health care providers and buying groups. See "Risk factors--Healthcare reform, managed healthcare and buying groups have exerted downward pressure on the prices of our products" and "Management's discussion and analysis of financial condition and results of operations--Overview--Third party reimbursement; Health care reform; Managed care."

OFFICECARE-REGISTERED TRADEMARK-. We provide an inventory management and insurance billing system to orthopedic sports medicine surgeons in the United States through the OfficeCare-Registered Trademark- program, which was initiated in 1996. We supply the surgeon with a working inventory of orthopedic products for immediate disbursement to the surgeon's patients. We then directly seek reimbursement from the patient's insurance company or other third party payors or from the patient where self-pay is applicable. The majority of these billings are performed by an independent third-party contractor.

International

We market products in over 44 countries, primarily in Europe, Canada and Japan, under the DonJoy-Registered Trademark-, Alaron Surgical-TM- and ProCare-Registered Trademark- brand names. Excluding freight revenue, international sales accounted for approximately 16%, 13% and 13% of our net revenues for the years ended December 31, 1999 and 2000 and for the nine month period ended September 29, 2001, respectively. Excluding freight revenue, sales in Germany, our largest foreign market, and Austria accounted for approximately 31% and 42% of our international net revenues in 2000 and the first nine months of 2001, respectively, and sales in Canada accounted for approximately 11% and 11% of our international net revenues in 2000 and the first nine months of 2001, respectively, with no other country accounting for 10% or more of our international net revenues during such periods. Excluding freight revenue, total sales in Europe accounted for approximately 62% and 68% of our international net revenues in 2000 and the first nine months of 2001, respectively, while sales in Germany/Austria, the United Kingdom, France, Spain and Italy accounted for approximately 49% and 57% of our international net revenues in 2000 and the first nine months of 2001, respectively. Excluding freight revenue, sales in Japan accounted for approximately 9% and 8% of our international net revenues in 2000 and the first nine months of 2001, respectively.

We sell and distribute our products in foreign markets through 30 independent distributors including, in the case of Australia, through our 60% Australian subsidiary, and nine remaining Smith & Nephew sales organizations in Canada and in some smaller markets. These distributors employ 105 sales representatives who focus on building strong relationships with our target customers. Since our June 1999 recapitalization, we have reorganized our international distribution efforts by successfully replacing 21 Smith & Nephew sales organizations with independent distributors who focus on building strong relationships with our target customers and who are responsible for achieving specified sales targets and implementing the marketing and distribution strategies which we successfully utilize in the United States and in most major international territories. International sales made through Smith & Nephew sales organizations were 52%, 40%, 20% and 13% of our international sales, exclusive of freight revenue, in 1998, 1999 and 2000 and the first nine months of 2001, respectively. We plan to

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implement a direct distribution capability in selected foreign countries where we believe the opportunity for growth is significant due to higher per capita health care spending. We believe that directly owned and operated distributors in these countries will allow us to accelerate the launch of new products and product enhancements, and to benefit from the sale of higher margin products and to capture the distributor's margin. We began to implement this strategy in April 2001 through the establishment in Australia of our 60% owned subsidiary which has replaced a Smith & Nephew distributor in Australia. In addition, we have given notice to our sole distributor in Germany, the United Kingdom and Austria that we will not renew its distributorship at the end of its current term on December 31, 2001. Finally, if our possible acquisitions are consummated, we would begin to distribute our products directly in Italy. During the remainder of 2001 and 2002, we expect to replace other independent distributors or some of the remaining Smith & Nephew distributors with our own directly owned distributors. See "Risk factors--Our transition to direct distribution of our products in selected foreign markets could adversely affect our revenues and income in these countries," "Management's discussion and analysis of financial condition and results of operations--International sales," and "--Business strategy."

Manufacturing

We manufacture substantially all of our products at two locations in the United States and Mexico. See "--Facilities." We operate a vertically integrated manufacturing and cleanroom packaging operation at the Vista, California facility and are capable of producing a majority of our subassemblies and components in-house. These include metal stamped parts, injection molding components and fabric-strapping materials. We also have extensive in-house tool and die fabrication capabilities which provide savings in the development of typically expensive tools and molds as well as flexibility to respond to and capitalize on market opportunities as they are identified. Utilizing a variety of computational tools and CAD systems during the development process, we can produce a design directly on computer-based fabrication equipment, reducing both tool production time and costs.

We have achieved ISO 9001 certification, EN46001 certification and Certification to the European Medical Device Directive at the Vista facility and are preparing to have our Mexico facilities certified in 2002. These certifications are internationally recognized quality standards for manufacturing and assist us in marketing our products in certain foreign markets.

Utilizing the latest production technologies at our Vista and Mexico facilities, we are able to reduce the labor content of many of our products. For labor intensive operations, primarily sewing, final assembly and packaging, we utilize our operation in Mexico. We will continue to move our more labor intensive operations to our facility in Mexico to generate labor cost savings and utilize the resulting additional capacity at the Vista facility to manufacture our more technologically advanced products.

Our manufacturing operations use new and innovative technologies and materials including thermoplastics, various composites and polypropylene glass, as well as a variety of light weight metals and alloys. We also use Velcro-TM- and neoprene, as well as Drytex-Registered Trademark-, a wrap-knit nylon and polyester composite, in the manufacture of our products. Most of the raw materials that we use in the manufacture of our products are available from more than one source and are generally readily available on the open market.

We outsource some of our finished products from manufacturers in China. In addition, we distribute the PainBuster-Registered Trademark- Pain Management Systems, which are manufactured by I-Flow Corporation, as well as other products which are manufactured by third parties.

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
Facilities

We are headquartered in Vista, California and operate two manufacturing locations. Manufacturing operations in the United States were consolidated in 1998 into the Vista campus which consists of three campus buildings. The Vista facilities are subleased from Smith & Nephew, with the exception of a nearby parcel of vacant land upon which we plan future expansion. See "Related party transactions--Other agreements with Smith & Nephew--Sublease." The two other facilities are located in Tijuana, Mexico, within 100 miles of Vista, and are managed from the Vista facility. We also lease warehouse and office space in Germany, Australia and the United Kingdom.


                                                                Lease Termination      Size (Square
Location                Use                     Owned/Leased    Date                   Feet)

Vista, California       Corporate Headquarters   Subleased       February 2008            266,041
                        Research & Development
                        Manufacturing &
                        Distribution
Vista, California       Parking Lot/Future       Leased          July 2006                285,000
                        Expansion
Tijuana, Mexico         2 Manufacturing          Leased          December 2001 (1)        48,600
                        Facilities                               June 2003 (2)            30,000
Tijuana, Mexico         Manufacturing            Owned           Held for sale            8,980

(1) The lease for this Tijuana facility may be renewed, upon 90 days notice prior to the expiration of the current term, for two additional one-year periods.

(2) The lease for the Tijuana facility may be renewed at the option of the lessee for 5 additional one-year periods.

Competition

The orthopedic sports medicine market is highly competitive and fragmented. Our competitors include a few large, diversified orthopedic companies and numerous smaller niche companies. Some of our competitors are part of corporate groups that have significantly greater financial, marketing and other resources than we do. Our primary competitors in the rigid knee brace market include smaller niche companies such as Bledsoe Brace Systems (a division of Medical
Technology, Inc.), Breg, Inc., Generation II USA, Inc., Innovation Sports Incorporated and Townsend Industries Inc. In the soft goods products market, our competitors include DeRoyal Industries, Tecnol Orthopedic Products (a division of Encore Medical Corporation) and Zimmer Holdings, Inc. Our competitors in the surgical products market include Arthrex, Inc., Biomet, Inc., Johnson & Johnson, Linvatec (a division of Conmed), Smith & Nephew and Stryker, Inc. We compete with a variety of manufacturers of specialty and other complementary orthopedic products, depending on the type of product. In addition, in certain foreign countries, we compete with one or more local or regional competitors.

Competition in the rigid knee brace market is primarily based on product technology, quality and reputation, relationships with customers, service and price. Competition in the soft goods market is less dependent on innovation and technology and is primarily based on product range, service and price. Competitors have initiated stock and bill programs similar to our OfficeCare-Registered Trademark- program to provide value to their customers. Electro-Biology, Inc. (EBI) Medical Systems, a division of Biomet, is our primary competitor for this type of program. Competition in specialty and other complementary orthopedic products is based on a variety of factors, depending on the type of product. Competition in the surgical products segment is primarily based on product technology, quality and reputation, sales representative access to orthopedic sports medicine surgeons and relationships with research institutions.

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We believe that our extensive product lines, advanced product design, strong distribution networks, reputation with leading orthopedic sports medicine surgeons and their allied health care professionals and customer service performance provide us with a competitive advantage over our competitors. In particular, we believe that our broad product lines provide us with a competitive advantage over the smaller niche companies which generally have innovative technology in a focused product category, while our established distribution networks and relationship-based selling efforts provide us with a competitive advantage over larger manufacturers.

Intellectual property

Our most significant intellectual property rights are our patents and trademarks, including our DonJoy-Registered Trademark- and ProCare-Registered Trademark- brand names, and proprietary know-how.

We own or have licensing rights to over 50 U.S. and foreign patents and have several pending patent applications. We anticipate that we will apply for additional patents in the future as we develop new products and product enhancements. Our most significant patent, which is registered only in the United States, involves the bracing technology and design called the "Four Points of Leverage" system. A majority of our ligament bracing products have been designed using the "Four Points of Leverage" system which exerts a force on the upper portion of the tibia, which, in turn, reduces strain on the damaged, reconstructed or torn ligament. Our patent covering the "Four Points of Leverage" system expires in January 2005. Excluding freight revenue, revenues generated from products using our "Four Points of Leverage" system accounted for approximately 27% and 26% of our net revenues for the year ended December 31, 2000 and for the nine months ended September 29, 2001, respectively. Our other significant patents include the Custom Contour Measuring Instrument, which serves as an integral part of the measurement process for patients ordering our customized ligament and osteoarthritic braces. In addition, we own patents covering a series of hinges for our post-operative braces, as well as pneumatic pad design and production technologies (which utilize air inflatable cushions that allow the patient to vary the location and degree of support) used in braces such as the Defiance-Registered Trademark-. We also have patents relating to our osteoarthritic braces and specific mechanisms in a number of our products. In addition to these patents, we rely on non-patented know-how, trade secrets, process and other proprietary information, which we protect through a variety of methods, including confidentiality agreements and proprietary information agreements with vendors, employees, consultants and others who have access to our proprietary information.

DonJoy-Registered Trademark-, ProCare-Registered Trademark-, Alaron Surgical-TM-, TiMax-TM-, Orthotech-TM-, Defiance-Registered Trademark-, GoldPoint-Registered Trademark-, Monarch-Registered Trademark-, RocketSoc-Registered Trademark-, IceMan-Registered Trademark-, Air DonJoy-Registered Trademark-, Quadrant-Registered Trademark-, Legend-TM-, TROM-TM-, OPAL-TM-, 4TITUDE-Registered Trademark-, OAdjuster-TM-, OfficeCare-Registered Trademark-, Playmaker-Registered Trademark-, Knee Guarantee-TM-, DonJoy Vista-TM-, Drytex-Registered Trademark-, Never Stop Getting Better-TM-, IROM-TM-, ELS-TM-, dj Ortho-Registered Trademark-, MC Walker-Registered Trademark-, Montana-Registered Trademark-, Nextep-TM-, ProSTEP-TM-, Rehab 3-Registered Trademark-, Ultra-4-TM-, Ultrasling-Registered Trademark-, COMFORTFORM-TM-,
Surround-Registered Trademark-, EndoLok-TM-, DuraFix-TM-, EndoLok TPS-TM-, Twister-TM- and Walkabout-TM- are certain of our registered trademarks and trademarks for which we have applications pending or common law rights. PainBuster-Registered Trademark- is a registered trademark of I-Flow Corporation. OnTrack-Registered Trademark- is a registered trademark of Ortho Rx, Inc. OrthoPulse-TM- is a trademark of I.M.D., b.v. Air-Gel-TM- Ankle is a trademark of Northeast EMS. BiLok-TM- is a trademark of Biocomposites, Ltd.

In August 1998, Smith & Nephew entered into a five-year exclusive arrangement with IZEX Technologies to license know-how and technology for the design, manufacture and distribution of the DonJoy Vista-TM- Rehabilitation System, a computerized post-operative brace designed to optimize a patient's

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rehabilitation in the treatment of knee injuries. In connection with the recapitalization, Smith & Nephew assigned this license to us.

We believe that our patents, trademarks and other proprietary rights are important to the development and conduct of our business and the marketing of our products. As a result, we aggressively protect our intellectual property rights.

Employees

As of September 29, 2001, we had approximately 1,130 employees. Our workforce is not unionized. We have not experienced any strikes or work stoppages, and management considers its relationships with our employees to be good.

Government regulation

MEDICAL DEVICE REGULATION

UNITED STATES. Our products and operations are subject to extensive and rigorous regulation by the FDA. The FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution, and production of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets.

Under the Federal Food, Drug, and Cosmetic Act (FFDCA), medical devices are classified into one of three classes--Class I, Class II or Class III--depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our currently marketed products are all Class I or Class II medical devices.

Class I devices are those for which safety and effectiveness can be assured by adherence to a set of guidelines, which include compliance with the applicable portions of the FDA's Quality System Regulation (QSR), facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials (the General Controls). Some Class I devices also require premarket clearance by the FDA through the 510(k) premarket notification process described below.

Class II devices are those which are subject to the General Controls and most require premarket demonstration of adherence to certain performance standards or other special controls, as specified by the FDA, and clearance by the FDA. Premarket review and clearance by the FDA for these devices is accomplished through the 510(k) premarket notification procedure. For most Class II devices, the manufacturer must submit to the FDA a premarket notification submission, demonstrating that the device is "substantially equivalent", as defined in the statute, to either:

      - a device that was legally marketed prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or

      - to another commercially available, similar device which was subsequently cleared through the 510(k) process.

If the FDA agrees that the device is "substantially equivalent", it will grant clearance to commercially market the device. By regulation, the FDA is required to clear a 510(k) within 90 days of submission of the application. As a practical matter, clearance often takes longer; however, our products have

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generally been cleared within the 90-day time period. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not "substantially equivalent", the FDA will place the device, or the particular use of the device, into Class III, and the device sponsor must then fulfill much more rigorous premarketing requirements.

A Class III product is a product which has a new intended use or uses advanced technology that is not substantially equivalent to a use or technology with respect to a legally marketed device. The safety and efficacy of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices almost always require formal clinical studies to demonstrate safety and efficacy. One of our proposed new products, OrthoPulse-TM-, is a Class III device and will undergo the premarket approval process described below.

Approval of a premarket approval application (PMA) from the FDA is required before marketing of a Class III product can proceed. The PMA process is much more demanding than the 510(k) premarket notification process. A PMA application, which is intended to demonstrate that the device is safe and effective, must be supported by extensive data, including data from pre-clinical studies and human clinical trials and existing research material, and must contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, once the FDA determines that the application is sufficiently complete to permit a substantive review, the FDA will accept the application for review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period of time, up to several years. In approving a PMA application or clearing a 510(k) application, the FDA may also require some form of post-market surveillance, whereby the manufacturer follows certain patient groups for a number of years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional safety and effectiveness data for the device. We anticipate that the OrthoPulse-TM- PMA will be submitted to the FDA by the end of 2001.

When FDA clearance of a Class I, Class II or Class III device requires human clinical trials, if the device presents a "significant risk" (as defined by the FDA) to human health, the device sponsor is required to file an investigational device exemption (IDE) application with the FDA and obtain IDE approval prior to commencing the human clinical trial. If the device is considered a "non-significant" risk, IDE submission is not required. Instead, only approval from the Institutional Review Board conducting the clinical trial is required. Human clinical studies are generally required in connection with approval of Class III devices and to a much lesser extent for Class I and II devices. None of our Class I or Class II products have required human clinical trials for approval.

In addition, our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging, and shipping of our products. The QSR also, among other things, requires maintenance of a device master record, device history record, and complaint files. Our domestic facility, records, and manufacturing processes are subject to periodic unscheduled inspections by the FDA. Our Mexican facilities, which export products to the United States, may also be inspected by the FDA. Our U.S. facility has recently been inspected by the FDA and found to be in compliance with the applicable QSR regulations. Based on internal audits of our Mexican facilities, we believe that our Mexican facilities are in substantial compliance with the applicable QSR regulations.

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Failure to comply with the applicable U.S. medical device regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, repairs, replacements, refunds, recalls or seizures of products, total or partial suspension of production, the FDA's refusal to grant future premarket clearances or approvals, withdrawals or suspensions of current product applications, and criminal prosecution. There are currently no adverse regulatory compliance issues or actions pending with the FDA at any of our facilities or relating to our products and none of the recent FDA audits of the Vista, California facility has resulted in any enforcement actions by the FDA.

There are no restrictions under U.S. law on the export from the United States of any medical device that can be legally distributed in the United States. In addition, there are only limited restrictions under U.S. law on the export from the United States of medical devices that cannot be legally distributed in the United States. If a Class I or Class II device does not have 510(k) clearance, but is eligible for approval under the 510(k) process, then the device can be exported to a foreign country for commercial marketing without the submission of any type of export request or prior FDA approval, if it satisfies certain limited criteria relating primarily to specifications of the foreign purchaser and compliance with the laws of the country to which it is being exported.
Class III devices which do not have PMA approval may be exported to any foreign country, if the product complies with the laws of that country and, with respect to the following countries, has valid marketing authorization under the laws of such country: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union, a country in the European Economic Area or such other countries as may be approved by the FDA. The unapproved device must also satisfy the criteria required to be satisfied by Class I and Class II devices as well as additional criteria applicable to the devices. All of our products which are exported to foreign countries currently comply with the restrictions described in this paragraph.

Certificates for export (certifying the status of a product under the FFDCA) are not required by the FDA for export of Class I and Class II devices. However, they are often required by the foreign country importing the product. For
Class III devices, the manufacturer must notify the FDA via the export certification process.

INTERNATIONAL. In many of the foreign countries in which we market our products, we are subject to regulations affecting, among other things, product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our devices and products in such countries are similar to those of the FDA, including those in Germany, our largest foreign market. In many countries, the national health or social security organizations require our products to be qualified before they can be marketed with the benefit of reimbursement eligibility. To date, we have not experienced difficulty in complying with these regulations. Due to the movement towards harmonization of standards in the European Union, we expect a changing regulatory environment in Europe characterized by a shift from a country-by-country regulatory system to a European Union wide single regulatory system. The timing of this harmonization and its effect on us cannot currently be predicted.

We are implementing policies and procedures intended to position us for the expected international harmonization of regulatory requirements. The ISO 9000 series of standards have been developed as an internationally recognized set of guidelines that are aimed at ensuring the design and manufacture of quality products. ISO 9001 is the highest level of ISO certification, covering both the quality system for manufacturing as well as that for product design control; ISO 9002 covers the quality system for manufacturing operations that do not include product design. Our Vista facility has received ISO 9001 certification. See "--Manufacturing." A company that passes an ISO audit and obtains ISO registration becomes internationally recognized as functioning under a competent quality system. In certain foreign

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markets, it may be necessary or advantageous to obtain ISO 9000 series certification, which, in certain respects, is analogous to compliance with the FDA's QSR requirements. The European Economic Community has promulgated rules which require that medical products receive a Conformite Europeenne (CE) mark. All of our products currently distributed in Europe have received the CE mark. A CE mark is an international symbol indicating that the device meets common European standards of performance and safety.

FRAUD AND ABUSE

We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state health care programs, including Medicare, Medicaid, VA health programs and TRICARE. We have never been challenged by a governmental authority under any of these laws and believe that our operations are in material compliance with such laws. However, because of the far-reaching nature of these laws, there can be no assurance that we would not be required to alter one or more of our practices to be in compliance with these laws. In addition, there can be no assurance that the occurrence of one or more violations of these laws would not result in a material adverse effect on our financial condition and results of operations.

ANTI-KICKBACK LAWS. Our operations are subject to federal and state anti-kickback laws. Certain provisions of the Social Security Act, that are commonly known collectively as the Medicare Fraud and Abuse Statute, prohibit entities, such as us, from offering, paying, soliciting or receiving any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered by Medicare or state health programs. Violation of the Medicare Fraud and Abuse Statute is a felony, punishable by fines up to $25,000 per violation and imprisonment for up to five years. In addition, the Department of Health and Human Services may impose civil penalties of up to $50,000 per act plus three times the remuneration offered and exclude violators from participation in Medicare or state health programs. Many states have adopted similar prohibitions against payments intended to induce referrals to Medicaid and other third party payor patients.

We operate a stock and bill program, known as the OfficeCare-Registered Trademark- program, through which we make our products and services available in the offices of physicians or other providers. In conjunction with the OfficeCare-Registered Trademark- program, we may pay participating physicians a fee for rental space and support services provided by such physicians to us. In a Special Fraud Alert issued by the Office of Inspector General of the Department of Health and Human Services (OIG) in February 2000, the OIG indicated that it may scrutinize stock and bill programs involving excessive rental payments for possible violation of the Medicare Fraud and Abuse Statute, but notes that legitimate arrangements, including fair market value rental arrangements that meet the requirements of applicable safe harbors, will be immune from prosecution under the statute. We believe we have structured the OfficeCare-Registered Trademark- Program to comply with these laws.

PHYSICIAN SELF-REFERRAL LAWS. We are also subject to federal and state physician self-referral laws. Federal physician self-referral legislation (known as the Stark law) prohibits, subject to certain exceptions, a physician or a member of his immediate family from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation arrangement. The Stark law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an

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unlawful referral. The penalties for violations include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each violative referral and $100,000 for participation in a "circumvention scheme". Various state laws also contain similar provisions and penalties.

FALSE CLAIMS LAWS. Under separate statutes, submission of claims for payment that are "not provided as claimed" may lead to civil money penalties, criminal fines and imprisonment, and/or exclusion from participation in Medicare, Medicaid and other federally funded state health programs. These false claims statutes include the Federal False Claims Act, which allows any person to bring suit alleging false or fraudulent Medicare or Medicaid claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in recent years causing greater numbers of health care companies to have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal or state health care programs as a result of an investigation arising out of such action.

Environmental and other matters

Our facilities and operations are subject to federal, state and local environmental and occupational health and safety requirements of the United States and foreign countries, including those relating to discharges of substances to the air, water and land, the handling, storage and disposal of wastes and the cleanup of properties affected by pollutants. We believe we are currently in compliance with such requirements and do not currently anticipate any material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements.

In the future, federal, state, local or foreign governments could enact new or more stringent laws or issue new or more stringent regulations concerning environmental and worker health and safety matters that could effect our operations. Also, in the future, contamination may be found to exist at our current or former facilities or off-site locations where we have sent wastes. We could be held liable for such newly discovered contamination which could have a material adverse effect on our business or financial condition. In addition, changes in environmental and worker health and safety requirements or liabilities from newly discovered contamination could have a material effect on our business or financial condition.

Governmental audits

Our operations are subject to periodic survey by governmental entities or contractors to assure compliance with Medicare and Medicaid standards and requirements. From time to time in the ordinary course of business, we, like other health care companies, are audited by or receive claims documentation requests from governmental entities, which may cite certain deficiencies based on our alleged failure to comply with applicable supplier standards or other requirements. We review and assess such audits or reports and attempt to take appropriate corrective action. The failure to effect such action or to obtain, renew or maintain any of the required regulatory approvals, certifications or licenses could adversely affect our business, results of operations or financial condition and could prevent the programs involved from offering products and services to patients.

Other federal and state regulations

There may be other federal, state and local laws, rules and regulations that affect our business. In addition, new laws, rules and regulations may be adopted to regulate new and existing products,

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services and industries. There can be no assurance that either the states or the federal government will not impose additional regulations upon our activities that might adversely affect our business, results of operations and financial condition.

Legal proceedings

We are involved from time to time in litigation arising in the ordinary course of business, including product liability claims, none of which is currently expected to have a material adverse effect on us. We maintain product liability insurance in amounts which we believe to be reasonable and standard in the industry.

On November 27, 2001, Marc Kaysen filed a purported class action in the United States District Court for the Southern District of New York, captioned KAYSEN V. CROSS, ET AL., 01 Civ. 10707 (HB), allegedly on behalf of himself and all purchasers of our stock pursuant to or traceable to the our initial public offering. The complaint names as defendants dj Orthopedics, Inc., our chief executive officer, chief financial officer, and chairman of our board of directors, and the lead underwriters of our the initial public offering. The complaint alleges causes of action for violations of Sections 11, 12(a)(2), and 15 of the Securities Act of 1933, based on, among other things, supposed materially false and misleading statements and omissions in the registration statement and prospectus for the initial public offering. The complaint seeks rescission of plaintiffs' purchases and other unspecified damages. Five additional purported class actions, allegedly on behalf of the same class of plaintiffs, naming the same defendants, incorporating substantially similar allegations, and seeking substantially similar relief as the KAYSEN action, have since been filed in the United States District Courts for the Southern District of California and the Southern District of New York: STEINBERG V. CROSS, ET AL., 01 CV 10478, was filed in New York on December 6, 2001; LARKY V.
DJ ORTHOPEDICS, INC. ET AL., 01 CV 2238K (LSP), was filed in California on December 5, 2001; and GREEN V. DJ ORTHOPEDICS, INC. ET AL., 01 CV 2260 IEG (LAB) was filed in California on December 7, 2001. Additionally, as of December 11, 2001, we are aware of reports in the news media of the filing of three other actions purportedly containing similar allegations as to which we have not seen any of the complaints. Although we have not yet been served with complaints in any of these actions, we believe that their allegations lack merit and intend to defend the actions vigorously.

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                                   Management

Board of directors and executive officers

The following table sets forth certain information with respect to persons who are members of the Board of Directors of dj Orthopedics, Inc., and executive officers of dj Orthopedics, LLC. Each director was a member of the Board of Managers of DonJoy, L.L.C. before the reorganization.

-------------------------------------------------------------------------------------------------------------------
Name                                             Age   Position
-------------------------------------------------------------------------------------------------------------------
Leslie H. Cross...........................        50   President, Chief Executive Officer and Director

Cyril Talbot III..........................        46   Senior Vice President--Finance, Chief Financial Officer and
                                                       Secretary

Michael R. McBrayer.......................        42   Senior Vice President--Professional Relations and Business
                                                       Development

Kenneth D. Rolfes.........................        53   Senior Vice President--Global Operations and Customer Care

Paul K. Nichols...........................        46   Senior Vice President--Global Sales and Marketing

Charles T. Orsatti........................        57   Chairman of the Board

Mitchell J. Blutt, M.D....................        44   Director

Kirby L. Cramer...........................        65   Director

Damion E. Wicker, M.D.....................        40   Director
===================================================================================================================

LESLIE H. CROSS has been the Chief Executive Officer and a director of dj Orthopedics, Inc. since its incorporation. He has served as President of dj Orthopedics, LLC since July 1995 and became the Chief Executive Officer and a Manager of DonJoy, L.L.C. and dj Orthopedics, LLC upon consummation of the recapitalization. From 1990 to 1994, Mr. Cross held the position of Senior Vice President of Marketing and Business Development. He was a Managing Director of two different divisions of Smith & Nephew from 1982 to 1990. Prior to that time, he worked at American Hospital Supply Corporation. Mr. Cross earned a diploma in Medical Technology from Sydney Technical College in Sydney, Australia and studied Business at the University of Cape Town in Cape Town, South Africa. He also serves as a director of Sonus Corporation.

CYRIL TALBOT III has been Senior Vice President--Finance and Chief Financial Officer of dj Orthopedics, Inc. since its incorporation. He has served as Senior Vice President--Finance of dj Orthopedics, LLC since 1994 and became the Chief Financial Officer of DonJoy, L.L.C. and dj Orthopedics, LLC upon consummation of the recapitalization. He joined dj Orthopedics, LLC in 1991 as Director of Finance. From 1981 to 1991, he held several management positions at American Hospital Supply Corporation and McGaw, Inc. Prior to that time, he was an Audit Manager and a Certified Public Accountant at Miller, Cooper & Co. Ltd.
Mr. Talbot earned his B.S. (Accounting/Finance) at Miami University in Oxford, Ohio.

MICHAEL R. MCBRAYER became Senior Vice President--Professional Relations and Business Development of dj Orthopedics, LLC in 2001. He has held several other managerial positions with us, including Senior Vice President--Sales, since joining dj Orthopedics, LLC in 1987 as a national sales manager for the

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retail product line. Mr. McBrayer received his B.S. (Marketing and Management)
at Northern Arizona University in Flagstaff, Arizona.

KENNETH D. ROLFES joined dj Orthopedics, LLC as Senior Vice President--Global Operations and Customer Care in 2000. Prior to joining us, he was corporate officer and vice president of operations of Graphic Controls, a leading company providing hospitals with cardiovascular, obstetric, and operating room supplies. Mr. Rolfes holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration in Finance.

PAUL K. NICHOLS joined dj Orthopedics, LLC as Senior Vice President--Global Sales and Marketing in 2001 upon our acquisition of Alaron Technologies LLC. Prior to joining dj Orthopedics, LLC, Mr. Nichols served as President and Co-Founder of Alaron Technologies since 2000. Prior to founding Avanta Orthopedics, L.L.C., a leading upper extremity surgical products company, in 1995, Mr. Nichols held several senior management positions at IVAC Corporation, then a subsidiary of Eli Lilly, and Sutter Corporation, then a subsidiary of HCA Healthcare. Mr. Nichols holds a Bachelor of Arts in Mathematics from the University of California at San Diego.

CHARLES T. ORSATTI has been Chairman of the Board of Directors of dj Orthopedics, Inc. since its incorporation. He became a Manager of DonJoy, L.L.C. upon consummation of the recapitalization. Since 1998, he has been the Managing Member of J.P. Morgan Fairfield Partners, LLC, a private equity firm with holdings exclusively in dj Orthopedics, Inc. He is also the Managing Partner of Fairfield Capital Partners, Inc., a private equity fund with investments in securities, commercial real estate and business equity investments. From 1995 to 1998, Mr. Orsatti was a senior consultant to Chase Capital Partners (CCP), a predecessor of J.P. Morgan Partners, LLC. He had previously served as an advisor and business consultant to CCP since 1987. Until 1995, Mr. Orsatti was the Chairman and Chief Executive Officer of Fairfield Medical Products Corporation, a worldwide manufacturer of critical care products sold to hospitals and alternative care facilities. He previously held executive positions with British Oxygen Corporation, Johnson & Johnson, Coloplast, A/S Denmark and Air Products and Chemicals, Inc. Mr. Orsatti earned a B.S. (Management and Marketing) from Pennsylvania State University. He also serves as a Vice-Chairman of Vitagen, Inc.

MITCHELL J. BLUTT, M.D. has been a director of dj Orthopedics, Inc. since its incorporation. He became a Manager of DonJoy, L.L.C. upon consummation of the recapitalization. He has been an Executive Partner of J.P. Morgan Partners, LLC, or its predecessor, CCP, since 1992. J.P. Morgan Partners, LLC is the private equity organization within J.P. Morgan Chase & Co. Dr. Blutt was a General Partner of CCP from 1988 to 1992. Dr. Blutt earned his B.A. and M.D. from the University of Pennsylvania and received his M.B.A. at the Wharton School of the University of Pennsylvania during the Clinical Scholars Fellowship sponsored by the Robert Wood Johnson Foundation. He completed his medical residency at the New York Hospital/Cornell Medical School. He serves as a director of Hanger Orthopedic Group, Fisher Scientific Corp., La Petite Academy Corp., and other companies. Dr. Blutt is also on the Board of the National Venture Capital Association. He is also an Adjunct Professor of Medicine at Weill Medical College and Graduate School of Medical Sciences of Cornell University. He also serves on the Board of the Michael J. Fox Foundation for Parkinson's Research. Dr. Blutt is a member of the Board of Trustees of the University of Pennsylvania and is also a member of the Board of Overseers of the University of Pennsylvania's School of Arts and Sciences and is the Vice Chair of the University Committee for Undergraduate Financial Aid.

KIRBY L. CRAMER became a director of dj Orthopedics, Inc. upon consummation of the initial public offering of common stock of dj Orthopedics, Inc. He became a Manager of DonJoy, L.L.C. in

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December 1999. Mr. Cramer is a professional corporate director, having served as
Chairman of five companies. He is Chairman Emeritus of Hazelton Laboratories Corporation (HLC), the world's largest contract biological and chemical research laboratory. He is also Chairman of the Board of Northwestern Trust and Investors Advisory Company located in Seattle, Washington and president of Keystone
Capital Company, a firm specializing in leveraged buyouts and venture capital in the Pacific Northwest. Prior to that time, Mr. Cramer served as Chairman of Kirschner Medical Corporation during its inception as a publicly traded company, and then as Chairman of the Executive Committee. Additionally, he is a Trustee Emeritus and Past President of Virginia's Colgate Darden Graduate School of Business Administration, Chairman of the Major Gifts Committee of the University of Washington Foundation, and has served as Chairman of the Advisory Board of the School of Business Administration of the University of Washington. In 1997, Mr. Cramer received the University of Washington's Business School's Alumni Service Award. Mr. Cramer is a graduate of Harvard Business School's Advanced Management Program, received his M.B.A. degree from the University of Washington and obtained his B.A. degree from Northwestern University. He is a Chartered Financial Analyst and, in 1988, he received an honorary Doctor of Laws degree from James Madison University.

DAMION E. WICKER, M.D. became a director of dj Orthopedics, Inc. upon consummation of the initial public offering of common stock of dj Orthopedics, Inc. He was a Manager of DonJoy, L.L.C. from June 30, 1999 until August 2001, and was reappointed a Manager of DonJoy, L.L.C. in October 2001. He is currently a General Partner with J.P. Morgan Partners (formerly CCP). Dr. Wicker received a B.S. with honors from M.I.T. in 1983, an M.D. from Johns Hopkins in 1987 and holds an M.B.A. from the Wharton School of the University of Pennsylvania. Prior to joining CCP in 1993, Dr. Wicker was President of Adams Scientific and held positions with MBW Venture Partners and Alexon, Inc. Dr. Wicker was also a Commonwealth Fund Medical Fellow for the National Institute of Health. He is currently a member of the NVCA Life Science Group Board and the Board of Trustees of the New York Academy of Medicine. Dr. Wicker currently is also a director of Genomic Solutions, MediChem Life Sciences, Neuron Therapeutics, Optiscan, Transurgical, Vitagen and V.I. Technologies.

JPMDJ Partners and JPMP (23A SBIC) are affiliates of J.P. Morgan Partners, LLC
(JPMP). J.P. Morgan Partners is the private equity division of J.P. Morgan
Chase & Co., one of the largest bank holding companies in the United States, and is one of the largest private equity organizations in the United States, with over $22 billion under management. Through its affiliates, J.P. Morgan Partners invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine debt capital. Since its inception in 1984, J.P. Morgan Partners has made over 1,150 direct investments in a variety of industries. J.P. Morgan Partners has invested over $1.0 billion in more than 100 companies in the life sciences and healthcare industries. JPM Fairfield Partners is a private venture capital firm targeting middle market medical device companies created by J.P. Morgan Partners and Charles T. Orsatti and is controlled by Mr. Orsatti.

First Union Capital Partners, LLC has the right to designate one observer to attend meetings of our board of directors.

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Directors' terms

    The Board of Directors of dj Orthopedics, Inc. is divided into three classes that serve staggered three-year terms:

--------------------------------------------------------------------------------------------------------
Class                                                         Expiration   Board Member
--------------------------------------------------------------------------------------------------------
Class I.....................................................        2002   Messrs. Cross and Cramer
Class II....................................................        2003   Messrs. Orsatti and Wicker
Class III...................................................        2004   Dr. Blutt
========================================================================================================

Committees of the board of directors

The Board of Directors of dj Orthopedics, Inc. has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee may exercise all the powers of the Board of Directors in the management of our business and affairs except for those powers expressly reserved to the Board under Delaware law. The members of the Executive Committee are Messrs. Blutt, Cross, Wicker and Orsatti. The Compensation Committee determines compensation for our executive officers and administers our incentive compensation plans. Currently, Messrs. Cramer, Orsatti and Wicker serve on the Compensation Committee. The Audit Committee provides assistance to the board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the auditors are independent of management. Prior to the initial public offering, the Audit Committee consisted of two former members of the DonJoy, L.L.C. Board of Managers. Effective upon consummation of the initial public offering, the Audit Committee of dj Orthopedics, Inc. has consisted of Mr. Cramer and Dr. Wicker. The Board of Directors of dj Orthopedics, Inc. will appoint an additional person to the Board within 12 months of the offering who will also serve on the Audit Committee.

Compensation of board of directors

The members of the Board of Directors affiliated with JPMDJ Partners do not receive compensation for their service on the Board of Directors but are reimbursed for their out-of-pocket expenses. Directors who are neither officers nor affiliated with JPMDJ Partners receive customary compensation for services on our Board of Directors of $12,000 per year plus out-of-pocket expenses. Upon his election to the Board of Managers of DonJoy, L.L.C. in 1999, Mr. Cramer received a one-time grant of an option to purchase 2,000 common units of DonJoy, L.L.C., which upon consummation of the reorganization were converted into the right to purchase 21,624 shares of the common stock of dj Orthopedics, Inc. at an exercise price of $9.25 per share, and the right to purchase an additional 2,000 common units of DonJoy, L.L.C., which upon consummation of the reorganization were converted into a right to purchase 21,624 shares of common stock at an exercise price equal to the fair market value at the time of exercise.

Our parent has adopted the dj Orthopedics, Inc. 2001 Non-Employee Directors' Stock Option Plan. Each of the directors of dj Orthopedics, Inc. who is not an employee of dj Orthopedics, Inc. or the employee of any of its subsidiaries and who was not initially elected to the board of directors, and was not an employee of dj Orthopedics, Inc. or the employee of any of its subsidiaries, within the previous 12 months will, immediately following each annual meeting of the stockholders of dj Orthopedics, Inc., commencing with the annual meeting in 2003, automatically receive an annual grant of options to

                                       97
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purchase 15,000 shares of common stock of dj Orthopedics, Inc. at an exercise price equal to 100% of the fair market value of our common stock at the date of grant of the option. Except as discussed below, each non-employee director of dj Orthopedics, Inc., upon initially joining its board of directors, will also receive under the plan an initial grant of options to purchase 15,000 shares of its common stock at an exercise price equal to 100% of the fair market value of the common stock as of such date. Neither Dr. Wicker nor Mr. Cramer received an initial grant upon their joining the board of directors of dj Orthopedics, Inc. upon consummation of the initial public offering. In addition, any new non-employee director appointed to the board of directors of dj
Orthopedics, Inc. within 12 months of the effective date of the registration statement relating to the initial public offering of common stock of dj Orthopedics, Inc. will receive an initial grant of options to purchase 30,000 shares of its common stock. A total of 1,500,000 shares of common stock of dj Orthopedics, Inc. has been reserved for issuance under the plan. Options granted under the plan will vest ratably over a three-year period, commencing on the first anniversary of the date of grant.

The plan also provides that non-employee directors may elect at their discretion to receive up to 100% of the annual cash retainer fee in the form of options granted under the Plan. The number of options received in lieu of the annual retainer fee, or the method of computing the number, and the terms and conditions of these options shall be determined by the Compensation Committee.

The plan is administered by the board of directors of dj Orthopedics, Inc. or the Compensation Committee of the board of directors of dj Orthopedics, Inc. and became effective on November 15, 2001, the first day on which price quotations were reported for the common stock of dj Orthopedics, Inc. on the New York Stock Exchange.

The unexercised portion of any option granted under the plan will terminate on the first to occur of the ten-year anniversary of the date of grant; the three-month anniversary of the optionholder's termination by reason other than death, disability or for cause; the twelve-month anniversary of the optionholder's termination by reason of death or disability; or the date of termination for cause.

The plan may be amended by the stockholders of dj Orthopedics, Inc. The plan may also be amended by the board of directors of dj Orthopedics, Inc., except that no action may adversely affect any outstanding options without the consent of the optionholders affected.

Compensation committee interlocks and insider participation

No member of the Compensation Committee of dj Orthopedics, Inc. serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the board of directors or Compensation Committee of dj Orthopedics, Inc.

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Executive compensation

The following table sets forth information concerning the compensation of our Chief Executive Officer and each of our other four most highly compensated executive officers for the year ended December 31, 2000 and such persons' compensation during the two preceding years.

---------------------------------------------------------------------------------------------------
                                                              Annual compensation
                                                 --------------------------------         All other
Name and principal position                          Year      Salary       Bonus   compensation(1)
---------------------------------------------------------------------------------------------------
Leslie H. Cross................................    2000     $279,413    $143,526    $         2,917
  President and Chief Executive Officer            1999      234,487      62,944            238,464
                                                   1998      226,825     183,258              2,669
Cyril Talbot III...............................    2000      177,132      65,582              3,500
  Senior Vice President--Finance and Chief         1999      151,088      20,352            153,825
  Financial Officer                                1998      146,100      48,397              1,888
Kenneth D. Rolfes(2)...........................    2000      197,588       9,750             64,730
  Senior Vice President--Global Operations/
  Customer Care
Michael R. McBrayer............................    2000      171,757      66,857              2,461
  Senior Vice President--Professional Relations    1999      154,800      29,119            158,112
    and
  Business Development                             1998      148,300      47,923              2,363
Peter Bray(3)..................................    2000      180,478      68,848              3,067
  Vice President--International Business           1999      161,976      30,558             84,616
                                                   1998      156,750      50,649              3,350
===================================================================================================

(1) Includes contributions to dj Orthopedics, LLC's 401(k) Plan, relocation expenses in the amount of $61,230 in the case of Mr. Rolfes in 2000 and retention bonuses paid to Messrs. Cross, Talbot, McBrayer and Bray in 1999 upon consummation of the recapitalization. The recapitalization constituted a change of control or division divestiture, as defined in the retention agreements of these employees. Consequently, each of these members of management of dj Orthopedics, LLC who remained in his position through the consummation of the recapitalization received a special retention bonus. Pursuant to the recapitalization agreement, the special bonus was paid by Smith & Nephew. 1999 retention bonuses were paid out as follows: Leslie H. Cross received $235,900, Cyril Talbot III received $151,945, Michael R. McBrayer received $155,715 and Peter Bray received $81,510.

(2) Mr. Rolfes joined dj Orthopedics, LLC in January 2000.

(3) Mr. Bray ceased to be considered an executive officer effective February 28, 2001. Mr. Bray remains employed by us as the Vice
President--International Business.

The following table lists stock option grants to the officers named in the summary compensation table in 2000 after giving effect to the reorganization.

-------------------------------------------------------------------------------------------------------------------------------

                                                                                              Option Grants in last fiscal year
                                  ---------------------------------------------------------------------------------------------
                                    Number of   Percent of                                Potential realizable value at assumed
                                   securities        total   Exercise                               annual rates of share price
                                   underlying      options   price at                           appreciation for option term(1)
                                      options   granted in   the time   Expiration   ------------------------------------------
Name                              granted (#)         2000   of grant       date               0%             5%            10%
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (in thousands)
Leslie H. Cross (CEO)...........           --           --         --         --     $         --   $         --   $         --
Cyril Talbot III................           --           --         --         --     $         --   $         --   $         --
Kenneth D. Rolfes...............       72,008         23.5%  $   9.25     2/1/15     $        558   $      1,879   $      4,447
Michael R. McBrayer.............           --           --         --         --     $         --   $         --   $         --
Peter Bray......................           --           --         --         --     $         --   $         --   $         --
===============================================================================================================================

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
(1) The potential realizable value listed in the table represents hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% or 10% compounded annually from the date the respective options were granted to their expiration date, based upon the initial public offering price of $17.00 per share of the common stock of dj Orthopedics, Inc. The assumed 0%, 5% and 10% rates of appreciation are provided in accordance with rules of the SEC and do not represent our estimate or projection of our future stock value. Actual gains, if any, on option exercises will depend on the future performance of the common stock and overall market conditions. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

The following table sets forth information concerning options held by each of the officers named in the summary compensation table at December 31, 2000 after giving effect to the reorganization. No options were exercised by these persons in 2000.

----------------------------------------------------------------------------------------------------------------------
                                                                              Aggregated fiscal year-end option values
                                              ------------------------------------------------------------------------
                                                             Number of common shares              Value of unexercised
                                                                          underlying           in-the-money options at
                                              unexercised options at fiscal year-end                   fiscal year-end
Name                                                    exercisable/unexercisable(1)   exercisable/unexercisable(1)(2)
----------------------------------------------------------------------------------------------------------------------
                                                                                               (in thousands)
Leslie H. Cross (CEO).......................                         28,933/260,396     $                  224/$2,018
Michael McBrayer............................                           9,644/86,799     $                     75/$673
Cyril Talbot III............................                           9,644/86,799     $                     75/$673
Kenneth D. Rolfes...........................                           7,201/64,807     $                     56/$502
Peter Bray..................................                           4,822/43,399     $                     37/$336
======================================================================================================================

(1) Based on the initial public offering price of $17.00 per share of the common stock of dj Orthopedics, Inc., less the exercise price, multiplied by the number of shares underlying the option.

(2) Included within the amount of unexercisable options at December 31, 2000 are Tier 2 and Tier 3 options granted under the dj Orthopedics, Inc. 1999 Option Plan to each of the persons set forth in the table. Tier 2 options granted to those individuals provide for the purchase of an aggregate of 77,154 shares, 25,722 shares, 25,722 shares, 19,203 shares and 12,855 shares by each of Messrs. Cross, McBrayer, Talbot, Rolfes and Bray, respectively, and Tier 3 options granted to those individuals provide for the purchase of an aggregate of 96,443 shares, 32,144 shares, 32,144 shares, 24,003 shares and 16,077 shares by each of Messrs. Cross, McBrayer, Talbot, Rolfes and Bray, respectively. As discussed in note 1 under "Principal stockholders," it is assumed that the Tier 2 options, but not the Tier 3 options, vested and became exercisable following consummation of the initial public offering.

Amended and restated 1999 option plan

The following discussion of the dj Orthopedics Inc. employee stock option plan gives effect to the reorganization.

Under our Amended and Restated 1999 Option Plan, 1,933,174 common shares have been reserved for issuance upon exercise of options granted under the plan. The plan is administered by the Compensation Committee. The plan will expire on June 30, 2014 unless we terminate it before that date. The plan provides for the grant of nonqualified options to our officers, directors, employees, consultants and advisors.

Options will be granted in amounts to be agreed upon by the Compensation Committee. Options will vest in either of the two following methods:

      - as time-vesting options (ratably at specified annual intervals from the date of grant). Up to 951,607 shares may be issued upon exercise of time-vesting options. Some time-vesting options are also subject to the achievement of sale targets.

      - as event-vesting options, upon the occurrence of a liquidity event or a material transaction (each as described below) and then only to the extent JPMDJ Partners has realized specified internal rates of return on our parent's common equity securities since the closing date of the recapitalization. Up to 981,567 shares may be issued upon exercise of event-vesting options. If

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      no liquidity event has occurred by December 31, 2007, these event-based options will become vested and exercisable.

A liquidity event means a sale or other disposition of all or substantially all of the assets of dj Orthopedics, Inc. or all or substantially all of the outstanding equity interests of dj Orthopedics, Inc. or a registered public offering of the common equity of dj Orthopedics, Inc. resulting in a market capitalization of more than $150 million for a period of at least 20 consecutive trading days. A material transaction means the dissolution or liquidation, a reorganization, merger or consolidation in which dj Orthopedics, Inc. is not the surviving corporation, or sale of all or substantially all of the assets dj Orthopedics, Inc. The exercise price for the options will be the fair market value of the common equity dj Orthopedics, Inc., as determined by the Board, on the date the option is granted. The options will expire upon the earliest of:

      - the fifteenth anniversary of the date of grant;

      - 12 months after the date an optionee's employment is terminated due to the optionee's death or permanent disability;

      - immediately upon an optionee's termination of employment for cause (as defined in the Plan);

      - 3 months after the date an optionee ceases to be an employee (other than as described in the second and third points just listed above);

      - the effective date of a material transaction if provision is made in connection with such transaction for the assumption of outstanding options by, or the substitution for such option of new options covering equity securities of, the surviving, successor or purchasing corporation; or

      - the expiration of such other period of time or the occurrence of such other event as the Compensation Committee, in its discretion, may provide in any option agreement.

The number of options granted to an employee, and/or the exercise price thereof, may be adjusted in the event the shares of common stock are split, converted or exchanged into other securities, to ensure that the options are nearly equivalent to their options immediately before such a split, conversion, or exchange.

Options to purchase an aggregate of 1,911,550 shares of common stock under the plan have been granted, of which approximately 51% are time-vesting options and approximately 49% are event-vesting options.

2001 omnibus plan

Our parent has adopted the dj Orthopedics, Inc. 2001 Omnibus Plan to aid it and its subsidiaries in attracting and retaining key personnel, including consultants and advisors, and to enhance the interest of these persons in our continued success. The following summary of the Omnibus Plan is qualified in its entirety by reference to the full text of the plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

The Omnibus Plan provides for awards of stock options, stock appreciation rights, performance awards, restricted stock, restricted stock units, stock bonuses, stock unit awards and cash bonuses. Subject to equitable adjustments to reflect certain corporate events, the maximum number of shares of common stock of dj Orthopedics, Inc. with respect to which awards may be granted under the Omnibus Plan is

3,800,000. On each January 1, commencing January 1, 2003, the number of shares of common stock available for issuance under the Omnibus Plan will be automatically increased by a number of shares equal to 3% of the number of shares of common stock outstanding on the previous December 31. In addition, shares of common stock subject to awards that are forfeited, terminated, canceled or settled without the delivery of common stock under the Omnibus Plan and the Amended and Restated 1999 Stock Option Plan will increase the number of shares available for awards under the Omnibus Plan. Also, shares tendered to dj Orthopedics, Inc. in satisfaction or partial satisfaction of the exercise price of any award under the Omnibus Plan or the Amended and Restated 1999 Option Plan will increase the number of shares available for awards under the Omnibus Plan to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Awards with respect to no more than 300,000 shares of common stock may be granted in any year to any eligible participant under the Omnibus Plan and no more than 1,000,000 of the shares may be granted as incentive stock options. The shares of common stock to be delivered under the Omnibus Plan will be made available from the authorized but unissued shares of common stock or from treasury shares.

The Omnibus Plan is administered by the Compensation Committee of dj Orthopedics, Inc. which will have the sole and complete authority to grant awards under the Omnibus Plan to eligible employees and officers of, and consultants and advisors to, dj Orthopedics, Inc. and its subsidiaries, to establish the terms of awards and to interpret the provisions of the Omnibus Plan and adopt, amend and repeal administrative rules, guidelines and practices governing the operation of the Omnibus Plan as it deems advisable. The Compensation Committee's determinations of which eligible individuals will be granted awards and the terms of awards will be in the sole discretion of the Compensation Committee.

Options granted under the Omnibus Plan may be either nonqualified options or incentive stock options. Stock appreciation rights may be granted in conjunction with or unrelated to options and, if in conjunction with an outstanding option, may be granted at the time of the option grant or thereafter, at the exercise price of the option. The Compensation Committee has discretion to fix the exercise price of the options and stock appreciation rights, but the exercise price may not be less than the fair market value of the common stock at the date of grant. The Compensation Committee also has broad discretion as to the terms and conditions on which options and stock appreciation rights will be exercisable.

The exercise price of options may be satisfied in cash or, in the discretion of the Compensation Committee, by exchanging shares of common stock owned by the optionee, or by a combination of cash and shares of common stock. The ability to pay the option exercise price in shares of common stock would, if permitted by the Compensation Committee, enable an optionee to engage in a series of successive stock-for-stock exercises of an option, a practice sometimes referred to as "pyramiding", and as a result fully exercise an option with little or no cash investment. In the event that a participant is permitted to and does exercise an option granted under the Omnibus Plan by delivering shares of common stock, the Compensation Committee is authorized to grant or provide for the automatic grant of a restoration option to the optionee, subject to the satisfaction of conditions or criteria established by the Compensation Committee. A restoration option will entitle the participant to purchase a number of shares of common stock equal to the number of shares surrendered in payment of the exercise price of the original option, at a per share exercise price equal to not less than 100% of the per share fair market value of the common stock on the date of grant of the restoration option. The terms and conditions of the restoration option will be determined by the Committee.

On the exercise of a stock appreciation right, a participant will be entitled to receive a cash payment equal to the excess of the fair market value of the shares to which the right relates at the date of exercise over the exercise price of the right.

Performance awards will be earned to the extent performance goals established by the Compensation Committee are achieved over a period of time specified by the Compensation Committee. The Compensation Committee will have discretion to determine the value of each performance award, to adjust the performance goals as it deems equitable to reflect events affecting us or changes in law or accounting principles or other factors, and to determine the extent to which performance awards that are earned may be paid in the form of cash, shares of common stock or a combination of both.

Awards of restricted stock or restricted stock units under the Omnibus Plan will consist of shares of common stock or units, the value of which is equal to a share of common stock. Restricted stock and restricted stock units will be granted to a participant subject to restrictions on transfer and forfeiture specified by the Compensation Committee. In general, a participant who has been granted restricted stock will from the date of grant have the benefits of ownership in respect of the shares, including the right to vote the shares and to receive dividends and other distributions thereon, subject to the restrictions set forth in the Omnibus Plan and in the instrument evidencing the award. The shares of restricted stock will be held by us, or by an escrow agent designated by us, during the restricted period. The Compensation Committee has authority to determine the duration of the restricted period as well as the other terms and conditions of the restricted stock and restricted stock units. Restricted stock units may be paid, in the discretion of the Compensation Committee, in cash, shares of common stock, other securities or other property upon the lapse of the applicable restrictions.

The Omnibus Plan also authorizes the Compensation Committee to grant to participants a stock unit award, which shall consist of a right which is an award of shares of common stock or an award denominated or payable in, or that is valued in whole or in part by reference to, or is otherwise based on, the value of shares of common stock. The Compensation Committee has discretion to determine the participants to whom stock unit awards are to be made, the times at which the awards are to be made, the size of the awards, and all other conditions of the awards, including any restrictions, deferral periods, or performance requirements.

The Omnibus Plan also authorizes the Compensation Committee to grant to participants stock bonuses. The Compensation Committee has discretion to determine the participants to whom stock bonuses are to be made, the times at which the awards are to be made, the size of the awards, and all other conditions of the awards, including any restrictions, deferral periods, or performance requirements.

Any award under the Omnibus Plan may provide that the participant has the right to receive currently, or on deferred basis, dividends or dividend equivalents and/or other cash payments in addition to or in lieu of the award, all as the Compensation Committee determines.

The Compensation Committee may in its discretion, in connection the grant of an award under the Omnibus Plan, grant a cash bonus payable after the date on which the participant is required to recognize income for federal income tax purposes in connection with the award or at any other time as the Committee determines. The amount of any cash bonus will be determined by the Committee, provided that in no event will the amount of the cash bonus exceed the fair market value of the shares of common stock to which the award relates. A cash bonus will be subject to conditions determined by the Compensation Committee at the time the cash bonus is granted.

In connection with the grant of any stock award under the Omnibus Plan, the Compensation Committee will have the right to grant to the participant a stock loan in an amount and on such terms as may be approved by the Compensation Committee for the purpose of financing in whole or in part the exercise price or other payment to be made by the participant in connection with the award or any tax payable in connection with the award. Any loan will be made with full recourse to the participant, will be secured by the common stock and will bear interest at a rate sufficient to avoid imputed income under applicable provisions of the Internal Revenue Code.

If the Compensation Committee determines that any stock split, reverse stock split, stock dividend or other distribution (whether in the form of cash, securities, or other property), recapitalization reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares at a price below fair market value, or other similar corporate event affects the common stock such that an adjustment is required in order to preserve the benefits intended under the Omnibus Plan, the Committee has discretion to make equitable adjustments in the number and kind of shares that may be the subject of future awards under the Omnibus Plan and the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices of any future or outstanding awards.

The Compensation Committee has broad discretion as to the specific terms and conditions of each award and any rules applicable to an award, including but not limited to, subject to the terms of the Plan, the effect on an award of the death, retirement or other termination of employment of the participant or termination of the provision of services pursuant to an advisory or consultant engagement. The terms of each award are to be evidenced by a written instrument delivered to the participant. The awards authorized under the Omnibus Plan are subject to applicable tax withholding by us, which may be satisfied by the withholding of shares payable under the Omnibus. Awards may not be assigned or transferred, except by will or the law of descent and distribution or pursuant to a qualified domestic relations order or as otherwise provided in the Plan.

The Omnibus Plan may be amended or terminated at any time by the board of directors of dj Orthopedics, Inc., except that no amendment may be made without stockholder approval if the Compensation Committee determines that stockholder approval is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for the exemptive relief from Section 16 of the Securities Exchange Act of 1934, as amended, for which or with which the Committee determines that it is desirable to qualify or comply.

Employee stock purchase plan

The dj Orthopedic, Inc. 2001 Employee Stock Purchase Plan became effective on November 15, 2001, the first day on which price quotations were reported for the common stock of dj Orthopedics, Inc. on the NYSE. Initially, 1,000,000 shares of common stock of dj Orthopedics, Inc. has been reserved under this plan. On each January 1 of each year, commencing January 1, 2003, the aggregate number of shares reserved for issuance under this plan will increase automatically by a number of shares equal to 1.0% of our outstanding shares on December 31 of the preceding year. The board of directors of dj Orthopedics, Inc. or the Compensation Committee may reduce the amount of the increase in any particular year. The aggregate number of shares reserved for issuance under the Stock Purchase Plan may not exceed 5,000,000 shares.

The Stock Purchase Plan is administered by the Compensation Committee of dj Orthopedics, Inc. The Compensation Committee has the authority to construe and interpret the plan, and its decisions will be final and binding.

Employees generally will be eligible to participate in the Stock Purchase Plan if they are employed before the beginning of the applicable offering period, are customarily employed by dj Orthopedics, Inc., or any of its subsidiaries that are designated, for 20 hours or more per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% stockholders of dj Orthopedics, Inc. or its designated subsidiaries. Participation in the Stock Purchase Plan will end automatically upon termination of employment for any reason.

Under the Stock Purchase Plan, eligible employees will be permitted to acquire shares of common stock of dj Orthopedics, Inc. through payroll deductions. Eligible employees may select a rate of payroll deduction between 1% and 15% of their compensation and are subject to maximum purchase limitations.

Except for the first offering period and the first purchase period, each offering period under the Stock Purchase Plan will be for two years and consist of four six-month purchase periods. Offering periods and purchase periods will begin on January 1 and July 1 of each year. The first offering period is expected to begin on the first business day on which price quotations for the common stock of dj Orthopedics, Inc. are reported on the NYSE and will end on December 31, 2003, and the first purchase period of the first offering period will begin on the first business day on which price quotations for the common stock of dj Orthopedics, Inc. are reported on the New York Stock Exchange and will end on June 30, 2002.

The Stock Purchase Plan will provide that the purchase price for common stock purchased under the plan will be 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period. The Compensation Committee will have the power to change the offering dates, purchase dates and durations of offering periods without stockholder approval, if the change is announced prior to the beginning of the affected date or offering period.

The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The plan will terminate
10 years from the date of the adoption of the plan by our board of directors, unless it is terminated earlier under the terms of the plan. The board will have the authority to amend, terminate or extend the term of the plan, except that no action taken by the board may adversely affect any outstanding options previously granted under the plan.

Except for the automatic annual increase of shares described above, stockholder approval will be required to increase the number of shares that may be issued or to change the terms of eligibility under the Stock Purchase Plan. The board will be able to make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

401(k) plan

We have established our own 401(k) Plan, which is substantially the same as the plan previously provided by Smith & Nephew. The assets funding the Smith & Nephew plan were transferred to our 401(k) Plan.

Employment agreements

In connection with the recapitalization, dj Orthopedics, LLC entered into employment agreements with Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer. The employment agreements terminate on June 30, 2002, but are renewable annually by mutual agreement thereafter. Pursuant to their respective employment agreements, Mr. Cross serves as President and CEO of dj Orthopedics, LLC at an annual base salary of $279,413, Mr. Talbot serves as Senior Vice President of Finance, CFO and Secretary of dj Orthopedics, LLC at an annual base salary of $177,132 and Mr. McBrayer serves as Senior Vice President of Domestic Sales and Assistant Secretary of dj Orthopedics, LLC at an annual base salary of $171,757. These base salaries are subject to annual review and adjustment by the board of directors of dj Orthopedics, Inc. In connection with the Alaron acquisition, dj Orthopedics, LLC entered into an employment agreement with Paul K. Nichols, our Senior Vice President--Global Sales and Marketing at an annual base salary of $200,000. In addition, each executive is entitled to such annual bonuses as may be determined by the board of directors of dj Orthopedics, Inc., four weeks paid vacation per year (three weeks in the case of Mr. Talbot), a car allowance and, for 1999 only, club membership dues and tax preparation fees. Each executive may be terminated at any time during the term of the applicable employment agreement with or without cause, as defined in the applicable employment agreement. In the event of an executive's termination without cause, the executive will be entitled to receive his base salary from the date of termination until the first anniversary of the date of termination (the second anniversary in the case of Mr. Cross). Pursuant to the applicable employment agreement, each executive has agreed that until the fourth anniversary of the date of termination or expiration of his employment with dj Orthopedics, LLC, he will not:

      - induce or attempt to induce any employee of dj Orthopedics, LLC or any of its affiliates to leave the employ of dj Orthopedics, LLC or any such affiliate, or in any way interfere with the relationship between dj Orthopedics, LLC or any such affiliate and any employee thereof;

      - hire any person who was an employee of dj Orthopedics, LLC until six months after such person's employment with dj Orthopedics, LLC or any affiliate thereof was terminated; or

      - induce or attempt to induce any customer, supplier, licensee or other business relation of dj Orthopedics, LLC or any affiliate to cease doing business with dj Orthopedics, LLC or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and dj Orthopedics, LLC or any such affiliate.

Each employment agreement also contains customary non-disclosure provisions. In addition, each executive has agreed that any inventions or other developments relating to dj Orthopedics, LLC or its products or services conceived, developed or made by the executive while employed by dj Orthopedics, LLC belong to dj Orthopedics, LLC.

Retention agreements

In December 1998, Smith & Nephew entered into retention agreements with some of the then existing members of management of dj Orthopedics, LLC, including Messrs. Cross, Talbot, McBrayer and Bray, to induce them to remain employees of dj Orthopedics, LLC in the event of a change of control or division divestiture, as defined in the retention agreement. The recapitalization constituted a change of control or division divestiture. Each of these management employees who remained in his position through the consummation of the recapitalization received a special retention bonus. Pursuant to the recapitalization agreement, the special bonus was paid by Smith & Nephew.

                             Principal stockholders

The following table sets forth information with respect to the ownership of the common stock of dj Orthopedics, Inc. as of October 19, 2001 after giving effect to the reorganization and the sale of 7,800,000 shares of common stock in the initial public offering, for:

      - each person known to own beneficially more than 5% of the equity securities of dj Orthopedics, Inc.;

      - each of the directors of dj Orthopedics, Inc.;

      - each executive officer named in the summary compensation table; and

      - all executive officers and directors as a group.

DonJoy's redeemable preferred units were owned approximately 51% by JPMP
(23A SBIC), an affiliate of JPMDJ Partners, approximately 33% by affiliates of TCW/Crescent Mezzanine, LLC and approximately 16% by First Union Capital Partners, LLC and DJ Investment, LLC (together with First Union Capital Partners 2001, LLC, Wachovia Capital Partners). In the reorganization, each preferred unit was converted into the right to receive an amount in cash equal to the liquidation preference of the preferred unit and the applicable premium plus accrued and unpaid distributions thereon to but excluding the date that the reorganization is effective, and 10.812 shares of common stock.

JPMDJ Partners purchased the common units of DonJoy and each of JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates purchased their redeemable preferred units of DonJoy in the ordinary course of business. At the respective times of purchase, none of the foregoing entities had any agreement or understanding, directly or indirectly, with any person to distribute such common units or redeemable preferred units, as applicable, or the common stock into which all such units were converted upon consummation of the reorganization.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing that person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

--------------------------------------------------------------------------------------
                                                                   Shares beneficially
                                                                       owned after the
                                                                reorganization and the
                                                               initial public offering
                                                              ------------------------
Name                                                            Number(1)   Percentage
--------------------------------------------------------------------------------------
J.P. Morgan DJ Partners, LLC (formerly Chase DJ Partners,
  LLC)(2)...................................................   8,167,512(13)    45.7%
J.P. Morgan Partners (23A SBIC), LLC (formerly CB Capital
  Investors LLC)(2)(3)......................................   8,381,652(13)    46.9%
Charles T. Orsatti(4).......................................   8,167,512       45.7%
Leslie H. Cross(5)(6).......................................     315,288        1.8%
Cyril Talbot III(5)(7)......................................      88,280        0.5%
Michael R. McBrayer(5)(7)...................................      88,280        0.5%
Peter Bray(5)(8)............................................      22,500        0.1%
Ken Rolfes(5)(9)............................................      33,605        0.2%
Mitchell J. Blutt, M.D.(10).................................   8,381,652       46.9%
Damion E. Wicker, M.D.(10)..................................   8,381,652       46.9%
Kirby L. Cramer(11).........................................      43,248        0.2%
All directors and executive officers as a group
  (9 persons) (12)..........................................   8,973,544       49.4%
======================================================================================

(1) For purposes of calculating the number of shares beneficially owned after the initial public offering, all Tier 2 options, but no Tier 3 options, granted under the 1999 Stock Option Plan are assumed to have vested as described below. Under the Plan, Tier 2 and Tier 3 options vest upon the consummation of an initial public offering resulting in a market capitalization of more than $150 million for a period of 20 consecutive trading days and if JPMDJ Partners has realized specified initial rates of return on the common stock as set forth in the plan since June 30, 1999, the closing date of our 1999 recapitalization. See "Amended and restated 1999 option plan." For purposes of the table, it is assumed that each of these conditions has been met following the offering with respect to the Tier 2 options; however, no Tier 3 options vested as the specified rate of return on the common stock since June 30, 1999 was not achieved. Tier 1 options granted under the plan are time vesting options which vested ratably at specified intervals from the date of grant. Tier 1 options are included for purposes of the table to the extent they have vested or will vest within 60 days after October 19, 2001.

(2) The address of JPMDJ Partners and JPMP (23A SBIC) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020. JPMDJ Partners was formed by JPMP (23A SBIC) and JPM Fairfield Partners. JPMP (23A
SBIC) owns approximately 86.9%, Wachovia Capital Partners owns approximately 9.6%, the TCW affiliates own approximately 3.1% and JPM Fairfield Partners owns approximately 0.4% of the membership interests in JPMDJ Partners, representing investments in JPMDJ Partners of approximately $76.5 million, $8.5 million, $2.7 million and $0.3 million, respectively. JPM Fairfield Partners is the managing member of JPMDJ Partners except that under the circumstances described below, JPMP (23A SBIC) will become the managing member of JPMDJ Partners. JPMP (23A SBIC) is a licensed small business investment company (SBIC) and as such is subject to restrictions imposed upon SBICs by the regulations established and enforced by the Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests. As a result of these restrictions, JPMP (23A
SBIC) will only become the managing member of JPMDJ Partners if specified events described in the constituent documents of JPMDJ Partners occur. These events are the breach of any representations made by JPM Fairfield Partners in the JPMDJ Partners limited liability company agreement; the default by JPM Fairfield Partners in the performance of any of its obligations under the JPMDJ Partners limited liability company agreement; JPMP (23A SBIC) believes circumstances exist that require it to take control of JPMDJ Partners; and JPMP (23A SBIC) determines both that it is permitted under appropriate law to take control of JPMDJ Partners and that it is in its interest and the interest of the other members of JPMDJ Partners to do so.

(3) Includes (i) 214,140 shares owned by JPMP (23A SBIC) and (ii) 8,167,512 shares owned by JPMDJ Partners of which JPMP (23A SBIC) may be deemed the beneficial owner given its status as a member of JPMDJ Partners owning approximately 87% of JPMDJ Partners' membership interests.

(4) Reflects the shares owned by JPMDJ Partners given his status as the person controlling JPM Fairfield Partners, which is the managing member of JPMDJ Partners. As the managing member of JPMDJ Partners, JPM Fairfield Partners may also be deemed to be the beneficial owner of these shares. Mr. Orsatti disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Orsatti is c/o J.P. Morgan Fairfield Medical Partners, LLC, 600 Cleveland Street, Suite 1100, Clearwater, Florida 83755.

(5) The address of Messrs. Cross, Talbot, McBrayer, Rolfes and Bray is c/o dj Orthopedics, Inc., 2985 Scott Street, Vista, California 92083.

(6) Includes 180,268 shares held by the Leslie H. Cross & Deborah L. Cross Family Trust, of which Mr. Cross is a trustee. Also includes 57,866 shares issuable upon exercise of Tier I options and 77,154 shares issuable upon exercise of Tier 2 options.

(7) Includes 43,269 shares. Also includes 19,289 shares issuable upon exercise of Tier I options and 25,722 shares issuable upon exercise of Tier 2 options.

(8) Includes 9,644 shares issuable upon exercise of Tier I options and 12,856 common shares issuable upon exercise of Tier 2 options.

(9) Includes 14,402 shares issuable upon exercise of Tier I options and 19,203 shares issuable upon exercise of Tier 2 options.

(10) Reflects the shares owned by JPMDJ Partners and JPMP (23A SBIC) due to his status as an executive officer of J.P. Morgan Partners (23A SBIC Manager), Inc., the managing member of JPMP (23A SBIC). JPMP (23A SBIC Manager) may also be considered the beneficial owner of these shares. Such person and JPMP (23A SBIC Manager) disclaims beneficial ownership of these shares except to the extent of his or its pecuniary interest. The address of Messrs. Blutt and Wicker and JPMP (23A SBIC Manager) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(11) Includes 21,624 shares issuable upon exercise of Tier I options and the right to purchase 21,624 shares. The address of Mr. Cramer is c/o Hazelton Laboratories, 77-455 Iroqouis Drive, Indian Wells, California, 92210.

(12) Includes 185,530 shares issuable upon exercise of Tier I options and rights to purchase and 166,586 shares issuable upon exercise of Tier 2 options.

(13) In the initial public offering, JPMDJ Partners, JPMP (23A SBIC) and the other selling stockholders have granted the underwriters of the offering a 30-day option to purchase additional shares of common stock of dj Orthopedics, Inc. to cover over-allotments. Such right is exercisable through December 14, 2001. The following table sets forth the maximum number of shares which may be sold by each of JPMDJ Partners and JPMP (23A SBIC) as well as such person's beneficial ownership if the underwriters' overallotment option is exercised in full.

-----------------------------------------------------------------------------------------------
                                                    Number of additional   Beneficial ownership
Name                                                   shares to be sold     after the offering
-----------------------------------------------------------------------------------------------
JPMDJ Partners....................................             1,283,787                  38.6%
J.P. Morgan Partners (23A SBIC), LLC..............                33,659                  39.6%
===============================================================================================

Assuming the exercise in full of the underwriters' overallotment option, the executive officers and directors as a group (9 persons) will beneficially own 7,656,097 shares, representing 42.1% of our outstanding shares.

                           Related party transactions

Recent unit issuances

In connection with our acquisition in July 2000 of a portion of the assets of DePuy Orthopaedic Technology, Inc., a subsidiary of Johnson & Johnson, DonJoy, L.L.C. issued 73,775 common units to JPMDJ Partners for gross proceeds of $8.0 million, 1,429 common units to Mr. Cross for gross proceeds of $0.2 million and 343 common units to each of Mr. Talbot and Mr. McBrayer for gross proceeds of $38,000. Substantially all of the purchase price payable by our management investors was paid for through the issuance of full recourse promissory notes. Upon consummation of the reorganization, these common units of JPMDJ Partners, Mr. Cross, Mr. Talbot and Mr. McBrayer were exchanged for 797,655, 15,450, 3,708 and 3,708 shares of common stock of dj Orthopedics, Inc., respectively, reflecting an effective purchase price of $10.08 per share. In addition, DonJoy, L.L.C. issued 2,146, 668 and 1,407 redeemable preferred units to JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates, respectively, for gross proceeds of $1.8 million, $0.6 million and $1.2 million, respectively. Upon consummation of the reorganization, these preferred units of JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates were exchanged for 23,202, 7,222 and 15,212 shares of common stock of dj Orthopedics, Inc., respectively. The effective purchase price for these shares of common stock is also $10.08 per share.

On June 11, 2001, DonJoy, L.L.C. obtained additional financing through the private placement of its common units. JPMDJ Partners made a cash investment of $9.7 million for 89,186 common units, Mr. Cross invested $0.2 million for 1,727 common units and each of Mr. Talbot and Mr. McBrayer invested $45,000 for 415 common units. Part of the purchase price of the management investors' common units was financed through full recourse promissory notes. Upon consummation of the reorganization, these common units of JPMDJ Partners, Mr. Cross, Mr. Talbot and Mr. McBrayer were exchanged for 964,279, 18,672, 4,486 and 4,486 shares of common stock of dj Orthopedics, Inc., respectively, reflecting an effective purchase price of $10.08 per share.

Our 1999 recapitalization

On June 30, 1999, DonJoy, L.L.C. consummated a recapitalization pursuant to a recapitalization agreement dated as of April 29, 1999 with JPMDJ Partners and Smith & Nephew. Prior to the recapitalization, Smith & Nephew owned 100% of the membership interests of DonJoy, L.L.C.

Pursuant to the recapitalization, JPMDJ Partners made a $64.6 million cash investment in the common units of DonJoy, L.L.C. Mr. Cross invested
$1.3 million and each of Mr. Talbot and Mr. McBrayer invested $0.3 million in the common units of DonJoy, L.L.C., reflecting in each case an effective purchase price of $9.25 per share of common stock of dj Orthopedics, Inc. after giving effect to the reorganization. $1.4 million of the aggregate investment of the management investors was financed by full recourse promissory notes. In addition, DonJoy, L.L.C. issued redeemable preferred units for an aggregate purchase price of $31.4 million, with JPMP (23A SBIC) purchasing approximately $21.2 million and First Union Investors, Inc. purchasing approximately
$10.2 million of the redeemable preferred units before payment of $1.4 million of fees to them on a pro rata basis. The effective purchase price of the shares of common stock of dj Orthopedics, Inc. received by these entities in exchange for these preferred units in the reorganization is $9.25 per share. DonJoy, L.L.C. sold all of its assets (other than the cash proceeds from the equity contribution by JPMDJ Partners and the management investors and the issuance of the redeemable preferred units) to dj Orthopedics, LLC which had been created as a wholly-owned subsidiary of DonJoy, L.L.C. as part of the recapitalization for purposes of becoming the operating company subsidiary of DonJoy, L.L.C. through the asset sale. dj Orthopedics, LLC funded the asset sale using the proceeds from the offering of the notes and $15.5 million of borrowings under its credit facility. DonJoy, L.L.C. used the $207.9 million of proceeds from the asset sale, the issuance of the redeemable preferred units and the issuance of common units to JPMDJ Partners and the management investors (excluding $1.4 million which was financed through loans to the management investors) to repurchase from Smith & Nephew its interest in DonJoy, L.L.C. (other than a retained interest of approximately 7.1%) for approximately $199.1 million and to pay transaction fees and expenses of $8.8 million. The purchase price for the units repurchased from Smith & Nephew was $100 per unit, representing an effective purchase price of $9.25 per share of common stock of dj Orthopedics, Inc. after giving effect to the reorganization.

The issuance by DonJoy, L.L.C. of the common units and the redeemable preferred units, the issuance by dj Orthopedics, LLC and DJ Capital, as co-issuers, of the notes, the borrowing by dj Orthopedics, LLC under the credit facility, the asset sale and DonJoy, L.L.C.'s repurchase of the Smith & Nephew interest in DonJoy (other than its retained interest of approximately 7.1%) were all contingent upon each other and were consummated concurrently on June 30, 1999. Together, each of these transactions constitute the recapitalization. As a result of the recapitalization, JPMDJ Partners obtained a controlling interest in DonJoy, L.L.C.

The sources and uses of funds for the recapitalization are presented in the following table:

----------------------------------------------------------------------
(dollars in millions)                                           Amount
----------------------------------------------------------------------
Sources:
  Credit facility(a)........................................  $  15.5
  Senior subordinated notes.................................     98.0
  Redeemable preferred units(b).............................     30.0
  Common unit investment in DonJoy, L.L.C. by JPMDJ
    Partners................................................     64.6
  Retained common unit investment in DonJoy, L.L.C. by Smith
    & Nephew................................................      5.4
  Common unit investment in DonJoy, L.L.C. by management
    investors...............................................      1.8
                                                              --------
  Total sources.............................................  $ 215.3
                                                              --------

Uses:
  Consideration paid to Smith & Nephew......................  $ 199.1
  Retained common unit investment in DonJoy, L.L.C. by Smith
    & Nephew................................................      5.4
  Loans to management investors.............................      1.4
  Fees and expenses.........................................      8.8
  Working capital...........................................      0.6
                                                              --------
  Total uses................................................  $ 215.3
======================================================================

(a) Represents the $15.5 million term loan borrowed under the credit facility to consummate the recapitalization.

(b) Represents $31.4 million of proceeds received from the sale of redeemable preferred units, net of $1.4 million of fees paid to JPMP (23A SBIC) and First Union Investors, Inc. on a pro rata basis.

On July 30, 1999, JPMP (23A SBIC) and First Union Investors, Inc. each sold to the TCW affiliates approximately $5.2 million of DonJoy, L.L.C.'s redeemable preferred units and $1.8 million and $0.2 million, respectively, of membership interests in JPMDJ Partners. Upon consummation of the reorganization, these redeemable preferred units purchased by the TCW affiliates were exchanged for

144,826 shares of common stock of dj Orthopedics, Inc. The effective purchase price for these shares of common stock was $9.25 per share.

In December 1999, First Union Investors, Inc. transferred its remaining interest in DonJoy, L.L.C. to DJ Investment, LLC. First Union Investors, Inc. is the manager of DJ Investment, LLC.

RECAPITALIZATION AGREEMENT. In addition to providing for the sale of the common units of DonJoy, L.L.C. to JPMDJ Partners and the management investors, and the repurchase of a portion of Smith & Nephew's interests in DonJoy, L.L.C., the recapitalization agreement provided for other matters in furtherance of the recapitalization transactions, including those set forth below. The description below of selected provisions of the recapitalization agreement is subject to, and is qualified in its entirety by reference to, the definitive recapitalization agreement, a copy of which was filed as an exhibit to the registration statement of which this prospectus is a part.

COVENANTS NOT TO COMPETE. Smith & Nephew has agreed that until June 30, 2004, neither it nor any of its affiliates will, subject to certain exceptions, engage anywhere in the world in the business of developing, manufacturing or marketing of lower-leg walkers, post-operative hinged knee braces, functional hinged knee braces, osteoarthitic hinged knee braces, cold therapy and pain management systems, specified high-tech hinged knee braces and computer-assisted rehabilitation systems using the aforementioned hinged knee braces together with other electronic devices such as sensors and transducers.

In connection with specified products and proprietary information relating to a rounded cannulated interference (RCI) screw system, a tissue fixation product developed by dj Orthopedics, LLC but transferred to and retained by Smith & Nephew prior to the consummation of the recapitalization, JPMDJ Partners has agreed that neither it nor dj Orthopedics, Inc. or any of its subsidiaries, including dj Orthopedics, LLC, will, subject to specified exceptions, develop or market competing RCI screw system products with the cooperation of certain physicians who developed them with dj Orthopedics, LLC.

SMITH & NEPHEW NAME. Subject to limited exceptions, dj Orthopedics, LLC has agreed that following the recapitalization, it shall not, and shall not permit any of its subsidiaries to, use any of Smith & Nephew's trademarks or trade names (including, without limitation, Smith & Nephew).

INDEMNIFICATION. Smith & Nephew has agreed to indemnify JPMDJ Partners and its affiliates, including dj Orthopedics, LLC and its subsidiaries, for all losses and expenses incurred by them as a result of:

      - any breach by Smith & Nephew of its representations and warranties, covenants and agreements in the recapitalization agreement;

      - any tax liabilities for which Smith & Nephew is liable pursuant to the recapitalization agreement; and

      - specified excluded liabilities.

However, the recapitalization agreement provides that with respect to breaches of its representations and warranties, Smith & Nephew shall not be required to make indemnification payments with respect to any such breach unless the aggregate amount of the losses and expenses with respect thereto exceeds
$3 million ($0.8 million in the case of environmental matters) and that the aggregate amount of such payments shall not exceed $75 million ($7.5 million in the case of environmental matters). Smith & Nephew's indemnification obligations with respect to breaches of its representations, warranties, covenants and agreements in the recapitalization agreement terminated 15 months after the closing date of the recapitalization except as otherwise set forth in the recapitalization agreement.

Other agreements with Smith & Nephew

In connection with the recapitalization, DonJoy, L.L.C. and Smith & Nephew entered into several additional agreements providing for the continuation or transfer and transition of various aspects of the business operations. Such agreements were assigned to dj Orthopedics, LLC in connection with the consummation of the recapitalization. The description below of these agreements is subject to, and is qualified in its entirety by reference to, the definitive agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Supply agreement

Pursuant to a supply agreement entered into in connection with the recapitalization, dj Orthopedics, LLC has agreed to supply to Smith & Nephew to the extent ordered by Smith & Nephew:

      - all ProCare-Registered Trademark- line products;

      - all DonJoy-Registered Trademark- products listed in Smith & Nephew's 1999 Rehabilitation Division catalog for the United States and any replacements, substitutions and improvements to such products; and

      - such other products as may be mutually agreed upon.

So as not to interfere with our international business plans, Smith & Nephew agreed not to export any products listed in the second bullet above from the United States after March 31, 2000. Through December 31, 1999, we sold products under the supply agreement to Smith & Nephew at the same prices at which such products were sold to Smith & Nephew prior to the recapitalization, which prices were consistent with prices at which products were sold to third party international distributors. Commencing January 1, 2000 and for each year thereafter until termination of the supply agreement, dj Orthopedics, LLC will sell these products to Smith & Nephew at its best distributor prices (including discounts and rebates offered to distributors) if and to the extent agreed to by Smith & Nephew and pursuant to purchase orders for our products. Purchases by Smith & Nephew under the supply agreement were $0.9 million in 1999, $0.8 million in 2000 and $0.4 million in the first nine months of 2001.

Smith & Nephew has no obligation to purchase any specific or minimum quantity of products pursuant to the supply agreement. However, Smith & Nephew has agreed not to purchase from anyone other than us products covered by this agreement which are included in the business in which it has agreed not to compete with us, subject to limited exceptions including the failure of dj Orthopedics, LLC to supply such products. The supply agreement provides that Smith & Nephew may manufacture or purchase from third party suppliers products which are not included within the non-compete business.

Pursuant to the supply agreement, dj Orthopedics, Inc. and dj Orthopedics, LLC have agreed to indemnify Smith & Nephew and its officers and affiliates with respect to:

      - any injury, death or property damage arising out of dj Orthopedics, Inc., dj Orthopedics, LLC's or any of their employees or agents negligence or willful misconduct;

      - dj Orthopedics, Inc.'s or dj Orthopedics, LLC's negligent acts or omissions;

      - dj Orthopedics, Inc.'s or dj Orthopedics, LLC's misstatements or false claims with respect to the products covered by the supply agreement;

      - any product liability claims relating to the products covered by the supply agreement, other than those claims resulting from the fault of Smith & Nephew or a third party which do not give rise to an indemnifiable claim against dj Orthopedics, Inc. by Smith & Nephew under the recapitalization agreement;

      - any governmentally-required recall of the products covered by the supply agreement, other than non-indemnifiable claims described above;

      - our failure to comply with our obligations under the supply agreement;
      and

      - any claim of infringement by any third party of any patents or any claimed violation of any other intellectual property right of any third party arising in connection with the sale or distribution of products covered by the supply agreement.

In order to ensure performance of its indemnity obligations, dj Orthopedics, Inc. has agreed to maintain at least $3 million of product liability and general public liability insurance with a deductible or self-insurance of no more than $100,000 and to name Smith & Nephew as an additional insured. In addition, Smith & Nephew has agreed to indemnify dj Orthopedics, Inc., dj Orthopedics, LLC and its officers, managers, equity holders and affiliates with respect to:

      - any injury, death or property damage arising out of Smith & Nephew's or its employees' or agents' negligence or willful misconduct;

      - Smith & Nephew's negligent act or omission;

      - Smith & Nephew's misstatements or false claims with respect to the products covered by the supply agreement;

      - Smith & Nephew's misuse of supply agreement product literature; or

      - Smith & Nephew's failure to comply with its obligations under the supply agreement.

The supply agreement terminates in June 2004 unless extended by mutual agreement of dj Orthopedics, Inc. and Smith & Nephew.

Distribution agreement

Pursuant to a distribution agreement entered into in connection with the recapitalization among DonJoy, L.L.C., Smith & Nephew and the affiliates of Smith & Nephew which distributed our products outside the United States as of the closing date of the recapitalization (S&N Group Companies), each S&N Group Company will continue to distribute our products in the specific international market, or territory, in which such S&N Group Company distributed such products prior to the recapitalization. Through December 31, 1999, we sold products to the S&N Group Companies at the same prices at which such products were sold to the S&N Group Companies prior to the recapitalization. Thereafter, we and Smith & Nephew have negotiated the sale price of any product in good faith. During the term of the distribution agreement with respect to a territory, each S&N Group Company has a royalty-free right to use our trademarks in connection with its distribution of our products.

The S&N Group Companies have no obligation to purchase any minimum quantity of products pursuant to the distribution agreement. However, Smith & Nephew has agreed to use its commercially reasonable efforts to have the S&N Group Companies purchase from us the same quantity of products reflected in our 1999 budgets (the 1999 Purchase Level) and dj Orthopedics, LLC has agreed to sell to the S&N Group Companies pursuant to applicable purchase orders quantities of products at least equal to its 1999 Purchase Level. Smith & Nephew has also agreed to use its commercially reasonable efforts to have each S&N Group Company distribute and resell products in the same geographical markets within the territories identified in the agreement where the relevant S&N Group Company distributed and sold our products prior to the recapitalization, and Smith & Nephew and each S&N Group Company agrees to employ efforts and methods to sell and promote the sale of the products in its territory that are substantially the same as the efforts and methods employed prior to the consummation of the recapitalization. The S&N Group Companies may not, subject to certain limited exceptions, sell or supply our products or other similar products to anyone outside those territories. During the time any territory is subject to the distribution agreement, no S&N Group Company may import, sell or promote the sale of any products which are included within the businesses in which Smith & Nephew has agreed not to compete with us, other than products purchased from dj Orthopedics, LLC. Pursuant to the distribution agreement, dj Orthopedics, Inc. and dj Orthopedics, LLC have agreed to indemnify Smith & Nephew and the S&N Group Companies and their officers and affiliates, and Smith & Nephew has agreed to indemnify dj Orthopedics, Inc. and its officers, managers, equity holders and affiliates to the same extent that dj Orthopedics, Inc. and Smith & Nephew indemnify each other under the supply agreement.

As of September 29, 2001, we have replaced 21 Smith & Nephew sales organizations with independent distributors, including, in the case of Australia, our 60% owned subsidiary, dj Australia. As to the remaining 9 Smith & Nephew distributors, both dj Orthopedics, Inc. and Smith & Nephew have the right to terminate the distribution agreement on 60 days notice with respect to Canada, Dubai, Ireland, Malaysia, the Philippines, Puerto Rico, Singapore, South Africa and Thailand.

Upon termination of the distribution agreement with respect to a territory, the applicable S&N Group Company has agreed to assist us in the transition to any new third party distributor that we designate. Subject to limited exceptions, any products remaining in the inventory of any terminated S&N Group Company upon termination of the distribution agreement with respect to a territory, will be repurchased by dj Orthopedics, LLC, or any new third party distributor designated by dj Orthopedics, LLC with respect to the territory for an amount equal to:

      - the original purchase price of the repurchased inventory plus any duty and tax paid by the relevant S&N Group Company and the cost paid by that S&N Group Company in shipping the repurchased inventory to the S&N Group Company; plus

      - any sales tax, VAT, duty or fee incurred by the S&N Group Company with respect to the delivery of the repurchased inventory to dj Orthopedics, LLC or the new distributor.

With respect to the 21 terminated S&N Group Companies, the inventory was generally purchased by the new third party distributor and the amount of inventory we have repurchased was minimal. If a dispute arises concerning the applicable repurchase price of repurchased inventory and the parties are not able to resolve such dispute within ten business days, the applicable S&N Group Company has the right to sell and distribute the products that are the subject of the dispute within or outside the territories. The distribution agreement will remain in effect until the termination of the last territory.

Transition services agreement

Pursuant to a transition services agreement with Smith & Nephew, Smith & Nephew assisted in the transfer and transition of selected services provided by Smith & Nephew prior to the recapitalization as required by dj Orthopedics, LLC, including human resources, payroll, sales tax reporting, insurance coverage, legal and treasury and cash management. Smith & Nephew also acted as our authorized European Agent/representative/distributor for purposes of CE regulation. We did not pay any additional consideration to Smith & Nephew for these services, but reimbursed Smith & Nephew for all payments to third parties in connection with the foregoing services. Such amounts were not material. In addition, Smith & Nephew continued to employ two individuals as employees of its affiliates in the United Kingdom and Belgium through December 31, 1999. We reimbursed Smith & Nephew $179,939 for all compensation, expenses and benefits paid or provided to or on behalf of these international employees. In accordance with the transition services agreement Smith & Nephew also assisted in the transition of master group buying contracts relating to ProCare products with NovaCare, Inc., Premier Purchasing Partners, L.P. and AmeriNet Inc. to separate agreements or arrangements between those companies and dj Orthopedics, LLC. The transition services agreement terminated November 30, 2000.

Sublease

Pursuant to a sublease with Smith & Nephew entered into in connection with the recapitalization, dj Orthopedics, LLC is subleasing the premises occupied by the Vista facility from Smith & Nephew. We will pay rent during the term of the sublease in an amount equal to the amount required to be paid by Smith & Nephew as tenant under the master lease for the Vista facility together with all taxes and other amounts which are the responsibility of Smith & Nephew under the master lease. The current rent payable by dj Orthopedics, LLC under the sublease is $156,728 per month. dj Orthopedics, Inc. has guaranteed the payment of rent and other amounts owing under the sublease by dj Orthopedics, LLC. Total lease payments to Smith & Nephew in 1999 and 2000 and the first nine months of 2001 were $0.9 million, $1.8 million and $1.4 million, respectively. The sublease expires on February 19, 2008 unless sooner terminated as provided in the master lease or the sublease.

CERF laboratories agreement

Pursuant to the CERF Laboratories Agreement with Smith & Nephew, we allowed Smith & Nephew and its employees, agents, representatives and invitees to use our Clinical Education Research Facility (CERF) laboratory, the equipment and supplies in the CERF laboratory and services offered at the CERF laboratory. Smith & Nephew paid us a quarterly fee calculated in the same manner as it was calculated prior to the recapitalization. For 2000 and 1999, Smith & Nephew paid us $56,991 and $85,649, respectively, for use of the CERF laboratory. On
August 31, 2000, the CERF agreement was terminated by Smith & Nephew.

Loans to executive officers

We have received full recourse promissory notes from three of our senior executive officers, Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer, as partial consideration for their purchase of common units of DonJoy, L.L.C. on June 30, 1999 in connection with the recapitalization, on July 7, 2000 in connection with the financing of the Orthotech acquisition and on June 11, 2001 in connection with the $10.0 million equity financing. In addition, in connection with their purchase of common units from Smith & Nephew on June 28, 2000, we loaned these officers a portion of the purchase price, evidenced by full recourse promissory notes.

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The following table sets forth information with respect to these loans:

--------------------------------------------------------------------------------------------------------
                                                                      Original          Principal amount
                                                                     principal            outstanding at
                                              Date                      amount        September 29, 2001
--------------------------------------------------------------------------------------------------------
Leslie H. Cross.............................    June 1999    $       1,000,000   $             1,109,274
                                                June 2000               88,645                    94,594
                                                July 2000              124,609                   132,995
                                                June 2001              150,610                   150,610
                                              ----------------------------------------------------------
    Total...................................                                     $             1,487,473
                                              ----------------------------------------------------------
Cyril Talbot III............................    June 1999    $         200,000   $               221,855
                                                June 2000               17,729                    18,919
                                                July 2000               24,925                    26,602
                                                June 2001               30,122                    30,122
                                              ----------------------------------------------------------
    Total...................................                                     $               297,498
                                              ----------------------------------------------------------
Michael McBrayer............................    June 1999    $         200,000   $               221,855
                                              June 2000..               17,729                    18,919
                                              July 2000..               24,925                    26,602
                                              June 2001..               30,122                    30,122
                                              ----------------------------------------------------------
    Total...................................                                     $               297,498
========================================================================================================

Each of the notes matures on the seventh anniversary of its issue date and bears interest at the rate of 6.62% per annum in the case of the notes issued in 1999 and 2000 and 5.25% per annum in the case of the notes issued in 2001. Each note permits the management investor to increase the principal amount due under the note by the amount of a scheduled interest payment (the PIK Option). If the management investor elects the PIK Option, the principal amount of this note is increased by the amount of the scheduled interest payment and interest accrues on the principal amount of the note as so increased. The notes issued in June 1999 were amended in June 2000 to include the PIK Option and to increase the interest rate from 5.30% per annum to 6.62% per annum. As a result of this amendment, the principal amount of each June 1999 note was increased to reflect the amount of accrued and unpaid interest from June 30, 1999 to June 28, 2000. The notes of each management investor are secured by the shares of common stock owned by that management investor.

Other arrangements with JPMDJ Partners and its affiliates

In 2000, DonJoy, L.L.C paid J.P. Morgan Partners $250,000 for providing financial advisory services in connection with financings and acquisitions, including providing the services of Charles T. Orsatti as one of its Board of Managers. An additional $250,000 was paid to JPM Fairfield Partners upon consummation of dj Orthopedics, Inc.'s initial public offering. Following the offering, annual compensation of $250,000 will be paid to JPM Fairfield Partners but will terminate if Mr. Orsatti ceases to be a member of the Board of Directors of dj Orthopedics, Inc. or if JPMDJ Partners owns less than 5% of the outstanding common stock of dj Orthopedics, Inc.

In connection with the recapitalization, dj Orthopedics, LLC and DJ Capital entered into a credit facility with Chase Securities Inc. (CSI), the predecessor of J.P. Morgan Securities Inc., as arranger and book manager, and The Chase Manhattan Bank (Chase), as syndication agent and a lender, both of which are affiliates of JPMDJ Partners. Chase receives customary fees for acting in such capacities. CSI was also the initial purchaser of the notes and received a discount in connection with the purchase of those notes in the amount of $3.0 million. CSI acted as financial advisor to Smith & Nephew in connection with the recapitalization and was paid a fee of $2.0 million by Smith & Nephew upon consummation of the recapitalization. CSI also acted as financial advisor in connection with the Orthotech acquisition and was paid a fee of $0.2 million.

Proceeds of initial public offering received by the selling stockholders and their affiliates

JPMDJ Partners and JPMP (23A SBIC), two of the selling stockholders in dj Orthopedics, Inc.'s initial public offering, are our affiliates due to their ownership of a majority of the outstanding common stock of dj Orthopedics, Inc., and Wachovia Capital Partners and the TCW affiliates which were also selling stockholders in the initial public offering, may be considered our affiliates under applicable rules of the SEC due to their being members of JPMDJ Partners, our controlling stockholder. Each of these entities other than JPMDJ Partners received their respective portion of the proceeds from the initial public offering used to redeem the outstanding redeemable preferred units of DonJoy, L.L.C. Affiliates of JPMP (23A SBIC) and Wachovia Capital Partners are lenders under our credit agreement and received their pro rata share of the proceeds from the initial public offering used to repay borrowings under our revolving credit facility. In addition, several of the TCW affiliates are holders of the notes and will receive a portion of the proceeds from the initial public offering used to redeem a portion of those notes. The following table sets forth the amount of proceeds from the initial public offering received by each of the foregoing entities for each of the foregoing purposes and in the aggregate based upon the initial offering price of $17.00 per share.

-------------------------------------------------------------------------------------------------------------------------
                                                                                                 Proceeds used
                                                         Proceeds used                             to redeem a
                                     Proceeds from           to redeem    Proceeds used to             portion
                                    sale of shares          redeemable     repay borrowing       of the senior
                                    in the initial     preferred units     under revolving        subordinated
(in millions)                      public offering           of DonJoy     credit facility               notes   Total(4)
-------------------------------------------------------------------------------------------------------------------------
JPMDJ Partners..................  $           18.0(1)                --                 --                  --   $   18.0
JPMP (23A SBIC) and affiliated
  bank lender...................  $            0.5(2) $            23.6(2) $             0.7                --   $   24.8
Wachovia Capital Partners and
  affiliated bank lender........  $            0.1(2) $             7.3(2) $             2.7                --   $   10.2
TCW affiliates..................  $            0.3(2) $            15.5(2)                -- $             5.6(3) $   21.4
=========================================================================================================================

(1) JPMDJ Partners acquired the shares being sold in the initial public offering for an aggregate purchase price of approximately $10.6 million.

(2) JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates paid an aggregate of $17.0 million, $5.3 million and $11.1 million, respectively, for DonJoy, L.L.C.'s redeemable preferred units. In the reorganization, each preferred unit was converted into the right to receive approximately $1,050 in cash and 10.812 shares of common stock. See "The reorganization and initial public offering". The common stock sold by these selling stockholders in the initial public offering represented a portion of the shares received by them in respect of their redeemable preferred units in the reorganization.

(3) The TCW affiliate purchased the notes being redeemed for an aggregate purchase price of $4.9 million.

(4) In the initial public offering, the selling stockholders have granted the underwriters of the offering a 30-day option to purchase additional shares of common stock of dj Orthopedics, Inc. to cover over-allotments. If the underwriters' over-allotment option is exercised in full, the total proceeds to be received by JPMDJ Partners, JPMP (23A SBIC), Wachovia Capital Partners and the TCW affiliates will be $38.3 million, $25.3 million, $10.4 million and $21.7 million, respectively.

                         Description of credit facility

The following is a summary of the material terms of the credit facility among us, dj Orthopedics, Inc., the financial institutions participating as lenders, First Union National Bank, as administrative agent and collateral agent, and Chase, as syndication agent. The following summary is qualified in its entirety by reference to the definitive documentation for the credit facility, copies of which have been filed as an exhibit to the registration statement of which this prospectus is a part.

The facilities

STRUCTURE. The credit facility provides for:

      - the term loan in an aggregate principal amount of $15.5 million, which was borrowed to finance a portion of the recapitalization,

      - an additional term loan in an aggregate principal amount of $24.0 million, which was borrowed to finance the Orthotech acquisition, and

      - the revolving credit facility providing for revolving loans to dj Orthopedics, LLC, swingline loans to dj Orthopedics, LLC and the issuance of letters of credit for account of dj Orthopedics, LLC in an aggregate principal amount (including swingline loans and the aggregate stated amount of letters of credit) of $25.0 million.

AVAILABILITY. The full amount of the $15.5 term loan was drawn on the closing date of the recapitalization and amounts repaid or prepaid may not be reborrowed. The full amount of the $24.0 million term loan was drawn on the closing date of the Orthotech acquisition and amounts repaid or prepaid may not be reborrowed. Availability under the revolving credit facility is subject to various conditions precedent typical of bank loans. Amounts under the revolving credit facility are available on a revolving basis. As of November 30, 2001, $22.0 million was available under the revolving credit facility.

Interest

Borrowings under the credit facility bear interest at a variable rate per annum equal (at our option) to:

      - an adjusted London inter-bank offered rate (LIBOR) plus a percentage based on our financial performance or

      - a rate equal to the highest of the administrative agent's published prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1% (ABR)

plus, in each case, a margin based on our financial performance. The borrowing margin applicable to the term loans is initially 3.25% for LIBOR loans and 2.25% for ABR loans. As of September 29, 2001, the interest rate on the term loans was 5.69%. The borrowing margins applicable to the revolving credit facility are initially 2.75% for LIBOR loans and 1.75% for ABR loans. As of September 29, 2001, the interest rate on the revolving credit facility ranged from 5.19% to 5.81%. Borrowing margins for the term loans and the revolving credit facility are subject to downward adjustment based upon our consolidated leverage ratio. Amounts outstanding under the credit facility not paid when due bear interest at a default rate equal to 2.00% above the rates otherwise applicable to the loans under the credit facility.

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
Fees

We have agreed to pay certain fees with respect to the credit facility, including:

      - fees on the unused commitments of the Lenders equal to 0.50% on the undrawn portion of the commitments in respect of the revolving credit facility (subject to a reduction based on our consolidated leverage ratio);

      - letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR loans under the revolving credit facility and a 0.25% per annum issuing bank fee for the issuing bank;

      - annual administration fees; and

      - agent, arrangement and other similar fees.

Security; guarantees

Our obligations under the credit facility are irrevocably guaranteed, jointly and severally, by dj Orthopedics, Inc. and DJ Capital and will be irrevocably guaranteed, jointly and severally, by each of our subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) subsidiaries. None of our foreign subsidiaries is a guarantor of our obligations under the credit facility. In addition, the credit facility and the guarantees thereunder are secured by substantially all the assets of dj Orthopedics, Inc., dj Orthopedics, LLC and DJ Capital and will be secured by substantially all the assets of each subsequently acquired or organized domestic (and, to the extent no adverse tax consequences to us would result therefrom, foreign) subsidiary, including but not limited to, in each case subject to certain exceptions:

      - a first priority pledge of all our membership interests,

      - a first-priority pledge of all the capital stock, membership interests and other equity interests held by dj Orthopedics, Inc., us or any of our domestic (or, subject to the foregoing limitation, foreign) subsidiaries of each existing and subsequently acquired or organized subsidiary of us (which pledge, in the case of any foreign subsidiary, shall be limited to 65% of the capital stock, membership interests or other equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us), and

      - a perfected first priority security interest in, and mortgage on, substantially all our tangible and intangible assets (not including our Mexican and other foreign subsidiaries) and the guarantors (including, but not limited to, accounts receivable, documents, inventory, trademarks, other intellectual property, licensing agreements, equipment, our sub-lease of the Vista, California facility, cash and cash accounts and proceeds of the foregoing).

Commitment reductions and repayments

The term loans mature on June 30, 2005 and the outstanding principal amount of the term loans was $37.4 million at September 29, 2001. The term loans amortize in quarterly amounts and are based upon the annual amounts shown below:

----------------------------------------------------------------------
Three Months Ending December 31, 2001.......................  $   317
Fiscal Year 2002............................................    1,274
Fiscal Year 2003............................................    1,274
Fiscal Year 2004............................................   17,202
Fiscal Year 2005............................................   17,338
                                                              --------
                                                              $37,405
======================================================================

In addition, the term loans are subject to mandatory prepayments and reductions in an amount equal to:

      - 100% of the net cash proceeds of certain equity issuances by dj Orthopedics, Inc., us or any of our subsidiaries;

      - 100% of the net cash proceeds of certain debt issuances of dj Orthopedics, Inc., us or any of our subsidiaries;

      - 50% of our excess cash flow (subject to an increase to 75% in the event our consolidated leverage ratio exceeds a specified level); and

      - 100% of the net cash proceeds of specified asset sales or other dispositions of property by dj Orthopedics, Inc., us or any of our subsidiaries.

The revolving credit facility is available until June 30, 2004, and extensions of credit outstanding thereunder on such date will mature on the fifth business day prior to such date.

Affirmative, negative, and financial covenants

The credit facility contains a number of covenants that significantly restrict our ability to dispose of assets, incur additional indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends or make other distributions (except for certain tax distributions permitted by the credit agreement), redeem or repurchase membership interests or capital stock, create liens on assets, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by us and our subsidiaries, make capital expenditures, or engage in certain transactions with affiliates and otherwise engage in activities outside our current line of business. In addition, the credit facility requires us to maintain a ratio of total debt to EBITDA of no more than 5.00 to 1 prior to December 30, 2001 and decreasing to 3.50 to 1 from and after December 31, 2003 and a ratio of consolidated EBITDA to consolidated interest expense of at least 1.60 to 1 prior to December 30, 2001 and increasing to 2.50 to 1 from and after December 31, 2003. The credit facility also contains provisions that prohibit any modifications of the indenture for the notes in any manner adverse to the lenders under the credit facility and that limit our ability to refinance or otherwise prepay the notes without the consent of such lenders.

Events of default

The credit facility contains customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default to specified other indebtedness, bankruptcy, ERISA events, material judgments and liabilities, actual or asserted invalidity of any material security interest and change of control.

                            Description of the notes

Definitions of certain terms used in this "Description of the notes" may be found under the heading "Certain definitions". For the purposes of this section, the term "Company" refers only to dj Orthopedics, LLC and not any of its subsidiaries, "DJ Capital" refers to DJ Orthopedics Capital Corporation, a Wholly Owned Subsidiary of the Company with nominal assets which conducts no operations, and the "Issuers" refers to the Company and DJ Capital. The parent of the Company, dj Orthopedics, Inc., is the successor of DonJoy, L.L.C. and a guarantor of the notes. Although certain of the Company's subsidiaries formed or acquired in the future, if any, are required to guarantee the notes, the Company's existing subsidiaries (other than DJ Capital), are not guarantors of the notes. Each company which guarantees the notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

The Issuers issued the notes under the indenture, dated as of June 30, 1999, among the Company, DJ Capital, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The indenture contains provisions, which define your rights under the notes. In addition, the indenture governs the obligations of the Issuers and of each Note Guarantor under the notes. The terms of the notes include those stated in the indenture and those made part of the Indenture by reference to the TIA.

On June 30, 1999, the Issuers issued $100.0 million aggregate principal amount of old notes under the indenture. All of the old notes were exchanged for an equal aggregate principal amount of notes upon the consummation of an exchange offer in December 1999. The terms of the notes are identical in all material respects to the old notes, except the notes do not contain transfer restrictions and holders of notes do not have any registration rights or entitlement to any liquidated damages.

The following description is meant to be only a summary of certain provisions of the indenture. It does not restate the terms of the indenture in their entirety. We urge that you carefully read the indenture as it, and not this description, governs your rights as Holders.

Overview of the notes and the note guarantees

The notes

These notes:

      - are general unsecured obligations of the Issuers;

      - are subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers;

      - rank PARI PASSU in right of payment with all future Senior Subordinated Indebtedness of each of the Issuers;

      - are senior in right of payment to any future Subordinated Obligations of each of the Issuers;

      - are effectively subordinated to any Secured Indebtedness of the Company, DJ Capital and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness; and

      - are effectively subordinated to all liabilities of the Company's foreign subsidiaries, which are not guaranteeing the notes, and any other future Subsidiaries which do not guarantee the notes.

DJ Capital has no, and the terms of the indenture prohibit it from having any, obligations other than the notes and its guarantee in respect of the credit facility.

The note guarantees

The notes are guaranteed by dj Orthopedics, Inc. but are not guaranteed by any of the Company's foreign subsidiaries.

dj Orthopedics, Inc.'s Note Guarantee and all Note Guarantees, if any, made by future subsidiaries of the Company:

      - are general unsecured obligations of the applicable Note Guarantor;

      - are subordinated in right of payment to all future Senior Indebtedness of such Note Guarantor;

      - rank PARI PASSU in right of payment with all future Senior Subordinated Indebtedness of such Note Guarantor;

      - are senior in right of payment to any future Subordinated Obligations of such Note Guarantor; and

      - are effectively subordinated to any Secured Indebtedness of such Note Guarantor to the extent of the value of the assets securing such Indebtedness.

Principal, maturity and interest

We issued the notes in an aggregate principal amount of $100.0 million. The notes are limited to $100.0 million in aggregate principal amount and will mature on June 15, 2009. The notes are in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.

Each note bears interest at a rate of 12 5/8% per annum from the Closing Date, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually on June 15 and December 15 of each year, commencing December 15, 1999 to Holders of record at the close of business on the June 1 or December 1 immediately preceding the interest payment date. We will pay interest on overdue principal and, to the extent lawful, overdue installments of interest at the rate borne by the notes.

Paying agent and registrar

We will pay the principal of, premium, if any, and interest on the notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 101 Barclay Street, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.

Holders may exchange or transfer their notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional redemption

Except as set forth in the following paragraph, the Issuers may not redeem the notes prior to June 15, 2004. On or after that date, the Issuers may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 15 of the years set forth below:

---------------------------------------------------------------------------
                                                                 Redemption
Year                                                                  price
---------------------------------------------------------------------------
2004........................................................        106.313%
2005........................................................        104.208%
2006........................................................        102.104%
2007 and thereafter.........................................        100.000%
===========================================================================

Prior to June 15, 2002, the Issuers may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the notes with the Net Cash Proceeds of one or more Equity Offerings (1) by the Company or
(2) by dj Orthopedics, Inc. to the extent the Net Cash Proceeds thereof are contributed to the Company or used to purchase Equity Interests (other than Disqualified Equity Interests) of the Company from the Company, at a redemption price equal to 112.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

      (1) at least 65% of the original aggregate principal amount of the notes remains outstanding; and

      (2) any such redemption by the Issuers must be made within 90 days of such Equity Offering and must be made in accordance with certain procedures set forth in the indenture.

Pursuant to this provision, on November 30, 2001, we gave notice to the trustee that we would redeem $25 million aggregate principal amount of the notes on December 31, 2001 with a portion of the net cash proceeds received by dj Orthopedics, Inc. and contributed by it to us from the initial public offering of common stock of dj Orthopedics, Inc.

Selection

If we partially redeem notes, the Trustee will select the notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no note of $1,000 in original principal amount will be redeemed in part. If we redeem any note in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so

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long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages, if any, on, the notes to be redeemed.

Ranking

The notes are unsecured Senior Subordinated Indebtedness of the Issuers, are subordinated in right of payment to all existing and future Senior Indebtedness of each of the Issuers, rank PARI PASSU in right of payment with all existing and future Senior Subordinated Indebtedness of each of the Issuers and are senior in right of payment to all existing and future Subordinated Obligations of each of the Issuers. DJ Capital has no, and the terms of the indenture prohibit it from having any, obligations other than the notes and its guarantee of the credit facility. The notes also are effectively subordinated to any Secured Indebtedness of the Company, DJ Capital and the other Subsidiaries of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "--Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Company currently conducts certain of its operations through foreign subsidiaries, its only Subsidiaries (other than DJ Capital). The Company's foreign subsidiaries are not a guarantor of the notes. The indenture does not restrict the ability of the Company to create, acquire or capitalize Subsidiaries in the future. Creditors of the Company's foreign subsidiaries and any future Subsidiary that does not Guarantee the notes, including trade creditors and preferred equity holders (if any), generally will have priority with respect to the assets and earnings of such foreign subsidiary or such future Subsidiary over the claims of the Company's and DJ Capital's creditors, including Holders. The notes, therefore, are effectively subordinated to claims of creditors, including trade creditors and preferred equity holders (if any), of the Company's foreign subsidiaries and any other Subsidiaries of the Company formed or acquired in the future that do not guarantee the notes. As of September 29, 2001, the total liabilities, including trade payables, of the Company's foreign subsidiaries as reflected on the Company's balance sheet, were approximately $1.1 million. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Preferred Equity Interests of the Company's foreign subsidiaries and certain of the Company's future Subsidiaries, such limitation is subject to a number of significant qualifications.

After giving effect to the reorganization of our parent and the consummation by our parent of its initial public offering and the application of the proceeds thereof as of September 29, 2001 on a pro forma basis, there was outstanding:

      (1) $37.4 million of Senior Indebtedness of the Company, all of which would have been Secured Indebtedness (exclusive of unused commitments under the revolving credit facility);

      (2) no Senior Subordinated Indebtedness of the Company (other than the notes) and no indebtedness of the Company that is subordinate or junior in right of payment to the notes;

      (3) no Indebtedness of DJ Capital (other than the notes and its guarantee in respect of the Credit Agreement);

      (4) no Senior Indebtedness of dj Orthopedics, Inc., the only Note Guarantor (other than its guarantee of Indebtedness under the Credit Agreement); and

      (5) no Senior Subordinated Indebtedness of dj Orthopedics, Inc., currently the only Note Guarantor (other than its Note Guarantee), and no Indebtedness of dj Orthopedics, Inc. that is subordinate or junior in right of payment to its Note Guarantee.

Subject to certain conditions, the indenture permits us to incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness. See "--Certain covenants--Limitation on indebtedness" below.

"Senior Indebtedness" of the Company, DJ Capital or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, DJ Capital or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and all other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company, DJ Capital or any Note Guarantor, as applicable, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Note Guarantor's Note Guarantee; provided, however, that Senior Indebtedness shall not include:

      (1) any obligation of the Company to any Subsidiary of the Company or of any Note Guarantor or DJ Capital to the Company or any other Subsidiary of the Company;

      (2) any liability for federal, state, local or other taxes owed or owing by the Company, DJ Capital or any Note Guarantor;

      (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

      (4) any Indebtedness or obligation of the Company, DJ Capital or any Note Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company, DJ Capital or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations;

      (5) any obligations with respect to any Equity Interest; or

      (6) any Indebtedness Incurred in violation of the indenture.

Only Indebtedness of the Company or DJ Capital that is Senior Indebtedness will rank senior to the notes. The notes will rank PARI PASSU in all respects with all other Senior Subordinated Indebtedness of the Company or DJ Capital. The Issuers have agreed in the indenture that each of them will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in right of payment to Senior Indebtedness of such Issuer unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

The Issuers may not pay principal of, premium (if any) or interest on the notes, or make any deposit pursuant to the provisions described under Defeasance below, and may not otherwise repurchase, redeem or otherwise retire any notes (collectively, "pay the notes") if:

      (1) any Designated Senior Indebtedness of either of the Issuers is not paid when due, or

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
      (2) any other default on such Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

             (x) the default has been cured or waived and any such acceleration has been rescinded, or

             (y) such Designated Senior Indebtedness has been paid in full;

provided, however, that the Issuers may pay the notes without regard to the foregoing if the Issuers and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Indebtedness of either Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Issuers) of written notice, specified as a "Notice of Default" and describing with particularity the default under such Designated Senior Indebtedness (a "Blockage Notice"), of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

      (1) by written notice to the Trustee and the Issuers from the Person or Persons who gave such Blockage Notice,

      (2) by repayment in full of such Designated Senior Indebtedness, or

      (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second preceding sentence), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Issuers may resume payments on the notes after the end of such Payment Blockage Period.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company or DJ Capital to their respective creditors upon a total or partial liquidation or a total or partial dissolution of the Company or DJ Capital or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or DJ Capital or its property:

      (1) the holders of Senior Indebtedness of the Company or DJ Capital, as the case may be, will be entitled to receive payment in full of such Senior Indebtedness before the Holders of the notes are entitled to receive any payment of principal of or interest on the notes; and

      (2) until such Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of the notes may receive Equity Interests and any debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the notes.

If a payment or distribution is made to Holders of the notes that due to the subordination provisions of the indenture should not have been made to them, such Holders will be required to hold it in trust for the benefit of the holders of Senior Indebtedness of the Company or DJ Capital, as the case may be, and pay it over to them as their interests may appear.

If payment of the notes is accelerated because of an Event of Default, the Issuers or the Trustee shall promptly notify the holders of each Issuer's Designated Senior Indebtedness (or their Representative) of the acceleration. If any such Designated Senior Indebtedness is outstanding, the Issuers may not pay the notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

By reason of the subordination provisions of the indenture, in the event of insolvency, creditors of the Issuers who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the notes, and creditors of the Issuers who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

Note guarantees

dj Orthopedics, Inc. has, and certain future Subsidiaries of the Company (as described below) will, as primary obligors and not merely as sureties, jointly and severally unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuers under the indenture (including obligations to the Trustee) and the notes, whether for payment of principal of or interest on or liquidated damages in respect of the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors have agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee is limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company has agreed to cause each Domestic Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the notes. See "Certain covenants--Future note guarantors" below.

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
The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Issuers' obligations under the notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

Each Note Guarantee is a continuing guarantee and shall

      - remain in full force and effect until payment in full of all the Guaranteed Obligations,

      - be binding upon each Note Guarantor and its successors, and

      - inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

Change of control

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Issuers to repurchase all or any part of such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (and, in the case of the old notes, liquidated damages, if any), to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Issuers shall not be obligated to repurchase the notes pursuant to this covenant in the event that the Issuers have exercised their right to redeem all the notes under the terms of the section titled "Optional redemption":

      (1) prior to the earlier to occur of

             (A) the first public offering of common Equity Interests of dj Orthopedics, Inc. or

             (B) the first public offering of common Equity Interests of the Company,

      the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Equity Interests of the Company or dj Orthopedics, Inc., whether as a result of issuance of securities of dj Orthopedics, Inc. or the Company, any merger, consolidation, liquidation or dissolution of dj Orthopedics, Inc. or the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Equity Interests of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Equity Interests of the parent entity);

      (2)(A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) a person (including a Permitted Holder) shall be deemed to have "beneficial ownership" of all Equity Interests that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 35% of the total voting power of the Voting Equity Interests of the Company or dj Orthopedics, Inc., and

      (B) the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Equity Interests of the Company or dj Orthopedics, Inc. than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of the Company or dj Orthopedics, Inc., as the case may be (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Equity Interests of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Equity Interests of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Equity Interests of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Governing Board of such parent entity);

      (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Board of the Company or dj Orthopedics, Inc., as the case may be (together with any new persons
      (A) elected in accordance with the Members' Agreement so long as such agreement is in effect or (B) whose election by such Governing Board of the Company or dj Orthopedics, Inc., as the case may be, or whose nomination for election by the equity holders of the Company or dj Orthopedics, Inc., as the case may be, was approved by a vote of at least a majority of the members of the Governing Board of the Company or dj Orthopedics, Inc., as the case may be, then still in office who were either members of the Governing Board at the beginning of such period or who were selected in accordance with the Members' Agreement or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Governing Board of the Company or dj Orthopedics, Inc., as the case may be, then in office;

      (4) the adoption of a plan relating to the liquidation or dissolution of the Company, DJ Capital or dj Orthopedics, Inc.;

      (5) the merger or consolidation of the Company or dj Orthopedics, Inc. with or into another Person or the merger of another Person with or into the Company or dj Orthopedics, Inc., or the sale of all or substantially all the assets of the Company or dj Orthopedics, Inc. to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company or dj Orthopedics, Inc. that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Equity Interests of the Company or dj Orthopedics, Inc. are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving Person or transferee; or

      (6) the Company ceases to own, of record or beneficially, all the Equity Interests of DJ Capital.

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In the event that at the time of a Change of Control the terms of any agreement governing Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

      (1) repay in full all such Indebtedness or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer, or

      (2) obtain the requisite consent of the lenders under such agreements to permit the repurchase of the notes as provided for below.

If the Company does not obtain such consents or repay such Indebtedness, the Company will remain prohibited from repurchasing the notes pursuant to this covenant. In such event the Company's failure to make an offer to purchase notes pursuant to this covenant would constitute an Event of Default under the indenture which in turn would constitute default under the Credit Agreement. In such circumstances, the subordination provisions of the indenture would likely prohibit payments to Holders of the notes.

Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee (the Change of Control Offer) stating:

      (1) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (and, in the case of the old notes, liquidated damages, if any) to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

      (2) the circumstances and relevant facts and financial information regarding such Change of Control;

      (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

      (4) the instructions determined by the Issuers, consistent with this covenant, that a Holder must follow in order to have its notes purchased.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations among the Issuers and the initial purchaser of the old notes in the private offering. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers would decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not

                                      131
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constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuers' capital structures or credit ratings. Restrictions on the ability of the Issuers to incur additional Indebtedness are contained in the covenants described under "--Certain covenants--Limitation on indebtedness" and "--Limitation on the conduct of business of DJ Capital." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuers. Finally, the Issuers' ability to pay cash to the Holders upon a repurchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relative to the Issuers' obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain covenants

The indenture contains covenants including, among others, the following:

LIMITATION ON INDEBTEDNESS. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00 if such Indebtedness was Incurred on or prior to December 31, 2000 and 2.25:1.00 if such Indebtedness is Incurred thereafter. Notwithstanding the foregoing, the Company will not permit DJ Capital to Incur any Indebtedness other than the notes and its guarantee in respect of the credit facility.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries (other than DJ Capital) may Incur the following Indebtedness:

      (1) Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $40.5 million at any one time outstanding less the aggregate amount of all repayments of principal of such Indebtedness pursuant to the covenant described under"--Limitation on sales of assets and subsidiary equity interests";

      (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that

             (A) any subsequent issuance or transfer of any Equity Interests or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof,

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             (B) if the Company is the obligor on such Indebtedness, such
             Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes,

             (C) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note, and

             (D) if a Note Guarantor is the obligor on such Indebtedness, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor

      (3) Indebtedness

             (A) represented by the notes and the Note Guarantees,

             (B) outstanding on the Closing Date (other than the Indebtedness described in clauses (1) and (2) above),

             (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Indebtedness Refinancing Indebtedness) or the foregoing paragraph (a) and

             (D) consisting of Guarantees of any Indebtedness permitted under clauses (1) and (2) of this paragraph (b);

      (4) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) and

             (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

      (5) Indebtedness of the Company or a Restricted Subsidiary

             (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and the Restricted Subsidiaries in the ordinary course of their business, and

             (B) under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

      (6) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (6) and all Refinancing Indebtedness Incurred

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      to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (6), does not exceed $10.0 million;

      (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

      (8) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the indenture, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that

             (A) such Indebtedness is not reflected on the consolidated balance sheet of the Company and

             (B) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Governing Board of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; or

      (9) Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, shall not exceed $15.0 million.

(c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations secured by Liens on the assets of any entity existing at the time such entity is acquired by, and becomes a Restricted Subsidiary of, the Company, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens

      (1) are not created, incurred or assumed in connection with, or in contemplation of such entity being acquired by the Company, and

      (2) do not extend to any other assets of the Company or any of its Subsidiaries.

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A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations of such Note Guarantor secured by Liens on the assets of any entity existing at the time such entity is acquired by such Note Guarantor, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens

      (1) are not created, incurred or assumed in connection with or in contemplation of such assets being acquired by such Note Guarantor, and

      (2) do not extend to any other assets of the Company or any of its Subsidiaries

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

      (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

      (2) Guarantees or obligations in respect of letters of credit relating to Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

      (3) The principal amount of any Disqualified Equity Interests or Preferred Equity Interests shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference,

      (4) The principal amount of Indebtedness, Disqualified Equity Interests or Preferred Equity Interests issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP,

      (5) If such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof shall be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred,

      (6) The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Equity Interests shall not be deemed an incurrence of Indebtedness for purposes of this covenant,

      (7) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

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      (8) In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

      (1) declare or pay any dividend or make any distribution of any kind on or in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders (in their capacities as such) of its Equity Interests except dividends or distributions payable solely in its Equity Interests (other than Disqualified Equity Interests) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has equity holders other than the Company or other Restricted Subsidiaries, to its other equity holders on a pro rata basis),

      (2) purchase, redeem, retire or otherwise acquire for value any Equity Interests of dj Orthopedics, Inc. (or any other direct or indirect parent company of the Company), the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary,

      (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than

             (A) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and

             (B) Indebtedness described in clause (2) of paragraph (b) of the covenant described under "--Limitation on indebtedness"), or

      (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

             (A) a Default will have occurred and be continuing (or would result therefrom);

             (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness"; or

             (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Governing Board, whose determination will be conclusive and evidenced by a resolution of the Governing Board) declared or made subsequent to the Closing Date would exceed the sum, without duplication, of:

                    (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Closing Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are

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                    publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

                    (ii) the aggregate Net Cash Proceeds received by the Company

                           - as capital contributions to the Company after the Closing Date or

                           - from the issue or sale of its Equity Interests (other than Disqualified Equity Interests) subsequent to the Closing Date (other than a capital contribution from or an issuance or sale to

                               - a Subsidiary of the Company or

                               - an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries);

                    (iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the Closing Date which is convertible or exchangeable for Equity Interests (other than Disqualified Equity Interests) of dj Orthopedics, Inc. or the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

                    (iv) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to

                           - the Company or a Subsidiary of the Company or

                           - an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries)

                     of Restricted Investments made by the Company or any Restricted Subsidiary after the Closing Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than

                           - the Company or any of its Subsidiaries or

                           - an employee equity ownership or participation plan or other trust established by the Company or any of its Restricted Subsidiaries)

                     and from repayments of loans or advances which constituted Restricted Investments; provided, however, that the amount included in this clause (iv) with respect to any particular Restricted Investment shall not exceed the amount of cash expended by the Company or any Restricted Subsidiary in connection with making such Restricted Investment; and

                    (v) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from

                           - payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or

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                           - the redesignation of Unrestricted Subsidiaries as
                           Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

(b)  The provisions of the foregoing paragraph (a) will not prohibit:

      (1) any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Equity Interests of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or capital contributions to the Company after the Closing Date (other than Disqualified Equity Interests and other than Equity Interests issued or sold to, or capital contributions from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

             (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted payments, and

             (B) the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

      (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of

             (A) Equity Interests of dj Orthopedics, Inc. or the Company (other than Disqualified Equity Interests) or

             (B) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to the covenant described under--"Limitation on Indebtedness";

      provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

      (3) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on sales of assets and subsidiary equity interests"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

      (4) dividends or other distributions paid to holders of, or redemptions from holders of, Equity Interests within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this covenant; provided, however, that such dividend, distribution or redemption will be included in the calculation of the amount of Restricted Payments;

      (5) payment of dividends, other distributions or other amounts by the Company for the purposes set forth in clauses (A) and (B) below; provided, however, that such dividend, distribution or amount set forth in clause (A) shall be excluded and in clause (B) shall be

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      included in the calculation of the amount of Restricted Payments for the purposes of paragraph (a) above:

             (A) to dj Orthopedics, Inc. in amounts equal to the amounts required for dj Orthopedics, Inc. to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of dj Orthopedics, Inc., including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses of being a public company, including, all costs and expenses with respect to filings with the SEC, of up to $500,000 per fiscal year; and

             (B) to dj Orthopedics, Inc. in amounts equal to amounts expended by dj Orthopedics, Inc. to repurchase Equity Interests of dj Orthopedics, Inc. owned by officers, directors, consultants and employees or former officers, directors, consultants or employees of dj Orthopedics, Inc., the Company or its Subsidiaries or their assigns, estates and heirs; provided, however, that the aggregate amount of dividends, distributions or other amounts to dj Orthopedics, Inc. pursuant to this clause (B) shall not, in the aggregate, exceed $3.0 million per fiscal year of the Company, up to a maximum aggregate amount of $7.0 million during the term of the indenture;

      (6) for so long as the Company is treated as a pass-through entity for United States Federal income tax purposes, Tax Distributions; provided, however, that such Tax Distributions shall be excluded in the calculation of the amount of Restricted Payments;

      (7) dividends or distributions to dj Orthopedics, Inc. in amounts equal to amounts required for dj Orthopedics, Inc. to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries (and, to the extent of amounts actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries); provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments;

      (8) the payment of dividends or distributions to dj Orthopedics, Inc. to fund the payment by dj Orthopedics, Inc. of dividends on common Equity Interests of dj Orthopedics, Inc. following the first public offering of common Equity Interests of dj Orthopedics, Inc. after the Closing Date, of up to 6% per annum of the net proceeds contributed to the Company by dj Orthopedics, Inc. from such public offering; provided, however, that such dividends or distributions will be included in the calculation of the amount of Restricted Payments; or

      (9) dividends or distributions to DonJoy, L.L.C. in an amount equal to the purchase price adjustment, if any, which DonJoy, L.L.C. was required to pay to Smith & Nephew in connection with the recapitalization pursuant to
      Article III of the recapitalization agreement as such agreement is in effect on the Closing Date; provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments.

LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Equity Interests or pay any Indebtedness or other obligations owed to the Company;

      (2) make any loans or advances to the Company; or

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      (3) transfer any of its property or assets to the Company, except:

             (A) any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the Closing Date;

             (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Equity Interests or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Equity Interests or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

             (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

             (D) in the case of clause (3), any encumbrance or restriction

                    (i) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

                    (ii) that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture,

                    (iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, or

                    (iv) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "--Limitation on indebtedness" for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

             (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

             (F) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

             (G) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business.

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LIMITATION ON SALES OF ASSETS AND SUBSIDIARY EQUITY INTERESTS.  (a) The Company
will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

      (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Equity Interests and assets subject to such Asset Disposition,

      (2) at least 80% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of

             (A) cash or Temporary Cash Investments,

             (B) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business, or

             (C) Voting Equity Interests in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company, and

      (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

             (A) FIRST,

                    (i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Equity Interests) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company and other than Preferred Equity Interests) or

                    (ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 320 days from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the indenture;

             (B) SECOND, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash, to the extent of the balance of such Net Available Cash after such application in accordance with clause (A), to make an Offer (as defined below) to purchase notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of the Company; and

             (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the proviso thereof) and (B), for any general corporate purpose not restricted by the terms of the indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant

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             to clause (A) or (B) above, the Company or such Restricted
             Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $5.0 million.

For the purposes of this covenant, the following are deemed to be cash:

      - the assumption of any liabilities of the Company (other than Disqualified Equity Interests of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition, and

      - securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(B) of this covenant, the Issuers will be required to purchase notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by the Issuers for the notes (and other Senior Subordinated Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription), set forth in the indenture. If the aggregate purchase price of notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Subordinated Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Issuers will not be required to make an Offer for notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (a)(3)(A)) is less than $5.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of the Offer, the amount of Net Available Cash shall be reduced to zero.

(c)  The Issuers will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

      (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

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      (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million,

             (A) are set forth in writing, and

             (B) except as provided in clause (a)(3) below, have been approved by a majority of the members of the Governing Board having no personal stake in such Affiliate Transaction (if any such members exist), and

      (3) that, in the event

             (A) such Affiliate Transaction involves an amount in excess of $5.0 million, or

             (B) if there are no members of the Governing Board having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b)  The provisions of the foregoing paragraph (a) will not prohibit:

      (1) any Restricted Payment permitted to be paid pursuant to the covenant described under
      "--Limitation on restricted payments",

      (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Equity Interests of dj Orthopedics, Inc. or the Company and equity ownership or participation plans approved by the Governing Board,

      (3) the grant of options (and the exercise thereof) to purchase Equity Interests of dj Orthopedics, Inc. or the Company or similar rights to employees and directors of dj Orthopedics, Inc. or the Company pursuant to plans approved by the Governing Board,

      (4) loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $1.5 million in the aggregate outstanding at any one time,

      (5) the payment of reasonable fees to directors of dj Orthopedics, Inc. or the Company and its Subsidiaries who are not employees of dj Orthopedics, Inc. or the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries,

      (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

      (7) the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than J.P. Morgan Partners (f/k/a Chase Capital Partners) and Persons controlled by J.P. Morgan Partners) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries,

      (8) sales of Equity Interests to Permitted Holders approved by a majority of the members of the Governing Board who do not have a material direct or indirect financial interest in or with respect to the transaction being considered,

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      (9) (A)  the existence or performance by the Company or any Restricted
               Subsidiary under any agreement as in effect as of the Closing Date or any amendment thereto or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the notes in any material respect than the original agreement as in effect on the Closing Date, and

             (B) the execution, delivery and performance of the contemplated agreement among the Company, dj Orthopedics, Inc. and Charles T. Orsatti described in this prospectus under the heading "Related party transactions--Other arrangements with JPMDJ Partners and its affiliates"; provided that the amount payable to Mr. Orsatti pursuant to such agreement shall not exceed $250,000 per year,

      (10) any tax sharing agreement or payments pursuant thereto among the Company and its Subsidiaries and any other Person with which the Company or its Subsidiaries is required or permitted to file a consolidated tax return or with which the Company or any of its Restricted Subsidiaries is or could be part of a consolidated group for tax purposes, which payments are not in excess of the tax liabilities attributable solely to the Company and its Restricted Subsidiaries (as a consolidated group), or

      (11) any contribution to the capital of the Company by dj Orthopedics, Inc. or any purchase of Equity Interests of the Company by dj Orthopedics, Inc.

SEC REPORTS. Notwithstanding that the Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the
SEC), copies of the Company's or dj Orthopedics, Inc.'s annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following an Equity Offering, the Issuers shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to equity holders and any other information provided by the Company or dj Orthopedics, Inc. to its public equity holders generally. The Issuers also will comply with the other provisions of
Section 314(a) of the TIA.

FUTURE NOTE GUARANTORS. The Company will cause each Domestic Subsidiary to become a Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the indenture pursuant to which such Domestic Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic Subsidiary without rendering the Note Guarantee, as it relates to such Domestic Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

LIMITATION ON LINES OF BUSINESS. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.

LIMITATION ON THE CONDUCT OF BUSINESS OF DJ CAPITAL. DJ Capital will not conduct any business or other activities, own any property, enter into any agreements or Incur any Indebtedness or other liabilities, other than in connection with serving as an Issuer and obligor with respect to the notes and its guarantee in respect of the credit facility.

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Merger and consolidation

Neither the Company nor DJ Capital will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; provided, however, that the Company may consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person if:

      (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

      (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

      (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on indebtedness"; and

      (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

In addition, the Company will not permit any Note Guarantor (other than dj Orthopedics, Inc.) to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

      (1) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee;

      (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

      (3) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

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Notwithstanding any of the foregoing:

             (A) any Restricted Subsidiary (other than DJ Capital) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor, and

             (B) the Company may merge with an Affiliate incorporated solely for

                    - the purpose of incorporating the Company or

                    - organizing the Company in another jurisdiction to realize tax or other benefits.

Defaults

Each of the following is an Event of Default:

      (1) a default in any payment of interest or liquidated damages on any note when due and payable, whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

      (2) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

      (3) the failure by either Issuer to comply with its obligations under the covenant described under "Merger and consolidation" above,

      (4) the failure by either Issuer to comply for 30 days after written notice (specifying the default and demanding that the same be remedied) with any of its obligations under the covenants described under "Change of control" or "Certain covenants" above (in each case, other than a failure to purchase notes),

      (5) the failure by either Issuer or any Note Guarantor to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the notes or the indenture,

      (6) the failure by either Issuer or any Restricted Subsidiary of the Company to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the indenture,

      (7) certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary (the "bankruptcy provisions"),

      (8) the rendering of any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance

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      company has acknowledged liability in writing) or its foreign currency equivalent against the Company, DJ Capital or a Restricted Subsidiary of the Company if:

             (A) an enforcement proceeding thereon is commenced by any creditor or

             (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"), or

      (9) any Note Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding notes notify the Issuers of the default and the Issuers do not cure such default within the time specified in clauses (4), (5),
(6) or (9) after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or DJ Capital) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes by written notice to the Issuers and the Trustee specifying the Event of Default and that it is a "notice of acceleration" may declare the principal of and accrued but unpaid interest and liquidated damages on all the notes to be due and payable. Upon such a declaration, such principal and interest and liquidated damages will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or DJ Capital occurs, the principal of and interest and liquidated damages on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the indenture or the notes unless:

      (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

      (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy,

      (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

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      (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

      (5) the Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuers will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuers will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuers are taking or propose to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the indenture or the notes may be amended with the written consent of the Holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected, no amendment may, among other things:

      (1) reduce the amount of notes whose Holders must consent to an amendment,

      (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any note,

      (3) reduce the principal of or extend the Stated Maturity of any note,

      (4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "Optional redemption" above,

      (5) make any note payable in money other than that stated in the note,

      (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

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      (7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes,

      (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

      (9) modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Issuers and Trustee may amend the indenture to:

      (1) cure any ambiguity, omission, defect or inconsistency,

      (2) provide for the assumption by a successor corporation of the obligations of the Company under the Indenture,

      (3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

      (4) make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or DJ Capital (or any representative thereof) under such subordination provisions,

      (5) add additional Guarantees with respect to the notes,

      (6) secure the notes,

      (7) add to the covenants of the Issuers for the benefit of the Holders or to surrender any right or power conferred upon the Issuers,

      (8) make any change that does not materially and adversely affect the rights of any Holder, subject to the provisions of the indenture,

      (9) provide for the issuance of the notes, or

      (10) comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA.

However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, DJ Capital or any Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Issuers are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

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Transfer and exchange

Subject to compliance with the restrictions on transfer and exchange set forth in the Indenture, a Holder will be able to transfer or exchange notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuers will not be required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the Holder will be treated as the owner of such note for all purposes.

Defeasance

The Issuers may at any time terminate all their obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. In addition, the Issuers may at any time terminate:

      (1) their obligations under the covenants described under "Change of control" and "Certain covenants",

      (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "Defaults" above and the limitations contained in clauses (3) under the first paragraph of "Merger and consolidation" above ("covenant defeasance").

In the event that the Issuers exercise their legal defeasance option or their covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect to Significant Subsidiaries only), (8) or (9) under Defaults above or because of the failure of the Issuers to comply with clause (3) under the first paragraph of "Merger and consolidation" above.

In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

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Concerning the trustee

The Bank of New York is to be the Trustee under the indenture and has been appointed by the Issuers as Registrar and Paying Agent with regard to the notes.

Governing law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain definitions

"Additional Assets" means:

      (1) any property or assets (other than Indebtedness and Equity Interests) to be used by the Company or a Restricted Subsidiary in a Permitted Business or any improvements to any property or assets that are used by the Company or a Restricted Subsidiary in a Permitted Business;

      (2) Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Company or another Restricted Subsidiary; or

      (3) Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses
(2) or (3) above is primarily engaged in a Permitted Business.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain covenants--Limitation on transactions with affiliates" and"--Certain covenants--Limitation on sales of assets and subsidiary equity interests" only, "Affiliate" shall also mean any beneficial owner of Equity Interests representing 5% or more of the total voting power of the Voting Equity Interests (on a fully diluted basis) of dj Orthopedics, Inc. (or any other direct or indirect parent company of the Company) or the Company or of rights or warrants to purchase such Voting Equity Interests (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

      (1) any Equity Interests of a Restricted Subsidiary (other than directors' qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

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      (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

      (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

             (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

             (B) for purposes of the provisions described under "--Certain covenants--Limitation on sales of assets and subsidiary equity interests" only, the making of a Permitted Investment or a disposition subject to the covenant described under "--Certain covenants--Limitation on restricted payments",

             (C) a disposition of obsolete or worn out property or equipment or property or equipment that is no longer useful in the conduct of business of the Company and its Restricted Subsidiaries, and

             (D) any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $500,000.

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Equity Interests, the quotient obtained by dividing:

      (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity Interests multiplied by the amount of such payment by

      (2) the sum of all such payments.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

"Business Day" means each day which is not a Legal Holiday.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

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"Closing Date" means the date of the indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of:

      (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to

      (2) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

             (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

             (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

             (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Equity Interests of any Restricted Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

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             (D) if since the beginning of such period the Company or any
             Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

             (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that

      (a) would be permitted pursuant to Article XI of Regulation S-X under the Securities Act or

      (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Governing Board of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states

      - the amount of such adjustment or adjustments,

      - that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and

      - that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

In addition, to the extent not covered by the foregoing, if the Transactions have occurred in the four quarter period used to determine the Consolidated Coverage Ratio, then the Consolidated Coverage Ratio shall be determined giving pro forma effect on the basis given in the offering memorandum dated June 17, 1999 used in connection with the private offering of the old notes to the Transactions, with all calculations relating thereto to be made at the date of determination by the Company's chief financial officer, and set forth in an Officer's Certificate signed by the chief financial officer and another Officer and meeting the requirements for the Officer's Certificate described in the preceding sentence.

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If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization and write-off of debt issuance costs) plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

      (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction,

      (2) amortization of debt discount,

      (3) capitalized interest,

      (4) non-cash interest expense,

      (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

      (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

      (7) net costs associated with Hedging Obligations (including amortization of fees),

      (8) dividends and distributions in respect of all Disqualified Equity Interests of the Company and all Preferred Equity Interests of any of the Subsidiaries of the Company, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary,

      (9) interest Incurred in connection with investments in discontinued operations and

      (10) the cash contributions to any employee equity ownership or participation plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

"Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

      (1) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

             (A) subject to the limitations contained in clause (4), (5) and
             (6) below, the Company's equity in the net income of any such Person for such period shall be included in such

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             Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause
             (3) below) and

             (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

      (2) other than for purposes of clauses (D) and (E) of the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

      (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

             (A) subject to the limitations contained in clause (4), (5) and
             (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause) and

             (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

      (4) any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interests of any Person;

      (5) any extraordinary gain or loss; and

      (6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Certain covenants--Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(v) thereof.

"Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

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"Credit Agreement" means the credit agreement dated as of the Closing Date among the Company, dj Orthopedics, Inc., as successor for DonJoy, L.L.C., the lenders named therein, First Union National Bank, as administrative agent, and collateral agent, and The Chase Manhattan Bank, as syndication agent, in each case as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

"Default" means any event, which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Senior Indebtedness" of the Company means

      (1) the Bank Indebtedness and

      (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the indenture.

"Designated Senior Indebtedness" of DJ Capital or a Note Guarantor has a correlative meaning.

"Disqualified Equity Interest" means, with respect to any Person, any Equity Interest of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

      (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

      (2) is convertible or exchangeable for Indebtedness or Disqualified Equity Interests (excluding Equity Interests convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Equity Interests, as applicable) or

      (3) is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to 91 days after the Stated Maturity of the notes; provided, however, that only the portion of the Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Equity Interests; provided, further, any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Equity Interests if the "asset sale" or change of control provisions applicable to such Equity Interests provide that such Person may not repurchase or redeem such Equity Interests pursuant to such provisions unless such Person has first complied with the

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provisions described under "Change of control" and the provisions of the covenant described under "--Certain covenants--Limitation on sales of assets and subsidiary equity interests", as applicable; and provided, further that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, shall not be deemed Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests.

"Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

"EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income:

      (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

      (2) Consolidated Interest Expense,

      (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

      (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), and

      (5) other non-cash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period).

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its equity holders.

"Equity Interest" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Equity Interests, but excluding any debt securities convertible into such equity.

"Equity Offering" means any public or private sale of common Equity Interests of the Company or dj Orthopedics, Inc., as applicable, other than public offerings with respect to the Company's or dj Orthopedics, Inc.'s common Equity Interests registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Management Stockholders" means each of Leslie H. Cross, Cyril Talbot III and Michael McBrayer.

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"Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including those set forth in:

      (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

      (2) statements and pronouncements of the Financial Accounting Standards Board,

      (3) such other statements by such other entities as are approved by a significant segment of the accounting profession, and

      (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the indenture shall be computed in conformity with GAAP.

"Governing Board" of the Company or any other Person means, (i) the managing member or members or any controlling committee of members of the Company or such Person, for so long as the Company or such Person is a limited liability company, (ii) the board of directors of the Company or such Person, if the Company or such Person is a corporation or (iii) any similar governing body.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term Guarantee used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

"Holder" means the Person in whose name a note is registered on the Registrar's books.

"Income Tax Liabilities" means an amount determined by multiplying

      (a) (1) all taxable income and gains of the Company for such calendar year (the "Taxable Amount") minus

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             (2) an amount (not to exceed the Taxable Amount for such calendar year) equal to all losses of the Company in any of the three prior calendar years that have not been previously subtracted pursuant to this clause (2) from the Taxable Amount for any prior year by

      (b) forty-four percent (44%).

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

      (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

      (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

      (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business which are not overdue), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

      (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

      (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests or, with respect to any Subsidiary of such Person, any Preferred Equity Interests (but excluding, in each case, any accrued dividends);

      (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

             (A) the fair market value of such asset at such date of determination and

             (B) the amount of such Indebtedness of such other Persons;

      (8) to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

      (9) to the extent not otherwise included, the amount then outstanding

     (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

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      (10) all obligations of the type referred to in clauses (1) through
      (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of Unrestricted Subsidiary and the covenant described under "--Certain Covenants--Limitation on Restricted Payments":

      (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

             (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

             (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

      (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer,

in each case as determined in good faith by

      - the senior management of the Company if the amount thereof is less than $1.0 million and

      - the Governing Board if in excess thereof.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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"Members' Agreement" means the Members' Agreement among DonJoy, L.L.C, J.P.
Morgan DJ Partners, LLC (f/k/a Chase DJ Partners, LLC), First Union
Investors, Inc., Leslie H. Cross, Cyril Talbot III and Michael R. McBrayer, as such agreement shall be in effect on the Closing Date and any amendments, modifications, supplements or waivers thereto (collectively, "amendments"), other than any such amendment to the provisions thereof relating to the election or appointment of members of the Governing Board of the Company or DonJoy, L.L.C., that are materially adverse to the Holders of the notes.

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

      (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

      (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

      (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

      (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds", with respect to any issuance or sale of Equity Interests, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"Note Guarantee" means each Guarantee of the obligations with respect to the notes issued by a Person pursuant to the terms of the indenture. Each such Note Guarantee will have subordination provisions equivalent to those contained in the indenture and will be substantially in the form prescribed in the indenture.

"Note Guarantor" means any Person that has issued a Note Guarantee.

"Officer" of either Issuer, as the case may be, means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of such Issuer.

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"Officers' Certificate" of either Issuer, as the case may be, means a certificate signed by two Officers of such Issuer.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Permitted Business" means the design, manufacture and/or marketing of orthopedic products, devices, accessories or services, other medical products, devices, accessories or services or any businesses that are reasonably related, ancillary or complementary thereto.

"Permitted Holders" means each of

      (1) J.P. Morgan Partners, LLC (the successor of Chase Capital Partners) and its Affiliates,

      (2) J.P. Morgan DJ Partners (f/k/a Chase DJ Partners, LLC) and its Affiliates,

      (3) First Union Capital Corporation and its Affiliates,

      (4) J.P. Morgan Fairfield Partners, LLC (f/k/a Fairfield Chase Medical Partners, LLC) and its Affiliates,

      (5) Charles T. Orsatti and his Related Parties,

      (6) the Existing Management Stockholders and their Related Parties and

      (7) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's or dj Orthopedics, Inc.'s Equity Interests.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

      (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;

      (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than DJ Capital); provided, however, that such Person's primary business is a Permitted Business;

      (3) Temporary Cash Investments;

      (4) receivables owing to the Company or any Restricted Subsidiary (other than DJ Capital) if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

      (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

      (6) loans or advances to officers, directors, consultants or employees made in the ordinary course of business and not exceeding $1.5 million in the aggregate outstanding at any one time;

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      (7) Equity Interests, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

      (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Certain covenants--Limitation on sale of assets and subsidiary equity interests";

      (9) Hedging Obligations entered into in the ordinary course of business;

      (10) endorsements of negotiable instruments and documents in the ordinary course of business;

      (11) assets or Equity Interests of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Equity Interests (other than Disqualified Equity Interests) of the Company or dj Orthopedics, Inc.;

      (12) Investments in existence on the Closing Date;

      (13) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation; and

      (14) additional Investments having an aggregate fair market value (as determined in good faith by (i) senior management of the Company if such fair market value is less than $1.0 million or (ii) by the Governing Board of the Company if in excess thereof), taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of 10% of Total Assets or $10.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Equity Interests", as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) that are preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

"principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

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"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

      (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

      (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

      (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, fees and expenses, including premium and defeasance costs) of the Indebtedness being Refinanced and

      (4) if the Indebtedness being Refinanced is subordinated in right of payment to the notes or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

             (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

             (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Parties" means with respect to a Person that is a natural person

             (a)  (1)  any spouse, parent or lineal descendant of such Person or

                 (2) the estate of such Person during any period in which such estate holds Equity Interests of dj Orthopedics, Inc. or the Company for the benefit of any person referred to in clause (a)(1) and

             (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Investment" means any Investment other than a Permitted Investment.

"Restricted Subsidiary" means DJ Capital and any other Subsidiary of the Company other than an Unrestricted Subsidiary.

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"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Company or DJ Capital secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

"Senior Subordinated Indebtedness" of the Company means the notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank PARI PASSU with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of DJ Capital or a Note Guarantor has a correlative meaning.

"Significant Subsidiary" means any Restricted Subsidiary that would be a Significant Subsidiary of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated Obligation" of DJ Capital or a Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of Equity Interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

      (1) such Person,

      (2) such Person and one or more Subsidiaries of such Person or

      (3) one or more Subsidiaries of such Person.

"Tax Distribution" means any distribution by the Company to its members which

      (1) with respect to quarterly estimated tax payments due in each calendar year, shall be equal to twenty-five percent (25%) of the Income Tax Liabilities for such calendar year as estimated in writing by the chief financial officer of the Company and

      (2) with respect to tax payments to be made with income tax returns filed for a full calendar year or with respect to adjustments to such returns imposed by the Internal Revenue Service or other taxing authority, shall be equal to the Income Tax Liabilities for each calendar year minus the aggregate amount distributed for such calendar year as provided in clause
      (1) above.

In the event the amount determined under clause (2) is a negative amount, the amount of any Tax Distributions in the succeeding calendar year (or, if necessary, any subsequent calendar years) shall be reduced by such negative amount.

"Temporary Cash Investments" means any of the following:

      (1) any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentally thereof,

      (2) investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

      (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

      (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"),

      (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc., and

      (6) investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (1) through
      (5) above.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec.77aaa-77bbbb) as in effect on the Closing Date.

"Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Transactions" has the meaning specified in the offering memorandum dated June 17, 1999 used in connection with the private offering of the old notes.

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"Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

      (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Board in the manner provided below and

      (2) any Subsidiary of an Unrestricted Subsidiary.

The Governing Board may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), other than DJ Capital, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests in or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

      - the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or

      - if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Limitation on restricted payments".

The Governing Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

      - the Company could Incur $1.00 of additional Indebtedness under paragraph
      (a) of the covenant described under "--Certain covenants--Limitation on indebtedness" and

      - no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Governing Board shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Board giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Equity Interests" of a Person means the Equity Interests in a corporation or other Person with voting power under ordinary circumstances (without regard to the occurrence of any contingency) entitling the holders thereof to elect or appoint the board of managers, board of directors, executive committee, management committee or other governing body of such corporation or Person.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Equity Interests of which (other than directors' qualifying Equity Interests) are owned by the Company or another Wholly Owned Subsidiary.

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                         Book-entry; delivery and form

The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC, or Euroclear Bank S.A./N.V., or Cedel Bank, societe anonyme.

Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

Certain book-entry procedures for the global notes

The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the Issuers nor dj Orthopedics, Inc. takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised the Issuers and dj Orthopedics, Inc. that it is

      (1) a limited purpose trust company organized under the laws of the State of New York,

      (2) a "banking organization" within the meaning of the New York Banking
      Law,

      (3) a member of the Federal Reserve System,

      (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

      (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

The Issuers and dj Orthopedics, Inc. expect that pursuant to procedures established by DTC ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through,

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records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note

      - will not be entitled to have notes represented by such global note registered in their names,

      - will not receive or be entitled to receive physical delivery of certificated notes, and

      - will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither the Issuers, dj Orthopedics, Inc. nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

Payments with respect to the principal of, and premium, if any, and interest on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, the Issuers, dj Orthopedics, Inc. and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Issuers, dj Orthopedics, Inc. nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

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Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterpart in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a global note by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuers, dj Orthopedics, Inc. nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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Certificated notes

If

      - the Company notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

      - the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of notes in definitive form under the indenture or

      - upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither the Issuers, dj Orthopedics, Inc. nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

                              Plan of distribution

This prospectus has been prepared for use by JPMSI in connection with offers and sales of the notes in market-making transactions effected from time to time. JPMSI may act as a principal or agent in these transactions, including as agent for the counterparty when acting as principal or as agent for both parties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. The Issuers will not receive any of the proceeds of these sales. The Issuers have agreed to indemnify JPMSI against certain liabilities, including liabilities under the Securities Act, and to contribute payments which JPMSI might be required to make in respect thereof.

As of the date of this prospectus, affiliates of JPMSI own approximately 45.7% of the common stock of dj Orthopedics, Inc. JPMSI has informed the Issuers that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of these transactions by the customer.

The Issuers have been advised by JPMSI that, subject to applicable laws and regulations, JPMSI currently intends to make a market in the notes. However, JPMSI is not obligated to do so and any such market making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk factors--Risks related to the trading market for the notes--You cannot be sure that an active trading market will develop for the notes.

                                 Legal matters

The validity of the notes offered hereby and the guarantee of dj Orthopedics, Inc. has been passed upon for the Issuers and dj Orthopedics, Inc. by O'Sullivan LLP, New York, New York.

                                    Experts

The consolidated financial statements of DonJoy, L.L.C. at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 appearing in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The (i) combined balance sheets as of December 31, 1999 and 1998, and the related combined statements of operations and changes in invested equity, and combined statements of cash flows for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998 of DePuy Orthopaedic Technology, Inc., an integrated operation of DePuy, Inc., which is a wholly-owned subsidiary of Johnson & Johnson; (ii) statements of operations and changes in invested equity, and statements of cash flows for the period
January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 of DePuy Orthopaedic Technology, Inc., an integrated operation of DePuy, Inc.; and (iii) historical statements of revenues and expenses of the Bracing and Soft Supports Business of Johnson & Johnson, an integrated operation of Johnson & Johnson, for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, appearing herein have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             Additional information

We have filed a registration statement on Form S-1 under the Securities Act to register with the SEC the notes offered by this prospectus. The term registration statement means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement and any amendments. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.

dj Orthopedics, Inc. is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC. From the date of the recapitalization through the date of the reorganization, DonJoy, L.L.C. filed periodic reports with the SEC but was not subject to the SEC's proxy rules. The SEC filings of dj Orthopedics, Inc. and DonJoy, L.L.C. are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any reports, documents and other information we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C., 20549, as well as at the regional offices of the SEC located at The Woolworth Building, 233 Broadway, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

Index to consolidated financial statements

                                                              Page
DonJoy, L.L.C.:

Report of Ernst & Young LLP, Independent Auditors...........   F-2

Consolidated Balance Sheets as of December 31, 1999 and 2000
  and September 29, 2001 (unaudited)........................   F-3

Consolidated Statements of Income for the years ended
  December 31, 1998, 1999 and 2000 and for the nine months
  ended September 30, 2000 (unaudited) and September 29,
  2001(unaudited)...........................................   F-4

Consolidated Statements of Changes in Members' Equity
  (Deficit) and Comprehensive Income for the years ended
  December 31, 1998, 1999 and 2000 and for the nine months
  ended September 29, 2001 (unaudited)......................   F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000 and for the nine months
  ended September 30, 2000 (unaudited) and September 29,
  2001
  (unaudited)...............................................   F-6

Notes to Consolidated Financial Statements..................   F-7

DePuy Orthopaedic Technology, Inc.:

Combined Balance Sheets as of December 31, 1999 and
  June 30, 2000 (unaudited).................................  F-33

Combined Statements of Operations and Changes in Invested
  Equity for the six months ended June 30, 1999 and 2000
  (unaudited)...............................................  F-34

Combined Statements of Cash Flows for the six months ended
  June 30, 1999 and 2000
  (unaudited)...............................................  F-35

Notes to Combined Financial Statements (unaudited)..........  F-36

Report of Independent Accountants...........................  F-41

Combined Balance Sheets as of December 31, 1998 and 1999....  F-42

Combined Statements of Operations and Changes in Invested
  Equity for the period October 29, 1998 through
  December 31, 1998 and year ended December 31, 1999........  F-43

Combined Statements of Cash Flows for the period October 29,
  1998 through
  December 31, 1998 and year ended December 31, 1999........  F-44

Notes to Combined Financial Statements......................  F-45

Report of Independent Accountants...........................  F-57

Statements of Operations and Changes in Invested Equity for
  the year ended
  December 31, 1997 and for the period January 1, 1998
  through October 28, 1998..................................  F-58

Statements of Cash Flows for the year ended December 31,
  1997 and for the period January 1, 1998 through
  October 28, 1998..........................................  F-59

Notes to Financial Statements...............................  F-60

Bracing and soft supports business of Johnson & Johnson:

Report of Independent Accountants...........................  F-69

Statements of Revenues and Expenses for the year ended
  December 31, 1997 and the period January 1, 1998 through
  October 28, 1998..........................................  F-70

Notes to Statements of Revenues and Expenses................  F-71

               Report of Ernst & Young LLP, independent auditors

To the Board of Managers
DonJoy, L.L.C.

We have audited the accompanying consolidated balance sheets of DonJoy, L.L.C. as of December 31, 1999 and 2000, and the related consolidated statements of income, members' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DonJoy, L.L.C. at December 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

San Diego, California
February 16, 2001

                   DonJoy, L.L.C. consolidated balance sheets

----------------------------------------------------------------------------------------------------------------------
                                                                                                  dj Orthopedics, Inc.
                                                                                                             pro forma
                                                                 December 31,                    ---------------------
                                                        ---------------------    September 29,           September 29,
(in thousands, except unit/share information)                1999        2000             2001                    2001
----------------------------------------------------------------------------------------------------------------------
                                                                                 (unaudited)          (unaudited)
Assets
Current assets:
  Cash and cash equivalents...........................  $   5,927   $   4,106   $        1,886    $             1,886
  Accounts receivable, net of discounts and allowances
    of $989, $4,278 and $6,963 at December 31, 1999
    and 2000 and September 29, 2001, respectively.....     21,406      34,498           44,235                 44,235
  Inventories, net....................................     13,664      18,510           21,771                 21,771
  Other current assets................................        917       3,270            2,638                  2,638
                                                        --------------------------------------------------------------
  Total current assets................................     41,914      60,384           70,530                 70,530
Property, plant and equipment, net....................      7,297      12,785           14,880                 14,880
Intangible assets, net................................     33,195      75,419           72,029                 72,029
Debt issuance costs, net..............................      6,875       6,549            5,857                  5,857
Deferred tax asset....................................         --          --               --                 54,794
Deferred offering costs and other assets..............        135         535            1,628                  1,628
                                                        --------------------------------------------------------------
Total assets..........................................  $  89,416   $ 155,672   $      164,924    $           219,718
                                                        --------------------------------------------------------------

Liabilities and members' deficit/stockholders' deficit (pro forma)
Current liabilities:
  Accounts payable....................................  $   6,411   $   8,982   $        9,430    $             9,430
  Accrued compensation................................      2,443       2,937            2,398                  2,398
  Accrued commissions.................................        954       1,444            1,360                  1,360
  Long-term debt, current portion.....................        500       1,274            1,274                  1,274
  Accrued interest....................................        526         686            3,690                  3,690
  Other accrued liabilities...........................      3,667       6,366            6,972                  6,972
                                                        --------------------------------------------------------------
Total current liabilities.............................     14,501      21,689           25,124                 25,124
12 5/8% Senior Subordinated Notes.....................     98,055      98,260           98,413                 98,413
Long-term debt, less current portion..................     14,750      57,688           49,731                 49,731
Redeemable Preferred Units; 100,000 units authorized,
  40,184, 44,405 and 44,405 units issued and
  outstanding at December 31, 1999 and 2000 and
  September 29, 2001 (unaudited), respectively;
  liquidation preference $35,368, $43,688 and $48,497
  at December 31, 1999 and 2000 and September 29, 2001
  (unaudited), respectively...........................     32,539      41,660           46,610                 46,610
Minority interest.....................................         --          --              144                    144
Commitments and contingencies (Note 11 and Note 14)
Members' deficit/stockholders' deficit (pro forma):
  Common units; 2,900,000 units authorized, 718,000,
    793,890 and 885,633 units issued and outstanding
    at December 31, 1999 and 2000 and September 29,
    2001 (unaudited), respectively....................     66,521      74,754           84,517                     --
  Preferred stock, $0.01 par value;
  25,000,000 shares authorized (pro forma), none
    issued and outstanding (pro forma) (unaudited)....         --          --               --                     --
  Common stock, $0.01 par value;
    100,000,000 shares authorized (pro forma),
      10,055,566, shares outstanding at September 29,
      2001 (pro forma) (unaudited)....................         --          --               --                    101
  Additional paid-in capital (pro forma)..............         --          --               --                (52,919)
  Notes receivable from officers......................     (1,400)     (1,772)          (2,082)                (2,082)
  Retained earnings (deficit).........................   (135,550)   (136,607)        (137,533)                54,596
                                                        --------------------------------------------------------------
Total members' deficit/stockholders' deficit (pro
  forma)..............................................    (70,429)    (63,625)         (55,098)                  (304)
                                                        --------------------------------------------------------------
Total liabilities and members' deficit/stockholders'
  deficit (pro forma).................................  $  89,416   $ 155,672   $      164,924    $           219,718
======================================================================================================================

SEE ACCOMPANYING NOTES.

                DonJoy, L.L.C. consolidated statements of income

--------------------------------------------------------------------------------------------------------
                                                             Years ended               Nine months ended
                                                            December 31,   -----------------------------
                                       ---------------------------------   September 30,   September 29,
(in thousands, except per share data)       1998        1999        2000            2000            2001
--------------------------------------------------------------------------------------------------------
                                                                            (unaudited)     (unaudited)
Net revenues........................   $103,643    $116,418    $143,586      $102,186        $127,361
Cost of goods sold..................     46,466      51,744      60,178        43,050          53,856
                                       -----------------------------------------------------------------
Gross profit........................     57,177      64,674      83,408        59,136          73,505
Operating expenses:
  Sales and marketing...............     27,633      28,902      38,653        26,751          35,661
  General and administrative........     16,484      16,755      19,761        14,529          18,270
  Research and development..........      2,248       2,115       2,465         1,678           1,813
  Merger and integration costs......         --          --         400           400              --
  Restructuring costs...............      2,467          --          --            --              --
                                       -----------------------------------------------------------------
Total operating expenses............     48,832      47,772      61,279        43,358          55,744
                                       -----------------------------------------------------------------
Income from operations..............      8,345      16,902      22,129        15,778          17,761
Interest expense....................         --      (7,568)    (16,958)      (12,245)        (13,701)
Interest income.....................         --         181         437           348             230
Discontinued acquisition costs......         --          --        (449)           --              --
                                       -----------------------------------------------------------------
Income before income taxes..........      8,345       9,515       5,159         3,881           4,290
Provision for income taxes..........      3,394       2,387          --            --              --
                                       -----------------------------------------------------------------
Net income and comprehensive
  net income........................      4,951       7,128       5,159         3,881           4,290
Less: Preferred unit dividends and
  accretion of preferred unit fees...       N/A      (2,343)     (5,415)       (3,908)         (4,738)
                                       -----------------------------------------------------------------
Net income (loss) available to
  members...........................        N/A    $  4,785    $   (256)     $    (27)       $   (448)
                                       -----------------------------------------------------------------
Pro forma information (See Note 1):
  Income before income taxes........        N/A    $  9,515    $  5,159      $  3,881        $  4,290
  Provision for income taxes:
    Historical......................        N/A       2,387          --            --              --
    Pro forma adjustment............        N/A       1,133       1,909         1,436           1,587
                                       -----------------------------------------------------------------
                                                      3,520       1,909         1,436           1,587
                                       -----------------------------------------------------------------
  Pro forma net income and
    comprehensive income............        N/A       5,995       3,250         2,445           2,703
  Less: Preferred unit dividends and
    accretion of preferred unit
    fees............................        N/A      (2,343)     (5,415)       (3,908)         (4,738)
                                       -----------------------------------------------------------------
  Pro forma net income (loss)
    available to members............        N/A    $  3,652    $ (2,165)     $ (1,463)       $ (2,035)
                                       -----------------------------------------------------------------
  Pro forma net income (loss) per
    share:
    Basic...........................        N/A    $   0.89    $  (0.25)     $  (0.17)       $  (0.22)
                                       -----------------------------------------------------------------
    Diluted.........................        N/A    $   0.84    $  (0.25)     $  (0.17)       $  (0.22)
                                       -----------------------------------------------------------------
  Pro forma weighted average shares
    outstanding:
    Basic...........................        N/A       4,099       8,631         8,467           9,465
                                       -----------------------------------------------------------------
    Diluted.........................        N/A       4,354       8,631         8,467           9,465
========================================================================================================

SEE ACCOMPANYING NOTES.

 DonJoy, L.L.C. consolidated statements of changes in members' equity (deficit)
                            and comprehensive income

----------------------------------------------------------------------------------------------------------------------
                                                    Common Units           Notes
                                         -----------------------      receivable           Retained     Total members'
(in thousands, except unit information)        Units      Amount   from officers   equity (deficit)   equity (deficit)
----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997...                  --    $     --    $          --   $         7,881    $         7,881
Net income.....                                  --          --               --             4,951              4,951
                                         -----------------------------------------------------------------------------
Balance at December 31, 1998...                  --          --               --            12,832             12,832
Capital contribution by Smith & Nephew,
  Inc. in connection with the
  Recapitalization...                     2,054,000      64,117               --           (16,264)            47,853
Issuance of common units at $100 per
  unit, net of transaction fees of
  $1,563.......                             645,500      62,987               --                --             62,987
Purchase of common units from Smith &
  Nephew, Inc....                        (2,000,000)    (62,433)              --          (136,707)          (199,140)
Issuance of common units at $100 per
  unit, in exchange for cash and notes
  receivable...                              18,500       1,850           (1,400)               --                450
Preferred unit dividends and accretion
  of preferred unit fees...                      --          --               --            (2,343)            (2,343)
Net income (excluding $196 allocated to
  preferred unit holders--see
  note 5).....                                   --          --               --             6,932              6,932
                                         -----------------------------------------------------------------------------
Balance at December 31, 1999...             718,000      66,521           (1,400)         (135,550)           (70,429)
Issuance of common units at $109 per
  unit, in exchange for cash and notes
  receivable...                              75,890       8,272             (174)               --              8,098
Note receivable issued to Management
  for purchase of common units...                --          --             (124)               --               (124)
Transfer of interest receivable to note
  receivable...                                  --          --              (74)               --                (74)
Transaction fees in connection with the
  Recapitalization...                            --         (39)              --                --                (39)
Stock options granted for services...            --          --               --                36                 36
Tax distributions to preferred unit
  holders......                                  --          --               --              (563)              (563)
Preferred unit dividends and accretion
  of preferred unit fees...                      --          --               --            (5,415)            (5,415)
Net income (excluding $274 allocated to
  preferred unit holders--see
  note 5).....                                   --          --               --             4,885              4,885
                                         -----------------------------------------------------------------------------
Balance at December 31, 2000...             793,890      74,754           (1,772)         (136,607)           (63,625)
Issuance of common units at $109 per
  unit, in exchange for cash and notes
  receivable, net of transaction fees
  of $234 (unaudited)...                     91,743       9,763             (211)               --              9,552
Transfer of interest receivable to note
  receivable (unaudited)...                      --          --              (99)               --                (99)
Stock options granted for services
  (unaudited)...                                 --          --               --               102                102
Tax distributions to preferred unit
  holders (unaudited)...                         --          --               --              (200)              (200)
Foreign currency translation adjustment
  (unaudited)...                                 --          --               --              (168)              (168)
Preferred unit dividends and accretion
  of preferred unit fees (unaudited)...          --          --               --            (4,738)            (4,738)
Net income (excluding $212 allocated to
  preferred unit holders--see note 5)
  (unaudited)...                                 --          --               --             4,078              4,078
                                         -----------------------------------------------------------------------------
Balance at September 29, 2001
  (unaudited)...                            885,633    $ 84,517    $      (2,082)  $      (137,533)   $       (55,098)
======================================================================================================================

---------------------------------------  ---------------

                                           Comprehensive
(in thousands, except unit information)           income
---------------------------------------  ---------------
Balance at December 31, 1997...
Net income.....
                                         ---------------
Balance at December 31, 1998...
Capital contribution by Smith & Nephew,
  Inc. in connection with the
  Recapitalization...
Issuance of common units at $100 per
  unit, net of transaction fees of
  $1,563.......
Purchase of common units from Smith &
  Nephew, Inc....
Issuance of common units at $100 per
  unit, in exchange for cash and notes
  receivable...
Preferred unit dividends and accretion
  of preferred unit fees...
Net income (excluding $196 allocated to
  preferred unit holders--see
  note 5).....
                                         ---------------
Balance at December 31, 1999...
Issuance of common units at $109 per
  unit, in exchange for cash and notes
  receivable...
Note receivable issued to Management
  for purchase of common units...
Transfer of interest receivable to note
  receivable...
Transaction fees in connection with the
  Recapitalization...
Stock options granted for services...
Tax distributions to preferred unit
  holders......
Preferred unit dividends and accretion
  of preferred unit fees...
Net income (excluding $274 allocated to
  preferred unit holders--see
  note 5).....                           $         4,885
                                         ---------------
Balance at December 31, 2000...          $         4,885
                                         ---------------
Issuance of common units at $109 per
  unit, in exchange for cash and notes
  receivable, net of transaction fees
  of $234 (unaudited)...
Transfer of interest receivable to note
  receivable (unaudited)...
Stock options granted for services
  (unaudited)...
Tax distributions to preferred unit
  holders (unaudited)...
Foreign currency translation adjustment
  (unaudited)...                                    (168)
Preferred unit dividends and accretion
  of preferred unit fees (unaudited)...
Net income (excluding $212 allocated to
  preferred unit holders--see note 5)
  (unaudited)...                                   4,078
                                         ---------------
Balance at September 29, 2001
  (unaudited)...                         $         3,910
=======================================

SEE ACCOMPANYING NOTES.

              DonJoy, L.L.C. consolidated statements of cash flows

---------------------------------------------------------------------------------------------------------------------------------
                                                                                    Years ended                       Nine months
                                                                                   December 31,                             ended
                                                            -----------------------------------   -------------------------------
                                                                                                   September 30,    September 29,
(in thousands)                                                  1998            1999       2000             2000             2001
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   (unaudited)      (unaudited)
Operating activities
  Net income..............................................  $ 4,951      $   7,128     $  5,159      $  3,881         $ 4,290
  Adjustments to reconcile net income to net cash provided
    by operating activities:
  Depreciation and amortization...........................    4,853          4,952        6,365         4,627           7,001
  Amortization of debt issuance costs and discount on
    Senior Subordinated Notes.............................       --            510        1,082           800             845
  Step-up to fair value of acquired inventory.............       --             --          268           268              --
  Stock-based compensation................................       --             --           36            --             102
  Restructuring costs.....................................    2,467             --           --            --              --
  Merger and integration costs............................       --             --          400           400              --
  Minority interest.......................................       --             --           --            --             144
  Changes in operating assets and liabilities:
    Accounts receivable...................................   (3,816)        (1,564)     (13,092)       (9,715)         (9,737)
    Inventories...........................................   (2,760)           704       (2,576)       (1,042)         (3,261)
    Other current assets..................................      (97)          (106)      (2,427)       (1,296)            533
    Accounts payable......................................      495           (893)       2,571           289             448
    Accrued interest......................................       --            526          160         3,278           3,004
    Accrued compensation..................................     (174)         1,057          494          (276)           (539)
    Accrued commissions...................................     (377)          (237)         490           430             (84)
    Income taxes..........................................     (744)         2,516           --            --              --
    Restructuring reserve.................................   (1,197)          (339)          --          (281)             --
    Other accrued liabilities.............................      147          1,811        2,299         4,395             791
                                                            ---------------------------------------------------------------------
  Net cash provided by operating activities...............    3,748         16,065        1,229         5,758           3,537
Investing activities
  Purchases of property, plant and equipment..............   (3,189)        (2,502)      (6,522)       (4,635)         (4,581)
  Proceeds from assets held for sale......................       --             --          126            --              --
  Purchase of intangible assets...........................     (960)        (2,204)      (1,200)           --          (1,060)
  Orthotech acquisition...................................       --             --      (49,019)      (49,686)             --
  Alaron acquisition......................................       --             --           --            --            (250)
  Other assets............................................      100            (70)        (400)         (230)         (1,093)
                                                            ---------------------------------------------------------------------
  Net cash used in investing activities...................   (4,049)        (4,776)     (57,015)      (54,551)         (6,984)
Financing activities
  Net proceeds from Senior Subordinated Notes.............       --         97,953           --            --              --
  Proceeds from long-term debt............................       --         15,500       44,600        36,600              --
  Repayment of long-term debt.............................       --           (250)        (888)         (569)         (7,957)
  Transaction fees in connection with recapitalization....       --             --           --            --              --
  Distributions to preferred unit holders.................       --             --         (563)         (400)           (200)
  Debt issuance costs.....................................       --         (7,283)        (551)         (588)             --
  Purchase of common units from Smith & Nephew (the
    "Former Parent")......................................       --       (199,140)          --            --              --
  Net proceeds from issuance of common units..............       --         63,437        8,059         8,059           9,552
  Net proceeds from issuance of preferred units...........       --         30,000        3,432         3,432              --
  Note receivable issued for purchase of common units.....       --             --         (124)         (124)             --
  Intercompany obligations................................      200         (6,388)          --            --              --
                                                            ---------------------------------------------------------------------
  Net cash (used in) provided by financing activities.....      200         (6,171)      53,965        46,410           1,395
                                                            ---------------------------------------------------------------------
Effect of exchange rate changes on cash...................       --             --           --            --            (168)
                                                            ---------------------------------------------------------------------
Net increase (decrease) in cash...........................     (101)         5,118       (1,821)       (2,383)         (2,220)
Cash at beginning of period...............................      910            809        5,927         5,927           4,106
                                                            ---------------------------------------------------------------------
Cash at end of period.....................................  $   809      $   5,927     $  4,106      $  3,544         $ 1,886
                                                            ---------------------------------------------------------------------
Supplemental disclosure of cash flow information:
  Interest paid...........................................  $    --      $   6,530     $ 15,716      $  8,167         $ 9,853
                                                            ---------------------------------------------------------------------
Supplemental disclosure of non-cash transactions:
  Capital contribution in connection with the
    Recapitalization......................................  $    --      $  47,853     $     --      $     --         $    --
                                                            ---------------------------------------------------------------------
  Dividends and accretion of preferred unit fees related
    to redeemable preferred units.........................  $    --      $   2,343     $  5,415      $  3,908         $ 4,738
                                                            ---------------------------------------------------------------------
  Common units issued in exchange for notes receivable and
    transfer of interest receivable to notes receivable...  $    --      $   1,400     $    248      $     --         $   310
=================================================================================================================================

SEE ACCOMPANYING NOTES.

           DonJoy, L.L.C. notes to consolidated financial statements
               (Information as of September 29, 2001 and for the
                    nine months ended September 30, 2000 and
                        September 29, 2001 is unaudited)

1.  Organization and summary of significant accounting policies

DonJoy, L.L.C. ("DonJoy"), through its subsidiary dj Orthopedics, LLC ("dj Ortho") and dj Ortho's subsidiaries (collectively the "Company"), designs, manufactures and markets various lines of recovery products and accessories and is the successor to a corporation established in December 1982 as DonJoy, Inc. DonJoy, Inc. was acquired by Smith & Nephew, Inc. (formerly Smith & Nephew Consolidated, Inc., the "Former Parent") effective September 18, 1987 through a purchase of all the then outstanding shares of stock. Smith & Nephew, Inc. is a wholly-owned subsidiary of Smith & Nephew plc., a United Kingdom company. In November 1996, DonJoy, Inc. was merged into Smith & Nephew, Inc. and began to operate as a division. Effective December 29, 1998, the Former Parent contributed the division's net assets and shares of a Mexican subsidiary into DonJoy, L.L.C., a newly formed Delaware limited liability company, and became the sole member of the new entity.

DonJoy, L.L.C. will be dissolved on December 31, 2030, unless prior to that date certain events occur as defined in the Third Amended and Restated Operating Agreement dated as of July 7, 2000. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely debts, obligations and liabilities of the Company, and no member or manager of DonJoy, L.L.C. shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager.

Reorganization and pro forma information (unaudited)

dj Orthopedics, Inc. was capitalized with a nominal amount and incorporated in Delaware on August 16, 2001. dj Orthopedics, Inc. has nominal assets, no liabilities and has no operations or revenues since that date. Concurrently with and contingent upon the completion of the initial public offering contemplated by this Prospectus, a newly-formed, wholly-owned subsidiary of dj Orthopedics, Inc. will merge with and into DonJoy, L.L.C. with DonJoy, L.L.C. being the surviving entity of the merger, and holders of the common and preferred units of DonJoy, L.L.C. will receive shares of dj Orthopedics, Inc.'s common stock. In addition, following the foregoing merger, DonJoy, L.L.C. will merge with and into dj Orthopedics, Inc. which will be the surviving entity of the merger. Both of these mergers are referred to herein as the "Reorganization". At September 29, 2001, deferred offering costs in connection with the initial public offering total $0.7 million and in the event that such offering is not completed, these costs will be written off against the Company's results of operations.

The September 29, 2001 pro forma balance sheet of dj Orthopedics, Inc. is presented to give effect to the Reorganization as if the Reorganization occurred on September 29, 2001. Prior to the Reorganization, the operating results of DonJoy, L.L.C. were allocated to the members. At the time of the Reorganization, members' equity will be reclassified into Common Stock and additional paid-in capital. The pro forma statements of operations reflect the Company's operations for the periods ended December 31, 1999, 2000 and September 29, 2001 as if the Reorganization occurred as of the beginning of the respective period for 2000 and 2001 and as of the date of the recapitalization for 1999.

Pro forma deferred income taxes in the balance sheet represents the deferred income taxes related to the difference in the tax basis of the assets of DonJoy, L.L.C. at September 29, 2001 of $54.8 million. Pro forma income tax expense in the statements of income represents the charge based on the Company's operating results for the periods ended December 31, 1999, 2000 and September 29, 2001, as if the Company were a corporation from the beginning of the respective period. (See disclosure under "Income Taxes" included elsewhere in Note 1).

As of September 29, 2001 and giving effect to the Reorganization, 10,055,566 shares of Common Stock will be issued and outstanding.

The pro forma basic and diluted net income (loss) per common share is computed based on the weighted average number of shares of Common Stock outstanding for each period presented assuming the Reorganization occurred as of the beginning of the respective period. The dilutive effect of common stock equivalents (options to purchase common stock) for the periods ended December 31, 1999 and 2000 and September 29, 2001, respectively, which is computed using the treasury stock method, were not considered in calculating diluted net income (loss) per share, except in 1999, because the effect is antidilutive. The following table reconciles the denominators used in computing basic and diluted earnings (loss) per share:

----------------------------------------------------------------------------------------------------------------
                                                                   Years ended                 Nine months ended
                                                                  December 31,   -------------------------------
                                                ------------------------------    September 30,    September 29,
                                                    1998       1999       2000             2000             2001
----------------------------------------------------------------------------------------------------------------
                                                        (in thousands)                   (in thousands)
Weighted average common shares outstanding....    N/A       4,099      8,631              8,467            9,465
Effect of dilutive stock options..............    N/A         255         --                 --               --
                                                ----------------------------------------------------------------
                                                  N/A       4,354      8,631              8,467            9,465
================================================================================================================

On November 20, 2001, immediately prior to the consummation of its initial public offering, the above mergers were completed.

Recapitalization

Prior to June 30, 1999, the sole member of DonJoy and 100% owner of DonJoy's capital was Smith & Nephew Consolidated, Inc. On June 30, 1999, DonJoy consummated a $215.3 million recapitalization (the "Recapitalization"). In the Recapitalization, new investors, including J.P. Morgan DJ Partners, L.L.C. (formerly Chase DJ Partners, L.L.C.) ("JPMDJ Partners") and affiliates of JPMDJ Partners, invested new capital of $94.6 million in DonJoy, of which $64.6 million was for common units and $30.0 million for preferred units. In addition, certain members of management invested net equity of $0.4 million, by purchasing $1.8 million in equity which was financed in part by $1.4 million in interest-bearing, full recourse loans from DonJoy. The Former Parent retained 54,000 common units, which represented approximately 7.1% of total units in DonJoy then outstanding. In connection with the recapitalization transactions, DonJoy established dj Ortho and DJ Orthopedics Capital Corporation ("DJ Capital"). DonJoy sold all of its net assets including its shares of its wholly-owned Mexican subsidiary to dj Ortho for cash, which was funded with the net proceeds of $100.0 million of 12 5/8% Senior Subordinated Notes (the "Notes") issued by dj Ortho and DJ Capital, as co-issuers, and the remainder by funds borrowed by dj

Ortho under a senior credit facility. The Notes are fully and unconditionally guaranteed by DonJoy. dj Ortho is a wholly-owned subsidiary of DonJoy and represents substantially all of the revenues and net income of DonJoy, which has no independent assets or operations. DJ Capital is a wholly-owned subsidiary of dj Ortho, has no independent assets or operations and was formed solely for the purpose of being a co-issuer of the Notes (see Note 8).

The proceeds of the equity investment together with $113.5 million of net proceeds from debt financing were used for approximately $199.1 million of consideration paid to redeem 92.9% of members' equity from the Former Parent, and approximately $8.8 million of costs and fees paid in association with the Recapitalization.

Since the Former Parent's retained ownership interest following the recapitalization was above 5%, in accordance with Staff Accounting Bulletin
No. 54, the debt and equity transactions were accounted for using historical values (referred to as recap accounting) and the new investors' higher basis in the Company's net assets was not pushed-down to the Company's separate financial statements. The recap accounting resulted in $136.7 million reduction to retained earnings because the cost of redeeming the Former Parent's, 2,000,000 units exceeded their historical issue price of $62.4 million.

Transactions with the former parent, Smith & Nephew, Inc.

In accordance with a unit purchase agreement dated as of June 28, 2000, the Former Parent sold its remaining interest of 54,000 common units in DonJoy to JPMDJ Partners and certain members of management for $5.9 million. JPMDJ Partners purchased 52,495 common units for a total consideration of $5.7 million and the members of management purchased the remaining 1,505 units for a total consideration of $0.2 million, substantially all of which was financed by DonJoy and evidenced by full recourse promissory notes. As a result of this transaction, Smith and Nephew, Inc. is no longer a related party; accordingly, the Company no longer reflects its transactions with Smith & Nephew, Inc. separately as transactions with an affiliate in its consolidated financial statements.

Orthotech acquisition

On July 7, 2000, the Company completed the purchase of certain assets and assumed certain liabilities ("the Orthotech Acquisition") of DePuy Orthopaedic Technology, Inc. ("DePuy Orthotech"), a subsidiary of Johnson & Johnson, related to DePuy Orthotech's bracing and soft goods business ("Orthotech"). Orthotech developed, manufactured, and marketed an array of orthopedic products for the sports medicine market, including braces, soft goods and specialty products which were similar to the products offered by the Company.

The asset purchase agreement provided for the purchase of certain assets and the assumption of certain liabilities of Orthotech, comprising the Orthotech business, for a purchase price of $46.4 million in cash and related costs of $3.0 million. We purchased primarily inventory, equipment, certain intellectual property and other intangible assets. We were not required to assume any liabilities existing prior to the closing date. The Orthotech acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair market value.

Australian joint venture

Effective March 5, 2001, the Company invested in an Australian joint venture, dj Orthopaedics Pty Ltd ("dj Australia") which is 60% owned by dj Ortho and is included in the consolidated financial statements of dj Ortho from the date of the investment. dj Australia has replaced the Smith & Nephew distributor in Australia and also sells two new product lines.

Alaron acquisition

On June 1, 2001, the Company acquired Alaron Technologies, L.L.C. ("Alaron") under an asset purchase agreement (the "Alaron Acquisition"). Alaron provided product development, manufacturing and supply chain management services related to medical and surgical devices.

The asset purchase agreement provided for the purchase of certain assets and the assumption of certain liabilities of Alaron, comprising the Alaron business, for a purchase price of $0.5 million in cash payable in four equal installments on closing, July 31, 2001, October 1, 2001 and November 30, 2001. The Company purchased primarily equipment and acquired technology. The Alaron Acquisition has been accounted for using the purchase method of accounting whereby the total purchase price has been allocated to tangible and intangible assets acquired and liabilities based on their estimated fair values.

Equity investment

In connection with an equity investment in June 2001, DonJoy sold in a private placement 89,186 common units to JPMDJ Partners for gross proceeds of $9.7 million and 2,557 common units to certain members of management for gross proceeds of $0.3 million (of which $0.2 million was paid for through the issuance of full recourse promissory notes to DonJoy).

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements present the historical consolidated financial position and results of operations of the Company and include the accounts of dj Ortho, the accounts of its wholly-owned Mexican subsidiary that manufactures a portion of dj Ortho's products under Mexico's maquiladora program and the accounts of its majority owned subsidiary, dj Australia. The maquiladora program allows foreign manufacturers to take advantage of Mexico's lower cost production sharing capabilities. All intercompany accounts and transactions have been eliminated in consolidation. Minority interest at September 29, 2001, represents the minority stockholders' proportionate share of the assets of dj Australia.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Interim financial data

The financial statements for the nine months ended September 30, 2000 and September 29, 2001 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the interim period ended September 29, 2001 are not necessarily indicative of the results which may be reported for any other interim period or for the year ending December 31, 2001.

DonJoy's fiscal year ends on December 31. Each quarter consists of one five-week and two four-week periods. The first and fourth quarters may have more or less working days from year to year based on what day of the week holidays fall on. The nine-month period ended September 29, 2001 contained one less business day than the nine months ended September 30, 2000, resulting in the Company recognizing approximately $0.7 million less in revenues in the nine months ended September 29, 2001 as compared to the same period in 2000.

Cash equivalents

Cash equivalents are short-term, highly liquid investments and consist of investments in money market funds and commercial paper purchased with average maturities of three months or less.

Fair value of financial instruments

In accordance with requirements of Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," the following methods and assumptions were used in estimating the fair value disclosures:

      - CASH AND CASH EQUIVALENTS AND ACCOUNTS RECEIVABLES. The carrying amounts approximate fair values because of short maturities of these instruments and the reserves for doubtful accounts which, in the opinion of management, are adequate to state accounts receivable at their fair value.

      - LONG-TERM DEBT. Based on the borrowing rates currently available to dj Ortho for loans with similar terms and average maturities, management believes the fair value of long-term debt approximates its carrying value at December 31, 2000.

Discounts and allowances

Accounts receivable is presented on the consolidated balance sheets net of payment discounts, contractual allowances related to third-party payors, and allowances for doubtful accounts.

Long-lived assets

Property, plant and equipment and intangible assets are recorded at cost. The Company provides for depreciation on property, plant and equipment and intangible assets using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of their estimated useful life or the term of the related lease.

In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable, the Company, using its best estimates based upon reasonable and supportable assumptions and projections, reviews the carrying value of long-lived assets to determine whether the carrying value can be recovered through undiscounted future operating cash flow. Impairment for long-lived assets to be held is measured by comparing the carrying amount of the asset to its fair value. Impairment is reviewed at the lowest levels for which there are identifiable cash flows that are independent of the cash flows of other groups of assets. The Company performs such analysis on an individual asset basis and estimates fair values based on sales prices for comparable assets. The Company measures impairment for long-lived assets to be disposed of at the lower of the carrying amount or net realizable value (fair market value less costs to dispose).

Computer software costs

In 1999, the Company adopted the American Institute of Certified Public Accountants Statement of Position 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. During 1999 and 2000, the Company capitalized
$1.1 million and $3.9 million, respectively, related to the acquisition and implementation of its new enterprise resource planning system. Once the system is fully implemented, the company will amortize the costs over seven years.

Debt issuance costs

As of September 29, 2001, December 31, 2000 and 1999, debt issuance costs associated with the issuance of the Notes and the credit facility equal
$7.8 million, $7.8 million and $7.3 million (which are reflected on the balance sheets net of accumulated amortization of $0.7 million, $1.3 million and $1.7 million, respectively). The Company is amortizing these costs over the life of the debt which ranges from six to ten years and classifies the amortization as additional interest incurred.

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis. In connection with the recapitalization transactions described in Note 1, the Company changed its method of valuing its inventory from the last-in, first-out method (LIFO) to the FIFO method because management believes the FIFO method is more representative of the Company's operations. This change was implemented during 1998, retroactively for all periods presented. The effect of the change was an increase in net income of $346,000 in 1998.

Revenue recognition

The Company distributes its products in the United States and international markets primarily through networks of agents and distributors who market and sell to orthopedic sports medicine surgeons, orthotic and prosthetic centers, third party distributors, hospitals, surgery centers, physical therapists and trainers within the orthopedic sports medicine community.

The Company recognizes revenue pursuant to Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements." Accordingly, revenue is recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) shipment of goods and passage of title; (iii) the selling price is fixed or determinable; and
(iv) collectibility is reasonably assured. Revenues from third-party payors are recorded net of contractual allowances. Contractual allowances are accrued as a percent of revenues based on historical percentages. Revenues are also reduced by return rates and rebates. For the Company's international sales and certain of its sales in the United States that are transacted through distribution agreements, sales are recorded upon shipment and the agreements provide the distributors with a right of return as it relates to excess and obsolete inventory. Estimated returns are accrued based on historical returns in the period sales are recognized in accordance with the provisions of SFAS No. 48, "Revenue Recognition When Right of Return Exists". Some products have a limited warranty and estimated costs are accrued based on historical experience in the period sales are recognized. In addition, rebates are accrued at the time of sale based upon agreed upon terms with customers. Other than contractual allowances, returns and warranties and rebates, there are no additional obligations after shipment. Historically, the percentage of reductions to revenues have been less than 10% of revenues.

Shipping and handling costs

During 2000, the Emerging Issues Task Force ("EITF") reached a consensus on Issue 00-10, "Accounting for Shipping and Handling Fees and Costs." The issue concluded that all amounts billed to a customer in a sale transaction represent the fees earned for the goods provided and, accordingly, should be included with revenues in the statement of income. The Company has implemented Issue 00-10 in the fourth quarter of 2000. As a result, revenues in the years ended 1998, 1999 and 2000 and the nine months ended September 30, 2000 and September 29, 2001 have been increased by the amounts billed to customers for freight of $3.5 million, $3.5 million, $4.4 million and $3.2 million and $3.6 million, respectively, which was previously offset against shipping and handling costs which are part of sales and marketing expenses. Shipping and handling costs included as part of sales and marketing expenses were $5.6 million, $5.6 million and $7.6 million for December 31, 1998, 1999 and 2000 and
$5.1 million and $4.9 million for September 30, 2000 and September 29, 2001, respectively.

Advertising expense

The cost of advertising is expensed as incurred. The Company incurred $122,000, $152,000 and $252,000 in advertising costs for the years ended December 31, 1998, 1999 and 2000 and $206,000 and $163,000 in advertising costs for the nine months ended September 30, 2000 and September 29, 2001.

Foreign currency translation

The financial statements of the Company's international operations where the local currency is the functional currency are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation gains and losses are excluded from results of operations and recorded as a separate component of the consolidated statements of changes in members' equity (deficit).

Concentration of credit risk

dj Ortho sells the majority of its products in the United States through commissioned sale organizations (referred to as agents). Products which are generic are sold through large distributors, specialty dealers and buying groups. Excluding freight revenue, international sales comprised 17%, 16% and 13% of the Company's net revenues for the years ended December 31, 1998, 1999 and 2000 and 15% and 13% for the nine months ended September 30, 2000 and September 29, 2001, respectively, and are primarily sold through independent distributors. Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. The Company also provides a reserve for estimated sales returns. Both credit losses and returns have been within management's estimates.

During the three years ended December 31, 2000 and for the nine months ended September 30, 2000 and September 29, 2001, the Company had no individual customer or distributor which accounted for 10% or more of total annual revenues.

Stock-based compensation

As permitted under Financial Accounting Standards Board ("FASB") Statement
No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company has elected to follow Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for outstanding stock options and warrants issued to employees. Under APB Opinion No. 25, compensation expense relating to employee stock options is determined based on the excess of the market price of the stock over the exercise price on the date of grant and does not require the recognition of compensation expense for stock issued under plans defined as non-compensatory. The amount of expense for these types of arrangements is not material. Adoption of SFAS No. 123 for options issued to employees would require recognition of employee compensation expense based on their computed "fair value" on the date of grant. In accordance with SFAS
No. 123 and EITF 96-18, stock options and warrants issued to consultants and other non-employees as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The Company recognizes this expense over the period the services are provided. During the year ended December 31, 2000 and the nine months ended September 29, 2001, the Company recorded $36,000 and $99,000, respectively, of expense related to these types of arrangements.

Income taxes

The Former Parent files a consolidated federal income tax return which includes all of its eligible subsidiaries and divisions, which prior to the Recapitalization in June 1999 included the Company. The provision for income taxes has been presented assuming the Company filed a separate federal income tax return. The Recapitalization had no impact on the historical basis of the Company's assets and liabilities as reflected in its consolidated financial statements except for the elimination of the restructuring reserve and intercompany accounts. However, as a result of the Recapitalization, for federal income tax purposes, the Company recorded an increase in the tax basis of its inventory, fixed and intangible assets in an amount approximately equal to the taxable gain recognized by Smith & Nephew on the sale of its interest in DonJoy and, for tax purposes, the Company is able to depreciate assets with a higher tax basis than for financial reporting purposes. The increase in tax basis as of December 31, 1999 was as follows (in thousands):

-----------------------------------------------------------------------
Inventory...................................................  $  3,670
Property, plant and equipment...............................     4,145
Goodwill....................................................   130,543
                                                              ---------
                                                              $138,358
=======================================================================

The Orthotech Acquisition also resulted in an increase in the tax basis due to the fixed and intangible assets acquired. The increase in tax basis due to the Orthotech Acquisition is equal to the amounts recorded by the Company under purchase accounting (see Note 2).

Prior to the Recapitalization, the Company's results of operations included a provision for income taxes assuming that the Company had filed a separate federal income tax return. As a limited liability company, neither DonJoy nor dj Ortho is subject to income taxes. Instead, DonJoy's earnings will be allocated to its members and included in the taxable income of its members. The indenture and the credit facility permit dj Ortho to make distributions to DonJoy in certain amounts to allow DonJoy to make distributions to its members to pay income taxes in respect of their allocable share of taxable income of DonJoy and its subsidiaries, including dj Ortho.

Comprehensive income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. Comprehensive income for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and September 29, 2001 did not differ materially from reported net income.

Recently issued accounting standards

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS
No. 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. The statement will require the recognition of all derivatives on the Company's balance sheet at fair value.

In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS
No. 133" which deferred the adoption requirement to the first quarter of 2001. The impact of adoption on the Company's financial statements was not material.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets."

SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001.

SFAS No.142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flows approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Intangible assets that do not have indefinite lives will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121. We are required to adopt SFAS No. 142 effective January 1, 2002, at which time we will be required to reassess the intangible assets, including goodwill, previously recorded in connection with previous purchase acquisitions, as well as the useful lives of such intangible assets.

Upon adoption of SFAS No. 142, the Company will stop amortizing goodwill and certain other intangibles resulting from acquisitions prior to July 1, 2001, which has been estimated to reduce annual amortization expense by approximately $3.4 million. Goodwill and intangibles with indefinite lives will be assigned to reporting units as determined by the Company for purposes of impairment testing and tested using a two-step approach for impairment annually or whenever there is an impairment indicator. The impact of stopping goodwill amortization has been estimated to increase the Company's annual net income by approximately
$2.0 million.

Reclassifications

As a result of the growth of the OfficeCare-Registered Trademark- program, our working capital needs have significantly increased due to higher levels of accounts receivable and inventories necessary to operate the program. Historically, the Company reflected allowances and discounts applicable to the OfficeCare-Registered Trademark- program as selling and marketing expense on the premise that their charges were primarily related to credit and collection issues. With the growth in the program, the discounting and allowances are considered to be a normal and recurring reduction to revenue and, to be consistent with industry practice, management believes that the charges are more appropriately presented as adjustments to revenue than as operating expenses. To be consistent with the current period's presentation, the Company reclassified $0.6 million, $1.3 million, $3.9 million and $2.3 million of charges for the years ended December 31, 1998, 1999 and 2000 and the first nine months of 2000, respectively, which were previously included in selling and marketing expenses, against revenues related to the Company's OfficeCare-Registered Trademark-program. This reclassification had no effect on net income (loss) for the foregoing periods.

2.  Acquisition

On July 7, 2000, the Company completed the Orthotech Acquisition. Approximately $49.4 million in cash was required to finance the Orthotech Acquisition, including approximately $3.0 million for transaction fees and expenses
($0.4 million of which relates to debt issuance costs). The sources of funds for the Orthotech Acquisition consisted of:

      - The sale of common units to JPMDJ Partners and certain members of management for $8.3 million, of which $0.2 million was for management notes receivable.

      - The sale of Redeemable Preferred Units for net proceeds of $3.4 million (excluding preferred unit fees of $0.2 million) to existing holders of the Redeemable Preferred Units,

      - Borrowing under our amended credit agreement of approximately $36.6 million, and

      - $1.3 million from available cash.

The sources and uses of funds for the Orthotech Acquisition are presented in the following table (dollars in millions):

----------------------------------------------------------------------
                                                                Amount
----------------------------------------------------------------------
SOURCES
Cash........................................................  $    1.3
Revolving credit facility...................................      12.6
Term loan...................................................      24.0
Redeemable Preferred Units..................................       3.4
Common unit investment by JPMDJ Partners....................       8.1
Common unit investment by Management........................       0.2
                                                              --------
                                                              $   49.6
                                                              --------
USES
Cash to DePuy Orthopaedic...................................  $   46.4
Debt issuance costs.........................................       0.4
Transaction fees and costs..................................       2.6
Management promissory notes.................................       0.2
                                                              --------
                                                              $   49.6
======================================================================

The Orthotech Acquisition has been accounted for using the purchase method of accounting and the Company has allocated the purchase price to the tangible and intangible assets based on their estimated fair values as determined by the Company, in accordance with Accounting Principles Board Opinion No. 16. The purchase price has been allocated to the acquired tangible and intangible assets based on their fair market values as follows (in thousands):

---------------------------------------------------------------------------------
Inventories.................................................             $ 2,538
Equipment and furniture.....................................               1,295
Other assets held for sale..................................                 126
Intangibles:
  Goodwill..................................................  $36,623
  Customer base.............................................    8,400
  Assembled workforce.......................................       37     45,060
                                                              -------------------
Net assets acquired.........................................             $49,019
=================================================================================

The net assets acquired have been reduced by the $0.4 million relating to debt issuance costs incurred.

As a result of the Orthotech Acquisition, the Company incurred $0.4 million in post-closing merger and integration costs. These costs relate primarily to consulting and information systems expenses that did not qualify for capitalizations under EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

The accompanying consolidated statements of income reflect the operating results of Orthotech since the date of acquisition. Assuming the purchase of Orthotech had occurred on January 1 of the respective years, the pro forma unaudited results of operations would have been as follows (in thousands):

-----------------------------------------------------------------------------------
                                                                       December 31,
                                                              ---------------------
                                                                   1999        2000
-----------------------------------------------------------------------------------
Net revenues................................................  $161,159    $165,858
Net income..................................................  $  6,770    $  5,386
===================================================================================

3.  Financial Statement Information

Inventories

Inventories consist of the following (in thousands):

------------------------------------------------------------------------------------------------
                                                                   December 31,
                                                            -------------------    September 29,
                                                                1999       2000             2001
------------------------------------------------------------------------------------------------
                                                                                   (unaudited)
Raw materials.............................................  $ 6,392    $ 9,074    $      10,745
Work-in-progress..........................................    1,446      1,572            1,191
Finished goods............................................    6,817     11,638           12,893
                                                            ------------------------------------
                                                             14,655     22,284           24,829
Less reserve for excess and obsolete......................     (991)    (3,774)          (3,058)
                                                            ------------------------------------
                                                            $13,664    $18,510    $      21,771
================================================================================================

The reserves are primarily for excess and obsolete inventories as of December 31, 2000 and September 29, 2001 and include $2.2 million and
$1.0 million, respectively, relating to the inventory acquired in the Orthotech Acquisition. The reserve recorded upon the acquisition totaled $5.1 million of which $2.9 million and $4.1 million was utilized during the twelve months ended December 31, 2000 and the nine months ended September 29, 2001, respectively.

Property, plant and equipment

Property, plant and equipment consists of the following (in thousands):

-----------------------------------------------------------------------------------------------
                                                                  December 31,
                                                           -------------------    September 29,
                                                               1999       2000             2001
-----------------------------------------------------------------------------------------------
                                                                                  (unaudited)
Buildings and leasehold improvements.....................  $  3,577   $  3,676   $       4,176
Office furniture, fixtures, equipment and other..........    15,817     19,025          27,322
Construction in progress.................................     1,297      5,804           1,665
                                                           ------------------------------------
                                                             20,691     28,505          33,163
Less accumulated depreciation and amortization...........   (13,394)   (15,720)        (18,283)
                                                           ------------------------------------
                                                           $  7,297   $ 12,785   $      14,880
===============================================================================================

Intangible assets

Intangible assets arose primarily from the initial acquisition of DonJoy in 1987 by the Former Parent, the Company's acquisition of Professional Care
Products, Inc. in 1995, the Company's acquisition of Orthotech in 2000 and the Company's acquisition of Alaron in 2001. The licensing agreements pertain to the acquisition of the distribution rights of the PainBuster-Registered Trademark-products. In addition, the Company re-acquired distribution rights in 2000. Intangible assets consist of the following (in thousands):

-------------------------------------------------------------------------------------------------
                                                   Useful           December 31,
                                                    lives   --------------------    September 29,
                                               (in years)       1999        2000             2001
-------------------------------------------------------------------------------------------------
                                                                                    (unaudited)
Goodwill.....................................         20    $ 24,742   $ 61,365    $      60,930
Patented technology..........................       5-20      14,437     14,437           15,859
Customer base................................      15-20      11,600     20,000           20,000
Licensing agreements.........................          5       2,000      2,000            2,000
Other........................................       3-20         649      1,886            1,936
                                                            -------------------------------------
                                                              53,428     99,688          100,725
Less: accumulated amortization...............                (20,233)   (24,269)         (28,696)
                                                            -------------------------------------
                                                            $ 33,195   $ 75,419    $      72,029
=================================================================================================

Other Accrued Liabilities

Other accrued liabilities consist of (in thousands):

--------------------------------------------------------------------------------------------------
                                                                     December 31,
                                                              -------------------    September 29,
                                                                  1999       2000             2001
--------------------------------------------------------------------------------------------------
                                                                                     (unaudited)
Accrued cost of distribution rights.........................   $   --     $1,050    $         453
Accrued returns.............................................      397        618              587
Accrued rebate expense......................................      356        541              406
Accrued warranty expense....................................      259        305              341
Accrued credit memos........................................      617        898            2,129
Other accruals..............................................    2,038      2,954            3,056
                                                              ------------------------------------
                                                               $3,667     $6,366    $       6,972
==================================================================================================

4.  Financing arrangements

Principal balances under dj Ortho's long-term financing arrangements consist of the following (in thousands):

------------------------------------------------------------------------------------------------
                                                                   December 31,
                                                          ---------------------    September 29,
                                                               1999        2000             2001
------------------------------------------------------------------------------------------------
                                                                                   (unaudited)
12 5/8% Senior Subordinated Notes due 2009, net of
  $1,740 and $1,587 of unamortized discount at
  December 31, 2000 and September 29, 2001,
  respectively..........................................  $ 98,055    $ 98,260    $      98,413
Senior Credit Facility:
Term loans due 2005, interest rates ranging from 9.18%
  to 9.81% at December 31, 2000 and 5.69% at
  September 29, 2001....................................    15,250      38,362           37,405
Revolving credit facility, interest rates ranging from
  8.88% to 9.00% at December 31, 2000 and 5.19% to 5.81%
  at September 29, 2001.................................        --      20,600           13,600
                                                          --------------------------------------
                                                           113,305     157,222          149,418
Current portion of long-term debt.......................      (500)     (1,274)          (1,274)
                                                          --------------------------------------
                                                           112,805     155,948          148,144
Less: Senior Subordinated Notes (see above).............   (98,055)    (98,260)         (98,413)
                                                          --------------------------------------
Long-term debt net of current portion...................  $ 14,750    $ 57,688    $      49,731
================================================================================================

12 5/8% senior subordinated notes due 2009

On June 30, 1999, dj Ortho issued $100.0 million of 12 5/8% Senior Subordinated Notes due 2009 (the "Notes") to various investors in connection with the financing of the Recapitalization. The Notes were issued at a discount of $2.0 million which is being accreted to the Notes balance and amortized to interest expense over the life of the Notes. The Notes are general unsecured obligations of dj Ortho, subordinated in right of payment to all existing and future senior indebtedness of dj Ortho, pari passu in right of payment to all senior subordinated indebtedness of dj Ortho and senior in right of payment to all subordinated indebtedness.

Interest on the Notes is payable in cash semi-annually on each June 15 and December 15, commencing on December 15, 1999. The aggregate principal amount of the Notes matures on June 15, 2009.

COVENANTS. The Notes contain covenants restricting the ability of dj Ortho and its subsidiaries to (i) incur additional indebtedness; (ii) prepay, redeem or repurchase debt; (iii) make loans and investments; (iv) incur liens and engage in sale lease-back transactions; (v) enter into transactions with affiliates;
(vi) engage in mergers, acquisitions and asset sales; (vii) make optional payments on or modify the terms of the subordinated debt; (viii) restrict preferred and capital stock of subsidiaries; (ix) declare dividends or redeem or repurchase capital stock; and (x) engage in other lines of businesses. As of December 31, 2000 and September 29, 2001, the Company was in compliance with all covenants.

GUARANTEES; CO-ISSUERS. The Notes are guaranteed by DonJoy and co-issued by dj Ortho and DJ Capital, but are not guaranteed by dj Orthopedics, LLC de Mexico de S.A. de C.V., dj Orthopaedics Pty Ltd or dj Ortho Canada, Inc., dj Ortho's only existing subsidiaries (other than DJ Capital).

OPTIONAL REDEMPTION. Before June 15, 2002, up to 35% of the aggregate principal amount of the Notes may be redeemed with the proceeds from sales of common equity at a redemption price of 112.625% of their principal amount, plus any accrued and unpaid interest.

On or after June 15, 2004, the Notes may be redeemed, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date if redeemed during the 12-month period commencing on June 15 of the years set forth below:

-------------------------------------------------------------------------
                                                               Redemption
Year                                                                Price
-------------------------------------------------------------------------
2004........................................................    106.313%
2005........................................................    104.208%
2006........................................................    102.104%
2007 and thereafter.........................................    100.000%
=========================================================================

Amended credit facility

In connection with the Recapitalization, dj Ortho entered into a Credit Agreement with First Union National Bank ("First Union") and the Chase Manhattan Bank ("Chase") and other lenders. In connection with the Orthotech Acquisition, the Credit Agreement was amended ("Amended Credit Agreement"). Under the Amended Credit Agreement, dj Ortho may borrow up to $64.5 million consisting of a revolving credit facility of up to $25.0 million (the "revolving credit facility") and term loans in a principal amount of $39.5 million (the "term loans"). The first term loan, in the amount of $15.5 million, was borrowed in connection with the Recapitalization and the second term loan, in the amount of $24.0 million, was borrowed to finance the Orthotech Acquisition. As of September 29, 2001, dj Ortho has borrowed $13.6 million under the revolving credit facility, primarily to consummate and fund working capital needs of the Orthotech Acquisition. The revolving credit facility includes options by dj Ortho to enter into revolving loans of up to $25.0 million, to enter into swingline loans and to obtain letters of credit from time to time. The revolving credit facility provides for letters of credit in an aggregate stated amount at any time outstanding not in excess of the lesser of $5.0 million and the difference between $25.0 million and the sum of the outstanding principal amount of dj Ortho revolving loans, letter of credit exposure and swingline exposure at such time. Borrowings under the Amended Credit Agreement bear interest at the rate per annum equal to the greatest of
(a) the Prime Rate in effect on such day, (b) the Base Certificate of Deposit Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Borrowings under the revolving credit facility and term loans bear interest at variable rates plus an applicable margin (ranging from 8.875% to 9.813% as of December 31, 2000 and 5.188% to 5.813% as of September 29, 2001).

In addition to paying interest on outstanding principal under the Amended Credit Agreement, dj Ortho is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.5% per annum.

REPAYMENT. The term loans will mature on June 30, 2005 and are subject to mandatory repayments and reductions as defined in the Amended Credit Agreement. The following table sets forth the principal payments on the term loans for the years 2001 through its maturity in 2005 (in thousands):

---------------------------------------------------------------------
2001........................................................  $ 1,274
2002........................................................    1,274
2003........................................................    1,274
2004........................................................   17,202
2005........................................................   17,338
                                                              -------
Total.......................................................  $38,362
=====================================================================

In addition, dj Ortho is required to make annual mandatory prepayments of the term loan under the amended credit facility in an amount equal to 50% of excess cash flow (75% if dj Ortho's leverage ratio exceeds a certain level). Excess cash flow represents net income adjusted for (i) extraordinary gains or losses;
(ii) depreciation, amortization and other non-cash charges; (iii) changes in working capital; (iv) changes in deferred revenues; (v) payments for capital expenditures; and (vi) repayment of indebtedness. dj Ortho had no excess cash flow at December 31, 1999 or 2000. In addition, the term loan is subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain equity and debt issuances by DonJoy, dj Ortho or any of its subsidiaries and (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property by DonJoy, dj Ortho or any of its subsidiaries, in each case subject to certain exceptions. No mandatory prepayments were required by dj Ortho at December 31, 1999, December 31, 2000 or September 29, 2001.

SECURITY; GUARANTEES. The obligations of dj Ortho under the Amended Credit Agreement are irrevocably guaranteed, jointly and severally, by DonJoy, DJ Capital and future subsidiaries. In addition, the Amended Credit Agreement and the guarantees thereunder are secured by substantially all the assets of the Company.

COVENANTS. The Amended Credit Agreement contains a number of covenants that, among other things, restrict the ability of dj Ortho and its subsidiaries to
(i) dispose of assets; (ii) incur additional indebtedness; (iii) incur or guarantee obligations; (iv) prepay other indebtedness or amend other debt instruments; (v) pay dividends or make other distributions (except for certain tax distributions); (vi) redeem or repurchase membership interests or capital stock, create liens on assets, make investments, loans or advances, make acquisitions; (vii) engage in mergers or consolidations; (viii) change the business conducted by dj Ortho and its subsidiaries; (ix) make capital expenditures; (x) or engage in certain transactions with affiliates and otherwise engage in certain activities. In addition, the Amended Credit Agreement requires dj Ortho and its subsidiaries to comply with specified financial ratios and tests, including a maximum consolidated leverage ratio test and a minimum consolidated interest coverage ratio test. The Amended Credit Agreement also contains provisions that prohibit any modifications of the Notes in any manner adverse to the lenders under the Amended Credit Agreement and that limit the dj Ortho's ability to refinance or otherwise prepay the Notes without the consent of such lenders. dj Ortho was in compliance with the covenants at December 31, 2000 and September 29, 2001.

5.  Common and preferred units

DonJoy is authorized to issue up to 2,900,000 common units and up to 100,000 preferred units. As of December 31, 2000 and September 29, 2001, 793,890 and 885,633 common units, respectively, and 44,405 and 44,405 preferred units, respectively, were issued and outstanding.

Just prior to the recapitalization in June 1999, the Company's Former Parent contributed intercompany accounts totaling $47,853 to the Company. At the same time the Company's capitalization of 2,054,000 common units was established and the Company's total equity value of $64,117 was recorded to common units resulting in a charge to retained earnings of $16,264, which represents the retained earnings balance through December 31, 1997 plus the net income through the date of the recapitalization of $3,432.

In accordance with a unit purchase agreement dated as of June 28, 2000, the Former Parent sold its remaining interest of 54,000 common units in DonJoy to JPMDJ Partners and certain members of management for $5.9 million. JPMDJ Partners purchased 52,495 common units for a total consideration of $5.7 million and the members of management purchased the remaining 1,505 units for a total consideration of $0.2 million, substantially all of which was financed by loans from DonJoy, evidenced by full recourse promissory notes with market interest rates. As a result of this transaction, dj Ortho no longer reflects any intercompany transactions in its consolidated financial statements. The related party revenues were $10.7 million in 1998, $8.3 million in 1999 and $4.6 million in 2000.

In connection with the unit purchase agreement, DonJoy agreed to amend and restate the promissory notes originally issued by the members of management in connection with the Recapitalization. The principal amount of each amended and restated note was equal to the sum of outstanding principal on the original notes and any accrued and unpaid interest on the notes. In addition to increasing the rate of interest payable on the notes from 5.30% to 6.62% per annum, the amended and restated notes permit the members of management to increase the principal amount due under the note by the amount of a scheduled interest payment (the "PIK Option"). If a certain member of management elects the PIK Option, the principal amount of his note is increased by the amount of the scheduled interest payment and interest then accrues on the principal amount of the note as so increased. The amended and restated notes mature in 2007.

In connection with the Orthotech Acquisition, gross proceeds of $8.3 million from the sale of common units were received through the issuance of 73,775 common units to JPMDJ Partners for gross proceeds of $8.0 million and the issuance of 2,115 common units to certain members of management for gross proceeds of $231,000 (of which $174,000 was paid for through the issuance of full recourse promissory notes by the management members). Gross proceeds of $3.6 million from the sale of 4,221 units of Redeemable Preferred Units were received from existing Redeemable Preferred Unit holders of which the net proceeds totaled $3.4 million (excluding preferred unit fees).

The Redeemable Preferred Units accrue a cumulative quarterly preferred return at a fixed rate of 14.0% per annum, subject to increase to 16.0% per annum upon the occurrence of certain events of non-compliance. Total dividends for the year ended December 31, 2000 were $5.3 million. Payment of the preferred dividends is made at the discretion of the Board of Managers. The proceeds received from the sale of the Redeemable Preferred Units are net of $1.8 million of preferred unit fees paid to J.P. Morgan Partners (23A SBIC), LLC (formerly CB Capital Investors, LLC), First Union Capital Partners, LLC and DJ Investment, LLC. These Redeemable Preferred Unit fees are being accreted over a period of 114 months, beginning July 1, 1999 and ending on December 31, 2008. The accretion of these Redeemable Preferred Units for the year ended December 31, 2000 was
$0.2 million and are included in dividends. In addition to the rights with respect to the preferred return (including related tax distributions and distributions to the holders of preferred units of their original capital investment), the Redeemable Preferred Units will share ratably with the common units in any distributions (including tax distributions and upon liquidation) made by DonJoy in respect of common units (the Redeemable Preferred Units Participating Interest).

The Redeemable Preferred Units (other than the Redeemable Preferred Units Participating Interest) are subject to mandatory redemption on December 31, 2009 and may be redeemed at DonJoy's option at any time. Upon a change of control, holders of Redeemable Preferred Units will have the right, subject to certain conditions, to require DonJoy to redeem their Redeemable Preferred Units (including the Redeemable Preferred Units Participating Interest). In addition, at any time after June 30, 2005 holders will have the right, subject to certain conditions, to require DonJoy to redeem their Redeemable Preferred Units Participating Interest. Unless equity proceeds or other funds are available to DonJoy for the purpose, the ability of DonJoy to make any of the foregoing payments will be subject to receipt of distributions from dj Ortho in amounts sufficient to make such payments and such distributions will be subject to the restrictions contained in the Amended Credit Agreement and the Indenture.

Upon the occurrence of any Liquidation Event (as defined in the Third Amended and Restated Operating Agreement of DonJoy, L.L.C. dated July 7, 2000 (the "Operating Agreement")), the holders of Redeemable Preferred Units are entitled to receive payment, before any payments shall be made to the holders of common units, based on a calculation referred to in the Operating Agreement. In addition, DonJoy has the option to redeem the Redeemable Preferred Units prior to the redemption date based upon the following percents which would be applied to the total of the original costs of such Redeemable Preferred Unit plus any unpaid cumulative dividends:

Prior to the first anniversary of original issuance date....    105%
On or after the first anniversary and prior to the second
  anniversary of original issuance date.....................    104%
On or after the second anniversary and prior to the third
  anniversary of original issuance date.....................    103%
On or after the third anniversary and prior to the fourth
  anniversary of original issuance date.....................    102%
On or after the fourth anniversary and prior to the fifth
  anniversary of original issuance date.....................    101%
On or after the fifth anniversary of original issuance
  date......................................................    100%

VOTING. Except as otherwise required by applicable law or as set forth in the operating agreement or the members' agreement, holders of common units and Redeemable Preferred Units shall vote together as a single class on all matters to be voted on by the members, with each unit being entitled to one vote.

TAX DISTRIBUTIONS. The indenture and the credit facility permit dj Ortho to make distributions to DonJoy in certain amounts to allow DonJoy to make distributions to its members to pay income taxes in respect of their allocable share of the taxable income of DonJoy and its subsidiaries including dj Ortho.

Unit options.

Under DonJoy, L.L.C.'s Second Amended and Restated 1999 Option Plan, 166,799 common units are reserved for issuance upon exercise of options granted or to be granted under the plan as of December 31, 2000. In February 2001, the Company amended the 1999 Option Plan and, as of September 29, 2001, 178,799 common units are reserved for issuance upon exercise of options granted or to be granted under the Plan, as amended. The plan is administered by the Compensation Committee appointed from time to time by the Board of Managers and allows for the issuance of common unit options to officers, directors, employees, independent consultants and advisors of the Company. The plan expires on June 30, 2014 unless earlier terminated by the Board of Managers. The plan provides for the grant of nonqualified options to officers, directors, and employees of, and independent consultants and advisors to, the Company.

Options will be granted in amounts to be agreed upon by the Compensation Committee. Options will generally vest either:

      - 25% beginning on June 30, 2000 and thereafter ratably over a 3 year period for those options granted on June 30, 2000 (Tier I), or

      - 25% at the end of 1 year from the date of the grant and the balance vesting ratably thereafter for all options granted after June 30, 2000 (Tier I), or

      - Tier II and III options which cliff vest on December 31, 2007; however, accelerated vesting can be achieved upon completion of certain events, or

      - Time-vested based upon achievement of certain sales targets.

As of December 31, 2000 and September 29, 2001, 14,140 and 29,485 units, respectively, issued under this plan were exercisable and 17,959 and 16,729 units, respectively, were available for future grant under the option plan. The following table summarizes option activity through September 29, 2001:

-----------------------------------------------------------------------------------------------
                                                                                       Weighted
                                                                                        average
                                                                                       exercise
                                                            Options    Option price       price
-----------------------------------------------------------------------------------------------
Outstanding as of December 31, 1998......................       --        $--         $      --
  Granted................................................  120,512        $100        $     100
  Exercised..............................................       --         --                --
  Cancelled..............................................       --         --                --
                                                           -------
Outstanding as of December 31, 1999......................  120,512        $100        $     100
  Granted................................................   28,328    $100 to $109    $     104
  Exercised..............................................       --         --                --
  Cancelled..............................................       --         --                --
                                                           -------
Outstanding at December 31, 2000.........................  148,840    $100 to $109    $     101
  Granted (unaudited)....................................   28,860    $100 to $147    $     147
  Exercised (unaudited)..................................       --         --                --
  Cancelled (unaudited)..................................  (15,630)   $100 to $109    $     102
                                                           -------
Outstanding at September 29, 2001 (unaudited)............  162,070    $100 to $147    $     109
===============================================================================================

The following table summarizes information concerning currently outstanding and exercisable options:

---------------------------------------------------------------------------------------------------
                                               Options Outstanding              Options Exercisable
                        ------------------------------------------   ------------------------------
                               Number
                          outstanding        Weighted     Weighted              Number     Weighted
             Range of           as of         average      average   exercisable as of      average
             exercise    December 31,       remaining     exercise        December 31,     exercise
               prices            2000   life in years        price                2000        price
---------------------------------------------------------------------------------------------------
100.....$....                 136,540          13.60    $      100             14,040    $      100
109.....$....                  12,300          14.60    $      109                 --    $      109
===================================================================================================

Pro forma information regarding net income is required by SFAS 123 and has been determined as if the Company had accounted for its employee options under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using the minimum value model for option pricing with the following assumptions for 1999 and 2000: a risk-free interest rate of 6.25%; a dividend yield of zero; and a weighted average life of the option of 4 years for Tier I options and 8.5 years for Tier II and Tier III options.

Option valuation models require the input of highly subjective assumptions. Because the Company's employee options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee options.

For purposes of adjusted pro forma disclosures the estimated fair value of the options is amortized to expense over the vesting period. The Company's pro forma information is as follows for the years ended December 31 (in thousands):

---------------------------------------------------------------------------------
                                                                  1999       2000
---------------------------------------------------------------------------------
Pro forma net income........................................   $6,569     $3,979
=================================================================================

The pro forma effect on net income is not necessarily indicative of potential pro forma effects on results for future years.

6.  Recapitalization costs and fees

In connection with the Recapitalization, the Company incurred costs and fees of $8.8 million, $5.9 million for the Notes, $1.4 million for the credit agreement and $1.5 million for transaction fees and expenses related to equity. Of the $8.8 million, $7.4 million ($6.5 million net of accumulated amortization) has been capitalized in the accompanying balance sheet as of December 31, 2000. The remaining $1.5 million has been recorded as a reduction to members' equity (deficit) transaction fees and expenses as of December 31,1999. The capitalized debt fees are being amortized over the term of the related debt.

7.  Segments and related information

dj Ortho has two reportable segments as defined by Financial Accounting Standards Board SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". dj Ortho's reportable segments are business units that offer different products that are managed separately because each business requires different technology and marketing strategies. The rigid knee bracing segment designs, manufactures and sells rigid framed ligament and osteoarthritis knee braces and post-operative splints. The soft goods segment designs, manufactures and sells fabric, neoprene and Drytex based products for the knee, ankle, shoulder, back and wrist. dj Ortho's other operating segments are included in specialty and other complementary orthopedic products. None of the other segments met any of the quantitative thresholds for determining reportable segments. In 2001, dj Ortho determined that certain products within the soft goods segment and specialty and other complementary orthopedic products were more appropriately classified in the rigid knee bracing segment. In addition, certain products within specialty and other complementary orthopedic products were more appropriately classified in the soft goods segment. To be consistent with the current period presentation, prior periods have been reclassified. Information regarding industry segments is as follows (in thousands):

----------------------------------------------------------------------------------------------------------
                                                                              Nine months      Nine months
                                                Years ended December 31,            ended            ended
                                    ------------------------------------    September 30,    September 29,
                                          1998         1999         2000             2000             2001
----------------------------------------------------------------------------------------------------------
                                                                            (unaudited)      (unaudited)
Net revenues:.....................
  Rigid knee bracing..............   $ 52,473     $ 52,953     $ 58,115    $       42,640   $       50,190
  Soft goods......................     32,010       38,606       51,412            35,592           46,194
                                    ----------------------------------------------------------------------
  Net revenues for reportable
    segments......................     84,483       91,559      109,527            78,232           96,384
  Specialty and other
    complementary orthopedic
    products......................     15,653       21,344       29,647            20,733           27,371
  Freight revenue.................      3,507        3,515        4,412             3,221            3,606
                                    ----------------------------------------------------------------------
Total consolidated net revenues...   $103,643     $116,418     $143,586    $      102,186   $      127,361
                                    ----------------------------------------------------------------------
Gross profit:
  Rigid knee bracing..............   $ 36,669     $ 37,994     $ 41,189    $       30,372   $       35,551
  Soft goods......................     15,707       18,723       24,662            16,903           19,997
                                    ----------------------------------------------------------------------
  Gross profit for reportable
    segments......................     52,376       56,717       65,851            47,275           55,548
  Specialty and other
    complementary orthopedic
    products......................      7,050        9,447       16,635            11,648           15,060
  Freight revenue.................      3,507        3,515        4,412             3,221            3,606
  Brand royalties.................     (3,249)      (1,817)          --                --               --
  Other cost of goods sold........     (2,507)      (3,188)      (3,490)           (3,008)            (709)
                                    ----------------------------------------------------------------------
Total consolidated gross profit...   $ 57,177     $ 64,674     $ 83,408    $       59,136   $       73,505
==========================================================================================================

The accounting policies of the reportable segments are the same as those described in the basis of presentation. dj Ortho allocates resources and evaluates the performance of segments based on gross profit and therefore has not disclosed certain other items, such as interest, depreciation and amortization by segment as permitted by SFAS No. 131. Intersegment sales were not significant for any period.

For the periods ended December 31, 1999 and 2000 and September 29, 2001, dj Ortho had no individual customer or distributor within a segment which accounted for more than 10% or more of total revenues.

Assets allocated in foreign countries were not significant. Net revenues to customers, attributed to countries based on the location of the customer, were as follows (in thousands):

----------------------------------------------------------------------------------------------------------
                                                                                         Nine months ended
                                                Years ended December 31,   -------------------------------
                                    ------------------------------------    September 30,    September 29,
                                          1998         1999         2000             2000             2001
----------------------------------------------------------------------------------------------------------
                                                                            (unaudited)      (unaudited)
United States.....................   $ 82,898     $ 95,022     $121,125    $       86,586   $      108,307
Europe............................     11,050       11,473       11,124             8,200           10,544
Other countries...................      6,188        6,408        6,925             4,179            4,904
Freight revenue...................      3,507        3,515        4,412             3,221            3,606
                                    ----------------------------------------------------------------------
Total consolidated net revenues...   $103,643     $116,418     $143,586    $      102,186   $      127,361
==========================================================================================================

dj Ortho does not allocate assets to reportable segments because all property and equipment are shared by all segments of dj Ortho.

8.  Condensed consolidating financial information

As discussed in Notes 1 and 4 above, dj Ortho's obligations under the Notes are guaranteed by its parent, DonJoy L.L.C., which has no independent assets or operations. This guarantee and any guarantee by a future parent or wholly-owned subsidiary guarantor, is full and unconditional. dj Ortho (DonJoy's operating subsidiary) and DJ Capital (a subsidiary formed solely for the purpose of being a co-issuer) comprise all the direct and indirect subsidiaries of DonJoy (other than minor foreign subsidiaries). We have concluded that separate financial statements of DonJoy, dj Ortho and DJ Capital are not required to be filed as separate reports under the Securities Exchange Act of 1934. The Notes and the Amended Credit Agreement contain certain covenants restricting the ability of dj Ortho and DJ Capital to, among other things, pay dividends or make other distributions (other than certain tax distributions) or loans or advances to DonJoy unless certain financial tests are satisfied in the case of the indenture or the consent of the lenders is obtained in the case of the credit facility. The indenture and the credit facility permit dj Ortho to make distributions to DonJoy in certain amounts to allow DonJoy to make distributions to its members to pay income taxes in respect of their allocable share of taxable income of DonJoy and its subsidiaries, including dj Ortho. At December 31, 2000, under these requirements, neither dj Ortho nor DJ Capital would be permitted to make dividends, distributions, loans or advances to DonJoy except for the permitted tax distributions. The restricted net assets (deficit) of DonJoy L.L.C.'s consolidated subsidiaries amount to $(22) million.

9.  Transactions with Smith & Nephew

Prior to the Recapitalization, the Company was a wholly owned subsidiary of Smith & Nephew, Inc. On June 30, 1999 the Company consummated the Recapitalization. On June 28, 2000, the Former Parent sold its remaining interest in DonJoy to JPMDJ Partners and certain members of management (see Note 1). As a result of this transaction, the Company no longer reflects any intercompany transactions on the consolidated balance sheets, statements of income and statements of cash flows.

Under the control of its Former Parent, the Company had numerous transactions with its Former Parent and its affiliates. The intercompany obligations represent a net balance as the result of various transactions. There were no terms of settlement or interest charges associated with the account balance. The balance results from the Company's former participation in the Former Parent's central cash management program, wherein all the Company's cash receipts were remitted to the Former Parent and all cash disbursements were funded by the Former Parent. An analysis of intercompany transactions follows (in thousands):

-------------------------------------------------------------------------------------------
                                                                   Years ended December 31,
                                                              -----------------------------
                                                                       1998            1999
-------------------------------------------------------------------------------------------
Net cash remitted to Former Parent..........................  $     (18,256)  $     (17,743)
Net intercompany sales......................................         (4,822)           (112)
Share of Former Parent's current income taxes...............          4,287            (134)
Corporate management expense allocations....................          5,664           3,159
Cash owed to Former Parent..................................             --           1,002
I-Flow licensing agreement..................................             --             800
Capital contribution........................................             --         (38,865)
Direct charges:
  Brand royalties...........................................          3,249           1,817
  Payroll taxes and benefits................................          8,635           4,651
  Direct legal expenses.....................................            324              67
  Foreign Sales Corporation (FSC) commission................            439              --
Miscellaneous other administrative expenses.................            680             131
===========================================================================================

Prior to the Recapitalization, the Former Parent and Smith & Nephew, plc provided certain management, financial, administrative and legal services to the Company. These expenses and all other central operating costs, were charged on the basis of direct usage when identifiable, with the remainder allocated among the Former Parent's subsidiaries and divisions on the basis of their respective annual sales or percentage of capital employed.

Former Parent allocations consist of the following (in thousands):

---------------------------------------------------------------------------------
                                                                      Years ended
                                                                     December 31,
                                                              -------------------
                                                                  1998       1999
---------------------------------------------------------------------------------
Corporate managed accounts and new business.................   $  394     $  195
Finance (risk management, treasury, audit, and taxes).......      310        177
Human resources and payroll.................................      291        147
Legal.......................................................      223        128
Research and development....................................      854        380
Corporate management expense................................    1,332        784
Bonus.......................................................      503        467
Pension.....................................................      514        267
Insurance...................................................    1,243        614
                                                              -------------------
                                                               $5,664     $3,159
                                                              -------------------

Amounts included in:
  Cost of goods sold........................................   $  991     $  495
  Sales and marketing.......................................      179         94
  General and administrative................................    4,439      2,553
  Research and development..................................       55         17
                                                              -------------------
                                                               $5,664     $3,159
=================================================================================

Also prior to the Recapitalization, the Company participated in the Former Parent's corporate insurance programs for workers' compensation, product and general liability. These charges were settled with the Former Parent, and thus, accruals for related liabilities, if any, were maintained by the Former Parent and are not reflected in the accompanying consolidated balance sheets.

10.  Restructuring

In March 1998, dj Ortho combined its two operating facilities into one location in Vista, California and accrued $2.5 million in costs resulting from the restructuring which had no future economic benefit. These costs relate primarily to remaining lease obligations on the vacated facility, net of projected sublease income, and severance costs associated with the termination of twelve employees. Included in general and administrative costs for 1998 are $0.2 million of costs also related to the combination of the facilities. Pursuant to the Recapitalization agreement, the restructuring reserve, which amounted to $0.9 million at June 29, 1999 and consisted of the remaining lease obligations on the vacated facility, was assumed by Smith & Nephew.

11.  Commitments and contingencies

The Company is obligated under various noncancellable operating leases for land, buildings, equipment, vehicles and office space through February 2008. Certain of the leases provide that dj Ortho pay all or a portion of taxes, maintenance, insurance and other operating expenses, and certain of the rents are subject to adjustment for changes as determined by certain consumer price indices and exchange rates. In connection with the Recapitalization, the Company entered into a subleasing agreement with Smith & Nephew for its Vista facility. DonJoy has guaranteed the payment of rent and other amounts owed under the sublease by the Company.

Minimum annual lease commitments for noncancellable operating leases as of December 31, 2000 are as follows (in thousands):

---------------------------------------------------------------------
2001........................................................  $ 2,458
2002........................................................    2,263
2003........................................................    2,202
2004........................................................    1,880
2005........................................................    1,852
2006 and thereafter.........................................    4,013
                                                              -------
                                                              $14,668
=====================================================================

Aggregate rent expense was approximately $3.2 million, $2.7 million and $3.2 million for the years ended December 31, 1998, 1999 and 2000 and $2.3 million and $2.6 million for the nine months ended September 30, 2000 and September 29, 2001, respectively.

License agreements

In August of 1998, the Company entered into an exclusive license agreement with IZEX Technologies, Incorporated ("IZEX") to acquire the intellectual property rights and to retain IZEX to consult on the design and development of an advanced rehabilitation bracing system. Under the license, the Company also has the worldwide exclusive rights to manufacture, use and sell developed products. At December 31, 2000, $1.0 million is included in intangible assets (patented technology) in the accompanying balance sheet. Under an amended agreement, the Company is obligated to make an additional payment of $0.8 million.

In 1999, the Company entered into an agreement, which was subsequently amended, with I-Flow Corporation ("I-Flow") for the exclusive North American distribution rights for the PainBuster-Registered Trademark- Pain Management Systems manufactured by I-Flow for use after orthopedic surgical procedures. The license payment has been capitalized during 1999 and is being amortized over 5 years. In addition, the Company purchased $2.8 million in I-Flow product during 2000 and is required to purchase $2.5 million in I-Flow product in 2001.

Contingencies

The Company is subject to legal proceedings and claims that arise in the normal course of business. While the outcome of the proceedings and claims cannot be predicted with certainty, management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

12.  Retirement plans

Prior to the Recapitalization, substantially all of the Company's employees participated in a defined benefit pension plan sponsored by the Former Parent. Benefits related to this plan were computed using formulas, which were generally based on age and years of service. Aggregate pension prepayments and liabilities related to this plan are recorded by the Former Parent. Pension expense allocated (based on relative participation) to the Company related to this plan was as follows (in thousands):

-------------------------------------------------------------------------------------------
                                                                   Years ended December 31,
                                                              -----------------------------
                                                                       1998            1999
-------------------------------------------------------------------------------------------
Service costs...............................................  $         466   $         242
Interest costs..............................................             48              25
                                                              -----------------------------
Total pension expense allocated.............................  $         514   $         267
===========================================================================================

DonJoy has a qualified 401(k) profit-sharing plan covering substantially all of its U.S. employees, which is substantially the same as the plan previously provided by Smith & Nephew. The assets funding the Smith & Nephew plan were transferred to the DonJoy 401(k) Plan. The Company matches dollar for dollar the first $500, then matches at a 30 percent rate, employee contributions up to 6 percent of total compensation. The Company's matching contributions related to this plan were $0.3 million, $0.3 million and $0.4 million for the years ended December 31, 1998, 1999 and 2000, respectively. The plan also provides for discretionary Company contributions (employee profit sharing) which began on June 30, 1999 as approved by the Board of Managers. There were no contributions for the year ended December 31, 2000. The Company's discretionary 401(k) contributions for the year ended December 31, 1999 were $228,000. DonJoy's 401(k) plan is administered by Fidelity Investments Institutional Services Company, Inc.

13.  Terminated acquisition

In October 2000, the Company decided to discontinue its pursuit of a potential acquisition. Absent the resumption of negotiations which is not currently anticipated, costs incurred related to this potential acquisition have been expensed during the fourth quarter of 2000 in the amount of $0.4 million.

14.  Subsequent event--Legal proceedings (unaudited)

On November 27, 2001, Marc Kaysen filed a purported class action in the United States District Court for the Southern District of New York, captioned KAYSEN V. CROSS, ET AL., 01 CV 10707 (HB), allegedly on behalf of himself and all purchasers of dj Orthopedics, Inc.'s stock pursuant to or traceable to its initial public offering (the "Offering"). The complaint names as defendants dj Orthopedics, Inc., its Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors, and the lead underwriters of the Offering. The complaint alleges causes of action for violations of Sections 11, 12(a)(2), and 15 of the Securities Act of 1933, based on, among other things, supposed materially false and misleading statements and omissions in the Offering's registration statement and prospectus. The complaint seeks rescission of plaintiffs' purchases and other unspecified damages. Five additional purported class actions, allegedly on behalf of the same plaintiffs, naming the same defendants, incorporating substantially similar allegations, and seeking substantially similar relief as the KAYSEN action, have since been filed in the United States District Courts for the Southern District of California and the Southern District of New York: STEINBERG V. CROSS, ET AL., 01 CV 10978, was filed in New York on December 6, 2001; LARKY V. DJ ORTHOPEDICS, INC. ET AL., 01 CV 2238K (LSP), was filed in California on December 5, 2001; and GREEN V. DJ ORTHOPEDICS, ET AL., 01 CV 2260 IEG (LAB) was filed in California on
December 7, 2001. Additionally, as of December 11, 2001, dj Orthopedics, Inc. is aware of reports in the news media of the filing of three other actions purportedly containing similar allegations as to which it has not yet seen the complaints. Although dj Orthopedics, Inc. has not yet been served with complaints in any of these actions, dj Orthopedics, Inc. believes that their allegations lack merit and intends to defend the actions vigorously.

                       Depuy Orthopaedic Technology, Inc.
                            combined balance sheets

-----------------------------------------------------------------------------------------
                                                                    As of           As of
                                                                 June 30,    December 31,
As of June 30, 2000 and December 31, 1999 (in thousands)             2000            1999
-----------------------------------------------------------------------------------------
                                                              (unaudited)
Assets
Current assets
  Cash......................................................  $        12   $          --
  Accounts receivable, less allowances ($2,499 and $2,202 at
    June 30, 2000 and December 31, 1999, respectively)......        9,595          10,332
  Inventories...............................................        6,473           7,203
  Deferred income taxes.....................................        1,760           1,761
  Other current assets......................................            7              52
                                                              ---------------------------
    Total current assets....................................       17,847          19,348
Property, plant and equipment, net..........................        3,377           3,577
Goodwill and other identifiable intangibles assets, net.....       47,120          48,135
Deferred income taxes.......................................          272             272
Other assets................................................           45              45
                                                              ---------------------------
    Total assets............................................  $    68,661   $      71,377
                                                              ---------------------------
Liabilities and invested equity
Current liabilities
  Accounts payable..........................................  $       754   $       1,354
  Book overdraft............................................          556             539
  Accrued liabilities.......................................        1,503           2,291
                                                              ---------------------------
    Total current liabilities...............................        2,813           4,184
Invested equity.............................................       65,848          67,193
                                                              ---------------------------
    Total liabilities and invested equity...................  $    68,661   $      71,377
=========================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

DePuy Orthopaedic Technology, Inc. combined statements of operations and changes in invested equity

-----------------------------------------------------------------------------------------------
                                                                   For the six      For the six
                                                                  months ended     months ended
For the six months ended June 30, 2000 and 1999 (in thousands)   June 30, 2000    June 30, 1999
-----------------------------------------------------------------------------------------------
                                                                          (unaudited)
Net sales....................................................   $       23,978   $       22,901
Cost of goods sold...........................................           13,326           13,005
                                                                -------------------------------
  Gross profit...............................................           10,652            9,896
Selling, general and administrative expenses.................            5,637            6,272
Research and development expense.............................              246              185
Amortization expense.........................................            1,015            1,022
Allocated expenses (Note 3)..................................            3,253              834
                                                                -------------------------------
                                                                        10,151            8,313
Income before provision for income taxes.....................              501            1,583
Provision for income taxes...................................              461              569
                                                                -------------------------------
Net income (loss)............................................   $           40   $        1,014
                                                                -------------------------------
Invested equity--beginning of period.........................   $       67,193   $       66,266
Advances from (repayments to) DePuy..........................           (1,348)           3,726
Currency translation adjustment..............................                3                6
                                                                -------------------------------
Invested equity--end of period...............................   $       65,848   $       69,998
===============================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

      DePuy Orthopaedic Technology, Inc. combined statements of cash flows

-----------------------------------------------------------------------------------------------
                                                                   For the six      For the six
                                                                  months ended     months ended
For the six months ended June 30, 2000 and 1999 (in thousands)   June 30, 2000    June 30, 1999
-----------------------------------------------------------------------------------------------
                                                                          (unaudited)
Cash flows from operating activities
  Net income (loss)..........................................      $    40          $ 1,014
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities
    Depreciation.............................................          334              328
    Amortization.............................................        1,015            1,022
    Deferred income taxes....................................            1               --
    Provision for accounts receivable........................          297              364
  Changes in operating assets and liabilities
    (Increase) in accounts receivable........................          440           (2,003)
    (Increase) decrease in other assets......................           45             (110)
    (Increase) decrease in inventory.........................          730           (8,413)
    Increase (decrease) in accounts payable..................         (600)           1,235
    Increase (decrease) in accrued expenses..................         (788)           3,397
                                                                -------------------------------
Net cash (used in) provided by operating activities..........        1,514           (3,166)
                                                                -------------------------------
Cash flows from investing activities
  Purchases of property and equipment........................         (134)            (439)
                                                                -------------------------------
Net cash used in investing activities........................         (134)            (439)
                                                                -------------------------------
Cash flows from financing activities
  Advances from (repayments to) DePuy........................       (1,388)           3,726
  Book overdraft.............................................           17               --
                                                                -------------------------------
Net cash provided by (used in) financing activities..........       (1,371)           3,726
                                                                -------------------------------
Effect of exchange rate changes on cash......................            3                6
                                                                -------------------------------
Net change in cash...........................................           12              127
Cash, beginning of period....................................           --                2
                                                                -------------------------------
Cash, end of period..........................................      $    12          $   129
===============================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

   DePuy Orthopaedic Technology, Inc. notes to combined financial statements
                                  (unaudited)
                             (dollars in thousands)

1. Background and description of business

On July 7, 2000, Johnson & Johnson sold the net assets, consisting principally of inventory, property, plant and equipment, plus certain rights and intellectual property, of the bracing and soft supports business of DePuy Orthopaedic Technology, Inc. to DonJoy, L.L.C. and dj Orthopedics, LLC.

Orthopedic Technology, Inc. ("Orthopedic Technology") was a separate, public entity from 1993 (year of initial public offering) through March 1996. In
March 1996, Orthopedic Technology was purchased by DePuy, Inc. ("DePuy"). Shortly after the acquisition in 1996, the existing DePuy sports medicine business, which had products in the bracing and soft support business, was combined with Orthopedic Technology and the resulting business was renamed DePuy Orthopaedic Technology, Inc. ("OrthoTech"). Subsequently, on October 29, 1998, Johnson & Johnson acquired DePuy in a purchase business combination, and the existing Johnson & Johnson bracing and soft supports products (the "J&J Business") were transferred to OrthoTech as of January 1, 1999. As a result of these transactions, OrthoTech became an integrated operation of DePuy, which is a wholly-owned subsidiary of Johnson & Johnson. The accompanying combined financial statements exclude the operations of an arthroscopy business of OrthoTech, which was transferred to another operation of Johnson & Johnson on January 1, 2000, as well as a casting business which is not part of the sale described above. Accordingly, the accompanying combined financial statements of OrthoTech present an aggregation of the bracing and soft supports operations of DePuy, as well as the J&J Business.

OrthoTech engages in the development, manufacturing and marketing of bracing and soft supports products which assist in the treatment of both hard and soft tissue injury management. OrthoTech's primary markets are North America, Europe and the Asia Pacific Region. OrthoTech sells its products through Johnson & Johnson and DePuy affiliated companies outside of the U.S. market.

2. Summary of significant accounting policies

Basis of presentation

In the opinion of dj Orthopedics, LLC's management, the accompanying unaudited combined financial statements contain all adjustments necessary for a fair statement of the combined financial position of OrthoTech as of June 30, 2000 and the combined results of their operations and their cash flows for the six months ended June 30, 2000 and 1999. Such adjustments are generally of a normal recurring nature and include adjustments to certain accruals and reserves to appropriate levels.

The unaudited combined quarterly financial statements contained herein should be read in conjunction with the combined annual financial statements and related notes thereto for the year ended December 31, 1999.

As an integrated operation of DePuy, and an indirect wholly-owned subsidiary of Johnson & Johnson, OrthoTech did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. Accordingly, the accompanying unaudited combined financial statements have been derived by extracting the assets, liabilities and revenues and expenses of OrthoTech from the consolidated assets, liabilities and revenues and expenses of DePuy and Johnson & Johnson. The accompanying unaudited combined financial statements reflect assets, liabilities, revenues and expenses directly attributable to OrthoTech as well as allocations deemed reasonable by management to present the combined results of their operations for the six month periods ended June 30, 2000 and 1999 on a stand alone basis. The allocation methodologies have been described within the respective notes and management considers the allocations to be reasonable. However, the combined financial position, results of operations and their cash flows of OrthoTech may differ from those that may have been achieved had OrthoTech operated autonomously or as an entity independent of DePuy and Johnson & Johnson. In addition, due to the reliance of the OrthoTech business on Johnson & Johnson and DePuy, the historical operating results may not be indicative of future results.

There was no direct interest expense incurred by OrthoTech therefore, no interest expense has been reflected in the combined financial statements.

All significant accounts and transactions within OrthoTech have been eliminated.

Risks and uncertainties

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

Cash

OrthoTech participates in DePuy's cash pooling arrangements, under which cash balances are cleared automatically to a central account. All transactions between OrthoTech and DePuy have been accounted for as settled in cash at the time such transactions were recorded by OrthoTech.

Comprehensive income

In accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", components of other comprehensive income
(loss) consist of the following:

-------------------------------------------------------------------------------------
                                                                              For the
                                                                     six months ended
                                                              -----------------------
                                                                June 30,     June 30,
                                                                    2000         1999
-------------------------------------------------------------------------------------
Net income (loss)...........................................  $       40   $    1,014
Other comprehensive income
  Currency translation adjustments..........................           3            6
                                                              -----------------------
    Total comprehensive income (loss).......................  $       43   $    1,020
=====================================================================================

3. Transactions with Johnson & Johnson and DePuy

OrthoTech relies on Johnson & Johnson and DePuy for certain services, including treasury, cash management, employee benefits, tax compliance, risk management, internal audit, financial reporting and general corporate services. Although certain expenses related to services have been allocated to

OrthoTech, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements may not have been the same as those that would have occurred had OrthoTech been an independent entity. A description of the related party transactions follows:

Sales of products

OrthoTech sells its products through Johnson & Johnson and DePuy affiliated companies outside of the U.S. market. Net sales for such products were $1,596 and $2,128 for the six months ended June 30, 2000 and 1999, respectively.

Allocation of selling, general and administrative expenses

Effective January 1, 2000, Johnson & Johnson began allocating certain costs to OrthoTech. These costs include insurance, fringe benefits (principally pension and postretirement benefits), legal, payroll, accounts payable, and certain other administrative costs. Such costs have been allocated to OrthoTech based upon headcount and sales, and amounted to $2,615 for the six months ended
June 30, 2000. Management believes these allocations are reasonable. Prior to January 1, 2000, these cost were incurred and paid by OrthoTech.

OrthoTech has been allocated a portion of the costs of the DePuy central support functions. These costs include central departments, notably legal, tax, treasury, finance, business development, and human resources. Such costs have been allocated to OrthoTech based upon OrthoTech's sales to third parties, relative to total DePuy sales to third parties. Such amounts were $112 and $122 for the six months ended June 30, 2000 and 1999, respectively. Management believes these allocations are reasonable.

In addition, OrthoTech has been allocated a portion of the selling, general and administrative expenses of the Johnson & Johnson and DePuy affiliates outside of the U.S. that sold OrthoTech's products. Such amounts were $526 and $712 for the six months ended June 30, 2000 and 1999, respectively. These amounts have been allocated based upon OrthoTech's sales to third parties, relative to total DePuy sales to third parties. Management believes these allocations are reasonable.

The total allocated selling, general and administrative expenses described above are separately identified on the combined statements of operations.

Invested equity

Invested equity consists of capital contributions by DePuy and Johnson & Johnson, borrowings and repayments to DePuy and Johnson & Johnson, retained earnings/deficit and the cumulative translation adjustment.

Intercompany account with DePuy

The average intercompany balance outstanding for the six month periods ended June 30, 2000 and 1999 was a net payable due to DePuy of $2,507 and $2,473, respectively.

Income taxes

OrthoTech is not a separate taxable entity in any jurisdiction. Rather, OrthoTech's taxable income is included in consolidated income tax returns of Johnson & Johnson in most jurisdictions. However, for purposes of these unaudited combined financial statements, the provision for income taxes has been computed on a separate return basis using estimated annual effective tax rates in various tax jurisdictions. Effective tax rates were 92.0% and 35.9% for the six month periods ended June 30, 2000 and 1999, respectively. Current income taxes are considered to have been paid or charged to Johnson & Johnson.

4. Inventories

Inventories consist of the following:

-----------------------------------------------------------------------------------------
                                                                    As of           As of
                                                                 June 30,    December 31,
                                                                     2000            1999
-----------------------------------------------------------------------------------------
                                                              (unaudited)
Raw materials...............................................  $     3,117   $       3,566
Work-in-process.............................................           30              75
Finished goods..............................................        3,326           3,562
                                                              ---------------------------
                                                              $     6,473   $       7,203
=========================================================================================

5. Concentration of credit risk

OrthoTech sells its products to physicians, hospitals and clinics located throughout North America, Europe and the Asia Pacific Region.

Concentrations of credit risk with respect to trade receivables are limited due to the large numbers of customers comprising OrthoTech's customer base. No one customer represents more than 10% of sales or receivables. Ongoing credit evaluations of customers' financial conditions are performed, and, generally, no collateral is required. OrthoTech maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

6. Geographic areas

Information about OrthoTech's operations by geographic area for the six months ended June 30, 2000 and 1999 are shown below:

----------------------------------------------------------------------------------------
                                                                Sales to       Operating
Six months ended June 30, 2000                                 customers   income (loss)
----------------------------------------------------------------------------------------
North America...............................................  $   22,909   $         323
Europe......................................................         882             170
Asia Pacific................................................         147               4
Rest of the World...........................................          40              (4)
                                                              --------------------------
  Total.....................................................  $   23,978   $         501
========================================================================================

----------------------------------------------------------------------------------------
                                                                Sales to       Operating
Six months ended June 30, 1999                                 customers   income (loss)
----------------------------------------------------------------------------------------
North America...............................................  $   21,205   $       1,357
Europe......................................................       1,538             224
Asia Pacific................................................         110               6
Rest of the World...........................................          48              (4)
                                                              --------------------------
  Total.....................................................  $   22,901   $       1,583
========================================================================================

7. Contingencies

In the normal course of business, OrthoTech is party to claims and disputes. OrthoTech has provided for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that none of them, individually or in the aggregate, will have a material adverse effect on OrthoTech's combined financial position, results of operations or cash flows.

                       Report of Independent Accountants

To the Board of Directors of
Johnson & Johnson:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and changes in invested equity, and combined statements of cash flows present fairly, in all material respects, the combined financial position of DePuy Orthopaedic Technology, Inc. ("OrthoTech"), an integrated operation of DePuy, Inc. ("DePuy"), which is a wholly-owned subsidiary of Johnson & Johnson as described in Note 1 to the combined financial statements, as of December 31, 1999 and 1998, and the combined results of their operations and their cash flows for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, in conformity with accounting principles generally accepted in the United States. These combined financial statements are the responsibility of OrthoTech's management; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

OrthoTech is a fully integrated operation of DePuy, which is a wholly-owned subsidiary of Johnson & Johnson. Consequently, as indicated in Note 2, these combined financial statements have been derived from the consolidated financial statements and accounting records of Johnson & Johnson and DePuy and reflect significant assumptions and allocations. Moreover, as indicated in Note 3, OrthoTech relies on DePuy for administrative, management and other services. The financial position, results of operations and cash flows of OrthoTech could differ from those that would have resulted had OrthoTech operated autonomously or as an entity independent of Johnson & Johnson and DePuy.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
April 19, 2000

                       DePuy Orthopaedic Technology, Inc.
                            combined balance sheets

---------------------------------------------------------------------------------
                                                                            As of
                                                                     December 31,
As of December 31, 1999 and 1998 (in thousands)                   1999       1998
---------------------------------------------------------------------------------
Assets
Current assets
  Cash......................................................  $    --    $     2
  Accounts receivable, less allowances ($2,202 and $1,084 in
    1999 and 1998, respectively)............................   10,332      6,983
  Inventories...............................................    7,203      7,460
  Deferred income taxes.....................................    1,761      2,140
  Other current assets......................................       52         90
                                                              -------------------
    Total current assets....................................   19,348     16,675
Property, plant and equipment, net..........................    3,577      3,356
Goodwill and other identifiable intangibles assets, net.....   48,135     50,179
Deferred income taxes.......................................      272        254
Other assets................................................       45         44
                                                              -------------------
    Total assets............................................  $71,377    $70,508
                                                              -------------------
Liabilities and invested equity
Current liabilities
  Accounts payable..........................................  $ 1,354    $ 1,828
  Book overdraft............................................      539         --
  Accrued liabilities.......................................    2,291      2,414
                                                              -------------------
    Total current liabilities...............................    4,184      4,242
  Invested equity...........................................   67,193     66,266
                                                              -------------------
    Total liabilities and invested equity...................  $71,377    $70,508
=================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

Depuy Orthopaedic Technology, Inc. combined statements of operations and changes in invested equity
for the year ended December 31, 1999 and for the period October 29, 1998 through
                               December 31, 1998

-------------------------------------------------------------------------------------------------
                                                               For the year        For the period
                                                                      ended      October 29, 1998
                                                               December 31,               through
(in thousands)                                                         1999     December 31, 1998
-------------------------------------------------------------------------------------------------
Net sales...................................................  $      48,423   $             8,046
Cost of goods sold (1998 includes $1,891 of inventory
 write-offs for restructuring)..............................         27,019                 7,241
                                                              -----------------------------------
  Gross profit..............................................         21,404                   805
Selling, general and administrative expenses................         16,069                 2,828
Research and development expense............................            286                    34
Amortization expense........................................          2,044                   341
Allocated expenses (Note 3).................................          1,498                   302
Restructuring charges (Note 9)..............................             --                 1,500
                                                              -----------------------------------
                                                                     19,897                 5,005
Income (loss) before provision/(benefit) for income taxes...          1,507                (4,200)
Provision/(benefit) for income taxes........................          1,406                (1,485)
                                                              -----------------------------------
Net income (loss)...........................................  $         101   $            (2,715)
                                                              -----------------------------------
Invested equity--beginning of period........................  $      66,266   $            68,324
Advances from (repayments to) DePuy.........................            803                   660
Currency translation adjustment.............................             23                    (3)
                                                              -----------------------------------
Invested equity--end of period..............................  $      67,193   $            66,266
=================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

                       DePuy Orthopaedic Technology, Inc.
                       combined statements of cash flows
for the year ended December 31, 1999 and for the period October 29, 1998 through
                               December 31, 1998

-------------------------------------------------------------------------------------------------
                                                               For the year        For the period
                                                                      ended      October 29, 1998
                                                               December 31,               through
(in thousands)                                                         1999     December 31, 1998
-------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net income (loss).........................................  $         101   $            (2,715)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
    Depreciation............................................            629                    89
    Amortization............................................          2,044                   341
    Deferred income taxes...................................            361                (1,832)
    Provision for accounts receivable.......................          1,118                   114
    Provisions for restructuring............................             --                 1,500
    Loss on disposal of property and equipment..............              6                    --
  Changes in operating assets and liabilities
    (Increase) decrease in accounts receivable..............         (4,467)                  244
    Decrease (increase) in other assets.....................             37                   (63)
    Decrease in inventory...................................            257                 2,150
    (Decrease) increase in accounts payable.................           (474)                  189
    (Decrease) in accrued expenses..........................           (123)                 (770)
                                                              -----------------------------------
Net cash used in operating activities.......................           (511)                 (753)
                                                              -----------------------------------
Cash flows from investing activities
  Purchases of property and equipment.......................           (833)                 (116)
                                                              -----------------------------------
Net cash used in investing activities.......................           (833)                 (116)
                                                              -----------------------------------
Cash flows from financing activities
  Advances from DePuy.......................................            803                   660
  Book overdraft............................................            539                    --
                                                              -----------------------------------
Net cash provided by financing activities...................          1,342                   660
                                                              -----------------------------------
Net change in cash..........................................             (2)                 (209)
Cash, beginning of period...................................              2                   211
                                                              -----------------------------------
Cash, end of period.........................................  $          --   $                 2
=================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL STATEMENTS.

   DePuy Orthopaedic Technology, Inc. notes to combined financial statements
                             (dollars in thousands)

1. Background and description of business

Johnson & Johnson is negotiating the sale of the net assets, consisting principally of inventory, property, plant and equipment, plus certain rights and intellectual property, of the bracing and soft supports business of DePuy Orthopaedic Technology, Inc.

Orthopedic Technology, Inc. ("Orthopedic Technology") was a separate, public entity from 1993 (year of initial public offering) through March 1996. In
March 1996, Orthopedic Technology was purchased by DePuy, Inc. ("DePuy"). Shortly after the acquisition in 1996, the existing DePuy sports medicine business, which had products in the bracing and soft support business, was combined with Orthopaedic Technology and the resulting business was renamed DePuy Orthopaedic Technology, Inc. ("OrthoTech"). Subsequently, on October 29, 1998, Johnson & Johnson acquired DePuy in a purchase business combination, and the existing Johnson & Johnson bracing and soft supports products (the "J&J Business") were transferred to OrthoTech as of January 1, 1999. As a result of these transactions, OrthoTech became an integrated operation of DePuy, which is a wholly-owned subsidiary of Johnson & Johnson. The accompanying combined financial statements exclude the operations of an arthroscopy business of OrthoTech, which was transferred to another operation of Johnson & Johnson on January 1, 2000, as well as a casting business which is not part of the sale described above. Accordingly, the accompanying combined financial statements of OrthoTech present an aggregation of the bracing and soft supports operations of DePuy, as well as the J&J Business, effective October 29, 1998 (the date upon which the combined business being sold was under common control). Refer to Note 2 for additional details.

OrthoTech engages in the development, manufacturing and marketing of bracing and soft supports products which assist in the treatment of both hard and soft tissue injury management. OrthoTech's primary markets are North America, Europe and the Asia Pacific Region. OrthoTech sells its products through Johnson & Johnson and DePuy affiliated companies outside of the U.S. market.

2. Summary of significant accounting policies

Basis of presentation

As described in Note 1, the businesses that comprise OrthoTech were not under common management control during the entire three year period ended
December 31, 1999. Accordingly, the combined financial statements of OrthoTech presented herein represent the business being sold for the period they were under common control (Johnson & Johnson's acquisition of DePuy on October 29, 1998). Separate financial statements of OrthoTech and separate financial statements of the J&J Business have been prepared for the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998 as follows:

   a. Separate financial statements have been prepared which depict the results of operations and cash flows of OrthoTech for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997 which represents the period OrthoTech was controlled by DePuy (prior to Johnson & Johnson acquiring DePuy).

   b. Separate financial statements have been prepared to depict the revenues and direct expenses of the J&J Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997. This represents the period in which the bracing and soft supports business, which was later transferred to OrthoTech and is part of the net assets being sold, was owned directly by Johnson & Johnson.

As an integrated operation of DePuy, and an indirect wholly-owned subsidiary of Johnson & Johnson, OrthoTech did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. Accordingly, the accompanying combined financial statements have been derived by extracting the assets, liabilities and revenues and expenses of OrthoTech from the consolidated assets, liabilities and revenues and expenses of DePuy and Johnson & Johnson. The accompanying combined financial statements reflect assets, liabilities, revenues and expenses directly attributable to OrthoTech as well as allocations deemed reasonable by management to present the combined financial position of OrthoTech at December 31, 1999 and 1998, and the combined results of their operations and cash flows for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998 on a stand alone basis. The allocation methodologies have been described within the respective notes and management considers the allocations to be reasonable. However, the combined financial position, results of operations and cash flows of OrthoTech may differ from those that may have been achieved had OrthoTech operated autonomously or as an entity independent of DePuy and Johnson & Johnson. In addition, due to the reliance of the OrthoTech business on Johnson & Johnson and DePuy, the historical operating results may not be indicative of future results.

There was no direct interest expense incurred by OrthoTech therefore, no interest expense has been reflected in the combined financial statements.

All significant accounts and transactions within OrthoTech have been eliminated.

Risks and uncertainties

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

Revenue recognition

Revenues from product sales are recognized when goods are shipped and title and risk of loss passes to customers.

Cash

OrthoTech participates in DePuy's cash pooling arrangements, under which cash balances are cleared automatically to a central account. All transactions between OrthoTech and DePuy have been accounted for as settled in cash at the time such transactions were recorded by OrthoTech.

Property, plant and equipment

Property, plant and equipment are stated at cost. OrthoTech utilizes the straight-line method of depreciation over the estimated useful lives of the assets:

--------------------------------------------------------------------------------------------------
Leasehold improvements......................................  Shorter of life of lease or 15 years
Machinery and equipment.....................................  3-10 years
==================================================================================================

Gains and losses on disposals are included in selling, general and administrative expense. Major additions and betterments are capitalized, whereas maintenance and repairs are expensed as incurred.

Intangible assets

The goodwill reflected in these combined financial statements relates to the acquisition of DePuy by Johnson & Johnson and is being amortized on a straight-line basis over a period of 40 years. Values assigned to other identifiable intangible assets, consisting of the trademarks and OrthoTech's existing products, are being amortized on a straight-line basis over a period of 40 years and 20 years, respectively.

Long-lived assets

OrthoTech continually evaluates the carrying value of its long-lived assets, including intangibles, for impairment. Any impairments would be recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Foreign currency translation

The local currencies of OrthoTech's international operations represent their respective functional currencies. Assets and liabilities of foreign operations are translated from their respective local currencies to U.S. dollars using exchange rates in effect at the corresponding balance sheet dates. Income statement and cash flow amounts are translated using the average exchange rates in effect during the period. Adjustments resulting from the translation of foreign currency financial statements have been included in invested equity. Gains and losses resulting from foreign currency transactions are included in the results of operations and are immaterial to the periods presented.

Comprehensive income

In accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," components of other comprehensive income/
(loss) consist of the following:

-------------------------------------------------------------------------------------------------
                                                               For the year        For the period
                                                                      ended      October 29, 1998
                                                               December 31,               through
                                                                       1999     December 31, 1998
-------------------------------------------------------------------------------------------------
Net income/(loss)...........................................  $         101   $            (2,715)
Other comprehensive income
  Currency translation adjustments..........................             23                    (3)
                                                              -----------------------------------
    Total comprehensive income/(loss).......................  $         124   $            (2,718)
=================================================================================================

Advertising

Costs associated with advertising are expensed in the year incurred. Advertising expenses, which are comprised of print media, television and radio advertising, were $74 and $45 for the year ended December 31, 1999 and the period
October 29, 1998 through December 31, 1998, respectively.

Research and development

Research and development costs are expensed as incurred.

3. Transactions with Johnson & Johnson and DePuy

OrthoTech relies on Johnson & Johnson and DePuy for certain services, including treasury, cash management, employee benefits, tax compliance, risk management, internal audit, financial reporting and general corporate services. Although certain expenses related to services have been allocated to OrthoTech, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements may not have been the same as those that would have occurred had OrthoTech been an independent entity. A description of the related party transactions follows:

Sales of products

OrthoTech sells its products through Johnson & Johnson and DePuy affiliated companies outside of the U.S. market. Net sales for such products were $3,816 and $655 for the year ended December 31, 1999 and the period from October 29, 1998 through December 31, 1998, respectively.

Allocation of selling, general and administrative expenses

OrthoTech has been allocated a portion of the costs of the DePuy central support functions. These costs include central departments, notably legal, tax, treasury, finance, business development, and human resources. Such costs have been allocated to OrthoTech based upon OrthoTech's sales to third parties, relative to total DePuy sales to third parties. Such amounts were $243 and $73 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively. Management believes these allocations are reasonable.

In addition, OrthoTech has been allocated a portion of the selling, general and administrative expenses of the Johnson & Johnson and DePuy affiliates outside of the U.S. that sold OrthoTech's products. Such amounts were $1,255 and $229 for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998, respectively. These amounts have been allocated based upon OrthoTech's sales to third parties, relative to total DePuy sales to third parties. Management believes these allocations are reasonable.

The total allocated selling, general and administrative expenses described above are separately identified on the combined statements of operations.

Invested equity

Invested equity consists of capital contributions by DePuy and Johnson & Johnson, borrowings and repayments to DePuy and Johnson & Johnson, retained earnings/deficit and the cumulative translation adjustment.

Intercompany account with dePuy

The average intercompany balance outstanding for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998 was a net payable due to DePuy of $5,244 and a net receivable due from DePuy of $13,364, respectively.

Pensions

Eligible OrthoTech employees are provided with pension benefits through a noncontributory defined contribution plan which covers substantially all non-union employees of DePuy in the United States. This plan provides for targeted benefits based on the employee's average compensation in the years preceding retirement. In general, DePuy's policy is to contribute actuarially determined amounts that are expected to be sufficient to meet projected benefit payment requirements.

Employees of DePuy's international subsidiaries are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes. Funding policies are based on legal requirements, tax considerations and local practices.

Since the aforementioned pension arrangements are part of certain DePuy employee benefit plans, no discrete actuarial data is available for the portion allocable to OrthoTech. Therefore, no liability or asset is reflected in the accompanying combined financial statements. OrthoTech has been allocated pension costs based upon participant employee headcount. Net pension expense included in the accompanying combined financial statements was $284 and $31 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively.

Postretirement benefits other than pensions

Certain OrthoTech employees are covered under DePuy's unfunded postretirement health care benefit plans. In general, DePuy pays a defined portion of an eligible retiree's health care premium. The plans are contributory based on years of services, with contributions adjusted annually.

Since the aforementioned postretirement benefit arrangements are part of certain DePuy benefit plans, no discrete actuarial data is available for the portion allocable to OrthoTech. Therefore, no asset or liability is reflected in the accompanying combined financial statements. OrthoTech has been allocated postretirement benefit costs based upon participant employee headcount. Net postretirement benefit expense included in the accompanying combined financial statements was $159 and $17 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively.

Savings plan

Under an employee savings plan sponsored by DePuy, non-union employees of OrthoTech in the United States may contribute up to 11% of their compensation, subject to certain limitations. DePuy matches 100% of an employees' contribution up to 4% of their compensation. Matching contributions made by DePuy and expensed were $315 and $55 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, respectively.

Stock based compensation

For the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998, certain employees of OrthoTech participated in certain Johnson & Johnson sponsored share option and long-term share incentive plans. Stock options expire 10 years from the date they are granted and vest over service periods that range from one to six years. All options granted are valued at current market price.

A summary of the status of OrthoTech's participation in Johnson & Johnson's stock option plans as of December 31, 1999 and December 31, 1998 and changes during the period ending on those dates, is presented below:

-----------------------------------------------------------------------------------------------
                                                                   Options     Weighted average
                                                               outstanding       exercise price
-----------------------------------------------------------------------------------------------
Balance at October 29, 1998.................................            --   $               --
Option granted..............................................        15,350                80.31
Options exercised...........................................            --                   --
Options cancelled/forfeited.................................            --                   --
                                                              ---------------------------------
Balance at December 31, 1998................................        15,350                80.31
Options granted.............................................        12,550               100.16
Options exercised...........................................            --                   --
Options cancelled/forfeited.................................         2,000                80.31
                                                              ---------------------------------
Balance at December 31, 1999................................        25,900   $            89.93
===============================================================================================

The following table summarized stock options outstanding and exercisable at December 31, 1999:

----------------------------------------------------------------------------
                                           Outstanding           Exercisable
------------------------------------------------------   -------------------
                                               Average               Average
                                    Average   exercise              exercise
Exercise price range     Options       life      price    Options      price
----------------------------------------------------------------------------
       $80.31             13,350        8.9   $  80.31         --   $     --
       $100.16            12,550        9.9     100.16         --         --
                        ----------------------------------------------------
  $80.31 - $100.16        25,900        9.4   $  89.93         --   $     --
============================================================================

Johnson & Johnson applies the provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," that calls for companies to measure employee stock compensation expense based on the fair value method of accounting. However, as allowed by the Statement, Johnson & Johnson elected continued use of Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," with pro forma disclosure of net income determined as if the fair value method had been applied in measuring compensation cost. Had the fair value method been applied, net (loss) income would have been adjusted to the amounts indicated below:

-------------------------------------------------------------------------------------------------
                                                                    For the        For the period
                                                                 year ended      October 29, 1998
                                                               December 31,               through
                                                                       1999     December 31, 1998
-------------------------------------------------------------------------------------------------
Net income (loss)--as reported..............................  $         101   $            (2,715)
Net income (loss)--as adjusted..............................  $          63   $            (2,718)
=================================================================================================

Compensation cost for the determination of "net income (loss) -- as adjusted" were estimated using the Black-Scholes option pricing model and the following assumptions:

-------------------------------------------------------------------------------------------------
                                                                    For the        For the period
                                                                 year ended      October 29, 1998
                                                               December 31,               through
                                                                       1999     December 31, 1998
-------------------------------------------------------------------------------------------------
Risk free interest rate.....................................          6.35%                 4.47%
Expected volatility.........................................         24.00%                22.00%
Expected dividend yield.....................................          1.13%                 1.30%
Expected life...............................................      5.0 years             5.0 years
=================================================================================================

The weighted average fair value of options granted in the year ended
December 31, 1999 and the period from October 29, 1998 through December 31, 1998 was $30.21 and $19.61, respectively.

Income taxes

OrthoTech is not a separate taxable entity in any jurisdiction. Rather, the OrthoTech's taxable income is included in consolidated income tax returns of Johnson & Johnson in most jurisdictions. However, for purposes of these combined financial statements, the provision for income taxes has been computed on a separate return basis. Current income taxes are considered to have been paid or charged to Johnson & Johnson. The principal components of deferred taxes are related to depreciation and amortization of fixed assets and intangibles, and the impact of certain costs and accruals not currently deductible.

4. Johnson & Johnson acquisition of DePuy

On October 29, 1998, Johnson & Johnson completed its acquisition of DePuy. The excess of purchase price over the estimated fair value of net tangible assets acquired has been allocated to identifiable intangibles and goodwill in the consolidated financial statements of Johnson & Johnson. Included in the purchase price allocations from the acquisition of DePuy were the following intangible assets relating to OrthoTech:

---------------------------------------------------------------------
Intangible assets
  Goodwill..................................................  $11,467
  Existing OrthoTech products...............................   31,256
  Trademarks................................................    7,797
                                                              -------
    Total...................................................  $50,520
=====================================================================

The amount attributed to OrthoTech's existing products represents the value of OrthoTech's technology (product designs), surgeon champion relationships and clinical data for each existing product category.

5. Inventories

Inventories consist of the following:

---------------------------------------------------------------------------------
                                                                            As of
                                                                     December 31,
                                                              -------------------
                                                                  1999       1998
---------------------------------------------------------------------------------
Raw materials...............................................   $3,566     $4,102
Work-in-process.............................................       75        120
Finished goods..............................................    3,562      3,238
                                                              -------------------
                                                               $7,203     $7,460
=================================================================================

6. Property, plant and equipment

Property, plant and equipment consist of the following:

---------------------------------------------------------------------------------
                                                                            As of
                                                                     December 31,
                                                              -------------------
                                                                  1999       1998
---------------------------------------------------------------------------------
Leasehold improvements......................................   $  581     $  279
Machinery and equipment.....................................    3,723      3,070
Construction in progress....................................       --         78
                                                              -------------------
                                                               $4,304     $3,427
Less: Accumulated depreciation..............................     (727)       (71)
                                                              -------------------
                                                               $3,577     $3,356
=================================================================================

Depreciation expense amounted to $629 and $89 for the year ended December 31, 1999 and for the period from October 29, 1998 through December 31, 1998, respectively.

7. Income taxes

The provision for income taxes was calculated by applying statutory tax rates to the reported pretax income after considering permanent items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of Johnson & Johnson, which are related to OrthoTech.

The effective income tax rate differs from the statutory Federal income tax rate for the following reasons:

-------------------------------------------------------------------------------------------------
                                                               For the year        For the period
                                                                      ended      October 29, 1998
                                                               December 31,               through
                                                                       1999     December 31, 1998
-------------------------------------------------------------------------------------------------
U.S.........................................................  $       1,078   $            (4,265)
Foreign.....................................................            429                    65
                                                              -----------------------------------
  Income/(loss) before provision/(benefit) for income
    taxes...................................................          1,507                (4,200)
                                                              -----------------------------------
    Statutory taxes.........................................  $         527   $            (1,470)
                                                              -----------------------------------
Tax rates:
  Statutory Federal income tax rate.........................           35.0%                (35.0)%
  Goodwill amortization not deductible......................           48.0%                  2.8%
  State and local taxes, net of Federal tax benefit.........            2.8%                  3.8%
  Other.....................................................            7.5%                 (7.0)%
                                                              -----------------------------------
    Effective income tax rate...............................           93.3%                (35.4)%
=================================================================================================

Other consists principally of non-deductible business meal and entertainment expenses and tax differences related to foreign operations.

Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates to differences between the financial reporting and the tax basis of existing assets and liabilities. The more significant temporary differences giving rise to deferred tax assets and liabilities are as follows:

-------------------------------------------------------------------------------------------------------
                                                                         As of                    As of
                                                             December 31, 1999        December 31, 1998
                                                        ----------------------   ----------------------
                                                          Assets   Liabilities     Assets   Liabilities
-------------------------------------------------------------------------------------------------------
Reserves..............................................   $1,130                   $1,354
Accruals..............................................      313                      312
Intangibles...........................................      525                      525
Depreciation..........................................              $   (297)                $   (215)
Other.................................................      362                      418
                                                        -----------------------------------------------
  Total deferred income taxes.........................   $2,330     $   (297)     $2,609     $   (215)
=======================================================================================================

8. Intangible assets

Components of net intangible assets were:

---------------------------------------------------------------------------------
                                                                            As of
                                                                     December 31,
                                                              -------------------
                                                                  1999       1998
---------------------------------------------------------------------------------
Goodwill....................................................  $11,467    $11,467
Trademarks..................................................    7,797      7,797
Existing OrthoTech products.................................   31,256     31,256
                                                              -------------------
                                                               50,520     50,520
Less: Accumulated amortization..............................   (2,385)      (341)
                                                              -------------------
                                                              $48,135    $50,179
=================================================================================

Amortization expense was $2,044 and $341 for the year ended December 31, 1999 and for the period October 29, 1998 through December 31, 1998, respectively.

9. Restructuring charges

In the fourth quarter of 1998, Johnson & Johnson approved a plan to reconfigure its global network of manufacturing and operating facilities with the objective of enhancing operating efficiencies. The estimated cost of this plan was $613 million which was reflected in the 1998 consolidated financial statements of Johnson & Johnson (cost of sales ($60 million), and restructuring charge ($553 million)). The charge consisted of employee separation costs of $161 million, assets impairments of $322 million, impairments of intangibles of $52 million, and other exit costs of $78 million.

Restructuring charges which were included in the overall $613 million charge taken by Johnson and Johnson that related to OrthoTech included:

---------------------------------------------------------------------------------
                                                                   For the period
                                                                 October 29, 1998
                                                                          through
                                                                December 31, 1998
---------------------------------------------------------------------------------
Inventory write-off's.......................................  $             1,891
Write-off of intangible assets..............................                1,500
                                                              -------------------
  Total.....................................................  $             3,391
=================================================================================

Inventory write-off's represent costs to exit business related to certain bracing and soft supports products. The write-off of intangible assets consists of the net book value of a patent related to a product which was discontinued.

10. Rental expense and lease commitments

Rental expense relating to OrthoTech's administrative building and land under an operating lease amounted to approximately $505 and $84 for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998.

The approximate minimum rental payments required under the operating lease that has initial or remaining noncancellable lease terms in excess of one year at December 31, 1999 are:

--------------------------------------------------------------------
2000........................................................  $  505
2001........................................................     505
2002........................................................     505
2003........................................................     505
2004........................................................     505
Thereafter..................................................   6,521
                                                              ------
                                                              $9,046
====================================================================

11. Concentration of credit risk

OrthoTech sells its products to physicians, hospitals and clinics located throughout North America, Europe and the Asia Pacific Region.

Concentrations of credit risk with respect to trade receivables are limited due to the large numbers of customers comprising OrthoTech's customer base. No one customer represents more than 10% of sales or receivables. Ongoing credit evaluations of customers' financial conditions are performed, and, generally, no collateral is required. OrthoTech maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

12. Geographic areas

Information about OrthoTech's operations by geographic area for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998 are shown below:

-------------------------------------------------------------------------------------------------
                                                                Sales to    Operating       Total
Year ended December 31, 1999                                   customers       income      assets
-------------------------------------------------------------------------------------------------
North America...............................................  $   45,610   $      995    $70,643
Europe......................................................       2,452          489        669
Asia Pacific................................................         267           17         55
Rest of the World...........................................          94            6         10
                                                              -----------------------------------
  Total.....................................................  $   48,423   $    1,507    $71,377
=================================================================================================

----------------------------------------------------------------------------------------------------
                                                                Sales to       Operating       Total
Period October 29, 1998 through December 31, 1998              customers   income (loss)      assets
----------------------------------------------------------------------------------------------------
North America...............................................  $    7,566   $      (4,259)   $69,737
Europe......................................................         411              44        712
Asia Pacific................................................          58              14         53
Rest of the World...........................................          11               1          6
                                                              --------------------------------------
  Total.....................................................  $    8,046   $      (4,200)   $70,508
====================================================================================================

13. Contingencies

In the normal course of business, OrthoTech is party to claims and disputes. OrthoTech has provided for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that none of them, individually or in the aggregate, will have a material adverse effect on OrthoTech's combined financial position, results of operations or cash flows.

                       Report of independent accountants

To the Board of Directors
of Johnson & Johnson

In our opinion, the accompanying statements of operations and changes in invested equity, and statements of cash flows present fairly, in all material respects, the results of operations and cash flows of DePuy Orthopaedic Technology, Inc. ("OrthoTech"), an integrated operation of DePuy, Inc., as described in Note 1, for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of OrthoTech's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

For the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, OrthoTech was a fully integrated operation of DePuy. Consequently, as indicated in Note 2, these statements have been derived from the consolidated financial statements and accounting records of DePuy and reflect significant assumptions and allocations. Moreover, as indicated in Note 3, OrthoTech relied on DePuy for administrative, management and other services. The results of operations and cash flows of OrthoTech could differ from those that would have resulted had OrthoTech operated autonomously or as an entity independent of DePuy.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
April 19, 2000

   DePuy Orthopaedic Technology, Inc. statements of operations and changes in invested equity
 For the period January 1, 1998 through October 28, 1998 and for the year ended
                               December 31, 1997

-----------------------------------------------------------------------------------------------------
                                                                 For the period
                                                                January 1, 1998               For the
                                                                        through            year ended
(in thousands)                                                 October 28, 1998     December 31, 1997
-----------------------------------------------------------------------------------------------------
Net sales...................................................  $          32,863   $            38,846
Cost of goods sold..........................................             18,190                21,281
                                                              ---------------------------------------
  Gross profit..............................................             14,673                17,565
Selling, general and administrative expenses................             10,932                12,795
Research and development expenses...........................                173                   323
Amortization expense........................................              1,163                 1,389
Allocated expenses from DePuy (Note 3)......................                749                   792
                                                              ---------------------------------------
                                                                         13,017                15,299
                                                              ---------------------------------------
Income before provision for income taxes....................              1,656                 2,266
Provision for income taxes..................................              1,061                 1,434
                                                              ---------------------------------------
  Net income................................................  $             595   $               832
                                                              ---------------------------------------
Invested equity--beginning of period........................  $          51,418   $            52,714
Advances from (repayments to) DePuy.........................             (1,513)               (2,089)
Currency translation adjustment.............................                 (2)                  (39)
                                                              ---------------------------------------
Invested equity--end of period..............................  $          50,498   $            51,418
=====================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

   DePuy Orthopaedic Technology, Inc. statements of cash flows for the period January 1, 1998 through October 28, 1998 and for the year ended December 31,
                                      1997

-----------------------------------------------------------------------------------------------------
                                                                 For the period
                                                                January 1, 1998               For the
                                                                        through            year ended
(in thousands)                                                 October 28, 1998     December 31, 1997
-----------------------------------------------------------------------------------------------------
Cash flows from operating activities
  Net income................................................  $             595   $               832
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................                447                   388
    Amortization............................................              1,163                 1,389
    Deferred income taxes...................................               (298)                  (26)
    Provision for accounts receivable.......................                572                   102
    Changes in operating assets and liabilities:
      Increase in accounts receivable.......................               (708)                 (211)
      Decrease in other assets..............................                 72                   375
      (Increase) decrease in inventory......................               (939)                  295
      Increase in accounts payable..........................                121                   327
      Increase in accrued expenses..........................                843                    27
                                                              ---------------------------------------
Net cash provided by operating activities...................              1,868                 3,498
                                                              ---------------------------------------
Cash flows from investing activities
  Purchases of property and equipment.......................               (756)                 (620)
                                                              ---------------------------------------
      Net cash used in investing activities.................               (756)                 (620)
                                                              ---------------------------------------
Cash flows from financing activities
  Repayments to DePuy.......................................             (1,513)               (2,089)
  Book overdraft............................................                 --                  (356)
                                                              ---------------------------------------
Net cash used in financing activities.......................             (1,513)               (2,445)
                                                              ---------------------------------------
      Net change in cash....................................               (401)                  433
Cash, beginning of period...................................                612                   179
                                                              ---------------------------------------
      Cash, end of period...................................  $             211   $               612
=====================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

        DePuy Orthopaedic Technology, Inc. notes to financial statements
                             (dollars in thousands)

1. Background and description of business

Johnson & Johnson is negotiating the sale of the net assets, consisting principally of inventory, property, plant and equipment, plus certain rights and intellectual property, of the bracing and soft supports business of DePuy Orthopaedic Technology, Inc.

Orthopedic Technology, Inc. ("Orthopedic Technology") was a separate, public entity from 1993 (year of initial public offering) through March 1996. In
March 1996, Orthopedic Technology was purchased by DePuy, Inc. ("DePuy") in a purchase business combination. Shortly after the acquisition in 1996, the existing DePuy sports medicine business, which had products in the bracing and soft supports business, was combined with Orthopedic Technology and the resulting business was renamed DePuy Orthopaedic Technology, Inc. ("OrthoTech"). DePuy was formed as the result of a worldwide reorganization completed by its parent, Corange Limited ("Corange"), to realign its worldwide orthopaedic operations into a stand-alone entity in order to sell shares of the realigned entity to the public through an Initial Public Offering ("IPO"). The IPO occurred in October 1996 and approximately 16% of DePuy's shares were sold to the public.

On May 24, 1997, the shareholders of Corange entered into an agreement to sell 100% of its shares to an indirect subsidiary of Roche Holding Ltd. ("Roche"), a multinational company. This transaction was finalized on March 5, 1998. As a result of this transaction, Roche held approximately 84% of DePuy. DePuy continued to operate as an independent organization until October 28, 1998.

On October 29, 1998, Johnson & Johnson acquired DePuy, in a purchase business combination, and the existing Johnson & Johnson bracing and soft supports products (the "J&J Business") were transferred to OrthoTech as of January 1, 1999. As a result of these transactions, OrthoTech became an integrated operation of DePuy, which is a wholly-owned subsidiary of Johnson & Johnson. Refer to Note 2 for additional details.

OrthoTech engages in the development, manufacturing and marketing of bracing and soft supports products which assist in the treatment of both hard and soft tissue injury management. OrthoTech's primary markets are North America, Europe and the Asia Pacific Region. OrthoTech sells its products through DePuy affiliated companies outside of the U.S. market.

2. Summary of significant accounting policies

Basis of presentation

As described in Note 1, the businesses that comprise OrthoTech were not under common management control during the entire three year period ended
December 31, 1999. Accordingly, the financial statements of OrthoTech presented herein represent the predecessor business being sold for the period in which it was controlled by DePuy and not under common management control (the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998). Separate combined financial statements of OrthoTech and the J&J Business have been prepared for the period the business was under common control (the period subsequent to Johnson & Johnson acquiring DePuy on October 29, 1998) and separate financial statements of the J&J Business have been prepared for the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998 as follows:

   a. Separate combined financial statements have been prepared which depict the combined financial position of OrthoTech and the J&J Business as of December 31, 1999 and 1998, and the combined results of their operations and cash flows for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998. This represents the period in which OrthoTech was controlled by Johnson & Johnson (October 29, 1998 through December 31,
   1999).

   b. Separate financial statements have been prepared to depict the revenues and direct expenses of the J&J Business for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997. This represents the period in which the bracing and soft supports business, which was later transferred to OrthoTech and is part of the net assets being sold, was owned directly by Johnson & Johnson.

The accompanying financial statements exclude the operations of an arthroscopy business of OrthoTech, which was transferred to another operation of Johnson & Johnson on January 1, 2000, and is not part of the sale described in Note 1.

As an integrated operation of DePuy, OrthoTech did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. Accordingly, the accompanying financial statements have been derived by extracting the assets, liabilities and revenues and expenses of OrthoTech from the consolidated assets, liabilities and revenues and expenses of DePuy. The accompanying financial statements reflect assets, liabilities, revenues and expenses directly attributable to OrthoTech as well as allocations deemed reasonable by management to present the results of OrthoTech's operations and cash flows for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997 on a stand alone basis. The allocation methodologies have been described within the respective notes and management considers the allocations to be reasonable. However, the results of operations and cash flows of OrthoTech may differ from those that may have been achieved had OrthoTech operated autonomously or as an entity independent of DePuy. In addition, due to the reliance of the OrthoTech business on DePuy, the historical operating results may not be indicative of future results.

There was no direct interest expense incurred by OrthoTech therefore, no interest expense has been reflected in the financial statements.

All significant accounts and transactions within OrthoTech have been eliminated.

Risks and uncertainties

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

Revenue recognition

Revenues from product sales are recognized when goods are shipped and title and risk of loss passes to customers.

Cash

OrthoTech participated in DePuy's cash pooling arrangements, under which cash balances are cleared automatically to a central account held by another DePuy business. All transactions between OrthoTech and DePuy have been accounted for as settled in cash at the time such transactions were recorded by OrthoTech.

Property, plant and equipment and depreciation

Property, plant and equipment are stated at cost. OrthoTech utilizes the straight-line method of depreciation over the estimated useful lives of the assets:

--------------------------------------------------------------------------------------------------
Leasehold improvements......................................  Shorter of life of lease or 15 years
Machinery and equipment.....................................  3-10 years
==================================================================================================

Gains and losses on disposals are included in selling, general and administrative expenses. Major additions and betterments are capitalized, whereas maintenance and repairs are expensed as incurred.

Intangible assets

The excess of the cost over the fair value of the net assets of purchased businesses is recorded as goodwill and is amortized on a straight-line basis over periods of 30 years or less. The cost of other identifiable intangibles is amortized on a straight-line basis over their estimated useful lives.

Long-lived assets

OrthoTech continually evaluates the carrying value of its long-lived assets, including intangibles, for impairment. Any impairments would be recognized when the expected future operating cash flows derived from such intangible assets is less than their carrying value.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Foreign currency translation

The local currencies of OrthoTech's international operations represent their respective functional currencies. Assets and liabilities of foreign operations are translated from their respective local currencies to U.S. dollars using exchange rates in effect at the corresponding balance sheet dates. Income statement and cash flow amounts are translated using the average exchange rates in effect during the period. Gains and losses resulting from foreign currency transactions are included in the results of operations and are immaterial to the periods presented.

Comprehensive income

In accordance with Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," components of other comprehensive income/(loss) consist of the following:

-----------------------------------------------------------------------------------------------
                                                                 For the period         For the
                                                                January 1, 1998      year ended
                                                                        through    December 31,
                                                               October 28, 1998            1997
-----------------------------------------------------------------------------------------------
Net income..................................................  $             595   $         832
Other comprehensive income
  Currency translation adjustments..........................                 (2)            (39)
                                                              ---------------------------------
    Total comprehensive income..............................  $             593   $         793
===============================================================================================

Advertising

Costs associated with advertising are expensed in the year incurred. Advertising expenses, which are comprised of print media, television and radio were $5 and $9 for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, respectively.

Research and development

Research and development costs are expensed as incurred.

3. Transactions with DePuy

OrthoTech relies on DePuy for certain services, including treasury, cash management, employee benefits, tax compliance, risk management, financial reporting and general corporate services. Although certain expenses related to these services have been allocated to OrthoTech, the results of operations and cash flows presented in the financial statements may not have been the same as those that would have occurred had OrthoTech been an independent entity. A description of the related party transactions follows:

Sales of products

OrthoTech sells its products through DePuy affiliated companies outside of the U.S. market. Net sales for such products were $1,392 and $1,677 for the period from January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, respectively.

Allocation of selling, general and administrative expenses

OrthoTech has been allocated a portion of the costs of the DePuy central support functions. These costs include central departments, notably legal, tax, treasury, finance, business development, investor relations and human resources. Such amounts were $324 and $349 for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, respectively. Such costs have been allocated to OrthoTech based upon Ortho Tech's sales to third parties, relative to total DePuy sales to third parties. Management believes these allocations are reasonable.

In addition, OrthoTech has been allocated a portion of the selling, general and administrative expenses of the DePuy affiliates outside of the U.S. that sold OrthoTech's products. Such amounts were $425 and $443 for the period January 1, 1998 through October 28, 1998 and for the year ended December 31,

1997, respectively. These amounts have been allocated based upon OrthoTech's sales to third Parties, relative to total DePuy sales to third parties. Management believes these allocations are reasonable.

The total allocated selling, general and administrative expenses described above are separately identified on the statements of operations.

Invested equity

Invested equity consists of capital contributions by DePuy, borrowings and repayments to DePuy, retained earnings/deficit and the cumulative translation adjustment.

Intercompany account with DePuy

The average intercompany balance outstanding for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 was a net receivable due from DePuy of $15,200 and $13,902, respectively.

Pensions

Eligible OrthoTech employees are provided with pension benefits through a noncontributory defined contribution plan which covers substantially all non-union employees of DePuy in the United States. This plan provides for targeted benefits based on the employee's average compensation in the years preceding retirement. In general, DePuy's policy is to contribute actuarially determined amounts that are expected to be sufficient to meet projected benefit payment requirements.

Employees of DePuy's international subsidiaries are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes. Funding policies are based on legal requirements, tax considerations and local practices.

Since the aforementioned pension arrangements are part of certain DePuy employee benefit plans, no discrete actuarial data is available for the portion allocable to OrthoTech. OrthoTech has been allocated pension costs based upon participant employee headcount. Net pension expense included in the accompanying financial statements was $153 and $40 for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, respectively.

Savings plan

DePuy also sponsors a 401(k) plan for non-union employees of its domestic operations. Non-union employees may contribute up to 11% of their compensation, subject to certain limitations. DePuy matches 100% of an employee's contribution up to 4% of their compensation. Matching contributions made by DePuy and expensed were $235 and $278 for the period January 1, 1998 through October 28, 1998 and the year ended December 31, 1997, respectively.

Postretirement benefits other than pensions

Effective January 1, 1998, certain OrthoTech employees become eligible to be covered under DePuy's unfunded postretirement healthcare benefit plans. In general, DePuy pays a defined portion of an eligible retiree's healthcare premium. The plans are contributory based on years of services, with contributions adjusted annually.

Since the aforementioned postretirement benefit arrangements are part of certain DePuy benefit plans, no discrete actuarial data is available for the portion allocable to OrthoTech. OrthoTech has been allocated postretirement benefit costs based upon participant employee headcount. Net postretirement benefit expense included in the accompanying financial statements was $84 for the period January 1, 1998 through October 28, 1998.

Stock based compensation

For the period January 1, 1998 through October 28, 1998 and the year January 1, 1997 through December 31, 1997, certain employees of OrthoTech participated in certain DePuy sponsored share option and long-term share incentive plans. Grants pursuant to these plans were at the market price of the DePuy shares at the date of grant except for the DePuy Stock Purchase Plan described below for which the option price is 85% of the fair market value of DePuy stock. DePuy elected to measure compensation expense based upon the intrinsic value approach under APB No. 25.

A summary of the status of OrthoTech's participation in DePuy's stock option plans as of October 28, 1998 and December 31, 1997 and changes during the periods ending on those dates, is presented below:

-----------------------------------------------------------------------------------------------
                                                                   Options     Weighted average
                                                               outstanding       exercise price
-----------------------------------------------------------------------------------------------
Balance at January 1, 1997..................................        61,500   $            17.50
Option granted..............................................        52,500                23.46
Options exercised...........................................        (1,412)               17.50
Options cancelled/forfeited.................................       (20,750)               17.50
                                                              ---------------------------------
Balance at December 31, 1997................................        91,838                20.86
Options granted.............................................            --                   --
Options exercised...........................................            --                   --
Options cancelled/forfeited.................................       (18,335)               20.38
                                                              ---------------------------------
Balance at October 28, 1998.................................        73,503   $            21.04
===============================================================================================

Had compensation cost for DePuy's stock option grants been determined consistent with the fair value approach of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which requires recognition of compensation cost ratably over the vesting period of the underlying instruments and had such compensation cost been allocated to OrthoTech,

OrthoTech's net income would have been adjusted to the amounts indicated below:

-----------------------------------------------------------------------------------------------
                                                                 For the period         For the
                                                                January 1, 1998      year ended
                                                                        through    December 31,
                                                               October 28, 1998            1997
-----------------------------------------------------------------------------------------------
Net income--as reported.....................................  $             595   $         832
Net income--as adjusted.....................................                438             662
===============================================================================================

Compensation cost for the determination of Net Income--as adjusted were estimated using the Black-Scholes option pricing model and the following assumptions:

-----------------------------------------------------------------------------------------------
                                                                 For the period         For the
                                                                January 1, 1998      Year ended
                                                                        through    December 31,
                                                               October 28, 1998            1997
-----------------------------------------------------------------------------------------------
Risk free interest rate.....................................              5.90%           5.90%
Expected volatility.........................................             39.74%          39.74%
Expected dividend yield.....................................              0.75%           0.75%
Expected life...............................................            6 years         6 years
===============================================================================================

The weighted-average fair value of options granted during the year ended December 31, 1997 was $11.49. The weighted-average fair value of options granted below market price during 1997 was $11.74. The weighted-average exercise price of options granted at market price during 1997 was $25.60. The weighted-average exercise price of options granted below market price during 1997 was $17.50. There were no options granted during the period January 1, 1998 through October 28, 1998.

Effective January 1, 1997, DePuy adopted the DePuy, Inc. Employee Stock Option/Purchase Plan (the "Stock Purchase Plan") for purposes of providing its employees with an opportunity to participate in equity ownership by purchasing DePuy stock at a discount. The committee administering the Stock Purchase Plan determined the maximum number of shares to be issued during each annual period. All employees who had completed 90 days of employment were eligible to participate in offerings under the Stock Purchase Plan. In order to participate, an eligible employee had to authorize a payroll deduction at a rate of 1% to 10% of base pay, which was credited to the participant's plan account. The option price of the stock under the Stock Purchase Plan was 85% of the fair market value of the stock on the offering commencement date. During 1997, OrthoTech employees purchased approximately 8,850 shares at an average price of $17.96. The weighted average fair value was $5.49 per share. There were no shares purchased by OrthoTech employees during the period January 1, 1998 through October 28, 1998. Compensation cost for the determination of "Net income-as adjusted" were estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

-------------------------------------------------------------------
Risk free interest rate.....................................   5.46%
Expected volatility.........................................  36.60%
Dividend yield..............................................   0.75%
===================================================================

Income taxes

OrthoTech is not a separate taxable entity in any jurisdiction. Rather, the OrthoTech's taxable income is included in consolidated income tax returns of DePuy in most jurisdictions. However, for purposes of these financial statements, the provision for income taxes has been computed on a separate return basis. Current income taxes are considered to have been paid or charged to DePuy. The principal components of deferred taxes are related to depreciation and amortization of fixed assets and intangibles, and the impact of certain costs and accruals not currently deductible.

4. DePuy acquisition of Orthotech

On March 11, 1996, DePuy acquired all of the outstanding shares of common stock of Orthopedic Technology, in consideration of $46.3 million in cash. The purchase method of accounting was applied to this acquisition and the excess of purchase price over the estimated fair value of net assets acquired of $41.5 million was allocated to goodwill. The goodwill relating to this acquisition is amortized on a straight-line basis over a period of 30 years.

5. Income taxes

The provision for income taxes was calculated by applying statutory tax rates to the reported pretax income after considering permanent items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of DePuy, which are related to OrthoTech.

The effective income tax rate differs from the statutory Federal income tax rate for the following reasons:

-----------------------------------------------------------------------------------------------
                                                                         Period         For the
                                                                January 1, 1998      year ended
                                                                        through    December 31,
                                                               October 28, 1998            1997
-----------------------------------------------------------------------------------------------
U.S.........................................................  $           1,551   $       2,107
Foreign.....................................................                105             159
                                                              ---------------------------------
Income before provision for income taxes....................  $           1,656   $       2,266
                                                              ---------------------------------
Statutory taxes.............................................  $             580   $         793
Tax rates:
  Statutory federal income tax rate.........................               35.0%           35.0%
  Goodwill amortization not deductible......................               24.6%           21.5%
  State and local taxes, net of federal tax benefit.........                3.5%            3.2%
  Other.....................................................                1.0%            3.6%
                                                              ---------------------------------
  Effective income tax rate.................................               64.1%           63.3%
===============================================================================================

6. Amortization of intangible assets

Amortization expense was $1,163 and $1,389 for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, respectively.

7. Rental expense and lease commitments

Rental expense relating to OrthoTech's administrative building and land under an operating lease amounted to approximately $387 and $323 for the period
January 1, 1998 through October 28, 1998 and $323 for the year ended December 31, 1997, respectively.

The approximate minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year at October 31, 1998 are:

--------------------------------------------------------------------
1998 (October through December).............................  $   84
1999........................................................     505
2000........................................................     505
2001........................................................     505
2002........................................................     505
2003........................................................     505
Thereafter..................................................   7,025
                                                              ------
  Total.....................................................  $9,634
====================================================================

8. Concentration of credit risk

OrthoTech sells its products to physicians, hospitals and clinics located throughout North America, Europe and the Asia Pacific Region.

Concentrations of credit risk is limited due to the large numbers of customers comprising OrthoTech's customer base and their dispersion across geographic areas. No one customer represents more than 10% of sales. Ongoing credit evaluations of customers' financial conditions are performed, and, generally, no collateral is required. OrthoTech maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

9. Geographic areas

Information about OrthoTech's operations by geographic area for the period January 1, 1998 through October 28, 1998 and for the year end December 31, 1997 are shown below:

-------------------------------------------------------------------------------------
                                                                Sales to    Operating
Period January 1, 1998 through October 28, 1998                customers       income
-------------------------------------------------------------------------------------
North America...............................................  $   32,084   $    1,480
Europe......................................................         640          126
Asia Pacific................................................         139           50
                                                              -----------------------
  Total.....................................................  $   32,863   $    1,656
=====================================================================================
-------------------------------------------------------------------------------------
                                                                Sales to    Operating
Period ended December 31, 1997                                 customers       income
North America...............................................  $   37,941   $    2,039
Europe......................................................         697          155
Asia Pacific................................................         208           72
                                                              -----------------------
  Total.....................................................  $   38,846   $    2,266
=====================================================================================

10. Contingencies

In the normal course of business, OrthoTech is party to claims and disputes. OrthoTech has provided for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that none of them, individually or in the aggregate, will have a material adverse effect on OrthoTech's results of operations or cash flows.

                       Report of independent accountants

To the Board of Directors
of Johnson & Johnson:

We have audited the accompanying historical statements of revenues and expenses of the Bracing and Soft Supports Business of Johnson & Johnson (the "Bracing and Soft Supports Business"), an integrated operation of Johnson & Johnson, for the period January 1, 1998 through October 28, 1998 and for the year ended
December 31, 1997. These historical statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these historical statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the historical statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the historical statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 and are not intended to be a complete presentation of the Bracing and Soft Supports Business' revenues and expenses.

In our opinion, the historical statements of revenues and expenses present fairly, in all material respects, the revenues and expenses described in Note 2 of the Bracing and Soft Supports Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

For the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, the Bracing and Soft Supports Business was a fully integrated operation of Johnson & Johnson. Consequently, as indicated in Note 2, these historical statements have been derived from the consolidated financial statements and accounting records of Johnson & Johnson and reflect significant assumptions and allocations. Moreover, as indicated Note 2, the Bracing and Soft Supports Business relied on Johnson & Johnson for administrative, management and other services. The results of operations of the Bracing and Soft Supports Business could differ from those that would have resulted had the Bracing and Soft Supports Business operated autonomously or as an entity independent of Johnson & Johnson.

/s/ PricewaterhouseCoopers
Florham Park, New Jersey
April 19, 2000

 Bracing and Soft Supports Business of Johnson & Johnson statements of revenues and expenses
 For the period January 1, 1998 through October 28, 1998 and for the year ended
                               December 31, 1997

-----------------------------------------------------------------------------------------------
                                                                 For the period         For the
                                                                January 1, 1998      year ended
                                                                        through    December 31,
(dollars in thousands)                                         October 28, 1998            1997
-----------------------------------------------------------------------------------------------
Net sales...................................................  $           7,640   $       7,955
Expenses
  Costs of goods sold.......................................              4,811           5,857
  Selling, marketing and distribution expenses..............              2,566           2,870
                                                              ---------------------------------
    Total expenses..........................................              7,377           8,727
                                                              ---------------------------------
      Revenues in excess of expenses/(expenses in excess of
        revenues)...........................................  $             263   $        (772)
===============================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                  Notes to Statements of Revenues and Expenses

                             (dollars in thousands)

1. BACKGROUND AND DESCRIPTION OF BUSINESS

Johnson & Johnson is negotiating the sale of the net assets, consisting principally of inventory, property, plant and equipment, plus certain rights and intellectual property, of the bracing and soft supports business of DePuy Orthopaedic Technology, Inc.

Orthopedic Technology, Inc. ("Orthopedic Technology") was a separate, public entity from 1993 (year of initial public offering) through March 1996. In
March 1996, Orthopedic Technology was purchased by DePuy, Inc. ("DePuy"). Shortly after the acquisition in 1996, the existing DePuy sports medicine business, which had products in the bracing and soft supports business, was combined with OrthoTech, and the resulting business was renamed DePuy Orthopaedic Technology, Inc. ("OrthoTech"). Subsequently, on October 29, 1998, Johnson & Johnson acquired DePuy in a purchase business combination. The existing Johnson & Johnson bracing and soft supports products (the "J&J Business") were transferred to OrthoTech as of January 1, 1999. The net assets of the J&J Business will be included in the potential sale of the net assets of OrthoTech. Accordingly, these accompanying financial statements relate to the J&J Business.

The J&J Business engages in the development, manufacturing and marketing of bracing and soft supports products which assist in the treatment of both hard and soft tissue injury management. The J&J Business' primarily markets are North America, Europe and the Asia Pacific Region. The J&J Business sells its products through Johnson & Johnson affiliated companies outside of the U.S. market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION

As described in Note 1, the businesses that comprise OrthoTech were not under common management control during the entire three years ended December 31, 1999. Accordingly, the financial statements of the J&J Business presented herein represent the J&J Business being sold during the period it was owned directly by Johnson & Johnson and not under common management control with OrthoTech (the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998). Separate combined financial statements of OrthoTech and the J&J Business have been prepared for the period it was under common management control (Johnson & Johnson acquisition of DePuy on October 29, 1998) and separate financial statements of OrthoTech have been prepared for the period it was not under common management control (the period prior to Johnson & Johnson acquiring DePuy on October 29, 1998) as follows:

   a. Separate combined financial statements have been prepared to depict the financial position of OrthoTech and the J&J Business at December 31, 1999 and 1998, and the results of their operations and cash flows for the year ended December 31, 1999 and the period October 29, 1998 through December 31, 1998. This represents the period in which OrthoTech was controlled by Johnson & Johnson (October 29, 1998 through December 31, 1999).

   b. Separate financial statements have been prepared which depict the results of operations and cash flows of OrthoTech for the year ended December 31, 1997 and the period January 1, 1998

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                             (dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) through October 28, 1998. This represents the period in which OrthoTech was controlled by DePuy (prior to Johnson & Johnson acquiring DePuy).

As an integrated operation of Johnson & Johnson, the J&J Business did not, in the normal course of operations, prepare separate financial statements in accordance with accounting principles generally accepted in the United States. The Statements of Revenues and Expenses are derived by extracting the revenues and direct expenses of the J&J Business from the consolidated revenues and expenses of Johnson & Johnson. Accordingly, the accompanying financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and reflect revenues and expenses directly attributable to the J&J Business and are not intended to be a complete presentation of the J&J Business' revenues and expenses. The operations of the J&J Business rely on Johnson & Johnson affiliated companies for selling, marketing, sales order processing, billing, collections, warehousing, distribution, information technology, insurance, human resources, accounting, premises, regulatory, treasury, tax and legal support. The direct expenses of the J&J Business presented in these statements include selling, marketing, warehousing and distribution and have been allocated based on management's estimates of the cost of service provided to the J&J Business by other
Johnson & Johnson affiliated companies. Management believes that these allocations are based on assumptions that are reasonable under the circumstances. Allocations of general and administrative expenses and Johnson & Johnson Corporate overhead have been excluded from these statements. Due to the reliance of the J&J Business on Johnson & Johnson and its affiliated companies, the historical operating results may not be indicative of future results.

There was no direct interest expense incurred by or allocated to the J&J Business, therefore, no interest expense has been reflected in these statements.

All significant intercompany accounts and transactions within the J&J Business have been eliminated.

      REVENUE RECOGNITION

Revenue is recognized from product sales when the goods are shipped and title and risk of loss passes to the customer.

      SELLING, MARKETING AND DISTRIBUTION EXPENSES

The direct selling, marketing and distribution expenses includes an allocation of such expenses from Johnson & Johnson and its affiliates. Different allocation methods apply to the various components of these expenses. Management believes that these allocation methods, which include sales, employee headcount, case and volume weight, are reasonable.

The direct expenses allocated to the J&J Business by Johnson & Johnson and its affiliates for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 for selling, marketing, warehousing and distribution were $2,566 and $2,870, respectively.

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                             (dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
      INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out ("FIFO") method.

      FOREIGN CURRENCY TRANSLATION

The local currencies of the J&J Business' international operations represent their respective functional currencies. Revenues and expense amounts are translated using the average exchange rates in affect during the period.

      RISKS AND UNCERTAINTIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from those estimates.

3. INCOME TAXES

The J&J Business is not a separate legal taxable entity for Federal, state or local income tax purposes and therefore, a provision for income taxes has not been presented in these statements. The operations of the J&J Business are included in the consolidated Federal income tax return of Johnson & Johnson, to the extent appropriate and are included in the Foreign, state and local returns of the other Johnson & Johnson domestic and international affiliates.

4. INTERNATIONAL OPERATIONS

Net sales of the international operations of the J&J Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, were $1,817 and $2,431, respectively.

5. RETIREMENT AND PENSION PLANS

Certain of the J&J Business' employees are covered under various retirement and pension plans which are sponsored by Johnson & Johnson and its affiliates. Net pension expense charged to the J&J Business for its participation in the Johnson & Johnson defined benefit plans for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, was approximately $11 and $11, respectively.

Certain of J&J Business' employees also participate in a voluntary 401(k) savings plan sponsored by Johnson & Johnson which is designed to enhance the existing retirement program covering eligible domestic employees. The J&J Business was charged approximately $12 and $11 for its portion of Johnson & Johnson contributions to the savings plan for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997, respectively.

            BRACING AND SOFT SUPPORTS BUSINESS OF JOHNSON & JOHNSON

                             (dollars in thousands)

6. OTHER POSTRETIREMENT BENEFITS

The J&J Business, through Johnson & Johnson sponsored plans, provides postretirement benefits, primarily health care, to all domestic retired employees and their dependents. Most international employees are covered by government-sponsored programs and the cost of the J&J Business is not significant. The J&J Business does not fund retiree health care benefits in advance and has the right to modify these plans in the future. The cost of providing these postretirement benefits is determined in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

Net postretirement benefit costs charged to the J&J Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 was $12 and $11, respectively.

The J&J Business, through Johnson & Johnson, provides certain other postemployment benefits. The cost of providing these postemployment benefits is determined in accordance with the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

Net postemployment benefit costs charged to the J&J Business for the period January 1, 1998 through October 28, 1998 and for the year ended December 31, 1997 was $19 and $18, respectively.

7. CONCENTRATION OF CREDIT RISK

The J&J Business sells its products to physicians, hospitals and clinics located throughout North America, Europe and the Asia Pacific Region.

Concentrations of credit risk is limited due to the large numbers of customers comprising the J&J Business customer base and their dispersion across geographic areas. No one customer represents more than 10% of sales.

8. CONTINGENCIES

In the normal course of business, the J&J Business is party to claims and disputes. The J&J Business' has provided for these legal matters where it is probable that a liability has been incurred and the amount of cost could be reasonably estimated. While the ultimate outcome of these claims and lawsuits cannot be readily determined, it is the opinion of management that none of them, individually or in the aggregate, will have a material adverse effect on the J&J Business' results of operations.

                                  $100,000,000

                              DJ ORTHOPEDICS, LLC

                       DJ ORTHOPEDICS CAPITAL CORPORATION

                   12 5/8% SENIOR SUBORDINATED NOTES DUE 2009

                                    Part II
                     Information not required in prospectus

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses (in millions) incurred by the Registrant in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts and commissions.

-----------------------------------------------------------------------
SEC registration fee........................................    $ .03
Accounting fees and expenses................................      .10
Legal fees and expenses.....................................     1.04
Printing and engraving expenses.............................      .20
Miscellaneous fees and expenses.............................     4.53
                                                                -----
Total.......................................................    $5.90
-----------------------------------------------------------------------

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Pursuant to Section 102(b)(7)of the DGCL, the Certificate of Incorporation of each of DJ Capital and dj Orthopedics, Inc. provides that the directors of DJ Capital and dj Orthopedics, Inc., individually or collectively, shall not be held personally liable to DJ Capital Corp or dj Orthopedics, Inc., as the case may be, or their stockholders for monetary damages for breaches of fiduciary duty as directors, except that any director shall remain liable (1) for any breach of the director's fiduciary duty of loyalty to DJ Capital Corp or dj Orthopedics, Inc. as the case may be, or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) for liability under
Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The by-laws of DJ Capital and dj Orthopedics, Inc. provide for indemnification of their officers and directors to the full extent authorized by law.

Section 18-108 of the Delaware Limited Liability Company Act (the "Act") provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company's operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The Bylaws of the Company provide that the Company shall, to the fullest extent authorized under the Act, indemnify and hold harmless against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement)reasonably incurred or suffered, any manager or officer of the Company, including indemnification for negligence or gross negligence but excluding indemnification (i)for acts or omissions involving actual fraud or willful misconduct or (ii)with respect to any transaction from which the indemnitee derived an improper personal benefit.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted. The Registrants are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

Within the last three years, and through September 29, 2001, dj Orthopedics, LLC, DJ Orthopedics Capital Corporation and the predecessor of dj Orthopedics, Inc., DonJoy, L.L.C., issued and sold the following unregistered securities:

      1. In connection with its recapitalization on June 30, 1999, DonJoy, L.L.C. issued (i) 664,000 common units, at the price of $100 per unit, to J.P. Morgan DJ Partners, LLC and three members of senior management and
      (ii) 54,000 common units to Smith & Nephew, Inc., its former parent. The sale of the units was made in reliance upon Section 4(2) of the Securities Act of 1933 and/or Rule 506 thereunder as a transaction not involving a public offering.

      2. On June 30, 1999, DonJoy, L.L.C. issued 40,184 redeemable preferred units, at the price of $781.78 per unit, to J.P. Morgan Partners (23A
      SBIC), LLC and First Union Investors, Inc. The sale of the units was made in reliance upon Section 4(2) of the Securities Act of 1933 and/or
      Rule 506 thereunder as a transaction not involving a public offering.

      3. On June 30, 1999, dj Orthopedics, LLC and DJ Capital Corporation, as co-issuers, issued $100.0 million principal amount of 12 5/8% Senior Subordinated Notes due 2009, guaranteed by DonJoy, L.L.C., to Chase Securities Inc., as initial purchaser, which notes were resold to qualified institutional buyers pursuant to Rule 144A. These notes were subsequently exchanged for substantially similar notes registered under the Securities Act pursuant to a registration statement on Form S-4.

      4. On July 7, 2000, DonJoy, L.L.C. issued 75,890 common units, at the price of $109 per unit, to J.P. Morgan DJ Partners, LLC and three members of senior management. The sale of the units was made in reliance upon
      Section 4(2) of the Securities Act of 1933 and/or Rule 506 thereunder as a transaction not involving a public offering.

      5. On July 7, 2000, DonJoy, L.L.C. issued 4,221 redeemable preferred units, at the price of $851.64 per unit, to J.P. Morgan Partners (23A
      SBIC), LLC, First Union Capital Partners, LLC and TCW/Crescent Mezzanine Trust II, and TCW Leveraged Income Trust II, L.P. The sale of the units was made in reliance upon Section 4(2) of the Securities Act of 1933 and/or Rule 506 thereunder as a transaction not involving a public offering.

      6. On June 11, 2001, DonJoy, L.L.C. issued 91,743 common units, at the price of $109 per unit, to J.P. Morgan DJ Partners, LLC and three members of senior management. The sale of the units was made in reliance upon
      Section 4(2) of the Securities Act of 1933 and/or Rule 506 thereunder as a transaction not involving a public offering.

Concurrently with and contingent upon the closing of the initial public offering of dj Orthopedics, Inc., a wholly owned subsidiary of dj Orthopedics, Inc. merged with and into DonJoy, L.L.C. which was the surviving entity of the merger. In the merger the holders of the common units and preferred units received an aggregate of 10,055,566 shares of common stock of dj Orthopedics, Inc. The issuance of the common stock in the merger was made in reliance upon
Section 4(2) of the Securities Act of 1933 and/or Rule 506 thereunder as a transaction not involving a public offering.

The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. No general solicitation was made by DonJoy, L.L.C. or any person acting on its behalf. Appropriate transfer restriction legends were affixed to the certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about us.

    OPTIONS. DonJoy, L.L.C. from time to time has granted stock options to employees, directors and consultants. The following table sets forth certain information regarding such grants.

-------------------------------------------------------------------------------------------
                                                               Number of
                                                              Common Units   Exercise Price
-------------------------------------------------------------------------------------------
June 30, 1999 to December 31, 1999..........................    120,512           $100
January 1, 2000 to December 31, 2000........................     28,328       $100 to $109
January 1, 2001 to November 8, 2001.........................     44,695       $100 to $173
-------------------------------------------------------------------------------------------

DonJoy, L.L.C. has also granted rights to purchase 2,000 common units to each of a current and former member of its board of managers, which may be exercised at any time at a price per unit equal to the fair market value at the time of exercise.

All of the above-described grants were exempt from registration (i) pursuant to
Section 4(2) of the Securities Act, or (ii) Rule 701 promulgated under the Securities Act.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)  Exhibits:

         3.1       Amended and Restated Operating Agreement of dj Orthopedics,
                   LLC (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 (File No. 333-86835))

         3.2       Amended and Restated Certificate of Incorporation of dj
                   Orthopedics, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement of dj Orthopedics, Inc. on Form S-8 (File No. 333-73966))

         3.3       Certificate of Amendment to Certificate of Incorporation of
                   DJ Orthopedics Capital Corporation (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 (File No. 333-86835))

         3.4 By-laws of dj Orthopedics, LLC (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 (File
                   No. 333-86835))

         3.5       Amended and Restated By-laws of dj Orthopedics, Inc
                   (incorporated by reference to Exhibit 4.2 to the Registration Statement of dj Orthopedics, Inc. on Form S-8
                   (File No. 333-73966))

         3.6 By-laws of DJ Orthopedics Capital Corporation (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 (File No. 333-86835))

         4.1       Indenture dated as of June 30, 1999 among dj Orthopedics,
                   Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC and DJ Orthopedics Capital Corporation and The Bank of New
                   York, as Trustee (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (Reg. No.
                   333-86835) dated September 10, 1999)

         4.2 Form of 12 5/8% Senior Subordinated Note due 2009 (included as Exhibit B to Exhibit 4.1)

         5.1*      Opinion of O'Sullivan LLP

        10.1       Recapitalization Agreement dated as of April 29, 1999 among
                   J.P. Morgan DJ Partners, LLC (f/k/a Chase DJ Partners LLC), dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 (Reg. No. 333-86835)
                   dated September 10, 1999)

        10.2       Group Research Centre Technology Agreement dated as of June
                   30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.3 Supply Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and Smith & Nephew (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (Reg. No. 333-86835)
                   dated September 10, 1999)

        10.4 Distribution Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., Smith
                   & Nephew and the affiliates of Smith & Nephew listed on
                   Schedule I thereto (Incorporated by reference to Exhibit
                   10.5 to the Registration Statement on Form S-4 (Reg.
                   No. 333-86835) dated September 10, 1999)

        10.5       Subleases dated as of June 30, 1999 between the dj
                   Orthopedics, LLC and Smith & Nephew (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.6       Guaranties dated as of June 30, 1999 of dj Orthopedics,
                   Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.7 Preferred Unit Purchase Agreement dated as of June 30, 1999 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., J.P. Morgan Partners (23A SBIC), L.L.C. (formerly CB Capital
                   Investors, L.L.C.) and First Union Investors, Inc.
                   (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (Reg. No. 333-86835)
                   dated September 10, 1999)

        10.8* Agreement and Plan of Merger dated as of October 26, 2001 between DonJoy, L.L.C., dj Orthopedics, Inc. and dj Acquisition Corporation

        10.9 Credit Agreement dated as of June 30, 1999 among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., dj
                   Orthopedics, LLC, DJ Orthopedics Capital Corporation, the
                   Lenders party thereto and First Union National Bank, as
                   Administrative Agent (Incorporated by reference to Exhibit
                   10.11 to the Registration Statement on Form S-4 (Reg. No.
                   333-86835) dated September 10, 1999)

        10.10      Agreement dated as of July 13, 2000 among dj Orthopedics,
                   Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC, the Lenders under that certain Credit Agreement dated as of
                   June 30, 1999, as amended, First Union National Bank, as
                   administrative agent, and The Chase Manhattan Bank, as
                   syndication agent. (Incorporated by reference to Exhibit
                   10.3 to DonJoy, L.L.C.'s report on Form 8-K dated July 21,
                   2000))

        10.11 Indemnity, Subrogation and Contribution Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, J.P. Morgan
                   Partners (23A SBIC), L.L.C. (formerly CB Capital Investors,
                   L.L.C.), DJ Capital Investors L.L.C. and First Union
                   National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.12 Parent Guarantee Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and First Union National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.13 Subsidiary Guarantee Agreement dated as of June 30, 1999 between DJ Orthopedics Capital Corporation and First Union
                   National Bank, as Collateral Agent (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.14 Pledge Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and First Union National Bank, as Collateral
                   Agent (Incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 (Reg. No. 333-86835)
                   dated September 10, 1999)

        10.15      Security Agreement dated as of June 30, 1999 among dj
                   Orthopedics, LLC, dj Orthopedics, Inc., as successor to DonJoy, L.L.C., J.P. Morgan Partners (23A SBIC), L.L.C.
                   (formerly CB Capital Investors, L.L.C), DJ Capital
                   Investors, L.L.C. and First Union National Bank, as
                   Collateral Agent (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 (Reg. No.
                   333-86835) dated September 10, 1999)

        10.16 Leasehold Deed of Trust, Security Agreement and Assignment of Leases and Rents dated as of June 30, 1999 by dj
                   Orthopedics, LLC, as grantor, to First American Title
                   Insurance Company, as trustee (Incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4
                   (Reg. No. 333-86835) dated September 10, 1999)

        10.17      Employment Agreement dated as of June 30, 1999 between dj
                   Orthopedics, LLC and Leslie H. Cross (Incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.18      Employment Agreement dated as of June 30, 1999 between dj
                   Orthopedics, LLC and Cyril Talbot III (Incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.19      Employment Agreement dated as of June 30, 1999 between dj
                   Orthopedics, LLC and Michael R. McBrayer (Incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)

        10.20 Fifth Amended and Restated 1999 Option Plan of dj Orthopedics, Inc. dated October 25, 2001 (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 of dj Orthopedics, Inc. (Reg. No. 333-73966))

        10.21      Retention Agreement dated December 14, 1998 between Smith &
                   Nephew and Leslie Cross (Incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4
                   (Reg. No. 333-86835) dated September 10, 1999)

        10.22      Retention Agreement dated December 14, 1998 between Smith &
                   Nephew and Cyril Talbot (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4
                   (Reg. No. 333-86835) dated September 10, 1999)

        10.23      Retention Agreement dated December 14, 1998 between Smith &
                   Nephew and Michael McBrayer (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4
                   (Reg. No. 333-86835) dated September 10, 1999)

        10.24      Asset Purchase Agreement dated as of July 7, 2000 among
                   DePuy Orthopaedic Technology, Inc., dj Orthopedics, LLC, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C.
                   (Incorporated by reference to Exhibit 2.1 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)

        10.25 Preferred Unit Purchase Agreement dated as of July 7, 2000, among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and J.P. Morgan Partners (23A SBIC), LLC (formerly CB
                   Capital Investors, L.L.C.) First Union Capital Partners,
                   LLC, DJC, Inc., TCW/Crescent Mezzanine Trust II, and TCW
                   Leveraged Income Trust II, L.P. (Incorporated by reference to Exhibit 4.1 to DonJoy, L.L.C.'s report on Form 8-K dated
                   July 21, 2000)

        10.26 Common Unit Purchase Agreement dated as of July 7, 2000, among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and J.P. Morgan DJ Partners, LLC (formerly Chase
                   DJ Partners, L.L.C.), Leslie H. Cross & Deborah L. Cross
                   Family Trust, Michael R. McBrayer, and Cyril Talbot III,
                   (Incorporated by reference to Exhibit 4.2 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)

        10.27      Secured Promissory Note dated as of July 7, 2000 between the
                   Leslie H. Cross & Deborah L. Cross Family Trust and Leslie
                   H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.3 to DonJoy,
                   L.L.C.'s report on Form 8-K dated July 21, 2000)

        10.28      Secured Promissory Note dated as of July 7, 2000 between
                   Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.4 to
                   DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)

        10.29      Secured Promissory Note dated as of July 7, 2000 between
                   Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.5 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)

        10.30      Third Amended and Restated Pledge Agreement dated as of June
                   11, 2001, among Leslie H. Cross, Leslie H. Cross & Deborah
                   L. Cross Family Trust, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.7 to DonJoy, L.L.C.'s quarterly report on Form 10Q for the quarter ended June 30, 2001)

        10.31      Third Amended and Restated Pledge Agreement dated as of June
                   11, 2001, Cyril Talbot III, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.8 to DonJoy, L.L.C.'s quarterly report on Form
                   10Q for the quarter ended June 30, 2001)

        10.32      Third Amended and Restated Pledge Agreement dated as of June
                   11, 2001, between Michael R. McBrayer and dj Orthopedics,
                   Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.9 to DonJoy, L.L.C.'s quarterly report on Form 10Q for the quarter ended June 30, 2001)

        10.33      Unit Purchase Agreement dated as of June 28, 2000, among
                   Smith & Nephew Disposal, Inc. and J.P. Morgan DJ Partners,
                   LLC (formerly Chase DJ Partners, L.L.C.), Leslie H. Cross &
                   Deborah L. Cross Family trust, Michael R. McBrayer, and
                   Cyril Talbot III. (Incorporated by reference to Exhibit 4.9 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)

        10.34      Amended and Restated Secured Promissory Note dated as of
                   June 28, 2000 between Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C.
                   (Incorporated by reference to Exhibit 4.10 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)

        10.35      Amended and Restated Secured Promissory Note dated as of
                   June 28, 2000 among Leslie H. Cross & Deborah L. Cross
                   Family Trust, Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.11 to DonJoy, L.L.C.'s report on Form 8-K dated
                   July 21, 2000)

        10.36      Amended and Restated Secured Promissory Note dated as of
                   June 28, 2000 between Cyril Talbot III and dj Orthopedics,
                   Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.12 to DonJoy's report on Form 8-K dated July 21, 2000)

        10.37      Secured Promissory Note dated as of June 28, 2000 among
                   Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H.
                   Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.13 to DonJoy's report on Form 8-K dated July 21, 2000)

        10.38      Secured Promissory Note dated as of June 28, 2000 between
                   Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.14 to
                   DonJoy's report on Form 8-K dated July 21, 2000)

        10.39      Secured Promissory Note dated as of June 28, 2000 between
                   Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.15 to DonJoy's report on Form 8-K dated July 21, 2000)

        10.40      Secured Promissory Note dated as of June 11, 2001 among
                   Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H.
                   Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.4 to DonJoy,
                   L.L.C.'s quarterly report on Form 10-Q for the quarter ended
                   June 30, 2001)

        10.41      Secured Promissory Note dated as of June 11, 2001 between
                   Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.5 to
                   DonJoy, L.L.C.'s quarterly report on Form 10-Q for the quarter ended June 30, 2001)

        10.42      Secured Promissory Note dated as of June 11, 2001 between
                   Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.6 to DonJoy, L.L.C.'s quarterly report on Form 10-Q for the quarter ended June 30, 2001)

        10.43      Amendment No. 1 dated as of May 25, 2000 to the Credit
                   Agreement dated as of June 30, 1999 (Incorporated by reference to Exhibit 10.1 to DonJoy, L.L.C.'s report on Form
                   8-K dated July 21, 2000)

        10.44      dj Orthopedics, Inc. 2001 Omnibus Plan (Incorporated by
                   reference to Exhibit 4.6 to the Registration Statement on
                   Form S-8 of dj Orthopedics, Inc. (Reg No. 333-     ))

        10.45*     Merger Agreement dated as of November 7, 2001 between dj
                   Orthopedics, Inc. and DonJoy, L.L.C.

        10.46      dj Orthopedics, Inc. 2001 Non-Employee Director Plan
                   (Incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 of dj Orthopedics, Inc.
                   (Reg No. 333-73966))

        10.47      dj Orthopedics, Inc. 2001 Employee Stock Purchase Plan
                   (Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 of dj Orthopedics, Inc.
                   (Reg No. 333-73966))

        10.48      Common Unit Purchase Agreement dated June 11, 2001 among
                   DonJoy, L.L.C., JP Morgan DJ Partners, L.L.C., Leslie H.
                   Cross and Deborah L. Cross Family Trust, Michael R. McBrayer and Cyril Talbot III (Incorporated by reference to Exhibit
                   10.3 to DonJoy, L.L.C.'s Report on Form 10-Q for the quarter ended June 30, 2001)

        10.49      Employment Agreement dated as of June 1, 2001 between dj
                   Orthopedics, LLC and Paul K. Nichols, Jr. (Incorporated by reference to Exhibit 10.2 to DonJoy, L.L.C.'s Report on Form
                   10-Q for the quarter ended June 30, 2001)

        10.50      Asset Purchase Agreement dated June 1, 2001 by and among
                   Alaron Technologies, L.L.C., seller, Paul K. Nichols, Jr.,
                   Jamal D. Rushby, Members, and dj Orthopedics, L.L.C., Buyer
                   (Incorporated by reference to Exhibit 10.1 to DonJoy,
                   L.L.C.'s Report on Form 10-Q for the quarter ended June 30,
                   2001)

        10.51*     Management Consulting Agreement between DonJoy, L.L.C. and
                   JPM Fairfield dated November 7, 2001

        10.52* Consent and Termination Agreement dated November 20, 2001 by and among DonJoy, L.L.C., J.P. Morgan DJ Partners, L.L.C.,
                   Leslie H. Cross & Deborah L. Cross Family Trust, Michael R.
                   McBrayer, Cyril Talbot III, J.P. Morgan Partners (23A SBIC),
                   LLC, First Union Capital Partners, LLC, DJ Investment, LLC,
                   DJC, Inc., TCW/Crescent Mezzanine Trust II, TCW Leveraged
                   Income Trust II, L.P., TCW Investment Management Company and
                   Crescent Mach I Partners, L.P.

        10.53* Registration Rights Agreement dated November 7, 2001 by and among dj Orthopedics, Inc., J.P. Morgan DJ Partners, L.L.C.,
                   Leslie H. Cross & Deborah L. Cross Family Trust,
                   Michael R. McBrayer, Cyril Talbot III, J.P. Morgan Partners
                   (23A SBIC), LLC, First Union Capital Partners, LLC,
                   DJ Investment, LLC, DJC, Inc., TCW/ Crescent Mezzanine
                   Trust II, TCW Leveraged Income Trust II, L.P., TCW
                   Investment Management Company and Crescent Mach I Partners,
                   L.P.

        10.54* Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and the Leslie H. Cross and Deborah L.
                   Cross Family Trust

        10.55* Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and Cyril Talbot III

        10.56* Letter Agreement dated November 20, 2001 between dj Orthopedics, Inc. and Michael R. McBrayer

        10.57* Assignment and Assumption Agreement dated November 20, 2001 between DonJoy, L.L.C. and dj Orthopedics, Inc.

        10.58* Assignment and Assumption Agreement dated November 20, 2001 among DonJoy, L.L.C., dj Orthopedics, Inc., First Union
                   National Bank and The Chase Manhattan Bank

        12.1*      Statement re: Computation of Ratio of Earnings to Fixed
                   Charges

        21.1 Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 of dj
                   Orthopedics, Inc. (Reg No. 333-68358))

        23.1*      Consent of O'Sullivan LLP (included on Exhibit 5.1)

        23.2*      Consent of Ernst & Young LLP, Independent Auditors

        23.3*      Consent of PricewaterhouseCoopers LLP

        24.1       Powers of Attorney (included on signature page)

        25.1*      Statement of Eligibility and Qualification under the Trust
                   Indenture Act of 1939 of the Bank of New York, as Trustee

        99.1*      Consent of Frost & Sullivan

(*) Filed herewith

(b) FINANCIAL STATEMENT SCHEDULES

                                  DONJOY, LLC
                      SCHEDULE II--VALUATION AND QUALIFING
                             ACCOUNTS AND RESERVES
                  FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                                                              Allowance for   Reserve for
                                                                Doubtful       Excess and
                                                              Accounts and      Obsolete
                                                              Sales Returns    Inventory
                                                              -------------   ------------
Balance at December 31, 1997................................   $   412,000    $    750,000
  Provision.................................................     1,407,000         172,000
  Write-offs and recoveries, net............................    (1,463,000)       (366,000)
                                                               -----------    ------------
Balance at December 31, 1998................................       356,000         556,000
  Provision.................................................     2,678,000       1,052,000
  Write-offs and recoveries, net............................    (2,045,000)       (617,000)
                                                               -----------    ------------
Balance at December 31, 1999................................       989,000         991,000
  Provision.................................................     6,285,000      17,050,000
  Write-offs and recoveries, net............................    (2,996,000)    (14,267,000)
                                                               -----------    ------------
Balance at December 31, 2000................................   $ 4,278,000    $  3,774,000
                                                               ===========    ============

All other schedules are omitted because they are not applicable or not required or becuase the required information is shown in the Consolidated Financial Statements of DonJoy, LLC or the notes thereto.

Item 20. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the Corporation Law, the certificate of Incorporation and By-laws, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake:

   1. To file, during any period in which officers or sales are being made, a post-effective amendment to this registration statement;

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

   4. That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4,10(b),11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 11th day of December, 2001.

                                                       DJ ORTHOPEDICS, INC.

                                                       By:  /s/ LESLIE H. CROSS
                                                            ------------------------------------------
                                                            Leslie H. Cross
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of DJ ORTHOPEDICS, INC. do hereby constitute and appoint each of LESLIE H. CROSS, CYRIL TALBOT III or either of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as director or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      Signature                                  Title                   Date
                      ---------                                  -----                   ----
                                                       President, Chief Executive
/s/ LESLIE H. CROSS                                      Officer and Director
-------------------------------------------              (Principal Executive      December 11, 2001
Leslie H. Cross                                          Officer)

                                                       Senior Vice President,
                                                         Chief Financial Officer,
/s/ CYRIL TALBOT III                                     and Secretary (Principal
-------------------------------------------              Financial Officer and     December 11, 2001
Cyril Talbot III                                         Principal Accounting
                                                         Officer)

/s/ CHARLES T. ORSATTI
-------------------------------------------            Chairman of the Board       December 11, 2001
Charles T. Orsatti

                      Signature                                  Title                   Date
                      ---------                                  -----                   ----
/s/ MITCHELL J. BLUTT
-------------------------------------------            Director                    December 11, 2001
Mitchell J. Blutt, M.D.

/s/ KIRBY L. CRAMER
-------------------------------------------            Director                    December 11, 2001
Kirby L. Cramer

/s/ DAMION E. WICKER
-------------------------------------------            Director                    December 11, 2001
Damion E. Wicker, M.D.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 11th day of December, 2001.

                                                       DJ ORTHOPEDICS CAPITAL CORPORATION

                                                       By:  /s/ LESLIE H. CROSS
                                                            ------------------------------------------
                                                            Leslie H. Cross
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

Each of the undersigned members of the Board of Directors and officers of DJ ORTHOPEDICS CAPITAL CORPORATION do hereby constitute and appoint each of LESLIE H. CROSS, CYRIL TALBOT III or either of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as director or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      Signature                                  Title                   Date
                      ---------                                  -----                   ----
                                                       President, Chief Executive
/s/ LESLIE H. CROSS                                      Officer and Director
-------------------------------------------              (Principal Executive      December 11, 2001
Leslie H. Cross                                          Officer)

                                                       Senior Vice President,
                                                         Chief Financial Officer,
/s/ CYRIL TALBOT III                                     and Secretary (Principal
-------------------------------------------              Financial Officer and     December 11, 2001
Cyril Talbot III                                         Principal Accounting
                                                         Officer)

/s/ CHARLES T. ORSATTI
-------------------------------------------            Chairman of the Board       December 11, 2001
Charles T. Orsatti

/s/ MITCHELL J. BLUTT
-------------------------------------------            Director                    December 11, 2001
Mitchell J. Blutt, M.D.

/s/ KIRBY L. CRAMER
-------------------------------------------            Director                    December 11, 2001
Kirby L. Cramer

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 11th day of December, 2001.

                                                       DJ ORTHOPEDICS, LLC

                                                       By:  /s/ LESLIE H. CROSS
                                                            ------------------------------------------
                                                            Leslie H. Cross
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

Each of the undersigned members of the Board of Managers and officers of DJ ORTHOPEDICS, LLC do hereby constitute and appoint each of LESLIE H. CROSS, CYRIL TALBOT III or either of them, his true and lawful attorney-in-fact and agent, to do any and all acts and things in his name and on his behalf in his capacity as manager or officer and to execute any and all instruments for him and in his name in the capacities indicated below, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for him in the capacity indicated below, any and all amendments (including post-effective amendments) hereto; and each of the undersigned does hereby ratify and confirm all that said attorneys-in-fact and agent, or either of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      Signature                                  Title                   Date
                      ---------                                  -----                   ----
                                                       President, Chief Executive
/s/ LESLIE H. CROSS                                      Officer and Manager
-------------------------------------------              (Principal Executive      December 11, 2001
Leslie H. Cross                                          Officer)

                                                       Senior Vice President,
                                                         Chief Financial Officer,
/s/ CYRIL TALBOT III                                     and Secretary (Principal
-------------------------------------------              Financial Officer and     December 11, 2001
Cyril Talbot III                                         Principal Accounting
                                                         Officer)

/s/ CHARLES T. ORSATTI
-------------------------------------------            Chairman of the Board       December 11, 2001
Charles T. Orsatti

/s/ MITCHELL J. BLUTT
-------------------------------------------            Manager                     December 11, 2001
Mitchell J. Blutt, M.D.

                      Signature                                  Title                   Date
                      ---------                                  -----                   ----
/s/ KIRBY L. CRAMER
-------------------------------------------            Manager                     December 11, 2001
Kirby L. Cramer

/s/ DAMION E. WICKER
-------------------------------------------            Manager                     December 11, 2001
Damion E. Wicker, M.D.

                               Index to exhibits

   3.1      Amended and Restated Operating Agreement of dj Orthopedics,
            LLC (incorporated by reference to Exhibit 3.1 to the
            Registration Statement of the Registrants on Form S-4 (File
            No. 333-86835))
   3.2      Amended and Restated Certificate of Incorporation of dj
            Orthopedics, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement of dj Orthopedics, Inc. on
            Form S-8 (File No. 333-73966))
   3.3      Certificate of Amendment to Certificate of Incorporation of
            DJ Orthopedics Capital Corporation (incorporated by
            reference to Exhibit 3.3 to the Registration Statement on
            Form S-4 (File No. 333-86835))
   3.4      By-laws of dj Orthopedics, LLC (incorporated by reference to
            Exhibit 3.4 to the Registration Statement on Form S-4 (File
            No. 333-86835))
   3.5      Amended and Restated By-laws of dj Orthopedics, Inc
            (incorporated by reference to Exhibit 4.2 to the
            Registration Statement of dj Orthopedics, Inc. on Form S-8
            (File No. 333-73966))
   3.6      By-laws of DJ Orthopedics Capital Corporation (incorporated by reference to Exhibit 3.6 to the Registration Statement on
            Form S-4 (File No. 333-86835))
   4.1      Indenture dated as of June 30, 1999 among dj Orthopedics,
            Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC
            and DJ Orthopedics Capital Corporation and The Bank of New
            York, as Trustee (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (Reg. No.
            333-86835) dated September 10, 1999)
   4.2      Form of 12 5/8% Senior Subordinated Note due 2009 (included as Exhibit B to Exhibit 4.1)
   5.1*     Opinion of O'Sullivan LLP
  10.1      Recapitalization Agreement dated as of April 29, 1999 among
            J.P. Morgan DJ Partners, LLC (f/k/a Chase DJ Partners LLC),
            DonJoy, L.L.C. and Smith & Nephew (Incorporated by reference to Exhibit 10.1 to DonJoy, L.L.C.'s Registration Statement
            on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
  10.2      Group Research Centre Technology Agreement dated as of June
            30, 1999 between dj Orthopedics, Inc., as successor to
            DonJoy, L.L.C. and Smith & Nephew (Incorporated by reference to Exhibit 10.2 to DonJoy, L.L.C.'s Registration Statement
            on Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
  10.3      Supply Agreement dated as of June 30, 1999 between dj
            Orthopedics, Inc., as successor to DonJoy, L.L.C. and Smith
            & Nephew (Incorporated by reference to Exhibit 10.3 to the
            Registration Statement on Form S-4 (Reg. No. 333-86835)
            dated September 10, 1999)
  10.4      Distribution Agreement dated as of June 30, 1999 between dj
            Orthopedics, Inc., as successor to DonJoy, L.L.C. Smith &
            Nephew and the affiliates of Smith & Nephew listed on
            Schedule I thereto (Incorporated by reference to Exhibit
            10.5 to the Registration Statement on Form S-4 (Reg.
            No. 333-86835) dated September 10, 1999)
  10.5      Subleases dated as of June 30, 1999 between the dj
            Orthopedics, LLC and Smith & Nephew (Incorporated by
            reference to Exhibit 10.7 to DonJoy, L.L.C.'s Registration
            Statement on Form S-4 (Reg. No. 333-86835) dated September
            10, 1999)
  10.6      Guaranties dated as of June 30, 1999 of dj Orthopedics,
            Inc., as successor to DonJoy, L.L.C. (Incorporated by
            reference to Exhibit 10.8 to DonJoy, L.L.C.'s Registration
            Statement on Form S-4 (Reg. No. 333-86835) dated September
            10, 1999)
  10.7      Preferred Unit Purchase Agreement dated as of June 30, 1999 among DonJoy, L.L.C. J.P. Morgan Partners (23A SBIC), L.L.C.
            (formerly CB Capital Investors, L.L.C.) and First Union
            Investors, Inc. (Incorporated by reference to Exhibit 10.9 to DonJoy, L.L.C.'s Registration Statement on Form S-4 (Reg.
            No. 333-86835) dated September 10, 1999)

  10.8*     Agreement and Plan of Merger date as of October 26, 2001
            between DonJoy, L.L.C., dj Orthopedics, Inc. and dj
            Acquisition Corporation
  10.9      Credit Agreement dated as of June 30, 1999 among
            dj Orthopedics, Inc., as successor to DonJoy, L.L.C., dj
            Orthopedics, LLC, DJ Orthopedics Capital Corporation, the
            Lenders party thereto and First Union National Bank, as
            Administrative Agent (Incorporated by reference to Exhibit
            10.11 to DonJoy, L.L.C.'s Registration Statement on Form S-4
            (Reg. No. 333-86835) dated September 10, 1999)
  10.10     Agreement dated as of July 13, 2000 among dj Orthopedics,
            Inc., as successor to DonJoy, L.L.C., dj Orthopedics, LLC, the Lenders under that certain Credit Agreement dated as of
            June 30, 1999, as amended, First Union National Bank, as
            administrative agent, and The Chase Manhattan Bank, as
            syndication agent. (Incorporated by reference to Exhibit
            10.3 to DonJoy, L.L.C.'s report on Form 8-K dated July 21,
            2000)
  10.11     Indemnity, Subrogation and Contribution Agreement dated as of June 30, 1999 among dj Orthopedics, LLC, J.P. Morgan
            Partners (23A SBIC), L.L.C. (formerly CB Capital Investors,
            L.L.C.), DJ Capital Investors L.L.C. and First Union
            National Bank, as Collateral Agent (Incorporated by
            reference to Exhibit 10.12 to the Registration Statement on
            Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
  10.12     Parent Guarantee Agreement dated as of June 30, 1999 between dj Orthopedics, Inc., as successor to DonJoy, L.L.C. and
            First Union National Bank, as Collateral Agent (Incorporated
            by reference to Exhibit 10.13 to DonJoy, L.L.C.'s
            Registration Statement on Form S-4 (Reg. No. 333-86835)
            dated September 10, 1999)
  10.13     Subsidiary Guarantee Agreement dated as of June 30, 1999
            between DJ Orthopedics Capital Corporation and First Union
            National Bank, as Collateral Agent (Incorporated by
            reference to Exhibit 10.14 to the Registration Statement on
            Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
  10.14     Pledge Agreement dated as of June 30, 1999 among dj
            Orthopedics, LLC, dj Orthopedics, Inc., as successor to
            DonJoy, L.L.C. and First Union National Bank, as Collateral
            Agent (Incorporated by reference to Exhibit 10.15 to the
            Registration Statement on Form S-4 (Reg. No. 333-86835)
            dated September 10, 1999)
  10.15     Security Agreement dated as of June 30, 1999 among dj
            Orthopedics, LLC, dj Orthopedics, Inc., as successor to
            DonJoy, L.L.C. J.P. Morgan Partners (23A SBIC), L.L.C.
            (formerly CB Capital Investors, L.L.C), DJ Capital
            Investors, L.L.C. and First Union National Bank, as
            Collateral Agent (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 (Reg. No.
            333-86835) dated September 10, 1999)
  10.16     Leasehold Deed of Trust, Security Agreement and Assignment
            of Leases and Rents dated as of June 30, 1999 by dj
            Orthopedics, LLC, as grantor, to First American Title
            Insurance Company, as trustee (Incorporated by reference to
            Exhibit 10.17 to the Registration Statement on Form S-4
            (Reg. No. 333-86835) dated September 10, 1999)
  10.17     Employment Agreement dated as of June 30, 1999 between dj
            Orthopedics, LLC and Leslie H. Cross (Incorporated by
            reference to Exhibit 10.18 to the Registration Statement on
            Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
  10.18     Employment Agreement dated as of June 30, 1999 between dj
            Orthopedics, LLC and Cyril Talbot III (Incorporated by
            reference to Exhibit 10.19 to the Registration Statement on
            Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
  10.19     Employment Agreement dated as of June 30, 1999 between dj
            Orthopedics, LLC and Michael R. McBrayer (Incorporated by
            reference to Exhibit 10.20 to the Registration Statement on
            Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
  10.20     Fifth Amended and Restated 1999 Option Plan of dj
            Orthopedics, Inc. dated October 25, 2001 (Incorporated by
            reference to Exhibit 10.20 to Exhibit 4.3 to dj Orthopedics,
            Inc.'s Registration Statement on Form S-8 (Reg. No.
            333-73966)

  10.21     Retention Agreement dated December 14, 1998 between Smith &
            Nephew and Leslie Cross (Incorporated by reference to Exhibit 10.22 to the Registration Statement on Form S-4
            (Reg. No. 333-86835) dated September 10, 1999)
  10.22     Retention Agreement dated December 14, 1998 between Smith &
            Nephew and Cyril Talbot (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4
            (Reg. No. 333-86835) dated September 10, 1999)
  10.23     Retention Agreement dated December 14, 1998 between Smith &
            Nephew and Michael McBrayer (Incorporated by reference to Exhibit 10.24 to DonJoy, L.L.C.'s Registration Statement on
            Form S-4 (Reg. No. 333-86835) dated September 10, 1999)
  10.24     Asset Purchase Agreement dated as of July 7, 2000 among
            DePuy Orthopaedic Technology, Inc., dj Orthopedics, LLC, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C.
            (Incorporated by reference to Exhibit 2.1 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)
  10.25 Preferred Unit Purchase Agreement dated as of July 7, 2000, among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and J.P. Morgan Partners (23A SBIC), LLC (formerly
            CB Capital Investors, L.L.C.), First Union Capital Partners,
            LLC, DJC, Inc., TCW/Crescent Mezzanine Trust II, and TCW
            Leveraged Income Trust II, L.P. (Incorporated by reference to Exhibit 4.1 to DonJoy, L.L.C.'s report on Form 8-K dated
            July 21, 2000)
  10.26 Common Unit Purchase Agreement dated as of July 7, 2000, among dj Orthopedics, Inc., as successor to DonJoy, L.L.C., and J.P. Morgan DJ Partners, LLC (formerly Chase DJ
            Partners, L.L.C.), Leslie H. Cross & Deborah L. Cross Family
            Trust, Michael R. McBrayer, and Cyril Talbot III,
            (Incorporated by reference to Exhibit 4.2 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)
  10.27     Secured Promissory Note dated as of July 7, 2000 between the
            Leslie H. Cross & Deborah L. Cross Family Trust and Leslie
            H. Cross and DonJoy, L.L.C. (Incorporated by reference to
            Exhibit 4.3 to DonJoy, L.L.C.'s report on Form 8-K dated
            July 21, 2000)
  10.28     Secured Promissory Note dated as of July 7, 2000 between
            Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.4 to
            DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)
  10.29     Secured Promissory Note dated as of July 7, 2000 between
            Michael R. McBrayer and DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.5 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)
  10.30     Third Amended and Restated Pledge Agreement dated as of June
            11, 2001, among Leslie H. Cross, Leslie H. Cross & Deborah
            L. Cross Family Trust, and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.7 to DonJoy, L.L.C.'s quarterly report on Form 10Q for the quarter ended June 30, 2001)
  10.31     Third Amended and Restated Pledge Agreement dated as of June
            11, 2001, Cyril Talbot III, and DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.8 to DonJoy, L.L.C.'s quarterly report on Form 10Q for the quarter ended June 30, 2001)
  10.32     Third Amended and Restated Pledge Agreement dated as of June
            11, 2001, between Michael R. McBrayer and dj Orthopedics,
            Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.9 to DonJoy, L.L.C.'s quarterly report on Form 10Q for the quarter ended June 30, 2001)
  10.33     Unit Purchase Agreement dated as of June 28, 2000, among
            Smith & Nephew Disposal, Inc. and J.P. Morgan DJ Partners,
            LLC (formerly Chase DJ Partners, L.L.C.), Leslie H. Cross &
            Deborah L. Cross Family trust, Michael R. McBrayer, and
            Cyril Talbot III. (Incorporated by reference to Exhibit 4.9 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)
  10.34     Amended and Restated Secured Promissory Note dated as of
            June 28, 2000 between Michael R. McBrayer and dj
            Orthopedics, Inc., as successor to DonJoy, L.L.C.
            (Incorporated by reference to Exhibit 4.10 to DonJoy, L.L.C.'s report on Form 8-K dated July 21, 2000)

  10.35     Amended and Restated Secured Promissory Note dated as of
            June 28, 2000 among Leslie H. Cross & Deborah L. Cross
            Family Trust, Leslie H. Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.11 to DonJoy, L.L.C.'s report on Form 8-K dated
            July 21, 2000)
  10.36     Amended and Restated Secured Promissory Note dated as of
            June 28, 2000 between Cyril Talbot III and dj Orthopedics,
            Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.12 to DonJoy's report on Form 8-K dated July 21, 2000)
  10.37     Secured Promissory Note dated as of June 28, 2000 among
            Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H.
            Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.13 to DonJoy's report on Form 8-K dated July 21, 2000)
  10.38     Secured Promissory Note dated as of June 28, 2000 between
            Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.14 to
            DonJoy's report on Form 8-K dated July 21, 2000)
  10.39     Secured Promissory Note dated as of June 28, 2000 between
            Michael R. McBrayer and DonJoy, L.L.C. (Incorporated by reference to Exhibit 4.15 to DonJoy's report on Form 8-K dated July 21, 2000)
  10.40     Secured Promissory Note dated as of June 11, 2001 among
            Leslie H. Cross & Deborah L. Cross Family Trust, Leslie H.
            Cross and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.4 to DonJoy,
            L.L.C.'s quarterly report on Form 10-Q for the quarter ended
            June 30, 2001)
  10.41     Secured Promissory Note dated as of June 11, 2001 between
            Cyril Talbot III and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.5 to
            DonJoy, L.L.C.'s quarterly report on Form 10-Q for the quarter ended June 30, 2001)
  10.42     Secured Promissory Note dated as of June 11, 2001 between
            Michael R. McBrayer and dj Orthopedics, Inc., as successor to DonJoy, L.L.C. (Incorporated by reference to Exhibit 10.6 to DonJoy L.L.C.'s quarterly report on Form
            10-Q for the quarter ended June 30, 2001)
  10.43     Amendment No. 1 dated as of May 25, 2000 to the Credit
            Agreement dated as of June 30, 1999 (Incorporated by reference to Exhibit 10.1 to DonJoy, L.L.C.'s report on Form
            8-K dated July 21, 2000)
  10.44 dj Orthopedics, Inc. 2001 Omnibus Plan (Incorporated by reference to Exhibit 4.6 to DonJoy, L.L.C.'s Registration
            Statement on Form S-8 (Reg. No. 333-73966)
  10.45* Merger Agreement dated as of November 7, 2001 between dj Orthopedics, Inc. and DonJoy, L.L.C.
  10.46     dj Orthopedics, Inc. 2001 Non-Employee Director Plan
            (Incorporated by Reference to Exhibit 4.5 to Registration
            Statement on Form S-8 of dj Orthopedics, Inc. (Reg.
            No. 333-73966)
  10.47     dj Orthopedics, Inc. 2001 Employee Stock Purchase Plan
            (Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 of dj Orthopedics, Inc.
            (Reg No. 333-73966)
  10.48     Common Unit Purchase Agreement dated June 11, 2001 among
            DonJoy, L.L.C., JP Morgan DJ Partners, L.L.C., Leslie H.
            Cross and Deborah L. Cross Family Trust, Michael R. McBrayer and Cyril Talbot III (Incorporated by reference to Exhibit
            10.3 to DonJoy, L.L.C.'s Report on Form 10-Q for the quarter ended June 30, 2001)
  10.49     Employment Agreement dated as of June 1, 2001 between dj
            Orthopedics, LLC and Paul K. Nichols, Jr. (Incorporated by reference to Exhibit 10.2 to DonJoy, L.L.C.'s Report on Form
            10-Q for the quarter ended June 30, 2001)

  10.50     Asset Purchase Agreement dated June 1, 2001 by and among
            Alaron Technologies, L.L.C., seller, Paul K. Nichols, Jr.,
            Jamal D. Rushdy, Members, and dj Orthopedics, L.L.C., Buyer
            (Incorporated by reference to Exhibit 10.1 to DonJoy,
            L.L.C.'s Report on Form 10-Q for the quarter ended June 30,
            2001)
  10.51*    Management Consulting Agreement between dj Orthopedics,
            Inc., as successor to DonJoy, L.L.C. and JPM Fairfield and dated November 7, 2001
  10.52*    Consent and Termination Agreement dated November 7, 2001 by and among DonJoy, L.L.C., JPMDJ Partners, Leslie H. Cross &
            Deborah L. Cross Family Trust, Michael R. McBrayer, Cyril
            Talbot III, J.P. Morgan Partners (23A SBIC), LLC, First
            Union Capital Partners, LLC, DJ Investment, LLC, DJC, Inc.,
            TCW/Crescent Mezzanine Trust II, TCW Leveraged Income Trust
            II, L.P., TCW Investment Management Company and Crescent
            Mach I Partners, L.P.
  10.53*    Form of Registration Rights Agreement dated November 20,
            2001 by and among dj Orthopedics, Inc., JPMDJ Partners,
            Leslie H. Cross & Deborah L. Cross Family Trust, Michael R.
            McBrayer, Cyril Talbot III, J.P. Morgan Partners
            (23A SBIC), LLC, First Union Capital Partners, LLC,
            DJ Investment, LLC, DJC, Inc., TCW/Crescent Mezzanine
            Trust II, TCW Leveraged Income Trust II, L.P., TCW
            Investment Management Company and Crescent Mach I Partners,
            L.P.
  10.54*    Letter Agreement dated November 20, 2001 between dj
            Orthopedics, Inc. and the Leslie H. Cross and Deborah L.
            Cross Family Trust
  10.55*    Letter Agreement dated November 20, 2001 between dj
            Orthopedics, Inc. and Cyril Talbot III
  10.56*    Letter Agreement dated November 20, 2001 between dj
            Orthopedics, Inc. and Michael R. McBrayer
  10.57*    Assignment and Assumption Agreement dated November 20, 2001 between DonJoy, L.L.C. and dj Orthopedics, Inc.
  10.58*    Assignment and Assumption Agreement dated November 20, 2001 among DonJoy, L.L.C., dj Orthopedics, Inc., First Union
            National Bank and The Chase Manhattan Bank
  12.1*     Statement re: Computation of Ratio of Earnings to Fixed
            Charges
  21.1      Subsidiaries of the Registrant (Incorporated by Reference to
            Exhibit 21.1 to Registration Statement on Form S-1 of dj
            Orthopedics, Inc. (Reg. No. 333-68358) dated November 9,
            2001).
  23.1*     Consent of O'Sullivan LLP (included on Exhibit 5.1)
  23.2*     Consent of Ernst & Young LLP, Independent Auditors
  23.3*     Consent of PricewaterhouseCoopers LLP
  24.1      Powers of Attorney (included on signature page)
  25.1*     Statement of Eligibility and Qualification under the Trust
            Indenture Act of 1939 of The Bank of New York as Trustee
  99.1*     Consent of Frost and Sullivan

(*) Filed herewith.